Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

)
In re:	)	Chapter 11
)
REVEL AC, INC., et al.,[1]	)	Case No. 13- ( )
)
Debtors.	)	Joint Administration Requested
)

DISCLOSURE STATEMENT FOR THE JOINT

PLAN OF REORGANIZATION OF REVEL AC, INC. AND ITS

DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

James H.M. Sprayregen, P.C. (pro hac vice admission pending)

Marc Kieselstein, P.C. (pro hac vice admission pending)

Nicole L. Greenblatt (pro hac vice admission pending)

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022

Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

-and-

Morton R. Branzburg (MB 7251)

Domenic E. Pacitti (DP 1792)

Carol Ann Slocum (CS 2818)

KLEHR HARRISON HARVEY BRANZBURG LLP

457 Haddonfield Road, Suite 510

Cherry Hill, New Jersey 08002-2220

Telephone:	(215) 568-6060
Facsimile:	(856) 486-4875

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: March 13, 2013

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal taxpayer identification number, are: Revel AC, Inc. (3856); Revel AC, LLC (4456); Revel Atlantic City, LLC (9513); Revel Entertainment Group, LLC (2321); and NB Acquisition LLC (9387). The location of parent Debtor Revel AC, Inc.’s corporate headquarters and the Debtors’ service address is: 550 Boardwalk, Atlantic City, New Jersey 08401.

Revel AC, Inc., Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition, LLC (collectively, “Revel AC” or the “Debtors”) are sending you this document and the accompanying materials (the “Disclosure Statement”) because you may be a creditor entitled to vote on the Joint Plan of Reorganization of Revel AC, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, as the same may be amended from time to time (the “Plan”).2 The Debtors are commencing the solicitation of your vote (only if you are an “accredited investor,” as that term is defined by Rule 501 of Regulation D of the Securities Act (“Accredited Investor”) to approve the Plan (the “Solicitation”) before the Debtors File voluntary cases under Chapter 11 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The Debtors may File voluntary reorganization cases under Chapter 11 of the Bankruptcy Code to implement the Plan (the “Chapter 11 Cases”). Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. If the Debtors File the Chapter 11 Cases, they will promptly seek an order of the Bankruptcy Court (a) approving this Disclosure Statement as having contained “adequate information,” (b) approving the solicitation of votes as having been in compliance with section 1126(b) of the Bankruptcy Code, and (c) confirming the Plan. The Bankruptcy Court may order additional disclosures.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been Filed with or reviewed by the Bankruptcy Court, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Debtors are relying on section 4(a)(2) of the Securities Act, and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws the offer to Holders of Term Loan Credit Agreement Claims and Holders of Second Lien Note Claims of new securities prior to the filing of the Chapter 11 Cases, including without limitation in connection with the Solicitation.

After the filing of the Chapter 11 Cases, the Debtors are relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code or section 4(a)(2) of the Securities Act, and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws the offer and sale of new securities under the Plan.

Each Holder of a 2012 Credit Agreement Claim, a Term Loan Credit Agreement Claim, or a Second Lien Note Claim will only be entitled to vote on the Plan if it is an Accredited Investor, and will be required to certify on its Ballot whether it is an Accredited Investor.

The Plan has not been approved or disapproved by the SEC or any state securities commission and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

[2]	Unless otherwise defined in this Disclosure Statement, all capitalized terms used, but not otherwise defined, in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

i

The deadline for Holders of 2012 Credit Facility Agreements Claims and Term Loan Credit Facility Claims to accept or reject the Plan is 4:00 p.m. (prevailing Eastern Time) on March 20, 2013 (the “Lender Voting Deadline”) and the deadline for Holders of Second Lien Note Claims to accept or reject the Plan is 4:00 p.m. (prevailing Eastern Time) on April 10, 2013 (the “Noteholder Voting Deadline” and, together with the Lender Voting Deadline, the “Voting Deadlines”) unless the Debtors, in their sole discretion, and from time to time, extend any of the Voting Deadlines. To be counted, the Ballot or Master Ballot indicating acceptance or rejection of the Plan must be received by Epiq Bankruptcy Solutions, LLC, the Debtors’ notice, claims, and balloting agent (“Epiq” or the “Balloting Agent”), no later than the applicable Voting Deadlines.

The Debtors cannot assure you that the disclosure statement, including any exhibits thereto, that is ultimately approved by the Bankruptcy Court in the Chapter 11 Cases (a) will contain any of the terms described in this Disclosure Statement or (b) will not contain different, additional, or material terms that do not appear in this Disclosure Statement. The Debtors urge each Holder of a Claim or Interest (i) to read and consider carefully this entire Disclosure Statement (including the Plan and the matters described under Article X of this Disclosure Statement, entitled “Risk Factors”) and (ii) to consult with its own advisors with respect to reviewing this Disclosure Statement, the Plan and each of the proposed transactions contemplated thereby prior to deciding whether to accept or reject the Plan. You should not rely on this Disclosure Statement for any purpose other than to determine whether to vote to accept or reject the Plan.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Holders of Interests in, the Debtors (including, without limitation, those Holders of Claims or Interests who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby.

TABLE OF CONTENTS

			Page

I.	EXECUTIVE SUMMARY		1

II.	IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT		3

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		4

	A.	What is chapter 11?	4

	B.	Why are the Debtors sending me this Disclosure Statement?	4

	C.	Am I entitled to vote on the Plan? What will I receive from the Debtors if the Plan is consummated?	5

	D.	How do I vote on the plan?	6

	E.	What happens to my recovery if the Plan is not confirmed, or does not go effective?	7

	F.	Are any regulatory approvals required to consummate the Plan?	7

	G.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what do you mean when you refer to “Confirmation,” “Effective Date” and “Consummation?”	7

	H.	Will the Reorganized Debtors be obligated to continue to pay statutory fees after the Effective Date?	7

	I.	What is the Debtors’ current financial condition and what is the Debtors’ projected cash balance on the Effective Date?	8

	J.	What are the terms of the Exit Facilities?	8

	K.	Are there risks to owning an Interest in the Reorganized Debtors upon emergence from chapter 11?	8

	L.	What rights will Reorganized Debtors’ new stockholders have?	8

	M.	Is there potential litigation related to the Plan?	9

	N.	When will the Plan Supplement be filed and what will it include?	9

	O.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	9

	P.	What are the Debtors’ Intercompany Claims and Intercompany Interests?	9

	Q.	How will the release of the Avoidance Actions impact my recovery under the Plan?	9

	R.	How will Claims asserted with respect to rejection damages affect my recovery under the Plan?	10

	S.	Will there be releases granted to parties in interest as part of the Plan?	10

	T.	What is the deadline to vote on the Plan?	10

	U.	Why is the Bankruptcy Court holding a Confirmation Hearing?	10

	V.	When is the Confirmation Hearing set to occur?	10

	W.	What is the purpose of the Confirmation Hearing?	11

	X.	What is the effect of the Plan on the Debtors’ ongoing business?	11

	Y.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?		11

	Z.	Do the Debtors recommend voting in favor of the Plan?		11

IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW			12

	A.	The Debtor’s Prepetition Organizational and Capital Structure		12

	B.	Summary of the Debtors’ Corporate History		12

	C.	Summary of the Debtors’ Prepetition Capital Structure		13

		(i)	Initial Financing	13
		(ii)	Incremental Financing	14
		(iii)	Other Financing	15

V.	EVENTS LEADING TO CHAPTER 11 AND PREPETITION RESTRUCTURING INITIATIVES			15

	A.	Initial Operations		15

	B.	The Gaming Industry		16

	C.	The Debtors’ Funded Debt Obligations		17

VI.	THE PROPOSED REORGANIZATION OF THE DEBTORS			17

	A.	Prepetition Negotiations with Lenders		17

	B.	Solicitation		18

VII.	SUMMARY OF THE PLAN			18

	A.	General Basis for the Plan		18

	B.	Treatment of Unclassified Claims		19

		(i)	Administrative Claims	19
		(ii)	Priority Tax Claims	20
		(iii)	Intercompany Interests	20
		(iv)	Statutory Fees	20

	C.	Classification and Treatment of Claims and Interests		21

		(i)	Classification of Claims and Interests	21
		(ii)	Treatment of Claims and Interests	21

	D.	Means for Implementation of the Plan		23

		(i)	Sources of Cash for Plan Distributions	23
		(ii)	Exit Facilities	23
		(iii)	Issuance and Distribution of New Equity Interests	24
		(iv)	Contingent Payment Rights	24
		(v)	Restructuring Transactions	25
		(vi)	Corporate Existence	26
		(vii)	Vesting of Assets in the Reorganized Debtors	26
		(viii)	Cancellation of Existing Securities	26
		(ix)	Corporate Action	27
		(x)	New Certificates of Incorporation and New By-Laws	27
		(xi)	Executive Transition Agreement	27
		(xii)	Directors and Officers of the Reorganized Debtors and Reorganized Revel	28
		(xiii)	Effectuating Documents; Further Transactions	28
		(xiv)	Management Incentive Program	29

		(xv)	New Employment Agreements	29
		(xvi)	Exemption from Certain Taxes and Fees	29
		(xvii)	D&O Liability Insurance Policies	29
		(xviii)	Preservation of Causes of Action	29

	E.	Conditions Precedent to Confirmation and Consummation of the Plan		30

		(i)	Conditions Precedent to Confirmation	30
		(ii)	Conditions Precedent to the Effective Date	30
		(iii)	Waiver of Conditions	31
		(iv)	Effect of Failure of Conditions	31

	F.	Settlement, Release, Injunction, and Related Provision		31

		(i)	Compromise and Settlement of Claims, Interests and Controversies	31
		(ii)	Discharge of Claims and Termination of Interests	32
		(iii)	Release of Liens	32
		(iv)	Releases by the Debtors	32
		(v)	Releases by Holders	33
		(vi)	Liabilities to, and Rights of, Governmental Units	33
		(vii)	Exculpation	33
		(viii)	Injunction	33
		(ix)	Subordination Rights Under the Intercreditor Agreement	34
		(x)	Term of Injunctions or Stays	35

VIII.	ANTICIPATED EVENTS OF THE CHAPTER 11 CASES			35

	A.	Voluntary Petitions		35

	B.	Expected Timetable of the Chapter 11 Cases		35

	C.	First Day Relief		35

		(i)	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing	35
		(ii)	Debtor in Possession Financing	35
		(iii)	Customer Programs and Practices	36
		(iv)	Bar Date	36
		(v)	Cash Management System	36
		(vi)	Wages	36
		(vii)	Insurance	36
		(viii)	Taxes	36
		(ix)	Trade Vendors and Other Unsecured Creditors	37
		(x)	Utilities	37
		(xi)	Equity Trading Motion	37
		(xii)	Other Procedural Motions and Professional Retention Applications	37

	D.	The Exit Facilities		37

IX.	PROJECTED FINANCIAL INFORMATION			37

X.	RISK FACTORS			40

	A.	Risks Relating to Bankruptcy		41

		(i)	Parties in interest may object to the Plan’s classification of claims and interests	41
		(ii)	The Debtors may fail to satisfy vote requirements	41
		(iii)	The Debtors may not be able to obtain Confirmation of the Plan	41
		(iv)	The conditions precedent to the Effective Date of the Plan may not occur	42
		(v)	The Debtors may not be able to achieve their projected financial results	42
		(vi)	Certain tax implications of the Debtors’ chapter 11 cases	42
		(vii)	The Debtors’ emergence from chapter 11 is not assured	42

v

		(viii)	The Debtors may fail to satisfy solicitation requirements	42
		(ix)	The Debtors may have to resolicit	43

	B.	Risks Related to the Debtors’ and Reorganized Debtors’ Business and Plan Securities		43

		(i)	Indebtedness may adversely affect the Reorganized Debtors’ operations and financial condition	43
		(ii)	The Exit Facilities may contain certain restrictions and limitations that could significantly affect the Reorganized Debtors’ ability to operate their businesses, as well as significantly affect their liquidity	43
		(iii)	If the Debtors lose key executive officers, the Debtors’ business could be disrupted and the Debtors’ financial performance could suffer	44
		(iv)	If the Debtors do not generate sufficient cash flows during their peak seasons, the Debtors may not be able to subsidize their non-peak seasons	44
		(v)	Intense competition could result in the Debtors’ loss of market share or profitability	44
		(vi)	Governmental regulation and taxation policies could adversely affect the Debtors	45
		(vii)	The Debtors’ businesses, financial condition, and results of operations could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism	46
		(viii)	The value of the New Equity Interests may be adversely affected by a number of factors	46
		(ix)	The New Equity Interests will be subordinated to the Exit Facilities	46
		(x)	There may be risks related to the issuance of New Equity Interests	46
		(xi)	The Holders of the Contingent Payment Rights may not receive any distribution of payments pursuant to the Contingent Payment Rights	47

XI.	CONFIRMATION OF THE PLAN			47

	A.	Requirements for Confirmation of the Plan		47

	B.	Best Interests of Creditors/Liquidation Analysis		47

	C.	Feasibility		48

	D.	Acceptance by Impaired Classes		48

	E.	Confirmation Without Acceptance by All Impaired Classes		48

		(i)	No Unfair Discrimination	48
		(ii)	Fair and Equitable Test	49

	F.	Valuation of the Debtors		49

		(i)	Valuation Methodologies	50
		(ii)	Valuation Considerations	52

XII.	CERTAIN SECURITIES LAW MATTERS			52

	A.	Plan Securities		52

	B.	Issuance and Resale of Plan Securities under the Plan		52

		(i)	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws	52
		(ii)	Resales of Plan Securities; Definition of Underwriter	53
		(iii)	New Equity Interests/Management Incentive Plan	53

XIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			54

	A.	Introduction		54

	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors		55

		(i)	Cancellation of Debt and Reduction of Tax Attributes	55
		(ii)	Limitation of Tax Attributes	55
		(iii)	Alternative Minimum Tax	56

	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims	57

		(i) Consequences to Holders of Term Loan Credit Agreement Claims	57
		(ii) Consequences to Holders of Second Lien Note Claims	58
		(iii) Accrued Interest	61
		(iv) Market Discount	61

	D.	Withholding and Reporting	61

XIV.	COMPLIANCE WITH GAMING LAWS AND REGULATIONS		63

XV.	REGULATION		63

	A.	General Governmental and Gaming Regulations	63

	B.	Relationship of Gaming Laws to the Chapter 11 Cases and the Plan	64

	C.	Licensing of the Debtors and Individuals Involved Therewith	64

	D.	Findings of Qualification and Suitability Determinations	65

	E.	Violation of Gaming Laws	67

	F.	Reporting and Record-Keeping Requirements of Gaming Authorities	67

	G.	Review and Approval by Gaming Authorities of Certain Transactions	67

	H.	License for Sale of Alcoholic Beverages	68

XVI.	SOLICITATION AND VOTING PROCEDURES		68

	A.	The Solicitation Package	68

	B.	Voting Deadlines	68

	C.	Voting Instructions	69

		(i) Note to Class 1, Class 2, and Class 3 Claim Holders	70

	D.	Voting Tabulation	71

		The following additional procedures shall apply with respect to tabulating Master Ballots:	73

XVII.	RECOMMENDATION		73

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement, First Amendment to Restructuring Support Agreement, and Second Amendment to Restructuring Support Agreement

EXHIBIT C	Financial Projections

EXHIBIT D	Valuation Analysis

EXHIBIT E	Liquidation Analysis

EXHIBIT F	Form of DIP Credit Agreement

EXHIBIT G	Exit Facilities Term Sheet

EXHIBIT H	New Stockholders Agreement Term Sheet

EXHIBIT I	Second Lien Note Claim Contingent Payment Rights Term Sheet

EXHIBIT J	Executive Transition Agreement

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH

EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT

BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN

I.	EXECUTIVE SUMMARY

Revel AC, Inc. and its debtor affiliates (collectively, “Revel AC” or the “Debtors”)1 submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to certain Holders of Claims in connection with the solicitation of acceptances of the Joint Plan of Reorganization of Revel AC, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated March 13, 2013, (as amended, supplemented and modified from time to time, the “Plan”). A copy of the Plan is attached hereto as Exhibit A. The Plan constitutes a separate chapter 11 plan for each Debtor unless otherwise provided for in the Plan. Except for unclassified Claims, all Claims against a particular Debtor are placed in Classes for each of the Debtors.

As of March 13, 2013, the Debtors had outstanding debt in the aggregate principal amount of approximately $1.453 billion, consisting primarily of approximately (a) $192 million under their senior secured 2012 Credit Agreement, (b) $896 million under their senior secured Term Loan Facility, and (c) $366 million under their 12% Second Lien Notes due 2018. The Debtors also had, as of March 13, 2013, accrued and unpaid interest and fees on these principal balances of approximately (a) $2.4 million under their senior secured 2012 Credit Agreement, (b) $25.5 million under their Senior Term Loan Facility, and (c) $21.5 million under their 12% Second Lien Notes due 2018. Total outstanding debt inclusive of the accrued and unpaid interest and fees as of March 13, 2013 was $1.503 billion.

The Debtors are very pleased to report that after extensive, good faith negotiations with a steering committee of its key creditors (the “Steering Committee”), the Plan embodies a settlement among the Debtors and more than a majority of their key creditor constituencies on a consensual de-leveraging transaction that will reduce the Debtors’ total debt by more than 82%, from approximately $1.517 billion, as of the Petition Date, to $272 million (excluding the Contingent Payment Rights, which shall be non-recourse to the Reorganized Debtors). To evidence their support of the Debtors’ restructuring plan, approximately 87.0% of Holders of the 2012 Credit Agreement Claims, 76.0% of Holders of the Term Loan Credit Agreement Claims, and 76.1% Holders of the Second Lien Note Claims (the “Consenting Debtholders”) have executed the Restructuring Support Agreement, dated as of February 19, 2013, amended by the First Amendment to the Restructuring Support Agreement dated as of March 8, 2013 and amended by the Second Amendment to the Restructuring Support Agreement, dated as of March 13, 2013, which provides for the implementation of the restructuring through an expedited chapter 11 process. Specifically, after giving effect to the following transactions contemplated by the Restructuring Support Agreement and the Plan, the Debtors will emerge from chapter 11 appropriately capitalized and with access to favorable financing to support their emergence and go-forward business needs:

•

Certain Holders of the Debtors 2012 Credit Agreement Claims have agreed to provide the Debtors with a $250 million[5] superpriority priming debtor-in-possession credit facility on the terms and conditions set forth in the credit agreement attached hereto as Exhibit F (the “DIP Facility”). The DIP Facility will support operations during chapter 11 and, on the Effective Date, will be repaid in full in Cash (excluding any letters of credit being continued under the First Lien Exit Facility) by the Second Lien Exit Facility on the terms and conditions set forth in the Exit Facilities Term Sheet attached hereto as Exhibit G.

•

The Exit Facilities will consist of (i) the First Lien Exit Facility comprised of a revolving credit facility in the amount of approximately $75 million with availability as of the Effective Date, sufficient to pay transaction expenses, provide the Reorganized Debtors with working capital necessary to run their businesses and to fund certain capital expenditures (each such use in accordance with the Exit Facilities Term Sheet), and any letters of credit issued under the 2012 Credit Agreement and deemed issued under the DIP Facility or issued under the DIP Facility, in either case, shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure and (ii) the Second Lien Exit Facility comprised of term loans in the aggregate amount of approximately $260 million, the proceeds of which shall be used to pay transaction expenses and repay the DIP Facility in full in Cash (excluding any letters of credit being continued under the First Lien Exit Facility. All Holders of 2012 Credit Agreement Claims and Term Loan Credit Agreement Claims are eligible to participate in the Exit Facilities.

1

•

Loans outstanding under the 2012 Credit Agreement (approximately $208 million) will be repaid in full in cash, on a Pro Rata basis, by the proceeds of the DIP Facility; provided, that unless otherwise agreed, any letters of credit issued under the 2012 Credit Agreement as of the Petition Date shall be deemed to be issued under the DIP Facility or cash collateralized at 103% of any letter of credit exposure. To the extent the Bankruptcy Court does not permit any 2012 Credit Agreement Claims to be fully repaid by the DIP Facility, such Claims will be repaid in full in Cash by the Second Lien Exit Facility.

•

Approximately $923 million of loans outstanding under the Term Loan Credit Agreement will be converted into 100% of new common equity (subject to dilution by the Management Incentive Plan (as defined herein)) to be issued by the Reorganized Debtors (the “New Equity Interests”) in full and final satisfaction of all claims, liens, and rights of holders of Term Loan Credit Agreement Claims arising under or in connection with the Term Loan Credit Agreement.[3]

•

In full and final satisfaction of the approximately $388 million in obligations under the Second Lien Notes, Holders of the Second Lien Note Claims will receive their Pro Rata share of the Contingent Payment Rights. The Contingent Payment Rights are designed solely to preserve for Holders of Second Lien Note Claims a contingent right to payment of any ERG Proceeds (as defined herein) that are remitted to the ERG Pledged Account (as defined herein), up to an aggregate amount of $70 million, in accordance with the terms and conditions set forth in the Contingent Payment Rights Term Sheet attached hereto as Exhibit I and the ERG Agreement (as defined herein).[4] The Contingent Payment Rights shall be non-recourse to the Reorganized Debtors and shall expire on the earlier of (a) 20 years after the State of New Jersey first reimburses the Debtors with an ERG Grant Payment, except with respect to ERG Proceeds reimbursed pursuant to section III.5 of the ERG Agreement (such ERG Proceeds may be released upon the expiration of the applicable statute of limitations pursuant to section III.5 of the ERG Agreement), and (b) the date upon which the ERG Proceeds disbursed on account of the Contingent Payment Rights equal an aggregate amount of $70 million (the “Expiration Date”).

•

General Unsecured Claims will be unimpaired and Reinstated, paid in the ordinary course of business, or paid upon the later of the Effective Date, the date on which such General Unsecured Claim against the Reorganized Debtors becomes an Allowed General Unsecured Claim, or such other date as may be ordered by the Bankruptcy Court. Paying the General Unsecured Creditors in the ordinary course of business will minimize any disruption to the Debtors’ business, will help the Debtors maintain relationships with their trade creditors, will maximize the value of the Debtors’ estate, and will allow for a smooth expeditious reorganization in these chapter 11 cases.

•

All Existing Interests, including all Warrants, will be extinguished and existing Equity Holders and Warrant Holders will not receive or retain on account of such interests any property under the Plan.

•

No distribution shall be made on account of Intercompany Claims. On the Effective Date, or as soon thereafter as practicable, all Intercompany Claims shall be Reinstated in full or in part or cancelled or discharged in full or in part, in each case, to the extent determined appropriate by the Reorganized Debtors.

•	Intercompany Interests shall be reinstated on the Effective Date.

[3]	A further description of the New Equity Interests is set forth in Article VII.D(iii) of this Disclosure Statement.
[4]	A further description of the Contingent Payment Rights is set forth in Article VII.D(iv) of this Disclosure Statement.

2

•

100% of the Equity of the Reorganized Debtors will be held by Holders of Term Loan Credit Agreement Claims subject to dilution by the Management Incentive Plan and subject to the terms of the New Stockholders Agreement Term Sheet set forth in Exhibit H attached hereto.

•

The Debtors and the Consenting Debtholders have also agreed to the terms of an Executive Transition Agreement which provides for the resignation of the current Chief Executive Officer and Chief Investment Officer, who will be replaced by Jeffrey Hartmann, subject to regulatory approval. The Executive Transition Agreement, attached as Exhibit J hereto, further provides for ongoing consulting arrangements with the current Executives to ensure a smooth operational and strategic transition. The Executive Transition Agreement will be assumed by the Reorganized Debtors.[5]

THE DEBTORS AND THE CONSENTING DEBTHOLDERS BELIEVE THAT THE COMPROMISE CONTEMPLATED UNDER THE PLAN IS FAIR AND EQUITABLE, WILL MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDES THE BEST RECOVERY TO CLAIM HOLDERS. AT THIS TIME, THE DEBTORS AND THE CONSENTING DEBTHOLDERS BELIEVE THIS IS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THESE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

This Disclosure Statement provides information regarding the Plan. The Debtors believe that the Plan is in the best interests of all creditors and urge all Holders of Claims entitled to vote to vote in favor of the Plan.

Unless the context requires otherwise, reference to “we,” “our” and “us” are to the Debtors.

The confirmation of the Plan and effectiveness of the Plan are subject to certain material conditions precedent described herein and in the Plan. There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied will be satisfied (or waived).

You are encouraged to read this Disclosure Statement in its entirety, including without limitation, the Plan, which is annexed as Exhibit A hereto, and the section entitled “Risk Factors,” before submitting your ballot to vote on the Plan.

Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan, this Disclosure Statement, and the Plan Supplement, as applicable, and the summaries of the financial information and the documents annexed to this Disclosure Statement or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date. Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to, and confirmation of, the Plan and may not be relied on for any other purpose. The Debtors believe that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate. The summaries of the financial information and the documents annexed to this Disclosure Statement, including, but not limited to, the Plan, or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents.

This Disclosure Statement has not been approved or disapproved by the SEC, gaming regulatory agencies, or any similar federal, state, local or foreign regulatory agency, nor has the SEC or any other such agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.

[5]	For a further discussion of the Executive Transition Agreement, see Article VII.D(xi) of this Disclosure Statement.

3

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been, and will not be, audited or reviewed by the Debtors’ independent auditors unless explicitly stated herein.

Upon confirmation of the Plan, certain of the securities described in this Disclosure Statement will be issued without registration under the Securities Act, or similar federal, state, local, or foreign laws, in reliance on the exemption set forth in section 1145 of the Bankruptcy Code. Other securities may be issued pursuant to other applicable exemptions under the federal securities laws, including the exemption set forth in section 4(a)(2) of the Securities Act. To the extent exemptions from registration, other than section 1145 of the Bankruptcy Code, apply such securities may not be offered or sold except pursuant to a valid exemption or upon registration under the Securities Act.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. Statements concerning these and other matters are not guarantees of the Debtors’ future performance. Such forward-looking statements represent the Debtors’ estimates and assumptions only as of the date such statements were made and involve known and unknown risks, uncertainties, and other unknown factors that could impact the Debtors’ restructuring plans or cause the actual results of the Debtors to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. Creditors and other interested parties should see the section entitled “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy. Because solicitation of acceptances begins before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in more conventional bankruptcy cases. Greater certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases. Because the solicitation of votes in this case will extend beyond the Petition Date, the timeline of this prepackaged plan of reorganization may extend beyond the timeline of other prepackaged cases.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing

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adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding whether to accept or reject the Plan. This Disclosure Statement is being submitted in accordance with such requirements.

C.	Am I entitled to vote on the Plan? What will I receive from the Debtors if the Plan is consummated?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim you hold. In general, a Holder of a Claim or an Interest may vote to accept or reject a plan of reorganization if (i) no party in interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes), (ii) the Claim or Interest is Impaired by the Plan, and (iii) the Holder of such Claim or Interest will receive or retain property under the plan on account of such Claim or Interest. Only the Holders of Claims in Classes 1, 2, and 3 who are Accredited Investors shall be entitled to vote on the Plan.

Whether a Holder of a Claim in Classes 1, 2, or 3 may vote to accept or reject the Plan will also depend on whether the Holder held such Claim as of March 12, 2013 (the “Voting Record Date”).

In general, if a Claim or an Interest is Unimpaired under a plan of reorganization, section 1126(f) of the Bankruptcy Code deems the Holder of such Claim or Interest to have accepted such plan, and thus the Holders of Claims in such Unimpaired Classes are not entitled to vote on such plan. Because the following Classes are Unimpaired under the Plan, the Holders of Claims in these Classes are not entitled to vote:

•	Classes 1, 4, 5, 6, and 7

In general, if the Holder of an Impaired Claim or Impaired Interest will not receive any distribution under a plan of reorganization in respect of such Claim or Interest, section 1126(g) of the Bankruptcy Code deems the Holder of such Claim or Interest to have rejected such plan, and thus the Holders of Claims in such Classes are not entitled to vote on such plan. The Holders of Claims and Interests in the following Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote:

•	Classes 8 and 9

A summary of the classes of Claims (each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class”) and their respective voting status is set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.E of the Plan. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e. there will be five (5) sub-Classes in each Class and many of such sub-Classes may be vacant):

Class	Claim/Interest	Status	Voting Rights
1	2012 Credit Agreement Claims	Impaired / Not Impaired	Entitled to Vote / Deemed to Accept
2	Term Loan Credit Agreement Claims	Impaired	Entitled to Vote
3	Second Lien Note Claims	Impaired	Entitled to Vote
4	Priority Non-Tax Claims	Not Impaired	Deemed to Accept
5	Other Secured Claims	Not Impaired	Deemed to Accept
6	General Unsecured Claims	Not Impaired	Deemed to Accept
7	Intercompany Claims	Not Impaired	Deemed to Accept
8	Warrant Claims	Impaired	Deemed to Reject
9	Interests	Impaired	Deemed to Reject

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D.	How do I vote on the plan?

The following materials constitute the solicitation package (the “Solicitation Package”):

•	the appropriate Ballot or Master Ballot[6], as applicable, and applicable voting instructions (the “Voting Instructions”);

•	a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement with all exhibits, including the Plan.

The voting Classes, Classes 1, 2, and 3, entitled to vote to accept or reject the Plan were served the Solicitation Package (including the appropriate ballot) by overnight delivery and by electronic mail (if available). Additional paper copies of these documents may be requested from the Balloting Agent by writing to Revel AC, Inc. Ballot Processing Center, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5014, New York, New York 10150-5014 or calling (646) 282-2500. The Solicitation Package is also available at the Debtors’ website, http://dm.epiq11.com/Revel.

The Debtors, have engaged Epiq as the Balloting Agent to assist in the balloting and tabulation process. The Balloting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials and generally oversee the solicitation process.

Only the Holders of Class 1 2012 Credit Agreement Claims, Class 2 Term Loan Credit Agreement Claims, and Class 3 Second Lien Note Claims are entitled to vote to accept or reject the Plan. Unless otherwise permitted by the Debtors, to be counted, Ballots or Master Ballots must be received by the Balloting Agent by 4:00 p.m. (prevailing Eastern Time) on March 20, 2013 for Holders of Class 1 2012 Credit Agreement Claims and Class 2 Term Loan Credit Agreement Claims, and by 4:00 p.m. (prevailing Eastern Time) on April 10, 2013 for Holders of Class 3 Second Lien Note Claims, the Voting Deadlines; provided, that Holders of Claims who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their vote or cast new Ballots after the Chapter 11 Cases are commenced. VOTING INSTRUCTIONS ARE ATTACHED TO EACH BALLOT. PLEASE SEE ARTICLE XVI BELOW ENTITLED “SOLICITATION AND VOTING PROCEDURES” FOR ADDITIONAL INFORMATION.

Unless the Debtors, in their discretion decide otherwise, any Ballot or Master Ballot received after the Voting Deadlines shall not be counted. The Balloting Agent will process and tabulate Ballots or Master Ballots for the Class entitled to vote to accept or reject the Plan and will File a voting report (the “Voting Report”) as soon as practicable after the Petition Date, which Voting Report will be supplemented as soon as practicable after the Voting Deadlines.

For answers to any questions regarding solicitation procedures, parties may contact the Balloting Agent directly, at (646) 282-2500, with any questions related to the solicitation procedures applicable to their Claims and Interests.

Any Ballot or Master Ballot that is properly executed, but fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection of the Plan, shall not be counted.

All Ballots and Master Ballots are accompanied by Voting Instructions. It is important to follow the specific instructions provided with each Ballot and Master Ballot.

The Debtors are relying on section 4(a)(2) of the Securities Act and similar Blue Sky Laws to exempt from registration under the Securities Act and Blue Sky Laws the offer to Holders of Term Loan Credit Agreement Claims

[6]	In accordance with customary practices, the Master Ballot(s) will be distributed approximately seven (7) days after the initial distribution of Solicitation Packages.

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and Holders of Second Lien Note Claims of new securities prior to the filing of the Chapter 11 Cases, including, without limitation, in connection with the Solicitation. After the filing of the Chapter 11 Cases, the Debtors are relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer and sale of New Equity Interests and the exemption provided by section 4(a)(2) of the Securities Act, and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws the offer and sale of the Contingent Payment Rights under the Plan.

E.	What happens to my recovery if the Plan is not confirmed, or does not go effective?

In the event that the Plan is not confirmed, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 proceeding, or of a liquidation scenario, see “Confirmation of the Plan - Best Interests of Creditors/Liquidation Analysis” beginning on page 48 and the Liquidation Analysis attached as Exhibit E to this Disclosure Statement.

F.	Are any regulatory approvals required to consummate the Plan?

Yes. The gaming industry is highly regulated. The casino operations at Revel are subject to extensive regulation under the laws, rules, and regulations of New Jersey. Violations of these laws and regulations could result in disciplinary action, up to and including the loss of the Debtors’ licenses to operate the casino at Revel. The governmental regulation of the gaming industry extends to persons with a financial interest in a gaming enterprise. The State of New Jersey regulates the ownership of equity interests in the Reorganized Debtors. Consequently, the distribution of New Equity Interests pursuant to the Plan is subject to the gaming laws and regulations of New Jersey. In particular, Holders of Claims entitled to receive New Equity Interests under the Plan may have to be found suitable or qualified by New Jersey gaming regulators or obtain a waiver in connection therewith to hold New Equity Interests. Such waiver may be conditioned on limitations of shareholder activities. In addition, the NJ CCC (as defined herein) will have to determine that the Reorganized Debtors possess financial stability pursuant to state gaming laws. Failure to comply with these laws and regulations may result in a Holder of a Claim being barred from holding New Equity Interests. Holders of Claims or Interests should consult their own counsel regarding these gaming laws and regulations.

For a more detailed description of the regulatory bodies that oversee the Debtors’ operations, see “Regulation” beginning on page 62.

G.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what do you mean when you refer to “Confirmation,” “Effective Date” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. “Confirmation” of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can be consummated and go effective. Initial distributions to Holders of Allowed Claims will only be made on the Effective Date or as soon as practicable thereafter. See “Confirmation of the Plan,” which begins on page 48, for a discussion of the conditions to Consummation of the Plan.

H.	Will the Reorganized Debtors be obligated to continue to pay statutory fees after the Effective Date?

Yes. On the Effective Date the Debtors will be required to pay in Cash any fees due and owing to the U.S. Trustee at the time of Confirmation. Additionally, on and after the Confirmation Date, the Reorganized Debtors must pay all statutory fees due and payable, under 28 U.S.C. § 1930(a)(6), plus accrued interest under 31 U.S.C. § 3717, on all disbursements, including plan payments and disbursements inside and outside of the ordinary course of business until the entry of a final decree, dismissal or conversion of the cases to chapter 7. The Reorganized Debtors will also be required to comply with reporting requirements, such as filing quarterly post-Confirmation reports and schedule quarterly post-

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Confirmation status conferences until the entry of a final decree, dismissal or conversion of the cases to chapter 7.

I.	What is the Debtors’ current financial condition and what is the Debtors’ projected cash balance on the Effective Date?

The Debtors have not generated sufficient cash flows to meet their ongoing operating cash needs or debt service obligations. The Debtors maintain minimal operating cash, and rely entirely on liquidity provided by the senior secured 2012 Credit Agreement to fund their operations. The Debtors expect to continue to maintain minimal operating Cash prior to the Effective Date. Upon the Effective Date, the Debtors expect to pay approximately $10 million in fees and expenses on account of retained professionals and approximately $22 million in Administrative Claims and Priority Claims, including among other things, certain 503(b)(9) Claims and Priority Tax Claims. After making payments for such Administrative Claims, and taking into account cash flow related to ongoing operations, borrowings of approximately $12 million under the First Lien Exit Facility, and borrowings under the Second Lien Facility, the Reorganized Debtors expect to have an at least $63 million in availability under the First Lien Exit Facility. Thus, the Debtors project that they will have satisfied all material Allowed Administrative Claims in full on the Effective Date. See Article IX of this Disclosure Statement for additional information.

J.	What are the terms of the Exit Facilities?

The definitive terms of each of the Exit Facilities will be consistent with the Exit Facilities Term Sheet, attached hereto as Exhibit G, and will be comprised of (i) the First Lien Exit Facility comprised of a revolving credit facility in the amount of approximately $75 million with availability as of the Effective Date sufficient to pay transaction expenses, provide the Reorganized Debtors with working capital necessary to run their businesses and to fund certain capital expenditures (each such use in accordance with the Exit Facilities Term Sheet), and any letters of credit issued under the 2012 Credit Agreement and deemed issued under the DIP Facility or issued under the DIP Facility, in either case, shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure, and (ii) the Second Lien Exit Facility, comprised of term loans in the aggregate amount of approximately $260 million, the proceeds of which shall be used to pay transaction expenses and repay the DIP Facility and the 2012 Credit Agreement Claims (to the extent applicable) in full in Cash (excluding any letters of credit being continued under the First Lien Exit Facility).

The proceeds of the DIP Facility or Exit Facilities, as appropriate, will be used to, among other things, fund the costs of the restructuring of the Debtors, repay in full the 2012 Credit Agreement Claims, and provide post-Effective Date working capital to the Reorganized Debtors.

The specific terms of the Exit Facilities will be evidenced by forms of credit agreements to be filed on or before the Plan Supplement is filed. The Debtors expect the Exit Facilities may contain certain covenants, which may restrict (subject to certain exceptions) the Reorganized Debtors’ ability to incur additional indebtedness; grant liens; consummate mergers, acquisitions, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make payments and modifications to subordinated and other material debt instruments; and enter into transactions with affiliates; and consummate sale-leaseback transactions.

K.	Are there risks to owning an Interest in the Reorganized Debtors upon emergence from chapter 11?

Yes. See “Risk Factors,” which begins on page 40.

L.	What rights will Reorganized Debtors’ new stockholders have?

It is expected that Reorganized Debtors will be a private company governed by a shareholder agreement. Holders of New Equity Interests will have rights as set forth in the New Stockholders Agreement, which shall be in substantially the form filed in the Plan Supplement, and consistent in all material respects with the New Stockholders Agreement Term Sheet attached hereto as Exhibit H.

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M.	Is there potential litigation related to the Plan?

Yes. In the event it becomes necessary to confirm the Plan over the objection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such objecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See “Risk Factors — The Debtors may not be able to obtain Confirmation of the Plan,” which begins on page 42.

N.	When will the Plan Supplement be Filed and what will it include?

The Plan Supplement will be Filed no later than five (5) days before the Confirmation Hearing, or such later date on notice to parties in interest, and additional documents may be Filed before the Effective Date as supplements or amendments to the Plan Supplement, all such documents being in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders, including the following: (a) the New By-Laws; (b) the New Certificates of Incorporation; (c) the Rejected Executory Contract and Unexpired Lease List (d) a list of retained Causes of Action, if any; (e) subject to the terms of Article IV.K of the Plan, the Management Incentive Program; (f) the identification of any Disbursing Agent other than the Reorganized Debtors; (g) the First Lien Exit Credit Agreement; (h) the Second Lien Exit Credit Agreement; (i) the New Employment Agreements, if any; and (j) the New Stockholders Agreement. The detailed terms of the documents to be contained in the Plan Supplement have yet to be finalized and will continue to be negotiated by the Debtors. When Filed, the Plan Supplement will be available in both electronic and hard copy form, although the Debtors will not serve paper or CD-ROM copies. Details about how to access the Plan Supplement will be provided in the notice sent to all parties in interest upon the commencement of the Chapter 11 Cases.

O.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

The Reorganized Debtors will implement a new management equity incentive plan (the “Management Incentive Plan”), which shall provide for grants of options and/or restricted units/equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Debtors sufficient to properly incentivize the senior management team of the Reorganized Debtors. The primary participants of the Management Incentive Plan, and the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of the Reorganized Debtors.

P.	What are the Debtors’ Intercompany Claims and Intercompany Interests?

In the ordinary course of business and as a result of their corporate structure, certain of the Debtor entities hold equity of other Debtor entities and maintain business relationships with each other, resulting in Intercompany Claims and Intercompany Interests. The Intercompany Claims reflect costs and revenues, which are allocated among the appropriate Debtor entities, resulting in Intercompany Claims.

The Plan’s treatment of Intercompany Claims and Intercompany Interests represents a common component of a chapter 11 plan involving multiple debtors in which the value of the going-concern enterprise may be replicated upon emergence for the benefit of creditor constituents receiving distributions under a plan. The Plan provides that the Reorganized Debtors may reinstate Intercompany Interests as necessary to preserve the Reorganized Debtors’ corporate structure.

Q.	How will the release of the Avoidance Actions impact my recovery under the Plan?

The Debtors believe their decision to release any avoidance actions under the Plan is a sound exercise of their business judgment. Likewise, the Liquidation Analysis attached hereto does not reflect any potential recoveries that might be realized by a chapter 7 trustee’s potential pursuit of any Avoidance Actions because the

9

Debtors believe such claims are highly speculative. This includes any potential Avoidance Actions against Released Parties, as these terms are defined in the Plan.

Moreover, to the extent there are potential Avoidance Actions that could be pursued against trade creditors, the Debtors believe that pursuing such Avoidance Actions would not result in a net benefit to the Debtors’ estates, but instead could potentially harm the Reorganized Debtors’ business relationships with their trade partners. Because the Plan provides for payment in full to Holders of General Unsecured Claims, pursuit of potential Avoidance Actions against trade creditors would not impact the recoveries to Holders of any Claims in any Class. Accordingly, the Debtors have not initiated or pursued any such Causes of Action because they are not aware, at this time, of any possible Avoidance Actions that could materially increase the value of the Debtors’ estate. Additionally, many potential Avoidance Actions, if not released, would be subject to statutory and other defenses, including that the amounts sought to be avoided were paid in the ordinary course of business or were given in exchange for subsequent new value. The Debtors do not believe that the release of Avoidance Actions will materially impact recoveries under the Plan.

R.	How will Claims asserted with respect to rejection damages affect my recovery under the Plan?

Because the Plan provides for payment in full to Holders of General Unsecured Claims, Claims arising from the Debtors’ rejection of Executory Contracts and Unexpired Leases will not impact the recoveries to Holders of any Claims in any Class.

S.	Will there be releases granted to parties in interest as part of the Plan?

The Plan proposes to release each of (a) the Debtors and the Reorganized Debtors; (b) the 2012 Credit Agreement Agent; (c) the Term Loan Agent; (d) the DIP Facility Agent; (e) the DIP Lenders; (f) the Exit Facility Agents; (g) the Exit Facility Lenders; (h) the Consenting Debtholders, (i) J.P. Morgan Securities LLC, in its capacities as sole lead arranger and sole bookrunner under the 2012 Credit Agreement, lead arranger, syndication agent and joint bookrunning manager under the Term Loan Credit Agreement, and sole lead arranger and sole bookrunner under the DIP Facility Credit Agreement and First Lien Exit Facility, and (j) such Entities’ predecessors, successors and assigns subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members and other professionals, and such Persons’ respective heirs, executors, estates, servants and nominees.

For more detail see “Settlement, Release, Injunction, and Related Provisions” which begins on page 32.

T.	What is the deadline to vote on the Plan?

4:00 p.m. (prevailing Eastern Time) on March 20, 2013 for Holders of 2012 Credit Agreement Claims and Term Loan Credit Agreement Claims and 4:00 p.m. (prevailing Eastern Time) on April 10, 2013 for Holders of Second Lien Note Claims.

U.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and any party in interest may object to Confirmation of the Plan.

V.	When is the Confirmation Hearing set to occur?

Following commencement of the Chapter 11 Cases, the Debtors shall request the Bankruptcy Court to schedule promptly a Confirmation Hearing by no later than May 15, 2013 as provided in the Restructuring Support Agreement and will provide notice of the Confirmation Hearing to all necessary parties. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation hearing or any adjournment thereof.

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Objections to confirmation of the Plan must be Filed and served on the Debtors, and certain other parties prior to the Confirmation Hearing in accordance with the notice of the Confirmation Hearing. The Debtors will publish the notice of the Confirmation Hearing, which will contain the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the national edition of The Wall Street Journal, the Newark Star Ledger, The Press of Atlantic City, and the Philadelphia Inquirer to provide notification to those persons who may not receive notice by mail.

W.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

X.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing pursuant to chapter 11. As a result, Confirmation of the Plan means that the Debtors will not be liquidated or forced to go out of business. The Reorganized Debtors will continue to operate their businesses going forward using cash from operations and available liquidity under the First Lien Exit Facility, which will be utilized to implement the Reorganized Debtors’ business plan.

Y.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

The Board of Directors of the Reorganized Debtors to be selected prior to the Effective Date will be composed of seven (7) members, one (1) of whom shall be the CEO and six (6) of whom shall be initially chosen by the Steering Committee. To the extent that three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Effective Date, the Steering Committee will work in good faith with Revel AC to implement a solution to allow the Reorganized Debtors to emerge on the Effective Date with a sitting board. The Debtors and Steering Committee, with the assistance of the executive search consulting firm Spencer Stuart, have begun a search process for members of the Reorganized Debtors’ Board of Directors.

To the extent that any debtholder contemplated to receive equity does not become licensed with the New Jersey Division of Gaming Enforcement (the “New Jersey DGE”), such member may be subject to applicable casino regulatory requirements.

Z.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe the Plan, which contemplates a significant deleveraging, is in the best interest of all creditors. Any other alternative does not in any way realize or recognize the value inherent under the Plan.

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IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	The Debtor’s Prepetition Organizational and Capital Structure

# REVEL

## Corporate and Capital Structure

**Key**

- $250,000,000 Super-Priority Revolver
- $900,000,000 First Lien Term Loan
- $304,400,000 12% Notes Due 2018
- Guarantor
- Borrower

**SECURED DEBT**

**$250,000,000 2012 Revolver/Term Credit Agreement:**

| | |
|---|---|
| Amount: | $125,000,000 Revolver, $125,000,000 Term Loan |
| Interest Rate: | Base Rate plus 6.5%, or Eurodollar Rate plus 7.5% |
| Maturity Date: | August 2014 |
| Collateral: | Substantially all of the Debtors' assets, excluding ERGG proceeds |

**$900,000,000 First Lien Term Loan:**

| | |
|---|---|
| Amount: | $900,000,000 ($916,120,125 outstanding as of February 19, 2013) |
| Interest Rate: | Base Rate plus 6.5% or Eurodollar Rate plus 7.5% |
| Maturity Date: | February 2017 |
| Collateral: | Substantially all of the Debtors' assets, excluding ERGG proceeds |

**$304,400,000 12% Notes Due 2018:**

| | |
|---|---|
| Amount: | $304,400,000 ($384,741,575 outstanding as of February 19, 2013) |
| Interest Rate: | 12% Payment-in-Kind |
| Maturity Date: | March 2018 |
| Collateral: | Substantially all of the Debtors' assets, including ERGG proceeds |

Revel AC Employee, LLC
Revel Group, LLC (Delaware)
100%
RDG NJ, LLC
2.4%
97.6%
Revel AC, Inc. (Delaware)
100%
Revel AC, LLC (Delaware)
100%
100%
Revel Atlantic City, LLC (New Jersey)
Revel Entertainment Group, LLC (New Jersey)
100%
NB Acquisition LLC (New Jersey)
James A. Maggs
100%
50%
50%
SI, LLC
Block 73, LLC

B.	Summary of the Debtors’ Corporate History

The Debtors own and operate a Las Vegas-style, beachfront entertainment resort and casino located on the boardwalk in the south inlet of Atlantic City, New Jersey (“Revel”).

Revel AC, Inc. was formed on February 7, 2011 and, on February 17, 2011, Revel AC, Inc. consummated the acquisition of Revel Entertainment Group, LLC, a Delaware limited liability company, NB Acquisition, LLC, a New Jersey limited liability company, and Revel Atlantic City, LLC, a New Jersey limited liability company (collectively, “Predecessor Revel”) from an affiliate of Morgan Stanley. From the acquisition of Predecessor Revel until opening, the Debtors’ activities were limited to the development, construction, and financing of Revel and related activities.

The New Jersey Economic Stimulus Act of 2009 created and established the Economic Redevelopment and Growth (“ERG”) Grant program for the purpose of encouraging redevelopment projects in qualifying economic redevelopment and growth grant incentive areas through the provision of the State of New Jersey and municipal incentive grants derived from certain incremental tax revenues realized at the project site to reimburse developers for certain project financing gap costs. On February 11, 2011, Revel AC, Inc., Revel Entertainment Group, LLC, (“REG”), the New Jersey Economic Development Authority, and the Treasurer of the State of New Jersey entered into that certain State Economic Redevelopment and Growth Incentive Grant Agreement (as amended, supplemented, or modified from time to time, the “ERG Agreement”), entitling Revel and REG to receive

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approximately $261.4 million in ERG grant payments (“ERG Grant Payments”), in an effort to revitalize Atlantic City. ERG is New Jersey’s version of tax increment financing, which takes a portion of the tax revenue generated by a new project and offers those revenues to the developer as a subsidy to pursue the development.

On March 26, 2012, the Debtors were granted its gaming license by the New Jersey Casino Control Commission and on April 2, 2012, Revel opened to the public. The Debtors’ operations are conducted entirely at Revel, which is a 6.2 million square foot facility located on approximately 20 acres with 820 feet of boardwalk frontage. Its operating strategy is to create a more balanced business model than currently exists in Atlantic City, minimizing economic dependence on the traditional gaming customer and increasing its focus on the cash or resort customer. To that end, the resort offers:

• 1,399 guest rooms	• 3,500 gaming positions
• 11 dining venues	• 2 nightclubs
• A burlesque club	• A spa
• Indoor and outdoor pools	• Private cabanas and fire pits
• A 5,500 seat arena/theater	• 160,000 square feet of convention, meeting, & event space

Since opening, the Debtors have worked to optimize their strategy and operations. In addition to enhancing its resort and marketing leadership team, the Debtors have developed plans for additional and improved amenities, including:

•	A high-end slots area to appeal to more (and higher value) slots players

•	A new food court area to allow for dining with a lower average check and quicker table turns

•	A semi-private “Player’s Lounge” for higher-value gaming customers

•	A designated smoking area

The Debtors are also party to an Energy Services Agreement (“ESA”) with ACR Energy Partners, LLC (“ACR”), a joint venture of Marina Energy (a subsidiary of South Jersey Industries) and DCO Energy. Pursuant to this agreement, ACR owns and operates a Central Utility Plant (“CUP”) dedicated to providing Revel’s energy, heating, and cooling.

The Debtors and their partners currently employ approximately 4,400 people: 3,323 hired directly by the Debtors and the remainder working for the casino’s retail, food, and beverage contractors.

C.	Summary of the Debtors’ Prepetition Capital Structure

(i)	Initial Financing

On February 17, 2011, the Debtors consummated a $1.15 billion financing, consisting of a term loan facility and the issuance of warrants and second lien notes.

(a)	Term Loan Facility

The term loan facility consists of an $850 million, six-year senior secured tranche B term loan facility (the “Term Loan Facility”) as evidenced by that certain credit agreement dated as of February 17, 2011 (the “Term Loan Credit Agreement”) by and among Revel AC, as borrower, Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC (collectively, the “Guarantors”), the lenders party thereto (the “Existing Lenders”), J.P. Morgan Securities LLC, as lead arranger and syndication agent, Morgan Stanley & Co. Incorporated, as joint bookrunning managers, and JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent. The loans under the Term Loan Facility have an annual interest rate which, at Revel AC’s option, can be either: (1) a base rate plus a margin of 6.50%; or (2) the Eurodollar rate (not to be less than 1.50% per annum) plus a margin of 7.50%. All borrowings under the Term Loan Facility are required to be repaid on the final maturity date of the facility (on February 17, 2017), and obligations under the Term Loan Facility are guaranteed by the Guarantors. The obligations and guarantees under the Term Loan Facility are secured by a first

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priority security interest in substantially all of the Debtors’ assets (other than the proceeds of the Second Lien Notes), subject to certain exceptions set forth in the definitive documentation for the Term Loan Facility.

As of March 13, 2013, the aggregate outstanding principal amount under the Term Loan Credit Agreement was $895,700,000.00 and accrued and unpaid interest thereon was $25,545,375.00.

(b)	Second Lien Notes

The second lien notes due 2018 (the “Second Lien Notes,” and the holders of these Second Lien Notes the “Noteholders”) were issued under that certain indenture dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), by and among the Debtors, the Guarantors, and U.S. Bank National Association, as trustee (the “Second Lien Notes Indenture Trustee”). These Second Lien Notes are secured by a second lien on all or substantially all of the Debtors’ assets that are secured under the First Lien Exit Facility, but enjoy an exclusive first lien on certain ERG Proceeds designated for their benefit (as described in the ERG Agreement), and a collateral assignment of the ERG Agreement (which items of collateral do not secured the Term Loan Facility).

Pursuant to the Indenture and Section VII(1)(a) of the ERG Agreement, the Debtors pledged and assigned as security to Notes Indenture Trustee for the benefit of the Noteholders their right, title, and interest in and to the ERG Agreement, including up to the lesser of $70 million or the aggregate principal amount outstanding under the Second Lien Notes of the proceeds of the ERG Grant Payments (“ERG Proceeds”) remitted to a separate escrow account (the “ERG Pledged Account”). Section VII(1)(d) of the ERG Agreement provides that upon an Event of Default under the Indenture, the Debtors may release the ERG Proceeds from the ERG Pledged Account solely to pay amounts due under the Second Lien Notes. As of March 13, 2013, the aggregate outstanding principal amount under the Indenture was estimated to be approximately $365,741,000.00 and accrued and unpaid interest thereon was $21,456,805.33 See Article IV.B of this Disclosure Statement for additional information regarding the ERG Agreement.

(c)	Warrants

On February 17, 2011, the Debtors issued 152,200 units (the “Units”), each consisting of a warrant (a “Warrant” and, collectively, the “Warrants” and, the holders of the warrants, the “Warrant Holders”) to purchase 1,000 shares of common stock of Revel AC, Inc., par value $0.0001 per share (“Common Stock”), subject to certain adjustments, pursuant to the Warrant Agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Warrant Agreement”), by and between Revel AC, Inc. and U.S. Bank National Association, and $2,000 principal amount of Revel AC, Inc.’s Second Lien Notes. The net proceeds from the offering of the Units, after deducting the initial purchase discount (approximately $7.6 million) and offering expenses paid by Revel AC, Inc., were approximately $296.0 million. On September 16, 2011, a mandatory separation event occurred and all Units were automatically separated. For each Unit, The Holder received one Warrant and $2,000 principal amount of Second Lien Notes and all Units were extinguished.

The net proceeds from the offering of the Units, together with the net proceeds of the $850.0 million Term Loan Facility, were used in part to fund the acquisition of Predecessor Revel and to pay costs and expenses related to the financing. The approximately $1.0 billion of net proceeds remaining were deposited in one or more accounts and were used to finance the construction and opening of Revel and are being used to, among other things, prefund the quarterly interest payments for the Term Loan Facility and finance the initial operations of Revel, pursuant to the terms and subject to the conditions of the Master Disbursement Agreement governing the usage of the Debtors’ construction accounts controlled by the disbursement agent thereunder (the “Disbursement Agreement”).

(ii)	Incremental Financing

(a)	Term Loan Facility Amendment

On May 3, 2012, Revel AC entered into amendments to the Term Loan Facility. The amendments to the Term Loan Facility provided for (1) an additional $50 million of term loan commitments that was borrowed and (2) amendments and waivers to certain provisions of the Term Loan Credit Agreement to allow for additional

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project costs, which were expected to be funded in part by such term loans. The term loans funded under these commitments bear interest at the same interest rate applicable to the original term loans, mature at the same date as the original term loans, and amortize at the same rate as the original term loans.

(b)	2012 Credit Facility

Also on May 3, 2012, Revel AC entered into a revolving credit facility (the “Revolver”), which, as amended as of August 22, 2012, permits up to $100 million in commitments, which have been borrowed. The loans under the Revolver bear interest at a rate per annum which, at Revel AC’s option, can be either: (1) a base rate (subject to a floor of 2%) plus a margin of 6.50%; or (2) the Eurodollar rate (subject to a floor of 1%) plus a margin of 7.50%. The Revolver also carries an unused line fee of 400 bps. All borrowings under the Revolver are required to be repaid by May 22, 2015, and the obligations under the Revolver are guaranteed by Revel AC’s wholly owned subsidiaries other than SI LLC, an unrestricted subsidiary under the Revolver. Revel AC’s obligations under the Revolver and the guarantees thereof are generally secured by a first priority or “first out” security interest in substantially all of the Debtors’ assets (other than funds constituting proceeds of the Term Loan Facility and the Second Lien Notes), subject to certain exceptions set forth in the definitive documentation for the Revolver.

As of March 13, 2013, the aggregate outstanding principal amount of revolving loans under the 2012 Credit Agreement was $58,381,283.38 plus $8,704,915.34 in issued and outstanding letters of credit, which amounts may increase due to additional revolving loan borrowings, the issuance of letters of credit, and/or accrual of interest thereon (in addition to accrued and unpaid fees and interest as of March 13, 2013 in the amount of $950,054.08).

(c)	December 2012 Financing

In late December 2012, the Debtors amended the 2012 Credit Agreement to provide additional financing consisting of a new super-priority $125 million term loan and a $25 million increase to the existing $100 million Revolver. Part of the new loan was used to help reduce the outstanding balance of the Revolver, while the rest of the new loan was used to add more amenities to the resort, including building a new “high limit slot ultra-lounge” and expanding the players club and eatery options. The loans under the term loan portion of the 2012 Credit Agreement bear interest at a rate per annum which, at Revel AC’s option, can be either: (1) a base rate (subject to a floor of 2%) plus a margin of 8.00%; or (2) the Eurodollar rate (subject to a floor of 1%) plus a margin of 9.00%.

As of March 13, 2013, the aggregate outstanding principal amount of term loans under the 2012 Credit Agreement is $125,000,000.00 (in addition to accrued and unpaid interest as of March 13, 2013 in the amount of $1,493,055.55).

(iii)	Other Financing

The Debtors have also acquired approximately 2,300 slot machines under financing arrangements, for use in the casino operation. These financing arrangements, with five slot manufacturers, are payable in installments over varying time periods for the next three years.

V.	EVENTS LEADING TO CHAPTER 11 AND PREPETITION RESTRUCTURING INITIATIVES

A.	Initial Operations

When initially opened, Revel hoped to pull the Atlantic City casino industry out of a five-year slump, created by the sluggish economy and competition from casinos in surrounding states. After opening its doors on April 2, 2012, however, the Debtors incurred gross operating losses of $35 million and $37 million in the second and third quarters of 2012, respectively. As a result, in August 2012, Moody’s Investor Services and Standard and Poor’s downgraded the Debtors’ credit to Caa2 and CCC, respectively, basing their decisions on the belief that the Debtors’ revenues and earnings were significantly below the rate necessary for the Debtors to maintain an adequate level of liquidity and support its debt burden.

On August 20, 2012, the Debtors asked the lenders under the 2012 Credit Agreement to increase the commitments under the Revolver in order to continue operations, which such lenders provided on August 22, 2012. Unfortunately, shortly after obtaining this new credit, Revel was forced to close for six days, from October 28, 2012

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to November 3, 2012, due to Hurricane Sandy. New Jersey Governor Chris Christie declared a state of emergency in Atlantic County and ordered a mandatory evacuation for Atlantic City.

In November 2012, New Jersey casino officials warned federal regulators about the Debtors’ growing debt load of more than $1.4 billion, which they believed could lead to bankruptcy or foreclosure if revenues did not increase in the foreseeable future. Atlantic City officials noted that Revel owed $12 million in unpaid property taxes, and it owed approximately $51 million to contractors. On December 27, 2012, Revel announced that it had received another $150 million in loans, including a $125 term million term loan and a $25 million increase to an existing $100 million revolving loan. With this new liquidity, Revel had sufficient proceeds to (i) satisfy their property tax obligations to Atlantic City, (ii) broaden and expand a number of critical casino amenities, and (iii) add lower-priced and quick serve restaurants.

Despite these further extensions of credit, in early 2013, Moody’s Investor Services and Standard and Poor’s further downgraded the Debtors’ credit rating to Caa3 and CC, respectively, based on concerns about whether the Debtors would have enough revenue to service its indebtedness obligations. For the month of January 2013, the Debtors earned slightly less than $8 million in gaming revenue. The January earnings results constituted a drop of 19% from December 2012 and were the second-worst monthly earnings results in the Debtors’ nine-month history.

On February 17, 2013, the Debtors’ board of directors authorized the Debtors to appoint Dennis E. Stogsdill of Alvarez & Marsal North America, LLC, the Companies’ restructuring advisor, as Chief Restructuring Officer of the Debtors, subject to regulatory approval, and such regulatory approval was granted as of February 22, 2013.

B.	The Gaming Industry

The gaming industry is highly competitive, with numerous global, national, and regional competitors. These competitors vary greatly in size, brand identity, quality and breadth of facilities, financial strength, and geographic diversity. Several of the largest companies in the industry are publicly traded and have properties across several markets, including Asia, Las Vegas, and various domestic regional markets.

In general, the industry has been negatively impacted by the economic downturn in recent years and by ever increasing competition. This has negatively impacted key revenue factors, including hotel Average Daily Rate (“ADR”), number of gaming trips and average spend per trip. Given the high fixed-cost nature of the business, decreasing revenues have a significant negative impact on a casino.

Domestically, recent years have been marked by expansion of casino entertainment into new markets beyond the more traditional gaming epicenters of Las Vegas and Atlantic City, NJ. Additional gaming and room capacity has been built in Connecticut, Indiana, Illinois, Iowa, Kansas, Louisiana, Maryland, Michigan, Mississippi, Missouri, New York, Ohio, and Pennsylvania. In addition, tribal gaming has been expanded in various areas, including New York and California. Nevada, New Jersey, and Delaware have recently legalized on-line gambling, and Massachusetts, California, Hawaii, Illinois, Iowa and Mississippi, are currently considering online gambling legislation.

As a result of the general economic slowdown and increased gaming capacity nationwide, the industry has begun a consolidation period. Boyd Gaming Corporation acquired Peninsula Gaming, LLC and Pinnacle Entertainment, Inc.’s acquisition of Ameristar Casinos, Inc. is currently pending. In addition, Penn National Gaming recently announced its intention to spin off its gaming real property assets into a real estate investment trust.

The Atlantic City gaming market has been a declining market over the past five years. In January 2013, Atlantic City suffered yet another decline in year-over-year gaming revenue. The gross gaming revenue in January 2013 was $205.6 million, which was down 13.2 percent from January 2012. Only one of the twelve Atlantic City casinos posted a year-over-year increase in gaming win.

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C.	The Debtors’ Funded Debt Obligations

As discussed in detail above, the Debtors have outstanding prepetition debt obligations of approximately $1.5 billion. In 2012, the Debtors’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) was ($111.1 million) and the Debtors did not have the capacity to service $1.5 billion of debt. Consequently, the Debtors commenced negotiations with its secured lenders, resulting in subsequent extensions of credit pursuant to the 2012 Credit Facility. While the 2012 Credit Facility lenders provided those extensions of credit to enable the Debtors to finalize the build-out of Revel, expand the casino amenities, and provide liquidity until the Debtors could achieve normalized operations, the Debtors have not generated sufficient revenues to meet their ongoing debt obligations. In response to the Debtors’ depressed financial performance and declining financial condition described above, and after thoroughly evaluating their options, the Debtors determined that it was in the best interests of the business to agree to terms for a comprehensive restructuring to be effectuated through the Chapter 11 Cases.

VI.	THE PROPOSED REORGANIZATION OF THE DEBTORS

A.	Prepetition Negotiations with Lenders

In the weeks leading up to the dissemination of this Disclosure Statement, the Debtors and their advisors engaged in extensive negotiations and discussions with the Steering Committee, Term Loan Agent, and their respective advisors regarding the terms of a potential restructuring of the Debtors obligations under the prepetition credit facilities and the Indenture.

After good faith, arm’s length negotiations, the Debtors reached an agreement with the Steering Committee and Term Loan Agent with respect to a consensual restructuring on the terms set forth in the Plan, and formalized by the Restructuring Support Agreement dated as of February 19, 2013, amended by the First Amendment to the Restructuring Support Agreement as of March 8, 2013 and amended by the Second Amendment to the Restructuring Support Agreement as of March 13, 2013. The Debtors received executed signature pages to the Restructuring Support Agreement from Holders of a majority of outstanding 2012 Credit Agreement Claims, Term Loan Credit Agreement Claims, and Second Lien Note Claims. Prior to commencing the Solicitation, the Debtors, the Steering Committee, and the Term Loan Agent finalized the Plan in a manner consistent with the restructuring term sheet appended to the Restructuring Support Agreement, which provides that Holders of Term Loan Credit Agreement Claims will receive 100 percent of the common equity in the Reorganized Debtors (subject to dilution by the Management Incentive Plan) on account of their claims. The agreed-upon Plan also provides for the treatment of the Noteholders and fully satisfies the Allowed Claims of the Debtors’ general unsecured creditors. The Plan is materially consistent with the terms of the Restructuring Support Agreement, attached hereto as Exhibit B. In light of the agreement set forth in the Restructuring Support Agreement, the Debtors determined not to make the February 19, 2013 interest payment under the Term Loan Credit Agreement in order to conserve cash for operational expenses.

Pursuant to the Restructuring Support Agreement, the Consenting Debtholders have agreed to support the Plan, provided that the Debtors are successful in taking the steps necessary to meet the various agreed upon milestones, which include the following:

•	The commencement of the Chapter 11 Cases by no later than March 22, 2013;

•	The entry of an interim order by the Bankruptcy Court authorizing the Debtors’ entry into the DIP Facility to occur no later than March 25, 2013;

•	The entry of Final Order by the Bankruptcy Court authorizing the Debtors’ entry into the DIP Facility to occur no

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later than April 22, 2013;

•	A combined hearing to consider approval of the Disclosure Statement and Confirmation of the Plan to occur no later than May 22, 2013;

•	The entry of the Confirmation Order by the Bankruptcy Court to occur no later than May 24, 2013; and

•	The Effective Date to occur no later than May 30, 2013, subject to extension for any required regulatory approvals.

B.	Solicitation

On or about March 12, 2013, prior to filing the Chapter 11 Cases, the Debtors caused a copy of the Plan, this Disclosure Statement, and the appropriate Ballots to be delivered to the Holders of Class 1 2012 Credit Agreement Claims, Class 2 Term Loan Credit Agreement Claims, and Class 3 Second Lien Note Claims. The Debtors established March 20, 2013 at 4:00 p.m. (prevailing Eastern Time) for Holders of 2013 Credit Agreement Claims and Term Loan Credit Agreements Claims and April 10, 2013 at 4:00 p.m. (prevailing Eastern Time) for Holders of Second Lien Note Claims as the deadlines for the receipt of votes to accept or reject the Plan; provided that Holders of Claims or Interests who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their vote or cast new Ballots. On the Petition Date, along with the Plan and this Disclosure Statement, the Debtors intend to File a motion seeking approval of the adequacy of this Disclosure Statement, approval of the Solicitation Package and Confirmation of the Plan.

VII.	SUMMARY OF THE PLAN[7]

A.	General Basis for the Plan

The Debtors have determined that prolonged chapter 11 cases would damage severely their ongoing business operations and threaten their viability as a going concern. The prepackaged nature of the Plan (as set forth in the Plan and described herein) allows the Debtors to exit Chapter 11 quickly, while the provisions of the Plan allow the Debtors to meet their working capital needs and de-lever their balance sheet.

Under the Plan, the Debtors will equitize 100 percent of their obligations under the Term Loan Credit Agreement and replace the Second Lien Notes with Contingent Payment Rights and thereby de-lever the Debtors’ balance sheet by approximately $1.15 billion. After emergence from Chapter 11, the Debtors’ only debt obligations with recourse to the Reorganized Debtors will consist of (i) the First Lien Exit Facility comprised of a revolving credit facility of $75 million of availability and (ii) the Second Lien Exit Facility comprised of term loans of approximately $255 million and which will effectively refinance the DIP Facility and replace the prepetition 2012 Credit Agreement. Holders of Contingent Payment Rights will have recourse to only ERG Proceeds and will not have recourse to the Reorganized Debtors.

The Debtors’ Plan proposes to pay all General Unsecured Claims (classified in Class 6) in full, in Cash either on the Effective Date or in the ordinary course of business after the Debtors’ chapter 11 emergence.

[7]

This Section VII is intended only to provide a summary of the key terms, structure, classification, treatment, and implementation of the Plan, and is qualified in its entirety by reference to the entire plan and exhibits thereto. Although the statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein, this Disclosure Statement does not purport to be a precise or complete statement of all such terms and provisions, and should not be relied on for a comprehensive discussion of the Plan. Instead, reference is made to the Plan and all such documents for the full and complete statements of such terms and provisions. The Plan itself (including attachments) will control the treatment of creditors and equity holders under the Plan. To the extent there are any inconsistencies between this Section VII and the Plan (including attachments) the latter shall govern.

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B.	Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, DIP Facility Claims, and Intercompany Interests have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

(i)	Administrative Claims

(a)	Administrative Claims

Except with respect to Administrative Claims that are Fee Claims and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (1) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (2) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (3) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order. All Administrative Claims arising or granted under the DIP Order shall be deemed Allowed by Final Order.

(b)	DIP Facility Claims

On or before the Effective Date, (1) holders of DIP Facility Claims shall receive payment in full in Cash of all DIP Facility Claims or shall have such DIP Facility Claims refinanced or converted in accordance with the terms of the DIP Facility Credit Agreement and the Exit Credit Agreements except to the extent that the holders of DIP Facility Claims agree to a different treatment, and (2) the fees, expenses, costs and other charges of the DIP Facility Agent and its advisors and professionals shall receive payment in full in Cash on account of such Claims. The liens and security interests securing the DIP Facility Claims shall continue in full force and effect until the DIP Facility Claims have been paid in full in Cash on the Effective Date or refinanced by (or converted into) the Exit Facilities, unless the holders of the DIP Facility Claims agree to a different treatment; provided that, the DIP Facility Claims and the fees, expenses, costs and other charges of the DIP Facility Agent and its advisors and professionals shall not be waived, discharged, or released unless and until such claims are paid in full in Cash on the Effective Date, or, solely with respect to the DIP Facility Claims, unless and until the DIP Facility Claims are refinanced or converted in accordance with the terms of the DIP Facility Credit Agreement and the Exit Credit Agreements; and provided further that, unless otherwise agreed, any letters of credit issued under the 2012 Credit Agreement and deemed issued under the DIP Facility or issued under the DIP Facility shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure. Any and all indemnification obligations that are provided in connection with the DIP Facility Credit Agreement shall continue and be in effect with the same force and to the same extent in connection with the execution and entry into the Exit Facilities.

(c)	Professional Compensation

(i)	Fee Claims

Professionals asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or any other applicable order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 20 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than 40 days after the Effective Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims. Article II.A.2 of the Plan shall not apply to any fees and expenses (including attorney’s fees and fees for other retained professionals, advisors and consultants) of the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agent, and the Steering Committee incurred in connection with the Chapter 11

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Cases, the negotiation and formulation of the Plan, DIP Facility and Exit Facility and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Petition Date).

(ii)	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, subject to the terms of the DIP Order, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors through and including the Effective Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

(d)	Administrative Claims Bar Date

Except as otherwise provided in Article II.A of the Plan, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Administrative Claims Objection Deadline.

(ii)	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors, one of the following treatments: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (b) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (c) such other treatment as may be agreed upon by such holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

(iii)	Intercompany Interests

Intercompany Interests shall be Reinstated on the Effective Date.

(iv)	Statutory Fees

On the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Debtors shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors until the entry of a final decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

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C.	Classification and Treatment of Claims and Interests

(i)	Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

(ii)	Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

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SUMMARY OF PLAN TREATMENT AND EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Interest	Projected Recovery Under the Plan

1	2012 Credit Agreement Claims	Except to the extent that a Holder of a 2012 Credit Agreement Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the 2012 Credit Agreement Claims, upon the closing of the DIP Facility or Second Lien Exit Facility, as applicable, each Holder of a 2012 Credit Agreement Claim shall receive on a Pro Rata basis payment in full in Cash from the proceeds of the DIP Facility (only to the extent such Holder is a DIP Lender), or Second Lien Exit Facility (excluding any letters of credit being continued under the First Lien Exit Facility), as applicable.	100%

2	Term Loan Credit Agreement Claims	Except to the extent that a Holder of a Term Loan Credit Agreement Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the Term Loan Credit Agreement Claims, each Holder of a Term Loan Credit Agreement Claim shall receive its Pro Rata share of 100% of the New Equity Interests (subject to dilution by the Management Incentive Plan). For a discussion of the New Equity Interests see Article VII.D(iii) of this Disclosure Statement.	19%

3	Second Lien Note Claims	Except to the extent that a Holder of a Second Lien Note Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the Second Lien Note Claims, each Holder of such Allowed Second Lien Note Claim shall receive its Pro Rata share of the Contingent Payment Rights. The Contingent Payment Rights are non-recourse to the Reorganized Debtors. For a discussion of the Contingent Payment Rights see Article VII.D(iv) of this Disclosure Statement.	18%

4	Priority Non-Tax Claims	Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on or as reasonably practicable after (i) the Effective Date, (ii) the date on which such Priority Non-Tax Claim against the Debtors becomes an Allowed Priority Non-Tax Claim, or (iii) such other date as may be ordered by the Bankruptcy Court.	100%

5	Other Secured Claims	Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim; or (iii) the Debtors or the Reorganized Debtors shall otherwise treat such Allowed Other Secured Claim in any other manner such that the	100%

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		Claim shall be rendered not Impaired.

6	General Unsecured Claims	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each General Unsecured Claim, each Holder of such Allowed General Unsecured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) such Allowed General Unsecured Claim shall be Reinstated; (ii) the Debtors or the Reorganized Debtors shall pay such Allowed General Unsecured Claim in the ordinary course of business; or (iii) the Debtors or the Reorganized Debtors shall pay such General Unsecured Claim in full in Cash, including interest at the contractual rate, upon the later of (A) the Effective Date, (B) the date on which such General Unsecured Claim against the Debtors becomes an Allowed General Unsecured Claim, or (C) such other date as may be ordered by the Bankruptcy Court.	100%

7	Intercompany Claims	No distribution shall be made on account of Intercompany Claims. On the Effective Date, or as soon thereafter as practicable, all Intercompany Claims shall be reinstated in full or in part or cancelled or discharged in full or in part, in each case, to the extent determined appropriate by the Reorganized Debtors. The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors historical intercompany account settlement practices.	100%

8	Warrant Claims	Holders of Warrant Claims shall not receive any distribution on account of such Warrant Claims. On the Effective Date, the Interests of all Existing Warrant Holders shall be cancelled and discharged.	0%

9	Interests	Holders of Interests shall not receive any distribution on account of such Interests. On the Effective Date, Interests shall be cancelled and discharged.	0%

D.	Means for Implementation of the Plan

(i)	Sources of Cash for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the Exit Facilities or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

(ii)	Exit Facilities

On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facilities, the terms, conditions,

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and covenants of which shall be structured in a manner consistent with the Exit Facilities Term Sheet, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person. The Exit Facilities shall provide sufficient new Cash to repay the DIP Facility in full (including a roll up of any letters of credit thereunder or the cash collateralization at 103% of any letter of credit exposure) and fund a post-Effective Date revolving credit facility with available funds as of the Effective Date sufficient to provide the Reorganized Debtors with working capital necessary to run their businesses and to fund certain capital expenditures.

(iii)	Issuance and Distribution of New Equity Interests

The issuance of the New Equity Interests by Reorganized Debtors, including options, stock appreciation rights or other equity awards, if any, in connection with the Management Incentive Program, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

On the Effective Date, an initial number of approximately 7.5 million shares of New Equity Interests shall be issued and distributed to Holders of Claims in Class 2, subject to dilution with respect to any shares issued pursuant to the Management Incentive Program.

All of the shares of New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Upon the Effective Date, Reorganized Debtors shall be a private company governed by the New Stockholders Agreement. The New Stockholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Equity Interests shall be bound thereby. The Holders of Claims in Class 2 shall be required to execute the New Stockholders Agreement before receiving their respective distributions of the New Equity Interests under the Plan.

(iv)	Contingent Payment Rights

The issuance of the Contingent Payment Rights by the Reorganized Debtors is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

The New Jersey Economic Stimulus Act of 2009 created and established the Economic Redevelopment and Growth (“ERG”) Grant program for the purpose of encouraging redevelopment projects in qualifying economic redevelopment and growth grant incentive areas through the provision of the State of New Jersey and municipal incentive grants derived from certain incremental tax revenues realized at the project site to reimburse developers for certain project financing gap costs. On February 11, 2011, Revel, Revel Entertainment Group, LLC, (“REG”) the New Jersey Economic Development Authority, and the Treasurer of the State of New Jersey entered into that certain State Economic Redevelopment and Growth Incentive Grant Agreement (as amended, supplemented, or modified from time to time, the “ERG Agreement”), entitling Revel and REG to receive approximately $261.4 million in ERG grant payments (“ERG Grant Payments”).

Pursuant to Section VII(1)(a) of the ERG Agreement, the Debtors are authorized to pledge and assign as security their right, title, and interest in and to the ERG Agreement, including, without limitation, up to $70 million of the ERG Grant Payments by the payment thereof, in the manner provided in the ERG Agreement, to a separate escrow account (the “ERG Pledged Account”) to be established with an independent financial institution. The ERG Agreement includes that such pledge, assignment, and ERG Pledged Account is to be a credit enhancement to the Holders of Second Lien Notes in the event that the aggregate original principal amount of the Second Lien Notes is at least $75 million to finance a portion of the costs to complete the project that is the subject of the ERG Agreement.

The Debtors issued an aggregate original principal amount of $304.4 million of the Second Lien Notes on February 17, 2011. Pursuant to the Indenture, the ERG Pledged Account is to hold 45 percent of the ERG Grant Payments in an aggregate amount not to exceed at any time the lesser of $70 million or the aggregate principal

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amount outstanding under the Second Lien Notes at such time (the “ERG Proceeds”). The ERG Agreement provides that the ERG Pledged Account shall be funded by the remittance of a sum equal to 45 percent of the annual ERG Grant Payments as and when such ERG Grant Payments are reimbursed to the Reorganized Debtors under the ERG Agreement. The funding of the ERG Pledged Account as provided in the ERG Agreement shall continue until the ERG Pledged Account has a balance equal to the lesser of $70 million or the then outstanding aggregate principal amount of the Second Lien Notes. As of March 13, 2013, the ERG Pledged Account has a balance of zero dollars. The Reorganized Debtors intend to fund the ERG Pledged Account by the remittance of a sum equal to 45 percent of the annual ERG Grant Payments as and when such ERG Grant Payments are reimbursed to the Reorganized Debtors under the ERG Agreement up to a maximum of $70 million. The ERG Agreement shall not be modified by the Plan.

Section VII(1)(d) of the ERG Agreement provides that ERG Proceeds may only be released to the Holders of Second Lien Notes upon an Event of Default under the Indenture, at which time the ERG Proceeds may be released to the Holders of Second Lien Notes solely to pay principal, interest and other amounts due and payable under the Second Lien Notes. If the Debtors File Chapter 11 bankruptcy petitions commencing the Chapter 11 Cases it will constitute an Event of Default under the Indenture, although such Event of Default will be unenforceable once the Chapter 11 Cases commence.

Based on the above, on the Effective Date, and in accordance with the Contingent Payment Rights Term Sheet, the Reorganized Debtors shall issue Contingent Payment Rights to Holders of Second Lien Note Claims on a Pro Rata basis. From the Effective Date to the Expiration Date, each Holder of Contingent Payment Rights shall be entitled to receive its Pro Rata share of ERG Proceeds that are remitted to the ERG Pledged Account. Such Pro Rata payment to Holders of Contingent Payment Rights shall be made within thirty days after such ERG Proceeds are remitted to the ERG Pledged Account. If no such distributions are required to be made prior to the Expiration Date, the Contingent Payment Rights will terminate and cease to exist and Holders thereof will receive no value on account of the Contingent Payment Rights. The Contingent Payment Right shall only have recourse to the ERG Proceeds remitted to the ERG Pledged Account up to an aggregate amount of $70 million and shall not have recourse to the Reorganized Debtors.

The Reorganized Debtors shall maintain a register, which may be the Reorganized Debtors, identifying each Holder of the Contingent Payment Rights and the amount of the Contingent Payment Rights held by such Holder. The Contingent Payment Rights may be transferred or assigned by a Holder thereof only upon prior notice by such Holder to the Reorganized Debtors and pursuant to a form of assumption and assignment agreement (such form to be an exhibit to the Second Lien Note Claim Contingent Payment Rights Agreement); provided, however, that any fee, cost, tax, assessment, expense or other charge assessed, levied or imposed by any governmental unit or agency or division thereof upon the sale, transfer, assignment or other disposition of the Contingent Payment Rights shall not be borne by the Reorganized Debtors and shall be the sole responsibility of the transferor of such Contingent Payment Rights.

The Contingent Payment Rights shall not entitle Holders thereof to vote, receive dividends or be deemed for any purpose the Holder of any securities of the Reorganized Debtors in connection with holdings of the Contingent Payment Rights, nor shall Contingent Payment Rights confer or be construed to confer any of the rights of a stockholder of the Reorganized Debtors or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders.

(v)	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties

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agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(vi)	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

(vii)	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for Liens securing the Exit Facilities. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(viii)	Cancellation of Existing Securities

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (a) the obligations of the Debtors under the 2012 Credit Agreement, the DIP Facility Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan. On and after the Effective Date, all duties and responsibilities of the 2012 Credit Agreement Agent, the DIP Administrative Agent, the Term Loan Agent, and the Second Lien Notes Indenture Trustee, as applicable, shall be discharged unless otherwise specifically set forth in or provided for under the Plan.

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(ix)	Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (a) execution and entry into the Exit Facility; (b) the issuance of the Contingent Payment Rights; (c) the distribution of the New Equity Interests; (d) selection of the directors and officers for the Reorganized Debtors; (e) implementation of the restructuring transactions contemplated by the Plan, as applicable; (f) adoption of the Management Incentive Program, if applicable; (g) adoption or assumption, as applicable, of the agreements with existing management, if any; and (h) all other actions contemplated by the Plan (whether to occur before on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Credit Agreements and any and all related and ancillary agreements, documents, and filings, New Equity Interests, Contingent Payment Rights, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Equity Interests shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(x)	New Certificates of Incorporation and New By-Laws

On or immediately before the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Certificates of Incorporation will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Certificates of Incorporation and New By-Laws.

(xi)	Executive Transition Agreement

Consistent with the Debtors’ obligations under section 1129(a)(5) of the Bankruptcy Code to disclose the identity of individuals proposed to serve as officers of the Reorganized Debtors, the Debtors intend to appoint Jeffrey Hartmann as interim Chief Executive Officer pending regulatory approval. The Executive Transition Agreement, attached hereto as Exhibit J, is a comprehensive transition agreement by and between the Debtors and Kevin DeSanctis and Michael Garrity (together, the “Executives”), the Debtors’ current Chief Executive Officer and Chief Investment Officer, respectively. Pursuant to the Executive Transition Agreement, the Executives have agreed to resign from any position they hold with the Debtors on the later of the date (a) that provisional regulatory approval is obtained for the appointment of replacement personnel and (b) the Debtors begin soliciting votes for the Plan 5 (the “Resignation Date”). Upon such resignations the Debtors will hire replacement personnel to fill the roles performed by the Executives, except that Mr. DeSanctis will remain Chief Executive Officer, and Mr. Garrity will remain Chief Investment Officer of Revel Development Group LLC (“RDG”), a non-debtor. To the extent Mr. Hartmann does not receive provisional regulatory approval, the Executives shall retain their positions with the Debtors subject to further action of the Debtors’ board of directors.

Before joining the Debtors, Mr. Hartmann most recently served as President of The Hartmann Group, LLC, which offers specialized experience in the gaming, hospitality and leisure industries. Prior to that, he was President and Chief Executive Officer of Mohegan Sun from January 2011 until October 2012. Earlier in his tenure at Mohegan Sun, he served as Chief Operating Officer from 2004 through 2010 and as Chief Financial Officer from 1996 until 2004. In 2006, he was appointed Chief Operating Officer of the Mohegan Tribal Gaming Authority

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(“MTGA”), an instrumentality of the Mohegan Tribe that owns and operates Mohegan Sun. In this position, Hartmann oversaw MTGA Corporate Finance and Strategic Development. Hartmann also served as Chief Financial Officer for the Connecticut Sun, the WNBA’s professional women’s basketball franchise, which is owned and operated by Mohegan Sun and calls Mohegan Sun Arena home. Prior to joining Mohegan Sun, he served as Vice President of Finance for Foxwoods Management Company from 1991 to 1996. Mr. Hartmann was employed by PricewaterhouseCoopers, LLP, as an Audit Manager from 1984 to 1991. He is a Certified Public Accountant and a graduate of Rutgers University.

RDG or, at their election, the Executives, will enter into a six month development and consulting arrangement (the “Development and Consulting Arrangement”) with the Debtors on the terms and conditions described in the Executive

Transition Agreement, with such development and consulting services to be performed solely by the Executives. The Development Arrangement will be on a full time basis from the Resignation Date through and including May 31, 2013 (the “Development Phase”). Starting on June 1, 2013, the Consulting Arrangement will be for up to 19.9% of the Executives’ time until the six month anniversary of the Resignation Date (the “Consulting Phase”).

The Executive Transition Agreement was extensively negotiated in good faith and is an integral component of the Debtors’ overall restructuring. The Executive Transition Agreement will be expressly assumed by the Reorganized Debtors pursuant to the Plan or earlier pursuant to sections 363 and/or 365 of the Bankruptcy Code. If approval of the Executive Transition Agreement is denied, then the Executives will be permitted a rescission right for five days after such denial (for the avoidance of doubt, in no event shall the Executives be reemployed or reinstated with the Company). In the event that the Executives rescind the Executive Transition Agreement, they shall be deemed to have resigned on the date of the rescission for Good Reason within the meaning of their Employment Agreements.

(xii)	Directors and Officers of the Reorganized Debtors and Reorganized Revel

As of the Effective Date, the term of the current members of the board of directors of Revel AC shall expire, and the initial boards of directors, including the New Revel Board and the New Subsidiary Boards, as well as the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Certificates of Incorporation and New By-Laws of each Reorganized Debtor.

On the Effective Date, the New Revel Board shall consist of seven (7) directors, one (1) of whom shall be the Chief Executive Officer of Revel AC and six (6) of whom shall be initially chosen by the Steering Committee. To the extent that at least three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Effective Date, the Steering Committee will work in good faith with the Debtors to implement a solution to allow the Reorganized Debtors to emerge on the Effective Date with a sitting board.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Revel Board and the New Subsidiary Boards, as well as those Persons that serve as an officer of any of the Reorganized Debtors. To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Certificates of Incorporation, New By-Laws, and other constituent documents of the Reorganized Debtors.

(xiii)	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity Interests, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

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(xiv)	Management Incentive Program

The Confirmation Order shall provide that on the Effective Date the Reorganized Debtors will implement the Management Incentive Program, which shall provide for grants of options and/or restricted units or equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Debtors sufficient to properly incentivize the senior management teach of the Reorganized Debtors. The primary participants of the Management Incentive Program, including the amount, form, exercise price, allocation, and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the New Revel Board.

(xv)	New Employment Agreements

On the Effective Date, Reorganized Debtors shall enter into the New Employment Agreements, if any.

(xvi)	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (a) the creation of any mortgage, deed of trust, lien, or other security interest; (b) the making or assignment of any lease or sublease; (c) any restructuring transaction authorized by the Plan; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (1) any merger agreements; (2) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (3) deeds; (4) bills of sale; or (5) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

(xvii)	D&O Liability Insurance Policies

As of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of the D&O Liability Insurance Policies. Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtors may obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers, and managers for such terms or periods of time, and placed with such insurers, to be reasonable under the circumstances and reasonably acceptable to the Steering Committee or as otherwise specified and ordered by the Bankruptcy Court in the Confirmation Order and to the extent such tail coverage is obtained on or before the Effective Date, such policies shall be considered D&O Liability Insurance Policies and shall be assumed by the Reorganized Debtors.

(xviii)	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the preservation of Causes of Action described in the preceding sentence includes, but is not limited to, the Debtors’ right to object to (a) Unsecured Claims in excess of $2.5 million and (b) Administrative Claims. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors in their discretion. No Entity may rely on the absence of a specific reference in the Plan,

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the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The applicable Reorganized Debtor through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

E.	Conditions Precedent to Confirmation and Consummation of the Plan

(i)	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

(a)	The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders.

(b)	All documents related to the Plan must be in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders.

(ii)	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

(a)	The Confirmation Order (1) shall have been duly entered and be a Final Order and (2) shall include a finding by the Bankruptcy Court that the New Equity Interests to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code.

(b)	Any amendments, modifications, or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to: (1) the Debtors; (2) the Term Loan Agent; (3) the Requisite Consenting Lenders; and (d) the Requisite Consenting 2012 Lenders solely to the extent affecting their economic interests.

(c)	All actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

(d)	The Steering Committee shall have reasonably determined that the aggregate amount of General Unsecured Claims will not likely exceed $25 million above the Unsecured Claims Cap or shall have waived such condition.

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(e)	The Debtors shall enter into the Exit Facilities and the conditions precedent to funding under each of the Exit Facilities (including the payment in full, in Cash of the DIP Facility Claims (excluding any letters of credit being continued under the First Lien Exit Facility)) shall have been satisfied or waived.

(f)	The Debtors shall have satisfied the DIP Facility Claims.

(g)	Reorganized Debtors shall have entered into the New Stockholders Agreement, in form and substance reasonably satisfactory to: (1) Reorganized Debtors; and (2) the Steering Committee.

(h)	The Debtors shall have received all gaming authority approvals, if any, necessary to implement the terms of the Plan.

(i)	All reasonable fees and expenses (including attorney’s fees and fees for other retained professionals, advisors and consultants) of the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agents, and the Steering Committee incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility and Exit Facilities and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Petition Date) shall have been paid.

(j)	The Debtors shall have assumed the Executive Transition Agreement.

(iii)	Waiver of Conditions

The conditions to Confirmation and to Consummation set forth in Article IX of the Plan may be waived only by the Person whom is entitled to satisfaction of such condition, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

(iv)	Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

F.	Settlement, Release, Injunction, and Related Provision

(i)	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of substantially all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

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(ii)	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

(iii)	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns. In addition, the Second Lien Notes Indenture Trustee shall execute and deliver all documents to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

(iv)	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date of the Plan, the Released Parties are hereby expressly, unconditionally, irrevocably, generally, and individually and collectively released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all actions, Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or each of their respective Affiliates (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors, taking

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place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party unknown to the Debtors as of the Petition Date that constitutes willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of a court of competent jurisdiction.

(v)	Releases by Holders

As of the Effective Date of the Plan, to the extent permitted by applicable law, each Holder of a Claim or an Interest shall be deemed to have expressly, unconditionally, irrevocably, generally, and individually and collectively, released, acquitted, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all actions, Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Entity (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case, as determined by Final Order of a court of competent jurisdiction; provided, however, that Article VIII.E of the Plan shall not apply to any party that either did not vote to accept the Plan or submitted a Ballot and opted out of the releases contained in Article VIII.E of the Plan.

(vi)	Liabilities to, and Rights of, Governmental Units

Nothing in the Plan or Confirmation Order shall discharge, release, or preclude: (a) any liability to a Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date; (c) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or Reorganized Debtors; (d) any valid right of setoff or recoupment by a Governmental Unit; or (e) any criminal liability. Nothing in the Plan or Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence. The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar any Governmental Unit from, after the Confirmation Date, pursuing any police or regulatory action.

(vii)	Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any (a) Exculpated Claim and (b) any obligation, Cause of Action, or liability for any Exculpated Claim, except for those that result from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

(viii)	Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

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FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE VIII OF THE PLAN, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION, OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST, OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE VIII OF THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D OR ARTICLE VIII.E, DISCHARGED PURSUANT TO ARTICLE VIII.B, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.G ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (D) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY, OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

(ix)	Subordination Rights Under the Intercreditor Agreement

Subject in all respects to the provisions of the Plan, any distributions under the Plan to Holders of Second Lien Note Claims shall be received and retained free from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Except to the extent provided in the Plan, as of the Effective Date, the subordination rights set forth in the Intercreditor Agreement shall be (and deemed to be) waived and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any

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contractual, legal, or equitable subordination rights to property or other interests distributed under the Plan to Holders of Second Lien Note Claims other than as provided in the Plan.

(x)	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

VIII.   ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

In order to facilitate the Chapter 11 Cases and minimize disruption to the Debtors’ operations, the Debtors will seek certain relief, including but not limited to, the relief summarized below. The relief sought will facilitate the administration of the Chapter 11 Cases, however, there is no guarantee that the Bankruptcy Court will grant any or all of the requested relief.

A.	Voluntary Petitions

The following entities of the Debtors will File chapter 11 bankruptcy petitions on the Petition Date commencing the Chapter 11 Cases: Revel AC, Inc.; Revel AC, LLC; Revel Atlantic City, LLC; Revel Entertainment Group, LLC; and NB Acquisition LLC.

B.	Expected Timetable of the Chapter 11 Cases

The Debtors expect the Chapter 11 Cases to proceed quickly pursuant to the terms and timeframe set forth in the Restructuring Support Agreement. As described above, the Debtors have been in extensive negotiations with the Consenting Debtholders to deleverage their balance sheet and complete a balance sheet restructuring.

The Debtors cannot assure you, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors. On the Petition Date, the Debtors will promptly request the Bankruptcy Court to set a hearing date to approve this Disclosure Statement and to confirm the Plan by no later than May 15, 2013. If the Plan is confirmed, the Effective Date of the Plan is projected to be as soon as practicable after the date the Bankruptcy Court enters the Confirmation Order and the Confirmation Order becomes a Final Order and the other conditions to consummation of the Plan set forth in Article IX of the Plan are satisfied or waived (to the extent permitted under the Plan and applicable law). Should these projected timelines prove accurate, the Debtors could emerge from protection under chapter 11 within approximately 60 days of the Petition Date.

C.	First Day Relief

The Debtors intend to present certain motions (the “First Day Motions”) to the Bankruptcy Court on the Petition Date seeking relief. The First Day Motions may include, but are not necessarily limited to, the following:

(i)	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing

To expedite the Chapter 11 Cases, the Debtors intend to seek an immediate order setting dates for a combined hearing to (a) approve the adequacy of the Disclosure Statement, (b) approve the procedures for the Solicitation and (c) confirm the Plan. The Debtors will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court’s calendar for such hearing:

(ii)	Debtor in Possession Financing

The Debtors expect to receive debtor in possession financing from their existing prepetition secured revolver lenders under the DIP Facility. The Debtors have available to them the $250 million DIP Facility which will be partially funded on the closing date thereof. The form of credit agreement governing the DIP Facility is set forth in Exhibit F attached hereto.

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On the Petition Date, the Debtors will seek interim authority to make immediate borrowings under the DIP Facility and, as soon as practicable, will seek final Bankruptcy Court approval of the DIP Facility. The Debtors believe that the committed amount of the DIP Facility will meet the Debtors’ financing needs given the Chapter 11 Cases’ brief duration. A disbursement agreement substantially similar in form to the Disbursement Agreement shall govern the disbursement of construction expenditures during the duration of the DIP Facility.

(iii)	Customer Programs and Practices

The Debtors will seek authorization, but not direction, as of the Petition Date, to honor certain prepetition obligations to their customers and to otherwise continue certain customer programs and practices in the ordinary course of business, which include, without limitation, chips, marker, credit programs, loyalty programs, and other gaming programs at Revel. Under this motion, the Debtors intend to obtain authority to honor, exercise and perform all their respective rights and obligations (whether prepetition or postpetition) arising in the ordinary course of business under, in connection with, and in furtherance of their existing customer programs. Such relief is necessary to stabilize their customer base at the outset of these Chapter 11 Cases and to avoid needless disruptions of the Debtors’ ongoing operations.

(iv)	Bar Date

The Debtors will seek authority to set a bar date for all claims of $2.5 million and above that is 45 days after the Petition Date. This relief will allow the Debtors to satisfy certain conditions to the Exit Facilities and facilitate the claims administration process.

(v)	Cash Management System

This motion seeks authority for the Debtors to maintain its prepetition cash management systems after commencement of the Chapter 11 Cases, including intercompany transfers and use of bank accounts and the systems in place under the Disbursement Agreement (as utilized in connection with a disbursement agreement substantially similar in form to the Disbursement Agreement to govern the disbursement of construction expenditures during the duration of the DIP Facility). This facilitates the efficient operation of the Debtors by not requiring it to make artificial adjustments within its large and complex cash management system.

(vi)	Wages

The Debtors will seek authority to pay all employees their wage Claims in the ordinary course of business. Additionally, the Debtors intend to continue all their prepetition benefit programs, including, among others, the medical, dental, 401(k), and severance plans to the extent applicable. This relief will allow the Debtors to maintain employee morale and prevent costly distractions and retention issues.

(vii)	Insurance

The Debtors will seek authority to pay certain liability, property, and other insurance in the ordinary course of business. Failure to maintain certain of these policies could result in personal liability on the Debtors’ officers if they are not paid. Thus, in order to prevent costly distractions to key management employees, the Debtors will seek authority to pay those insurance premiums in the ordinary course of business.

(viii)	Taxes

The Debtors will seek authority to pay certain sales, use, franchise, and other taxes in the ordinary course of business. Certain of these taxes impose personal liability on the Debtors’ officers if they are not paid. Thus, in order to prevent costly distractions to key management employees, the Debtors will seek authority to pay those taxes in the ordinary course of business.

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(ix)	Trade Vendors and Other Unsecured Creditors

The Debtors will seek an order from the Bankruptcy Court authorizing the payment of certain claims of vendors and certain other unsecured creditors, including certain claims that arose prior to our bankruptcy filing, as they become due in the ordinary course of business, subject to the continuation of ordinary trade terms.

(x)	Utilities

The Debtors will move the Bankruptcy Court on the Petition Date to enter orders approving procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing, or discontinuing services, and determining that the Debtors are not required to provide any additional adequate assurance pending entry of a Final Order. The Debtors believe that uninterrupted utility services are essential to the Debtors’ ongoing operations and, therefore, to the success of the Debtors’ reorganization.

(xi)	Equity Trading Motion

The Debtors will seek an order from the Bankruptcy Court authorizing the Debtors to establish notification and hearing procedures regarding the transfers of, or declarations of worthlessness for federal or state tax purposes with respect to, common stock in Revel AC, Inc. or of any beneficial interest therein that must be complied with before trades or transfers of such securities or declarations of worthlessness become effective and ordering that any purchase, sale, or other transfer of, or declaration of worthlessness with respect to, the common stock in violation of the proposed notification and hearing procedures shall be void ab initio. The Debtors believe that this relief will protect and preserve the Debtors’ valuable tax attributes, ultimately benefitting all stakeholders, and, conversely, loss of the Debtors’ tax attributes will cause substantial deterioration of estate value.

(xii)	Other Procedural Motions and Professional Retention Applications

The Debtors also plan to File several procedural motions that are standard in Chapter 11 Cases, as well as applications to retain the various Professionals who will be assisting the Debtors during these Chapter 11 Cases.

D.	The Exit Facilities

The Debtors intend to obtain exit financing facilities to (i) pay transaction expenses and satisfy obligations under the DIP Facility on the Effective Date or continue letters of credit under the DIP Facility into the First Lien Exit Facility and (ii) fund working capital pursuant to the First Lien Exit Facility. The terms and conditions of the Exit Facilities are reflected in the Exit Facilities Term Sheet, which is attached hereto as Exhibit G.

IX.	PROJECTED FINANCIAL INFORMATION

The Debtors have attached their projected financial information as Exhibit C to this Disclosure Statement. The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Management developed a business plan and prepared financial projections (the “Projections”) for the period from January 2013 through December 2017 (the “Projection Period”).

The Debtors do not, as a matter of course, publish their business plans or strategies, projections, or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to Holders of Claims or other parties in interest after the Confirmation Date or otherwise make such information public.

In connection with the planning and development of the Plan, the Projections were prepared by the Debtors to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be

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significantly impacted by, among other factors, changes in the competitive environment, regulatory changes, and/or a variety of other factors, including those factors listed in the Plan and the Disclosure Statement. Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic, and competitive uncertainties. Therefore, such Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections included herein were prepared in February, 2013. Management is unaware of any circumstances as of the date of this Disclosure Statement that would require the re-forecasting of the Projections due to a material change in the Debtors’ prospects.

The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

THE DEBTORS’ MANAGEMENT DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE PROJECTIONS THAT ACCOMPANY THE DISCLOSURE STATEMENT AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE X OF THE DISCLOSURE STATEMENT ENTITLED “RISK FACTORS”), AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR

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MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. Statements concerning these and other matters are not guarantees of the Debtors’ future performance. Such forward-looking statements represent the Debtors’ estimates and assumptions only as of the date such statements were made and involve known and unknown risks, uncertainties, and other unknown factors that could impact the Debtors’ restructuring plans or cause the actual results of the Debtors to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. Creditors and other interested parties should see the section entitled “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors. The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

•        any future effects as a result of the pendency of the Chapter 11 Cases;

•        the Debtors’ expected future financial position, liquidity, results of operations, profitability, and cash flows;

•        projected dividends;

• results of litigation; • disruption of operations; • plans and objectives of management for future operations; • contractual obligations;
• financing plans;	• off-balance sheet arrangements;

• competitive position;	• growth opportunities for existing services;

• business strategy;	• projected price increases;

• budgets;	• projected general market conditions;

• projected cost reductions;	• benefits from new technology; and

• projected and estimated liability costs;	• effect of changes in accounting due to recently issued accounting standards.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and the Plan.

Creditors and other interested parties should see the section entitled “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

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X.	RISK FACTORS

There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project and the Debtors undertake no obligation to update any such statement. These risks, uncertainties and factors include:

•        the Debtors’ ability to develop, confirm and consummate the Plan;

•        the Debtors’ ability to reduce their overall financial leverage;

•        the potential adverse impact of the Chapter 11 Cases on the Debtors’ operations, management, and employees, and the risks associated with operating businesses in the Chapter 11 Cases;

•        the applicable Debtors’ ability to comply with the terms of the DIP Facility or either of the Exit Facilities;

•        customer response to the Chapter 11 Cases;

•        inability to have claims discharged/settled during the chapter 11 proceedings;

•        general economic, business, and market conditions;

•        interest rate fluctuations;

•        exposure to litigation;

•        development costs of Revel (as defined herein), which could be higher than expected;

•        failure of ACR Energy Partners, LLC to successfully operate a central utility plant in accordance with the Energy Services Agreement by and between ACR Energy Partners, LLC and Revel Entertainment Group, LLC, a New Jersey limited liability company;

•        failure of Atlantic City to complete an erosion control project intended to enhance areas around Revel;

•        uncertainty as to the payment, and the timing of any such payment, of certain additional public funds that the Debtors are eligible to receive, including, without limitation, payments related to an Economic Redevelopment Growth Grant, the property’s designation as an “entertainment-retail district” by the Casino Reinvestment Development Authority, and the Debtors’ Brownfield Reimbursement Agreement with the State of New Jersey;

•        dependence upon key personnel;

•        ability to change cost structure in a timely manner;

•        the Debtors’ limited operating history and difficulties frequently encountered by companies in early stages of substantial real estate development and gaming projects or the establishment of a new business enterprise;

•        the Debtors’ ability to generate sufficient revenues or cash flow to meet their operating needs or other obligations;

•        financial conditions of the Debtors’ customers;

•        adverse tax changes;

•        the Debtors’ dependence on a single property and a single gaming market;

•        the Debtors’ insurance coverage, which may not be available or sufficient to cover losses that the Debtors could suffer given that the Debtors are entirely dependent on Revel for all of their cash flow and thus are subject to greater risks than a gaming company with more operating properties;

•        continued declines in gaming revenues and gross gaming profits for Atlantic City casinos, which have significantly decreased since 2006;

•        intellectual property claims;

•        limited access to capital resources;

•        changes in laws and regulations;

•        inability to implement business plan;

•        other uncertainties in starting up new operations at Revel, including, the Debtors’ ability to hire and retain qualified employees;

•        the Debtors’ operational strategy, which differs from that of many existing local competitors;

•        the Debtors’ ability to extend credit to, and collect receivables from, their credit players;

•        intense existing and future competition; and

•        failure of the NJ CCC (as defined herein) to determine that the Reorganized Debtors possess

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financial stability.

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors, they should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Risks Relating to Bankruptcy

(i)	Parties in interest may object to the Plan’s classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(ii)	The Debtors may fail to satisfy vote requirements.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Allowed Interests as those proposed in the Plan.

(iii)	The Debtors may not be able to obtain Confirmation of the Plan.

With regard to any proposed plan of reorganization, the debtor seeking confirmation of a plan may not receive the requisite acceptances to confirm such plan. If the requisite acceptances of the Plan are received, the Debtors intend to seek Confirmation of the Plan by the Bankruptcy Court. If the requisite acceptances of the Plan are not received, the Debtors may nevertheless seek Confirmation of the Plan notwithstanding the dissent of certain Classes of Claims. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code if the Plan satisfies section 1129(b) of the Bankruptcy Code. To confirm a plan over the objection of a dissenting class, the Bankruptcy Court also must find that at least one impaired class (which cannot be an “insider” class) has accepted the Plan.

Even if the requisite acceptances of a proposed plan are received, the Bankruptcy Court is not obligated to confirm the plan as proposed. A dissenting Holder of a Claim against the Debtors could challenge the balloting procedures as not being in compliance with the Bankruptcy Code, which could mean that the results of the balloting may be invalid. If the Bankruptcy Court determined that the balloting procedures were appropriate and the results were valid, the Bankruptcy Court could still decline to confirm the Plan, if the Bankruptcy Court found that any of the statutory requirements for confirmation had not been met.

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If the Plan is not confirmed by the Bankruptcy Court, (a) the Debtors may not be able to reorganize their businesses; (b) the distributions that holders of Claims ultimately would receive, if any, with respect to their Claims is uncertain; and (c) there is no assurance that the Debtors will be able to successfully develop, prosecute, confirm, and consummate an alternative plan that will be acceptable to the Bankruptcy Court and the Holders of Claims. It is also possible that third parties may seek and obtain approval from the Bankruptcy Court to terminate or shorten the exclusivity period during which only the Debtors may propose and confirm a plan of reorganization.

(iv)	The conditions precedent to the Effective Date of the Plan may not occur.

As more fully set forth in the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

(v)	The Debtors may not be able to achieve their projected financial results.

The financial projections set forth on Exhibit C to this Disclosure Statement represent the Debtors’ management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. The Debtors’ actual financial results may differ significantly from the projections. If the Debtors do not achieve their projected financial results, the trading prices of the New Equity Interests may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

(vi)	Certain tax implications of the Debtors’ Chapter 11 Cases.

Holders of Allowed Claims should carefully review Article XII herein, “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and these chapter 11 cases may adversely affect the Reorganized Debtors.

(vii)	The Debtors’ emergence from chapter 11 is not assured.

While the Debtors expect to emerge from chapter 11, there can be no assurance that the Debtors will successfully reorganize or when this reorganization will occur, irrespective of the Debtors’ obtaining confirmation of the Plan.

(viii)	The Debtors may fail to satisfy solicitation requirements.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or equity interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or equity interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

To satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), the Debtors are attempting to deliver this Solicitation and Disclosure Statement to all Holders of Allowed Term Loan Credit Agreement Claims and Holders of Allowed Second Lien Note Claims as of the Voting Record Date. In that regard, the Debtors believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations. The Debtors cannot be certain, however, that the solicitation of

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acceptances or rejections will be approved by the Bankruptcy Court, and if such approval is not obtained, the confirmation of the Plan could be denied. If the Bankruptcy Court were to conclude that the Debtors did not satisfy the solicitation requirements then the Debtors may seek to resolicit votes to accept or reject the Plan or to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited. The Debtors cannot provide any assurances that such a resolicitation would be successful.

(ix)	The Debtors may have to resolicit.

If the Debtors resolicit acceptances of the Plan from parties entitled to vote thereon, Confirmation of the Plan could be delayed and possibly jeopardized. Nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time the Debtors could experience significant deterioration in their relationships with trade vendors and major customers. Furthermore, if the Effective Date is significantly delayed, there is a risk that the Restructuring Support Agreement may expire or be terminated in accordance with its terms.

B.	Risks Related to the Debtors’ and Reorganized Debtors’ Business and Plan Securities

(i)	Indebtedness may adversely affect the Reorganized Debtors’ operations and financial condition.

According to the terms and conditions of the Plan, upon the Effective Date, the Reorganized Debtors will have outstanding indebtedness of approximately $15 million under the First Lien Exit Facility, approximately $260 million under the Second Lien Exit Facility, and approximately $70 million under the Contingent Payment Rights.

The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, upon their future operating performance. These factors depend partly on economic, financial, competitive and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

Any default under either of the Exit Facilities could adversely affect their growth, financial condition, results of operations, the value of their equity and ability to make payments on such debt. The Reorganized Debtors may incur significant additional debt in the future. If current debt amounts increase, the related risks that the Reorganized Debtors now face will intensify.

(ii)	The Exit Facilities may contain certain restrictions and limitations that could significantly affect the Reorganized Debtors’ ability to operate their business, as well as significantly affect their liquidity.

The Exit Facilities may contain a number of significant covenants that could adversely affect the Reorganized Debtors’ ability to operate their businesses, as well as significantly affect their liquidity, and therefore could adversely affect the Reorganized Debtors’ results of operations. These covenants may restrict (subject to certain exceptions) the Reorganized Debtors’ ability to incur additional indebtedness; grant liens; consummate mergers, acquisitions consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make payments and modifications to subordinated and other material debt instruments; enter into transactions with affiliates; consummate sale-leaseback transactions; change their fiscal year; and enter into hedging arrangements (except as otherwise expressly permitted). In addition, the Reorganized Debtors may be required to maintain a minimum interest coverage ratio and a maximum leverage ratio.

The breach of any covenants or obligations in either of the Exit Facilities, not otherwise waived or amended, could result in a default under the applicable Exit Facility and could trigger acceleration of those obligations. Any default under either of the Exit Facilities could adversely affect the Reorganized Debtors’ growth, financial condition, results of operations, and ability to make payments on debt.

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(iii)	If the Debtors lose key executive officers, the Debtors’ business could be disrupted and the Debtors’ financial performance could suffer.

The Debtors’ businesses depend upon the efforts, abilities and expertise of the Debtors’ executive officers. The Debtors are implementing a multifaceted strategy to mitigate the risk and cost of losing such executive officers. To the extent certain executive officers cease employment with the Debtors and the Debtors are unable to mitigate the resulting costs, the Debtors’ business could be impacted.

(iv)	If the Debtors do not generate sufficient cash flows during their peak seasons, the Debtors may not be able to subsidize their non-peak seasons.

The Debtors’ cash flows from operating activities are seasonal in nature. Spring and summer are expected to be the peak seasons for the Debtors, with autumn and winter being non-peak seasons. The Debtors use any excess cash flow from operations during peak seasons to subsidize non-peak seasons. In the event that the Debtors are unable to generate excess cash flows in one or more peak seasons, the Debtors may not be able to subsidize non-peak seasons. Accordingly, unforeseeable events that affect attendance at Revel during its peak operating seasons may have a disproportionately adverse effect on the Debtors’ revenues and cash flows.

(v)	Intense competition could result in the Debtors’ loss of market share or profitability.

The Debtors face intense existing and future competition from gaming operations and other forms of entertainment in the Atlantic City market and with other casino facilities, especially in the northeastern and mid-Atlantic regions of the United States, including without limitation, new or expansion of gaming facilities in Delaware, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, and West Virginia, with existing Native American gaming establishments in Connecticut, with gaming facilities in other states, including, without limitation, Nevada, with gaming facilities elsewhere in the world, and with leisure and entertainment activities in general.

The Debtors expect this competition to intensify as new gaming and hotel operators enter the market in which they operate and existing competitors expand their operations. Some of the Debtors’ competitors have significantly greater financial resources and, as a result, the Debtors may be unable to compete successfully with them in the future. In addition, the Debtors’ highly leveraged position and the filing of the Chapter 11 Cases has had, and will likely continue to have, an adverse impact on the Debtors’ ability to compete.

Several states have considered legalizing or expanding the scope of the currently legalized casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the businesses of the Debtors’ gaming facility by diverting customers to competitors in those areas.

In addition, online gaming, despite the controversy concerning its legality in the United States, is a growing sector in the gaming industry. Currently, various forms of online gaming are legal in the states of New Jersey, Nevada, and Delaware. Online casinos offer a variety of games, including slot machines, roulette, poker, and blackjack. Web-enabled technologies allow individuals to game using credit or debit cards or other forms of electronic payment. The Debtors are unable to assess the impact that online gaming will have on their operations in the future and there is no assurance that the impact will not be materially adverse.

Competition from other casino and hotel operators involves not only the quality of casino, hotel room, restaurant, entertainment, and convention facilities, but also hotel room, food, entertainment, and beverage prices. The Debtors’ operating results can be adversely affected by significant cash outlays for advertising and promotions and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of their competitors and the Debtors’ efforts to keep pace. If the Debtors lack the financial resources or liquidity to match the promotions of competitors, the number of casino patrons may decline, which may have an adverse effect on their financial performance.

The Debtors’ ability to compete successfully will also be dependent upon their ability to develop and implement strong and effective marketing campaigns for Revel. To the extent they are unable to develop successfully and implement these types of marketing initiatives, the Debtors may not be successful in competing in their markets and their financial position could be adversely affected. The filing of the Chapter 11 Cases and the

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Debtors’ access to capital likely will also adversely impact their ability to develop and implement these types of initiatives.

(vi)	Governmental regulation and taxation policies could adversely affect the Debtors.

(a)	Regulation by gaming authorities

The Debtors are subject to extensive regulation with respect to the ownership and operation of their gaming facilities. State and local gaming authorities require that they hold various licenses, qualifications, filings of suitability, registrations, permits, and approvals. The gaming regulatory authorities have broad powers with respect to the licensing of casino operations and alcoholic beverage service and may deny, revoke, suspend, condition, or limit the Debtors’ gaming or other licenses, impose substantial fines, temporarily suspend casino operations, and take other actions, any one of which could adversely affect the Debtors’ businesses, financial condition, and results of operations.

The Debtors obtained all material governmental licenses, qualifications, registrations, permits, and approvals materially necessary for the operation of Revel (other than certain final findings of suitability and approvals with respect to recently hired employees and newly appointed directors and other key persons). However, there can be no assurance that the Debtors can obtain any new licenses, or renew their existing license, qualifications, filings of suitability, registrations, permits, or approvals that may be required in the future or that their existing license will not be suspended or revoked, or that they will obtain all necessary regulatory approvals and consents relating to the Plan. If the Debtors relocate or expand Revel, or enter new jurisdictions, they must obtain all additional licenses, qualifications, findings of suitability, registrations, permits, and approvals of the applicable gaming authorities in such jurisdictions. Gaming authorities, as well as other state regulatory authorities, may conduct investigations in the future in connection with new equity holders of the Reorganized Debtors. The Debtors cannot predict the outcome of these investigations or their potential impact on the Debtors’ businesses.

(b)	Potential changes in legislation and regulation

From time to time, legislators and special interest groups propose legislation that would expand, restrict, or prevent gaming operations in New Jersey. Further, from time to time, the state of New Jersey and local jurisdictions have considered or enacted legislation and referenda that could adversely affect the Debtors’ operations. Any restriction on or prohibition relating to the Debtors’ gaming operations, or enactment of other adverse legislation or regulatory changes, could have a material adverse effect on the Debtors’ businesses, financial condition, and results of operations.

(c)	Taxation and fees

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to the federal and state income taxes that typically apply to corporations, and such taxes and fees could increase at any time. From time to time, various state and federal legislators and officials have proposed changes in tax laws or in the administration of such laws, including increases in tax rates, which would affect the gaming industry. Worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and fees. In addition, state or local budget shortfalls could prompt tax or fee increases. Any material increase in assessed taxes, or the adoption of additional taxes or fees in any of the Debtors’ markets, could have a material adverse effect on the Debtors’ businesses, financial condition, and results of operations.

(d)	Compliance with other laws

The Debtors are also subject to a variety of other rules and regulations, including zoning, environmental, construction, and land-use, and regulations governing the sale of alcoholic beverages. Failure to comply with these laws could have a material adverse effect on the Debtors’ businesses, financial condition, or results of operations.

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(vii)	The Debtors’ businesses, financial condition, and results of operations could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters, such as hurricanes, floods, fires, and earthquakes could adversely affect the Debtors’ businesses and operating results. The severity of such natural disasters is unpredictable. In the fall of 2012, the effects of Hurricane Sandy caused the closure of Revel for six days, after New Jersey Governor Chris Christie declared a state of emergency in Atlantic County and ordered a mandatory evacuation for Atlantic City.

Catastrophic events such as terrorist and war activities in the United States and elsewhere have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions), and tourism. In addition, due to the Debtors’ concentration of property in New Jersey, any man-made or natural disasters in or around New Jersey could have a significant adverse effect on their businesses, financial condition, and results of operations. The Debtors cannot predict the extent to which such events may affect them, directly or indirectly, in the future. The Debtors also cannot ensure that they will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts.

The prolonged disruption at any of the Debtors’ property due to natural disasters, terrorist attacks, or other catastrophic events could adversely affect the Debtors’ businesses, financial condition, and results of operations.

(viii)	The value of the New Equity Interests may be adversely affected by a number of factors.

The value of the New Equity Interests may be adversely affected by a number of factors, including many of the risks described in this Disclosure Statement. If, for example, the Reorganized Debtors fail to comply with the covenants in the Exit Facilities, resulting in an event of default thereunder, certain of the Reorganized Debtors’ outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New Equity Interests.

(ix)	The New Equity Interests will be subordinated to the Exit Facilities.

The Reorganized Debtors’ existing and future indebtedness under the Exit Facilities and other non-equity claims will rank senior to the New Equity Interests as to rights upon any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding. In the event of any distribution or payment of the Reorganized Debtors’ assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, the Reorganized Debtors’ creditors will have a superior claim and interest, as applicable, to the interests of the holders of the New Equity Interests. If any of the foregoing events occur, there can be no assurance that there will be assets in an amount significant enough to warrant any distribution in respect of the New Equity Interests.

(x)	There may be risks related to the issuance of New Equity Interests.

In connection with the restructuring pursuant to the Plan under chapter 11 of the Bankruptcy Code, the Debtors will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Equity Interests from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Equity Interest will generally be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Equity Interest without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code, or an “affiliate” of the Company, within the meaning of Rule 144 under the Securities Act. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Rule 144 under the Securities Act defines “affiliate” of an issuer as a person that

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directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Notwithstanding the foregoing, statutory underwriters and affiliates may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties that believe that they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code or affiliates of the Debtors are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

There can be no assurance that any market for the New Equity Interests will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the New Equity Interests may be adversely affected. The liquidity of any market for the New Equity Interests will depend on a number of factors, including, without limitation:

•	the number of holders of the New Equity Interests;

•	the Reorganized Debtors’ operating performance and financial condition;

•	the market for similar securities;

•	the Reorganized Debtors’ credit rating; and

•	the interest of securities dealers in making a market in the New Equity Interests.

(xi)	The Holders of the Contingent Payment Rights may not receive any distributions or payments pursuant to the Contingent Payment Rights.

The Reorganized Debtors may not receive any ERG Grant Payments under the ERG Agreement or may be unable to fund the ERG Pledged Account. If the Reorganized Debtors do not receive any ERG Grant Payments under the ERG Agreement or are unable to fund the ERG Pledged Account then the Holders of the Contingent Payment Rights may not receive any distributions or payments pursuant to the Contingent Payment Rights.

XI.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for the Confirmation of the Plan are that the Plan (i) is accepted by all impaired Classes of Claims, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (ii) is feasible; and (iii) is in the “best interests” of Holders of Claims.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11; (ii) the Debtors have complied or will have complied with all of the necessary requirements of chapter 11; and (iii) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that such holder would receive or retain if the debtor liquidated under chapter 7.

The Debtors have attached hereto as Exhibit E a liquidation analysis prepared by the Debtors’ management with the assistance of Alvarez & Marsal North America, LLC, the Debtors’ financial advisor.

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C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtors, or any successor to the debtors (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors prepared the Projections, as set forth on Exhibit C attached hereto.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.8

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

E.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it, provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. Subject to the Restructuring Support Agreement, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Supplement document, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

(i)	No Unfair Discrimination

This test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

[8]	A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

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(ii)	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in such class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post confirmation going concern value of the Debtors. At the Debtors’ request, Moelis & Company (“Moelis”) performed a valuation analysis of the Reorganized Debtors, attached hereto as Exhibit D. Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’ view, as of March 6, 2013, was that the estimated going concern enterprise value of the Reorganized Debtors, as of an assumed Effective Date of May 31, 2013, would be in a range between $400 million and $500 million with a midpoint of $450 million. Moelis’ views are necessarily based on economic, market and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis (March 6, 2013). It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise or reaffirm its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that (i) the Debtors will be reorganized in accordance with the Plan which will be effective on or prior to May 31, 2013, (ii) the Reorganized Debtors will achieve the Projections (as defined in this Disclosure Statement) provided to Moelis by the Debtors for fiscal years 2013 to 2017 as supplemented by a schedule of the Debtors’ projected long-term capital expenditures provided to Moelis by the Debtors (the “Capital Expenditures Schedule”); (iii) Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan and this Disclosure Statement (in particular, the pro forma indebtedness of Reorganized Debtors as of the Effective Date will be a maximum of $325 million) and (iv) Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the Projections (as supplemented by the Capital Expenditures Schedules). Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, market and other conditions as of the assumed Effective Date. The Debtors’ Projections (as supplemented by the Capital Expenditures Schedule) did not include any potential incremental revenue as the result of online gaming operations; as such Moelis did not take into consideration the impact of on-line gaming on the valuation of the Reorganized Debtors.

Moelis assumed, at the Debtors’ direction, that the Projections (as supplemented by the Capital Expenditures Schedules) prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. See Article IX of this Disclosure Statement — Projected Financial Information. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Projections (as supplemented by the Capital Expenditures Schedules) and as a result, the actual enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

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The estimated enterprise value in this section represents a hypothetical enterprise value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors, its securities or its assets, which may be significantly higher or lower than the estimated enterprise value range herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities and prospects of the Reorganized Debtors, including the Projections (as supplemented by the Capital Expenditures Schedules), furnished to us by the Debtors; (iii) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before and after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed a draft of the Plan, dated March 5, 2013; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Reorganized Debtors, nor was Moelis furnished with any such evaluation or appraisal. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Moelis reviewed.

The estimated enterprise value in this section does not constitute a recommendation to any holder of a Claim as to how such person should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

(i)	Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of (a) a selected publicly traded companies analysis, (b) a selected transactions analysis and (c) a discounted cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

(a)	Selected Publicly Traded Companies Analysis

The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors, for example, comparable lines of business, business risks, growth prospects, market presence and size and scale of operations. Under this methodology, certain financial multiples and ratios that measure financial performance and value are calculated for each selected company and then applied to the Reorganized Debtors’ financials to imply an enterprise value for the Reorganized Debtors. Moelis used, among other measures, enterprise value (defined as market value of equity plus book value of debt, book value of preferred stock and minority interests less cash, subject to adjustment where appropriate) for each selected company as a multiple of such company’s publicly available forward consensus projected EBITDA (Calendar Year 2013E and 2014E EBITDA

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were used). Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of the selected companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Debtors. The selection of appropriate companies for analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information. The lack of US publicly traded single asset, mid-cap gaming comparables to the Reorganized Debtors made the selection of companies for comparison to the Reorganized Debtors challenging. In performing this analysis, Moelis applied the foregoing multiples to the Debtors estimates for FY 2016E and FY 2017E taking into account the start-up nature of the Debtor’s business, and the timeframe in which the Debtors expect their business to reach more steady state operations.

(b)	Selected Transactions Analysis

The selected transactions analysis is based on the enterprise values of companies involved in publicly disclosed merger and acquisition transactions that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, the enterprise value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction. The enterprise value is then applied to the target’s forward consensus projected EBITDA, where available, or the last twelve month EBITDA prior to the transaction announcement date to calculate an EBITDA multiple. In performing this analysis, Moelis applied the foregoing multiples to the Debtors estimates for FY 2016E and FY 2017E taking into account the start-up nature of the Debtor’s business, and the timeframe in which the Debtors expect their business to reach more steady state operations.

Moelis analyzed various merger and acquisition transactions that have occurred in the gaming sector since 2000. Unlike the selected publicly traded companies analysis, the enterprise valuation derived using this methodology reflects a “control” premium (i.e., a premium paid to purchase a majority or controlling position in a company’s assets). Thus, this methodology generally may produce higher valuations than the selected publicly traded companies analysis. In addition, other factors not directly related to a company’s business operations can affect a valuation in a transaction, including, among others factors: (1) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (i.e., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (2) the market environment is not identical for transactions occurring at different periods of time; (3) the sale of a discrete asset or segment may warrant a discount or premium to the sale of an entire company depending on the specific operational circumstances of the seller and acquirer; and (4) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (i.e., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

(c)	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Moelis’ DCF analysis used the Reorganized Debtors’ Projections of its debt-free, after-tax cash flows for the period covered by the Projections and estimated a terminal value for the period after the Projection period. These cash flows and estimated terminal value were then discounted at a range of appropriate weighted average costs of capital, which are determined by reference to, among other things the average cost of debt and equity of selected publicly traded companies. In calculating total enterprise value, Moelis took into account the Debtors’ projected long-term capital expenditures for the period after the Projection period as provided by the Debtors in the Capital Expenditure Schedule. Moelis adjusted the total enterprise value by an amount equal to the present value of projected long-term capital expenditures for the period after the Projection period, discounted at the same range of appropriate weighted average costs of capital (as noted above). The discounted cash flow analysis involves complex considerations and judgments concerning appropriate terminal values and discount rates.

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(ii)	Valuation Considerations

As a result of the foregoing, the estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the estimate herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors or changes in the financial markets, the enterprise value of the Reorganized Debtors as of the Effective Date may differ from the estimated enterprise value set forth herein as of an assumed Effective Date of May 31, 2013. In addition, the market prices, to the extent there is a market, of Reorganized Debtor’s securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

XII.	CERTAIN SECURITIES LAW MATTERS

A.	Plan Securities

The Plan provides for the Reorganized Debtors to distribute New Equity Interests to Holders of Allowed Claims in Class 2 and Contingent Payment Rights to Holders of Claims in Class 3 (the “Plan Securities”).

The Debtors believe that the Plan Securities constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and all applicable state Blue Sky Laws. The Debtors further believe that the offer and sale of the Plan Securities pursuant to the Plan are, and subsequent transfers of the New Equity Interests by the holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code, will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and applicable state Blue Sky Laws.

B.	Issuance and Resale of Plan Securities under the Plan

(i)	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws

The Debtors are relying on exemptions from the registration requirements of the Securities Act, including, without limitations, section 4(a)(2) thereof, to exempt the offer of the Plan Securities that may be deemed to be made pursuant to the solicitation of votes on the Plan. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and section 506 of Regulation D of the Securities Act (“Reg D”) provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that the investors participating therein qualify as “accredited investors” as defined in section 501 of Reg. D (17 C.F.R. § 230.501). The Debtors believe the Holders of Term Loan Credit Agreement Claims and Second Lien Note Claims are “accredited investors,” and the Ballots include a certification that the voting Holder of such claims is an “accredited investor.”

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions and the exemption set forth in the preceding paragraph, including the exemption provided by section 4(a)(2) of the Securities Act, the offer and sale of the Plan Securities will not be registered under the Securities Act or any applicable state Blue Sky Laws.

To the extent that the issuance of the Plan Securities is covered by section 1145 of the Bankruptcy Code, the Plan Securities may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, Plan Securities governed by section 1145 of the Bankruptcy Code generally may be able to be resold without registration under applicable state Blue

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Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

Recipients of the Plan Securities are advised to consult with their own legal advisors as to the applicability of section 1145 of the Bankruptcy Code to the Plan Securities and the availability of any exemption from registration under the Securities Act and state Blue Sky Laws.

(ii)	Resales of Plan Securities; Definition of Underwriter

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such Claim or Interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (1) with a view to distribution of such securities and (2) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Resales of the Plan Securities by Entities deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the Plan Securities and, in turn, whether any Person may freely resell Plan Securities. The Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and applicable state Blue Sky Laws.

(iii)	New Equity Interests/Management Incentive Plan

The Plan contemplates the implementation of the Management Equity Incentive Plan, which will provide for grants of options and/or restricted units/equity reserved for management, directors, and employees of the

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Reorganized Debtors in an amount of the New Equity Interests to be issued by the Reorganized Debtors sufficient to properly incentivize the senior management team of the Reorganized Debtors.

Such New Equity Interests will be issued pursuant to Rule 701 promulgated under the Securities Act or pursuant to the exemption provided by section 4(a)(2) of the Securities Act.

XIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain Holders of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote to accept or reject the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. This summary does not apply to Holders of Claims that are not “U.S. persons” (as such phrase is defined in the IRC). This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, foreign taxpayers, persons who are related to the Debtors within the meaning of the IRC, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the Exit Facility, or New Equity Interests, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds a Claim as a “capital asset” (within the meaning of Section 1221 of the Tax Code). Except as stated otherwise, this summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

(i)	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any new consideration (including New Equity Interests) given in satisfaction of such indebtedness at the time of the exchange.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) NOLs; (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credits. A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to Section 108(b)(5) of the IRC. In the context of a consolidated group of corporations, the tax rules provide for a complex ordering mechanism in determining how the tax attributes of one member can be reduced by the COD Income of another member.

Because the Plan provides that holders of certain claims will receive New Equity Interests, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Equity Interests. This value cannot be known with certainty until after the Effective Date. The Debtors expect that, subject to the limitations discussed herein, they will be required to make material reductions in their tax attributes.

(ii)	Limitation of Tax Attributes

Even after reducing the amount of their tax attributes, the Debtors anticipate that the Reorganized Debtors will have significant tax attributes at emergence. The amount of such tax attributes that will be available to the Reorganized Debtors at emergence is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available tax attributes include: (a) the amount of tax losses incurred by the Debtors in 2012 and 2013; (b) the fair market value of the New Equity Interests and the Contingent Payment Rights; and (c) the amount of COD Income incurred by the Debtors in connection with consummation of the Plan. Following consummation of the Plan, the Debtors anticipate that their NOLs may be subject to limitation under Section 382 of the IRC by reason of the transactions pursuant to the Plan.

Under Section 382 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and built-in losses (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of the New Equity Interests pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of Section 382 of the IRC applies. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income.

(a)	General Section 382 Annual Limitation

This discussion refers to the limitation determined under Section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.” In general, the annual Section 382 Limitation on the use of Pre-Change Losses in any “post-change year” is equal to the product of (1) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (2) the “long-term tax-exempt rate” (which is the highest of the adjusted Federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, currently approximately 3%). The Section 382 Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as

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recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

(b)	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s Pre-Change Losses effectively are eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre-Change Losses.

The Debtors have not yet determined whether it will be beneficial for them to qualify for, and utilize, the 382(1)(5) Exception. However, as mentioned above, if the Debtors do utilize the 382(l)(5) Exception and another ownership change were to occur within the two-year period after consummation, then the Debtors’ Pre-Change Losses would effectively be eliminated.

It is possible that the Debtors will not qualify for the 382(l)(5) Exception. Alternatively, the Reorganized Debtors may decide to elect out of the 382(l)(5) Exception. In either case, the Debtors expect that their use of the Pre-Change Losses after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of Section 382 of the IRC were to occur after the Effective Date. In order to prevent such a subsequent ownership change, the New Certificate of Incorporation of Reorganized Debtors may contain restrictions on trading of New Equity Interests that are intended to prevent such a change. The specific terms of any such restrictions have not yet been determined.

(iii)	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in certain years, which can offset 100% of a corporation’s AMTI, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. Additionally, under Section 56(g)(4)(G) of the IRC, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market

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value of the assets of the corporation, as determined under Section 382(h) of the IRC, immediately before the ownership change.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims

(i)	Consequences to Holders of Term Loan Credit Agreement Claims

Pursuant to the Plan, each Holder of an allowed Term Loan Credit Agreement Claim shall receive such Holder’s Pro Rata share of the New Equity Interests.

Whether a Holder of an allowed Term Loan Credit Agreement Claim recognizes gain or loss as a result of the exchange of its claim for the New Equity Interests depends, in part, on whether the exchange qualifies as a tax-free recapitalization, which in turn depends on whether the debt underlying the allowed Term Loan Credit Agreement Claim surrendered is treated as a “security” for the reorganization provisions of the IRC.

(a)	Treatment of a Debt Instrument as a “Security”

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. The Term Loan Credit Agreement had an initial term of approximately six years. The Debtors expect to take the position that the debt underlying the Term Loan Credit Agreement Claims are “securities.”

(b)	Treatment of a Holder of an Allowed Term Loan Credit Agreement Claim if the Exchange of its Claim is Treated as a Reorganization

If a debt instrument constituting a surrendered allowed Term Loan Credit Agreement Claim is treated as a “security” for U.S. federal income tax purposes, the exchange of a Holder’s allowed Term Loan Credit Agreement Claim for the New Equity Interests would be treated as a recapitalization, and therefore a reorganization, under the IRC. In such case, a Holder would not recognize loss with respect to the exchange and would not recognize gain except to the extent that the share of the New Equity Interests received are allocable to accrued but untaxed interest (see discussion below, “Accrued Interest”). Such Holder’s tax basis in its New Equity Interests would be equal to the tax basis of the obligation constituting the allowed Term Loan Credit Agreement Claim surrendered therefor, and a Holder’s holding period for its New Equity Interests would include the holding period for the obligation constituting the surrendered allowed Term Loan Credit Agreement Claim; provided that the tax basis of the New Equity Interests treated as received in satisfaction of accrued but untaxed interest would equal the amount of such accrued but untaxed interest, and the holding period for any such New Equity Interests would not include the holding period of the debt instrument constituting the surrendered allowed Senior Secured Claim.

(c)	Treatment of a Holder of an Allowed Senior Secured Claim if the Exchange of its Claim is not Treated as a Reorganization

If a debt instrument constituting a surrendered allowed Term Loan Credit Agreement Claim is not treated as a “security” for U.S. federal income tax purposes, a Holder of such a claim would be treated as exchanging its allowed Term Loan Credit Agreement Claim for the New Equity Interests in a fully taxable exchange. A Holder of an allowed Term Loan Credit Agreement Claim who is subject to this treatment would recognize gain or loss equal to the difference between (i) the fair market value of the New Equity Interests that is not allocable to accrued but untaxed interest, and (ii) the Holder’s adjusted tax basis in the obligation constituting the surrendered allowed Term Loan Credit Agreement Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such

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Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below. A Holder’s tax basis in the New Equity Interests would equal its fair market value. A Holder’s holding period for the New Equity Interests received on the Effective Date would begin on the day following the Effective Date.

The tax consequences of the Plan and to the Holders of allowed Term Loan Credit Agreement Claim are uncertain. Holders of allowed Term Loan Credit Agreement Claims should consult their tax advisors regarding whether such Claims be treated as “securities” for U.S. federal income tax purposes.

(ii)	Consequences to Holders of Second Lien Note Claims

Pursuant to the Plan, each Holder of an allowed Second Lien Note Claim shall receive such Holder’s Pro Rata share of Contingent Payment Rights.

Whether a Holder of an allowed Second Lien Note Claim recognizes gain or loss as a result of the exchange of its claim for the Contingent Payment Rights depends, in part, on whether the Contingent Payment Rights are treated as separate obligations of the Reorganized Debtors or whether instead the exchange of Second Lien Note Claims for Contingent Payment Rights is treated for tax purposes as a purchase and sale of all future ERG Proceeds. Because the Contingent Payment Rights will have recourse only to such future ERG Proceeds and if under all likely scenarios Holders of the Contingent Payment Rights would be entitled to 100 percent of such future ERG Proceeds, then for tax purposes the Contingent Payment Rights might be treated as constituting beneficial ownership of the right to receive all ERG Proceeds. However, to the extent it is likely that total EGR Proceeds received during the 20-year term of the Contingent Payment Rights will exceed $70 million and thus a portion will likely be retained by the Reorganized Debtors, then the Contingent Payment Rights are more likely to be respected as separate obligations of the Reorganized Debtors. The Debtors expect to take the position that the Contingent Payment Rights constitute separate obligations.

(a)	Treatment of a Holder of an Allowed Second Lien Note Claim if the Contingent Payment Rights are respected as Separate Obligations

If the exchange of a Second Lien Note Claim for Contingent Payment Rights is not treated for tax purposes as the purchase of the future ERG Proceeds, then the exchange would be treated as the exchange of one obligation for another, in which case a holder’s treatment will in turn depend on whether the Second Lien Notes or the Contingent Payment Rights constitute securities or, in the case of the Contingent Payment Rights, stock.

As discussed in Section C.(i).(a), above, the determination of whether a debt instrument is a security for tax purposes depends on a number of factors, the most important of which is the length of the term of a debt instrument. The Second Lien Notes had an initial term of approximately seven years, and the Debtors expect to take the position that the Second Lien Notes are “securities.” If the Contingent Payment Rights are treated as separate obligations, they may constitute either a rights under a contract under Section 483 of the IRC or equity of the Reorganized Debtors. Although the Contingent Payment Rights do not obligate the Reorganized Debtors to pay a fixed amount at a fixed time and payments under them are contingent on the timing and amount of the Reorganized Debtors’ receipt of the ERG Proceeds, the Contingent Payment Rights lack equity characters because (1) payments with respect to the Contingent Payment Rights are contingent on gross (and not net) income of a business of the Reorganized Debtors, (2) payments in aggregate of $70 million are expected to be made over a 20-year period, (3) the Contingent Payment Rights do not give the holders the right to participate in management of the Reorganized Debtors, and (4) the Contingent Payment Rights will be treated as debt under the ERG Agreement. Furthermore, although there is no direct authority addressing the issue, because the Contingent Payment Rights represent a long-term liability of the Reorganized Debtors, the Contingent Payment Rights should be treated as securities. [For that reason, the Debtors expect to take the position that if the Contingent Payment Rights are respected as separate obligations, they would constitute rights under a contract under Section 483 of the IRC and securities of the Reorganized Debtors.

If both the debt instrument constituting a surrendered allowed Second Lien Note Claim, and the Contingent Payment Rights are each treated as a “security” (or stock in the case of the contingent Payment Rights) of the Reorganized Debtors for U.S. federal income tax purposes, the exchange of a Holder’s allowed Second Lien Note

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Claim for the Contingent Payment Rights would be treated as a recapitalization, and therefore a reorganization, under the IRC. In such case, a Holder would not recognize loss with respect to the exchange and would not recognize gain except to the extent that the share of the Contingent Payment Rights received are allocable to accrued but untaxed interest (see discussion below, “Accrued Interest”). Such Holder’s tax basis in its Contingent Payment Rights would be equal to the tax basis of the obligation constituting the allowed Second Lien Note Claim surrendered therefor, and a Holder’s holding period for its Contingent Payment Rights would include the holding period for the obligation constituting the surrendered allowed Second Lien Note Claim; provided that the tax basis of any Contingent Payment Rights treated as received in satisfaction of accrued but untaxed interest would equal the amount of such accrued but untaxed interest, and the holding period for any such Contingent Payment Rights would not include the holding period of the debt instrument constituting the surrendered allowed Second Lien Note Claim.

If either the debt instrument constituting a surrendered allowed Second Lien Note Claim or the Contingent Payment Rights are not treated as a “security” (or stock in the case of the Contingent Payment Rights) for U.S. federal income tax purposes, an allowed Second Lien Note Claim would be treated as exchanging such a claim for the Contingent Payment Rights in a fully taxable exchange. A Holder of an allowed Second Lien Note Claim who is subject to this treatment would recognize gain or loss equal to the difference between (i) the fair market value of the Contingent Payment Rights, and (ii) the Holder’s adjusted tax basis in the obligation constituting the surrendered allowed Second Lien Note Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below. A Holder’s tax basis in the Contingent Payment Rights received on the Effective Date would equal its fair market value. A Holder’s holding period for the Contingent Payment Rights received on the Effective Date would begin on the day following the Effective Date. Holders recognizing gain on the exchange may be eligible to recognize such gain under the installment method and should consult their tax advisors as to whether the installment method is available or appropriate.

(b)	Treatment of a Holder of an Allowed Second Lien Note Claim if the Exchange of its Claim is Treated as the Taxable Purchase of the ERG Proceeds

If the exchange of a Second Lien Note Claim for Contingent Payment Rights is treated for tax purposes as the purchase of beneficial ownership of the future ERG Proceeds, then a Holder of such a claim would be treated as exchanging its allowed Second Lien Note Claim for the Contingent Payment Rights in a fully taxable exchange. A Holder of an allowed Second Lien Note Claim who is subject to this treatment would recognize gain or loss equal to the difference between (i) the fair market value of the Contingent Payment Rights, and (ii) the Holder’s adjusted tax basis in the obligation constituting the surrendered allowed Second Lien Note Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below. A Holder’s tax basis in the Contingent Payment Rights received on the Effective Date would equal their fair market value. A Holder’s holding period for the Contingent Payment Rights received on the Effective Date would begin on the day following the Effective Date.

(c)	Treatment of Payments Made Pursuant to the Contingent Payment Rights

The tax treatment of payments received under the Contingent Payment Right is uncertain and also depends in part on whether the Contingent Payment Rights are treated for tax purposes as beneficial ownership of a portion of the future ERG Proceeds or if instead they are treated as separate obligations of the Reorganized Debtors and, if so treated, whether they are treated as rights under a contract or equity of the Reorganized Debtors.

If the Contingent Payment Rights are treated as separate obligations and treated as rights under a contract, a portion of each payment made pursuant to the Contingent Payment Rights would be characterized as interest in an amount equal to the difference between the amount of such payment and the present value of such payment on the Effective Date calculated using the appropriate test rate determined by the IRS. The portion of each payment not characterized as interest would constitute gain to the Holder of the Contingent Payment Right only to the extent that the portions of such payments not characterized as interest cumulatively exceed such Holder’s tax basis in the

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Contingent Payment Right. Such Holder would recognize a loss with respect to such Contingent Payment Rights if all portions of the payments not characterized as interest cumulatively totaled less than such Holder’s tax basis in the Contingent Payment Right. The character of such gain or loss as capital gain or loss or as ordinary income or loss would be determined by a number of factors, including the tax status of the Holder and the nature of the Contingent Payment Right in such Holder’s hands.

If the Contingent Payment Rights are treated as equity of the Reorganized Debtor, any payment with respect to the Contingent Payment Rights would be includible in income by a Holder as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. Any portion of the payment in excess of the Reorganized Debtors’ current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a Holder’s adjusted tax basis in its Contingent Payment Rights and would be applied against and reduce such basis on a dollar-for-dollar basis. To the extent that such payment exceeds the Holder’s adjusted tax basis, the Payment will be treated as capital gain, which will be treated as long-term capital gain if such Holder’s holding period in its Contingent Payment Rights exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

If the Contingent Payment Right is not treated as a separate obligation but instead is treated as beneficial ownership of a portion of the future ERG Proceeds, then it is likely that no portion of payments made pursuant to the Contingent Payment Rights would be characterized as interest and such payments would constitute gain to the Holder of the Contingent Payment Right only to the extent that such payments cumulatively exceed such Holder’s tax basis in the Contingent Payment Rights. Such Holder would recognize a loss with respect to such Contingent Payment Rights if all payments cumulatively totaled less than such Holder’s tax basis in the Contingent Payment Right. The character of such gain or loss as capital gain or loss or as ordinary income or loss would be determined by a number of factors, including the tax status of the Holder and the nature of the Contingent Payment Right in such Holder’s hands.

The tax consequences of the Plan and to the Holders of allowed Second Lien Note Claims are uncertain. Holders of allowed Second Lien Note Claims should consult their tax advisors regarding whether the exchange of Second Lien Note Claims for Contingent Payment Rights constitutes the taxable purchase of the right to future ERG Payments, or, if not, whether such Claims or the Contingent Payment Rights could be treated as “securities” for U.S. federal income tax purposes.

(iii)	Accrued Interest

To the extent that any amount received by a Holder of a surrendered allowed claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the Holder’s gross income, such amount will be taxable to the Holder as ordinary interest income. Conversely, a Holder of a surrendered allowed claim will generally recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.

The extent to which the consideration received by a Holder of a surrendered allowed claim will be attributable to accrued interest on the debts constituting the surrendered allowed claim is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Pursuant to the Plan, distributions in respect of allowed claims shall be allocated first to the principal amount of such claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the claims, to any portion of such claims for accrued but unpaid interest. However, the provisions of the Plan are not binding on the IRS nor a court with respect to the appropriate tax treatment for creditors.

(iv)	Market Discount

Under the “market discount” provisions of Sections 1276 through 1278 of the IRC, some or all of any gain realized by a Holder exchanging the debt instruments constituting its allowed claim may be treated as ordinary

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income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered allowed claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount will generally be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

D.	Withholding and Reporting

The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a holder of a claim. Additionally, backup withholding, currently at a rate of 28%, will generally apply to such payments if a Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund from the IRS, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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XIV.	COMPLIANCE WITH GAMING LAWS AND REGULATIONS

The Reorganized Debtors shall not distribute New Equity Interests to any Entity in violation of the gaming laws and regulations in New Jersey. Consequently, no Holder shall be entitled to receive New Equity Interests unless and until such Holder has been licensed, qualified, found suitable, or has obtained a waiver or exemption from such license, qualification, or suitability requirements.

To the extent a Holder is not entitled to receive New Equity Interests on the Effective Date due to a failure to comply with applicable gaming laws and regulations, the Reorganized Debtors shall not distribute New Equity Interests to such Holder, unless and until such Holder complies with applicable gaming laws and resolutions. Until such Holder has complied with applicable gaming laws and regulations, such Holder shall not be a shareholder of the Reorganized Debtors and shall have no voting rights or other rights of a stockholder of the Reorganized Debtors.

If a Holder is entitled to receive New Equity Interests under the Plan and is required, under applicable gaming laws, to undergo a suitability investigation and determination and such Holder either (a) refuses to undergo the necessary application process for such suitability approval or (b) after submitting to such process, is determined to be unsuitable to hold the New Equity Interests, or withdraws from the suitability determination prior to its completion, then, in that event, the Reorganized Debtors shall hold the New Equity Interests and (x) such Holder shall only receive such distributions from the Reorganized Debtors as are permitted by the applicable gaming authorities, (y) the balance of the New Equity Interests to which the Holder would otherwise be entitled will be marketed for sale by the Reorganized Debtors, as agent for Holder, and (z) the proceeds of any such sale shall be distributed to Holder as soon as such sale can be facilitated and subject to regulatory approval. In addition, in the event that the applicable gaming authorities object to the possible suitability of any Holder, the New Equity Interests shall be distributed only to such Holder upon a formal finding of suitability. If a gaming authority subsequently issues a formal finding that a Holder lacks suitability, or such Holder withdraws from or does not fully cooperate with the suitability investigation, then the process for the sale of that Holder’s New Equity Interests shall be as set forth in (x), (y), and (z) above.

XV.	REGULATION

A.	General Governmental and Gaming Regulations

The following description should not be construed as a complete summary of all of the regulatory requirements that the Debtors face in connection with their current gaming operations and that the Reorganized Debtors will face with their contemplated gaming operations.

The ownership and operation of the Debtors’ gaming facilities are subject to pervasive regulation under the laws and regulations of New Jersey. Gaming laws generally are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws generally require gaming industry participants to:

•	demonstrate their financial stability;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

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•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value, and are arm’s-length transactions entered into with suitable persons;

•	establish procedures designed to prevent cheating and fraudulent practices; and

•	establish programs to promote responsible gaming.

Typically, a state regulatory environment is established by statute and is administered by one or more regulatory agencies with broad discretion to regulate, among other things, the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in New Jersey:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws. rules, and regulations;

•	impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for participation and licensure;

•	grant licenses and other permissions for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations; and

•

review and approve certain transactions, such as acquisitions or change-of-control transactions, involving gaming industry participants, securities offerings, and debt transactions engaged in by such participants; and establish and collect fees and taxes.

The ownership and operation of casino gaming facilities in the State of New Jersey is governed by the New Jersey Casino Control Act and regulations promulgated thereunder (collectively, the “New Jersey Act”) by the New Jersey Casino Control Commission (the “NJ CCC”) and the NJ DGE. They collectively have comprehensive powers, including the authority to adopt rules and regulations governing all aspects of gaming, and the responsibility to grant or deny license applications and adjudicate all other matters arising under the New Jersey Act. The NJ DGE, under the Office of the State Attorney General, also has the duty and authority to conduct all necessary investigations and prosecute cases before the NJ CCC. The operation of a casino requires a casino license issued by the NJ CCC after an investigation of the qualifications of all Entities that must be found qualified in conjunction with the casino licensee or applicant for a casino license.

Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on the gaming operations of the Debtors.

B.	Relationship of Gaming Laws to the Chapter 11 Cases and the Plan

The gaming laws require that various transactions contemplated by the Plan, including the Exit Facilities and the issuance of the Contingent Payment Rights and New Equity Interests, be reviewed and, as necessary, approved by the gaming regulators in New Jersey. In addition, as described herein, certain Holders of Claims who may acquire an equity interest in the Reorganized Debtors by virtue of the transactions contemplated by the Plan may need to be licensed or undergo suitability determinations, or obtain a waiver, to hold the New Equity Interests. Accordingly, various actions contemplated by the Plan are subject to approval by the state gaming regulators, and failure to secure such approvals may materially and adversely affect the ability of the Debtors to achieve Confirmation and Consummation of the Plan.

C.	Licensing of the Debtors and Individuals Involved Therewith

Gaming laws required the Debtors and the Reorganized Debtors, as applicable, as well as their directors (with respect to corporations), managers (with respect to

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limited liability companies), members (with respect to limited liability companies), officers, and certain other key employees, to obtain licenses, findings of suitability or other approvals from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant is suitable or otherwise qualifies to hold the license or the finding of suitability necessary to hold the equity or debt securities of the gaming licensee or its affiliated entities.

Gaming authorities generally have broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable or otherwise qualified. To determine whether to grant a license or finding of suitability to an entity to conduct gaming operations, gaming authorities generally consider the following factors:

•

the financial stability, integrity, and responsibility of the applicant, including whether the operation is adequately capitalized and has the ability to pay all debts when due and the ability to make capital expenditures adequate to maintain a first class facility;

•	the quality of the applicant’s casino facilities;

•	the amount of revenue to be derived by the applicable state from the operation of the applicant’s casino;

•	the applicant’s practices with respect to minority hiring and training;

•	the effect on competition and general impact on the community; and

•	the good character, honesty and integrity of the applicant and its parent entities.

Licenses under gaming laws generally are not transferable. Licenses in New Jersey are granted without set terms, but periodic resubmissions are required from time to time. They are subject to revocation and the revocation of any of the Debtors’ licenses would have a material adverse effect on their gaming operations. In evaluating individual applicants, gaming authorities generally consider the individual’s business probity and casino experience, the individual’s reputation for good character, honesty, and integrity, the individual’s criminal history, and the character and reputation of those with whom the individual associates.

D.	Findings of Qualification and Suitability Determinations

As noted above, gaming authorities may investigate any individual who has a material relationship to, or material involvement with, the Debtors to determine whether such individual is suitable or should be licensed or found suitable as a business associate of a gaming licensee. In New Jersey, the Debtors’ directors (with respect to corporations), managers (with respect to limited liability companies), members (with respect to limited liability companies), officers, and certain other key employees must file applications with the gaming authorities and may be required to be licensed, qualify, or otherwise be found suitable.

Qualification and suitability determinations generally require the submission of detailed personal and financial information—and in the case of an Entity other than a natural person, a list of beneficial owners—followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and—in addition to their authority to deny an application for licensure, qualification, or a finding of suitability—gaming authorities have authority to disapprove a change in a corporate position.

If New Jersey gaming authorities were to find that a/an director (with respect to corporations), manager (with respect to limited liability companies), member (with respect to limited liability companies), officer, or other key employee of the Debtors does not qualify, is unsuitable for licensing, or is unsuitable to continue having a relationship with the Debtors, the Debtors may be required to sever all relationships with such person. In addition, gaming authorities may require the Debtors to terminate the employment of any person who refuses to file appropriate applications. Moreover, certain holders of debt and equity securities of the Debtors or the Reorganized Debtors, as applicable, may be required to undergo a suitability investigation similar to that described above.

In New Jersey, each Entity who directly or indirectly acquires any beneficial interest or ownership in securities issued by a casino licensee or any holding, intermediate, or parent company of such a company

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(collectively, a “New Jersey Licensee”), may have to obtain prior approval from the NJ CCC. Five (5) business days notice must be provided to the NJ CCC of any proposed sale or transfer of any ownership interest in a New Jersey Licensee. If the NJ CCC does not object to such sale or transfer within such five (5) business days, the sale or transfer may proceed. If the purchaser or transferee of an ownership interest in a New Jersey Licensee is required to be licensed, ordinarily, the approval is obtained by utilizing the interim casino authorization provisions of the New Jersey Act (the “New Jersey Interim Casino Authorization”). Generally speaking, the New Jersey Interim Casino Authorization provisions require that any contract to transfer ownership of equity securities of an ongoing casino operation must have a closing date 121 or more days after filing a completed application. The New Jersey Interim Casino Authorization process requires extensive filings and disclosures by the New Jersey Interim Casino Authorization applicant and all qualifiers thereof, and a subsequent investigation by and report of the New Jersey DGE.

Generally within four months after submission of a completed New Jersey Interim Casino Authorization application, the NJ CCC will determine whether the applicant can obtain the interest in the New Jersey Licensee on a temporary basis, pending plenary qualification and subject to the imposition of a New Jersey Interim Casino Authorization trust, whereby the applicant’s interests are placed in a non-active but fully executed trust held by a qualified New Jersey Interim Casino Authorization trustee. If the NJ CCC ultimately denies the New Jersey Interim Casino Authorization application, the trust will be activated and the applicant’s interest terminated with rights only in an amount not to exceed the lower of actual cost of the interest or the value of the interest on the date the trust became activated. The disqualified holder will have the right to appeal to the New Jersey Superior Court, Appellate Division. If the NJ CCC grants New Jersey Interim Casino Authorization, the applicant will be allowed to close on the acquisition and thereafter exercise all its rights, including, if applicable, management of the casino property pending plenary qualification, which generally occurs (or not) within 12 months, after the New Jersey DGE reports the findings of its investigation.

Certain owners or investors may have the qualification requirement waived if the Director of the NJ DGE determines that waiver is appropriate. For example, each Entity directly or indirectly holding a beneficial interest or ownership of equity securities of a New Jersey Licensee that is not significantly involved in the activities of the New Jersey Licensee, and does not have the ability to control the New Jersey Licensee or elect a majority of its directors, may be eligible for waiver. There is a presumption that any Entity holding 5% or more of the equity securities of a New Jersey Licensee, or an Entity having the ability to elect one or more of the directors of such New Jersey Licensee, has the ability to control the New Jersey Licensee and, may have to submit for qualification by the NJ CCC.

An “institutional investor,” as defined in the New Jersey Act (principally, pension funds, insurance companies, and registered advisors under securities laws), may be eligible for a waiver to own up to 25% of the equity securities of a New Jersey Licensee, provided the institutional investor certifies that it holds the securities for investment purposes only and has no intention to influence or control the New Jersey Licensee. If the NJCCC finds at any time that a beneficial owner of any security in a New Jersey Licensee is not qualified under the New Jersey Act, it has the right to take any remedial action it deems appropriate, including requiring the Debtors and the Reorganized Debtors to purchase such equity securities. In the event a disqualified beneficial owner fails to divest itself of such securities, the NJCCC has the power to revoke or suspend the associated casino license or deny the application for same.

This summary is not intended to be complete, and is qualified in its entirety by the New Jersey Act and the rulings of the NJ CCC and NJ DGE.

Additionally, the Reorganized Debtors’ certificates of incorporation will contain provisions establishing the right of the NJ CCC to the prior approval of the transfer of securities and the right of the Reorganized Debtors to redeem at the lesser of purchase price or the market price any transfer disapproved by the NJ CCC and the securities of unsuitable holders if (i) the holder is determined by a gaming authority, or the Reorganized Debtors have been notified by the staff of a gaming authority that it will recommend that the gaming authority determine the holder to be, unsuitable, unqualified, or disqualified to own or control such securities or unsuitable to be connected with a person engaged in gaming activities in New Jersey, or (ii) the holder causes the Reorganized Debtors or any affiliate of Reorganized Debtors to lose or have modified, or to be threatened with the loss, suspension, condition or modification of, or who, in the sole discretion of the Reorganized Debtors, is deemed likely to jeopardize the right of

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Reorganized Debtors or any of its affiliate to the use of or entitlement to or ability to reinstate any gaming license or liquor license.

To the extent that any Holder receives New Equity Interests pursuant to the Plan, such Holder shall be subject to applicable casino regulatory requirements. As provided in the Restructuring Support Agreement, to the extent any member of the Steering Committee does not become licensed with the NJ CCC, such member has agreed not to terminate its support of the Plan, as set forth in the Restructuring Support Agreement, as a result of any such casino regulatory requirements.

To the extent that three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Effective Date, the Steering Committee will work in good faith with the Debtors to implement a solution to allow the Reorganized Debtors to emerge on the Effective Date with a sitting board. Thus, the search for new directors will not delay the Reorganized Debtors’ emergence from chapter 11.

E.	Violation of Gaming Laws

The New Jersey gaming authorities may also, among other things, limit, condition, suspend, or revoke a gaming license or approval to own the equity interests of the Debtors’ for any cause deemed reasonable by the New Jersey licensing authority. In addition, if the Debtors violate applicable gaming laws, their gaming licenses could be limited, conditioned, suspended, or revoked by gaming authorities, and the Debtors and any other persons involved could be subject to substantial fines. Further, gaming authorities may appoint a supervisor or conservator to operate the Debtors’ gaming properties or, in some jurisdictions, take title to the Debtors’ gaming assets. Under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Finally, New Jersey gaming jurisdictions prohibit certain types of political activity by a gaming licensee, its directors (with respect to corporations), managers (with respect to limited liability companies), members (with respect to limited liability companies), officers, and certain other key people. A violation of such a prohibition may subject the offender to criminal and disciplinary action.

F.	Reporting and Record-Keeping Requirements of Gaming Authorities

The Debtors are required to submit detailed financial and operating reports on a periodic basis and furnish any other information that gaming authorities may require. Under federal law, the Debtors are required to record and submit detailed reports of currency transactions at their casinos involving more than $10,000 as well as any suspicious activity that may occur at such facilities. Additionally, the Debtors are required to maintain a current stock ledger that may be examined by gaming authorities at any time. In addition, New Jersey gaming authorities may require that the New Equity Interest stock certificates bear a legend indicating that the securities are subject to specified gaming laws.

G.	Review and Approval by Gaming Authorities of Certain Transactions

As described herein, certain transactions contemplated by the Plan must be approved by New Jersey gaming authorities. In addition, substantially all material loans, leases, sales of securities, and similar financing transactions by the Debtors and the Reorganized Debtors must be reported to, and in some cases approved by, gaming authorities. The Debtors and the Reorganized Debtors may not make a public offering of securities without the prior approval of gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, are subject to prior approval of gaming authorities. Entities seeking to acquire control of the Reorganized Debtors or one of their subsidiaries must satisfy gaming authorities with respect to a variety of standards prior to assuming control. Gaming authorities may also require controlling stockholders, directors (with respect to corporations), managers (with respect to limited liability companies), members (with respect to limited liability companies), officers, and certain other key employees having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed or qualified as part of the approval process relating to the transaction. Because of regulatory restrictions, the Debtors’ ability to grant a security interest in any of their gaming assets is limited and subject to receipt of approval by gaming authorities.

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H.	License for Sale of Alcoholic Beverages

The service and sale of alcoholic beverages at Revel is subject to licensing, control, and regulation by the NJ DGE.

XVI.	SOLICITATION AND VOTING PROCEDURES

The following summarizes briefly the procedures to accept or reject the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A.	The Solicitation Package

The following materials constitute the Solicitation Package:

•	the appropriate Ballots or Master Ballots[9] and applicable Voting Instructions;

•	a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments to these documents.

The voting Classes, Classes 1. 2, and 3, entitled to vote to accept or reject the Plan shall be served with paper copies and by electronic mail, if available, of this Disclosure Statement with all exhibits, including the Plan (and the appropriate ballot). Any party who desires additional paper copies of these documents may request copies from the Balloting Agent by writing to Revel AC, Inc. Ballot Processing Center, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5014, New York, New York 10150-5014 or calling (646) 282-2500.

The Plan Supplement will be Filed no later than five (5) days before the Confirmation Hearing, or such later date on notice to parties in interest, and additional documents Filed before the Effective Date as supplements or amendments to the Plan Supplement, all such documents being in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders, including the following: (i) the New By-Laws; (ii) the New Certificates of Incorporation; (iii) the Rejected Executory Contract and Unexpired Lease List (iv) a list of retained Causes of Action, if any; (v) subject to the terms of Article IV.K of the Plan, the Management Incentive Program; (vi) the identification of any Disbursing Agent other than the Reorganized Debtors; (vii) the First Lein Exit Credit Agreement; (viii) the Second Lien Exit Credit Agreement; (ix) the New Employment Agreements, if any; and (x) the New Stockholders Agreement. The detailed terms of the documents to be contained in the Plan Supplement have yet to be finalized and will continue to be negotiated by the Debtors. When Filed, the Plan Supplement will be available in both electronic and hard copy form, although the Debtors will not serve paper or CD-ROM copies. Details about how to access the Plan Supplement will be provided in the notice sent to all parties in interest upon the commencement of the Chapter 11 Cases.

B.	Voting Deadlines

The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors will terminate at 4:00 p.m. (prevailing Eastern Time) on March 20, 2013 for Holders of 2012 Credit Agreement Claims and Term Loan Credit Agreement Claims, and will terminate at 4:00 p.m. (prevailing Eastern Time) on April 10, 2013 for Holders of Second Lien Note Claims, unless the Debtors, in their sole discretion, extend the date until which Ballots and Master Ballots will be accepted; provided, that Holders of Claims or Interests who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their

[9]	In accordance with customary practice, the Master Ballot(s) will be served approximately seven (7) days after distribution of the Solicitation Packages.

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vote or cast new Ballots after the Chapter 11 Cases are commenced. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadlines will not be counted or otherwise used by the Debtor in connection with the Debtors request for Confirmation of the Plan (or any permitted modification thereof).

The Debtors reserve the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots and Master Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadlines. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in its discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadlines.

C.	Voting Instructions

Only the Holders of Allowed Class 1 2012 Credit Agreement Claims, Class 2 Term Loan Credit Agreement Claims, and Class 3 Second Lien Note Claims as of the Voting Record Date are entitled to vote to accept or reject the Plan, and they may do so by completing the appropriate Ballots or Master Ballots and returning them by electronic mail or in the envelope provided. Notwithstanding the foregoing, in the event that a Holder returns an original properly completed Ballot via mail or overnight courier, as well as a Ballot via electronic mail, only the original properly completed ballot will be counted for voting purposes. The Ballots and Master Ballots will clearly indicate the appropriate return address (or, in the case of the Beneficial Holders of the Debtors’ Second Lien Notes who hold their position through a nominee (the “Nominee”) and received the Ballots from Nominees, such Beneficial Holders will be instructed to comply with the return instructions provided by the Nominee). It is important to follow the specific instructions provided on each Ballot or Master Ballot. Ballots and Master Ballots should be sent to the Balloting Agent on or before the Voting Deadlines as indicated in the chart below.

The Debtors are providing the Solicitation Package to Holders of Second Lien Note Claims or Nominees whose names appear as of the Voting Record Date in the records maintained by the Debtors.

The Debtors have engaged Epiq as the Balloting Agent to assist in the balloting and tabulation process. The Balloting Agent will process and tabulate Ballots and Master Ballots for each Class entitled to vote to accept or reject the Plan and will File the Voting Report as soon as practicable after the Petition Date, which Voting Report will be supplemented after the Voting Deadline.

The deadline by which the Balloting Agent must receive your Ballot or Master Ballot is 4:00 p.m. (prevailing Eastern Time) on March 20, 2013 for Holders of 2012 Credit Agreement Claims and Term Loan Credit Agreement Claims, and 4:00 p.m. (prevailing Eastern Time) on April 10, 2013 for Holders of Second Lien Note Claims.

Any Ballot or Master Ballot that is properly executed, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.

All Ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each Ballot.

BALLOTS AND MASTER BALLOTS

Via 1st Class or Regular Mail: Revel AC, Inc. Ballot Processing Center c/o Epiq Bankruptcy Solutions, LLC FDR Station, P.O Box 5014 New York, NY 10150-5014	Via Overnight Courier or Hand Delivery Revel AC, Inc. Ballot Processing Center c/o Epiq Bankruptcy Solutions, LLC 757 Third Avenue, 3rd Floor New York, NY 10017

Email: for Returning Ballots: revelballots@epiqsystems.com

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(i)	Note to Class 1, Class 2, and Class 3 Claim Holders.

(a)	Certification.

By signing and returning a Ballot or Master Ballot, each Holder of a Second Lien Note Claim in Class 1, Class 2, and Class 3 will be certifying to the Bankruptcy Court and the Debtors that, among other things:

•

the Holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•	the Holder is an Accredited Investor, as that term is defined by Rule 501 of Regulation D of the Securities Act;

•

(1) such Holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Debtors concerning the terms of the Plan, the businesses of the Debtors and other related matters, (2) to the best of the Holder’s knowledge, the Debtors have made available to such Holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such Holder and (3) except for information provided by the Debtors in the Disclosure Statement and the Plan, such Holder has not relied on any statements made or other information received from any person with respect to the Plan; and (4) acknowledging that the New Equity Interests being offered pursuant to the Plan is not being offered pursuant to a registration statement filed with the SEC and representing that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act;

•	the Holder has cast the same vote with respect to all Claims in Class 1, Class 2, or Class 3, respectively; and

•

no other Ballots or Master Ballots with respect to the same Claim have been cast, or, if any other Ballots or Master Ballots have been cast with respect to such Claim, then any such Ballots or Master Ballots are thereby revoked, in accordance with the procedures set forth herein.

(b)	Beneficial Holders.

A Beneficial Holder holding Class 3 Claims as a record Holder in its own name or who has directly received a Ballot from the Balloting Agent should vote on the Plan by completing and signing the enclosed applicable Ballot and returning it directly to the Balloting Agent on or before the Voting Deadlines using the enclosed self-addressed, post pre-paid return envelope.

Any Beneficial Holder holding Class 3 Claims in a “street name” through a Nominee and who has not directly received the Ballot from the Balloting Agent may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•

Complete and sign the enclosed Beneficial Holder Ballot. Return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to Epiq on a Master Ballot by the Noteholder Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the Nominee must be contacted for instructions.

•

Complete and sign the pre-validated Ballot (as described below) provided to the Holder by the Nominee. The Holder will then return the pre-validated Ballot to Epiq by the Noteholder Voting Deadline using the enclosed self-addressed, postage pre-paid envelope.

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Any Ballot returned to a Nominee by a Beneficial Holder described in this section will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to Epiq that Ballot (properly validated) or a Master Ballot that reflects the vote of such Beneficial Holder.

If any Beneficial Holder owns Claims through more than one Nominee, such Beneficial Holder should execute a separate Ballot for those Claims held through any one Nominee, unless otherwise approved by the Debtors. Each such separate Ballot must indicate the name of the particular Nominee through which Claims being voted by that Ballot are held, the amount of Claims held through such Nominee and be returned to the Balloting Agent. The Balloting Agent may validate the Ballot with the Nominee and by returning an executed Ballot, the Beneficial Holder directs the Nominee to provide any information requested to make such validation.

(c)	Nominees.

A Nominee that on the Voting Record Date is the registered Holder of Claims for a Beneficial Holder should obtain the vote of such Beneficial Holder of such Claims.

(i)	Pre-validated Ballots.

A Nominee may pre-validate a Ballot by: (a) signing the Ballot; (b) indicating on the Ballot the name of the Beneficial Holder and the amount of Claims held by the Nominee in the principal amount for such Beneficial Holder; and (c) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to such Beneficial Holder for voting. The Beneficial Holder must then review and complete the information requested in the Ballot, and return the Ballot directly to Epiq in the pre-addressed, postage pre-paid envelope (or as otherwise noted above) so that it is received by Epiq before the Noteholder Voting Deadline. A list of the Beneficial Holders to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Noteholder Voting Deadline.

(ii)	Master Ballots.

A Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Beneficial Holder must then indicate its vote on the Ballot, review and complete the information requested in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to Epiq so that it is received by Epiq before the Noteholder Voting Deadline. All Ballots returned by Beneficial Holders should be retained by Nominees for inspection for at least one year from the Noteholder Voting Deadline.

Each Nominee should advise its Beneficial Holders to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to Epiq so that it is received by Epiq before the Noteholder Voting Deadline.

D.	Voting Tabulation

The Ballot and/or Master Ballot do not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim or Interest. Only Holders of Claims in the voting Class shall be entitled to vote with regard to such Claims.

Unless the Debtors decide otherwise, Ballots and Master Ballots received after the Voting Deadlines may not be counted. Except as otherwise provided in the Solicitation Procedures, a Ballot or Master Ballot will be deemed delivered only when the Balloting Agent actually receives the executed Ballot or Master Ballot as instructed in the Voting Instructions. No Ballot or Master Ballot should be sent to the Debtors, the Debtors’ agents (other than the Balloting Agent) or the Debtors’ financial or legal advisors. The Debtors expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Plan regarding modifications). The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Plan Confirmation. In that event, the solicitation will be extended to

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the extent directed by the Bankruptcy Court. To the extent there are multiple Claims within Classes, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following additional procedures shall apply with respect to tabulating Master Ballots:

•

votes cast by holders of public securities through Nominees will be applied to the applicable positions held by such Nominees as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee shall not be counted in excess of the amount of public securities held by such Nominee as of the Voting Record Date;

•	if conflicting votes or “over-votes” are submitted by a Nominee, the Balloting Agent shall use reasonable efforts to reconcile discrepancies with the Nominee;

•

if over-votes are submitted by a Nominee which are not reconciled prior to the preparation of the certification of vote results, the votes to accept and to reject the Plan shall be approved in the same proportion as the votes to accept and to reject the Plan submitted by the Nominee, but only to the extent of the Nominee’s Voting Record Date position in the public securities; and

•

for the purposes of tabulating votes, each Beneficial Holder shall be deemed (regardless of whether such holder includes interest in the amount voted on its Ballot) to have voted only the principal amount of its public securities; any principal amounts thus voted will be thereafter adjusted by the Balloting Agent, on a proportionate basis with a view to the amount of securities actually voted, to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest, with respect to the securities thus voted.

The Debtors will file with the Bankruptcy Court, as soon as practicable after the Petition Date, the Voting Report prepared by the Balloting Agent; provided, however, the Balloting Agent will file a supplemental Voting Report after the Voting Deadline. The Voting Report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an “Irregular Ballot”), including, but not limited to, those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged. The Balloting Agent will attempt to reconcile the amount of any Claim reported on a Ballot or Master Ballot with the records of the applicable Nominee, if applicable, or in the alternative with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Balloting Agent, the amount shown in the records of the Nominee, if applicable, or the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

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XVII.	RECOMMENDATION

In the opinion of Revel AC, Inc. and each of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: March 13, 2013

Respectfully submitted,

REVEL AC, INC.
(on behalf of itself and each of the Debtors)

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Prepared by:

/s/ Marc Kieselstein

James H.M. Sprayregen, P.C. (pro hac vice admission pending)
Marc Kieselstein, P.C. (pro hac vice admission pending)
Nicole L. Greenblatt (pro hac vice admission pending)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
-and-
Morton R. Branzburg (MB7251) Domenic E. Pacitti (DP 1792)
Carol Ann Slocum (CS 2818)
KLEHR HARRISON HARVEY BRANZBURG LLP
457 Haddonfield Road, Suite 510
Cherry Hill, New Jersey 08002-2220
Telephone: (215) 568-6060
Facsimile: (856) 486-4875

Proposed Co-Counsel to the Debtors and Debtors in Possession

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Exhibit A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

In re	)	Chapter 11
)
)
	)	Case No. 13-[ ] ( )
REVEL AC, INC., et al.,[1]	)
)
Debtors.	)	Jointly Administered

JOINT PLAN OF REORGANIZATION OF REVEL AC, INC. AND ITS DEBTOR

AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

James H.M. Sprayregen, P.C. (pro hac vice admission pending)

Marc Kieselstein, P.C. (pro hac vice admission pending)

Nicole L. Greenblatt (pro hac vice admission pending)

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022-4611

Telephone:    (212) 446-4800

Facsimile:     (212) 446-4900

-and-

Morton R. Branzburg (MB 7251)

Domenic E. Pacitti (DP 1792)

Carol Ann Slocum (CS 2818)

KLEHR HARRISON HARVEY BRANZBURG LLP

457 Haddonfield Road, Suite 510

Cherry Hill, New Jersey 08002-2220

Telephone:    (215) 568-6060

Facsimile:     (856) 486-4875

Proposed Co-Counsel to the Debtors

and Debtors in Possession

Dated: March 13, 2013

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal taxpayer identification number, are: Revel AC, Inc. (3856); Revel AC, LLC (4456); Revel Atlantic City, LLC (9513); Revel Entertainment Group, LLC (2321); and NB Acquisition LLC (9387). The location of parent Debtor Revel AC, Inc.’s corporate headquarters and the Debtors’ service address is: 550 Boardwalk, Atlantic City, New Jersey 08401.

i

ARTICLE V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25

	A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	25
	B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	26
	C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	26
	D.	Insurance Policies.	27
	E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	27
	F.	Reservation of Rights.	27
	G.	Nonoccurrence of Effective Date.	27
	H.	Contracts and Leases Entered Into After the Petition Date.	27

ARTICLE VI.	PROVISIONS GOVERNING DISTRIBUTIONS		28

	A.	Timing and Calculation of Amounts to Be Distributed.	28
	B.	Disbursing Agent.	28
	C.	Rights and Powers of Disbursing Agent.	28
	D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	28
	E.	Manner of Payment.	29
	F.	Section 1145 Exemption.	30
	G.	Section 4(a)(2) Exemption.	30
	H.	Compliance with Tax Requirements.	30
	I.	Allocations.	30
	J.	Setoffs and Recoupment.	30
	K.	Claims Paid or Payable by Third Parties.	31

ARTICLE VII.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31

	A.	Allowance of Claims.	31
	B.	Claims Administration Responsibilities.	31
	C.	Estimation of Claims.	32
	D.	Adjustment to Claims Without Objection.	32
	E.	Time to File Objections to Claims.	32
	F.	Disallowance of Claims.	32
	G.	Amendments to Claims.	33
	H.	No Distributions Pending Allowance.	33
	I.	Distributions After Allowance.	33

ARTICLE VIII.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		33

	A.	Compromise and Settlement of Claims, Interests and Controversies.	33
	B.	Discharge of Claims and Termination of Interests.	33
	C.	Release of Liens.	34
	D.	Releases by the Debtors.	34
	E.	Releases by Holders.	35
	F.	Liabilities to, and Rights of, Governmental Units.	35
	G.	Exculpation.	35
	H.	Injunction.	35
	I.	Subordination Rights Under the Intercreditor Agreement.	36
	J.	Term of Injunctions or Stays.	36

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ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		37

	A.	Conditions Precedent to Confirmation.	37
	B.	Conditions Precedent to the Effective Date.	37
	C.	Waiver of Conditions.	38
	D.	Effect of Failure of Conditions.	38

ARTICLE X.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		38

	A.	Modification and Amendments.	38
	B.	Effect of Confirmation on Modifications.	38
	C.	Revocation or Withdrawal of Plan.	38

ARTICLE XI.	RETENTION OF JURISDICTION		39

ARTICLE XII.	MISCELLANEOUS PROVISIONS		40

	A.	Regulatory Requirements.	40
	B.	Immediate Binding Effect.	40
	C.	Additional Documents.	41
	D.	Statutory Committee and Cessation of Fee and Expense Payment.	41
	E.	Reservation of Rights.	41
	F.	Successors and Assigns.	41
	G.	Notices.	41
	H.	Entire Agreement.	42
	I.	Exhibits.	42
	J.	Severability of Plan Provisions.	43
	K.	Votes Solicited in Good Faith.	43
	L.	Closing of Chapter 11 Cases.	43
	M.	Conflicts.	43

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INTRODUCTION

Revel AC, Inc. (“Revel AC”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), propose this joint plan of reorganization (the “Plan”) for the resolution of the Claims (as such term is defined below) against and Interests (as such term is defined below) in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code (as such term is defined below). Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A.

Holders of Claims and Interests (as such terms are defined below) should refer to the Disclosure Statement (as such term is defined below) for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of this Plan.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1. “2012 Credit Agreement” means that certain credit agreement, dated as of May 3, 2012 (as amended, supplemented, or modified from time to time), by and among Revel AC, as borrower, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and issuing bank, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner.

2. “2012 Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent, disbursement agent, and issuing bank under the 2012 Credit Agreement and any other capacities thereunder or related thereto, including any capacity held by any of its Affiliates.

3. “2012 Credit Agreement Claims” means any Claim derived from, based upon, relating to, or arising from the 2012 Credit Agreement.

4. “Accrued Professional Compensation” means, at any given time, all accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order, except such fees that are reasonably incurred by the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agents, and the Steering Committee; provided, however, that any such fees and expenses (x) have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (y) have been applied against any retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

5. “Administrative Claim” means any Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); and (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

6. “Administrative Claims Bar Date” means the date that is 30 days after entry of the Confirmation Order.

7. “Administrative Claims Objection Deadline” means the date that is 60 days after the Effective Date.

8. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

9. “Agents” means, collectively, the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, and the First Lien Exit Agent.

10. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (b) a Claim that is allowed (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim as to which a Proof of Claim has been timely Filed and as to which no objection has been Filed by the Claims Objection Deadline.

11. “Ballot” means the form or forms distributed to certain Holders of Claims by which such parties may indicate acceptance or rejection of the Plan.

12. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101-1532.

13. “Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of New Jersey.

14. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

15. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

16. “Cash” means the legal tender of the United States of America.

17. “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured, or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim, or recoupment and any claim for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

18. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

20. “Claims Bar Date” means, for each General Unsecured Claim in excess of $2.5 million, the date that is 45 days after the Petition Date.

21. “Claims Objection Deadline” means, for each General Unsecured Claim in excess of $2.5 million, (a) 75 days after the Effective Date or (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims.

2

22. “Claims Register” means the official register of General Unsecured Claims in excess of $2.5 million maintained by Epiq Bankruptcy Solutions, LLC, retained as the Debtors’ notice, claims, and solicitation agent.

23. “Class” means a class of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

24. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A having been satisfied or waived pursuant to Article IX.C.

25. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

26. “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

27. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders.

28. “Consenting Debtholders” means the Holders of Claims that are party to the Restructuring Support Agreement.

29. “Consummation” means the occurrence of the Effective Date.

30. “Contingent Payment Rights” means the treatment for Holders of Second Lien Note Claims as described in Article IV.D herein, and in the Contingent Payment Rights Term Sheet.

31. “Contingent Payment Rights Term Sheet” means the term sheet attached as Exhibit I to the Disclosure Statement that sets forth the material terms of the Contingent Payment Rights.

32. “Committee” means any official committee (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

33. “Cure Claim” means a Claim based upon a Debtor’s default under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code.

34. “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

35. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date.

36. “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

37. “Debtors” means, collectively: (a) Revel AC, Inc.; (b) Revel AC, LLC; (c) Revel Atlantic City, LLC; (d) Revel Entertainment Group, LLC; and (d) NB Acquisition LLC.

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38. “DIP Facility” means the revolving and term loan facilities provided under the DIP Credit Agreement and related documents.

39. “DIP Facility Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent, collateral agent, disbursement agent, and issuing bank for the DIP Facility under the DIP Facility Credit Agreement, together with its successor and assigns in such capacity.

40. “DIP Facility Claim” means any Claim derived from, based upon, relating to, or arising from the DIP Facility under the DIP Facility Credit Agreement and related documents, including any Claims on account of issued and undrawn letters of credit.

41. “DIP Facility Credit Agreement” means the agreement governing the senior secured super-priority priming debtor in possession credit facility, dated as of [—] among the Debtors, the DIP Facility Lenders and JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent, and issuing bank (as amended, restated, supplemented, or otherwise modified from time to time).

42. “DIP Facility Lender” means the institutions party from time to time as “Lenders” for the DIP Facility under the DIP Facility Credit Agreement.

43. “DIP Order” means the final order of the Bankruptcy Court in form and substance reasonably acceptable to the DIP Facility Lenders and the DIP Facility Agent, authorizing, inter alia, the Debtors to enter into the DIP Facility Credit Agreement and incur postpetition obligations thereunder.

44. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or Reorganized Debtors and identified in the Plan Supplement, as applicable, to make or facilitate distributions contemplated under the Plan.

45. “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Revel AC, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated March 13, 2013, as amended, supplemented or modified from time to time, in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders, including all exhibits and schedules thereto and references therein that relate to the Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.

46. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is (a) disputed under the Plan, or subject to a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, (b) improperly asserted, by the untimely or otherwise improper filing of a Proof of Claim as required by order of the Bankruptcy Court, or (c) that is disallowed pursuant to section 502(d) of the Bankruptcy Code. A Claim or Administrative Claim that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution until it is no longer a Disputed Claim.

47. “Distribution Date” means, with respect to a Claim that is Allowed as of the Effective Date, the date that is as soon as practicable after the Effective Date, but no later than 30 days after the Effective Date.

48. “Distribution Record Date” means the date that the Confirmation Order is entered by the Bankruptcy Court; provided, however, that such Distribution Record Date shall not apply to any publicly held securities.

49. “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C and (b) no stay of the Confirmation Order is in effect.

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50. “Employee” means an individual that is an employee, manager or officer of any of the Debtors employed by the Debtors on a salary or hourly basis, who serves in such capacity.

51. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

52. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

53. “Exculpated Claim” means any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan (including any term sheets related thereto) or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Consummation, and the administration and implementation of the Plan, including (a) the Restructuring Support Agreement, (b) the issuance of the New Equity Interests, and (c) the distribution of property under the Plan or any other agreement.

54. “Exculpated Party” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the 2012 Credit Agreement Agent; (d) the Term Loan Agent; (e) the DIP Facility Agent; (f) the DIP Lenders; (g) the Exit Facility Agents; (h) the Exit Lenders; (i) the Consenting Debtholders; (j) the Steering Committee; (k) J.P. Morgan Securities LLC, in its capacity as sole lead arranger and sole bookrunner under the 2012 Credit Agreement, lead arranger, syndication agent, and joint bookrunning manager under the Term Loan Credit Agreement, and sole lead arranger and sole bookrunner under the DIP Facility Credit Agreement and First Lien Exit Facility; and (l) with respect to each of the foregoing entities in clauses (a) through (k), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members, and other professionals, and such Persons’ respective heirs, executors, estates, servants, and nominees.

55. “Executive Transition Agreement” means the agreement, attached as Exhibit J to the Disclosure Statement and as described in Article IV.K of this Plan, governing the transition of the Debtors’ Executives (as defined herein).

56. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

57. “Exit Facilities” means, collectively, the First Lien Exit Facility and the Second Lien Exit Facility.

58. “Exit Credit Agreements” means, collectively, the First Lien Exit Credit Agreement and the Second Lien Exit Credit Agreement.

59. “Exit Facility Agents” means, collectively, the First Lien Exit Agent and the Second Lien Exit Agent.

60. “Exit Facilities Term Sheet” means a term sheet, which is an exhibit to the Restructuring Support Agreement and Disclosure Statement, between the Reorganized Debtors as borrowers, the First Lien Exit Agent, and the Exit Lenders, setting forth the material terms of the Exit Facilities.

61. “Exit Lenders” means those “Lenders” under (and as defined in) each of the Exit Credit Agreements.

62. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

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63. “Fee Claim” means a Claim for Accrued Professional Compensation.

64. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

65. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

66. “First Lien Exit Agent” means JPMorgan Chase Bank, N.A. or such other financial institution in its capacity as administrative agent, collateral agent, and issuing bank under the First Lien Exit Credit Agreement.

67. “First Lien Exit Credit Agreement” means that certain agreement governing the First Lien Exit Facility, dated on or about the Effective Date by and among the Reorganized Debtors, the lenders party thereto, and the First Lien Exit Agent, in its capacities as administrative agent, collateral agent, and issuing bank (as amended, restated, supplemented, or otherwise modified from time to time).

68. “First Lien Exit Facility” means that exit credit facility secured by a first-priority liens on and security interests in the Reorganized Debtors’ assets, which facility shall be consistent in all material respects with the Exit Facilities Term Sheet and in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent affecting their economic interests, the Requisite Consenting 2012 Facility Lenders to be executed and delivered by the parties thereto on or about, and as a condition to the Effective Date.

69. “General Unsecured Claim” means any Unsecured Claim that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) an Priority Non-Tax Claim, (d) a Second Lien Note Claim, (e) a section 510(b) Claim, (f) a Fee Claim, or (g) an Intercompany Claim.

70. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

71. “Guarantors” means Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC, each in its capacity as guarantor under the 2012 Credit Agreement, Term Loan Credit Agreement, and Indenture.

72. “Holder” means an Entity holding a Claim or an Interest.

73. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

74. “Indenture” means that certain indenture, dated as of February 17, 2011 (as amended, supplemented, or modified from time to time), for an initial issuance of $304,400,000 of Second Lien Notes at 12% interest, by and among Revel AC, the Guarantors, and the Second Lien Notes Indenture Trustee.

75. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

76. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

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77. “Intercreditor Agreement” means that certain intercreditor agreement dated as of February 17, 2011 (as amended, supplemented, or modified from time to time), between the Term Loan Agent and the Second Lien Notes Indenture Trustee).

78. “Interests” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

79. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

80. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

81. “Lender Voting Deadline” means 4:00 p.m. (prevailing Eastern Time) on March 20, 2013.

82. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

83. “Management Incentive Program” means that certain post-Effective Date equity incentive program, on the terms and conditions that shall be decided upon by the New Revel Board, which shall provide for grants of options and/or restricted units, and/or equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Debtors sufficient to properly incentivize the senior management to each of the Reorganized Debtholders.

84. “New Boards” mean, collectively, the New Revel Board and the New Subsidiary Boards.

85. “New By-Laws” means the form of the by-laws of each of Reorganized Revel and the Reorganized Debtors, which forms shall be included in the Plan Supplement.

86. “New Certificates of Incorporation” means the form of the certificates of incorporation of Reorganized Revel and the Reorganized Debtors, which forms shall be included in the Plan Supplement.

87. “New Equity Interests” means a certain number of common shares in the capital of Reorganized Revel authorized pursuant to the Plan, of which up to approximately 7.5 million shares shall be initially issued and outstanding as of the Effective Date.

88. “New Employment Agreements” means the employment agreements, if any, between Reorganized Revel and members of the Debtors’ management team with any such agreements to be included in the Plan Supplement.

89. “New Revel Board” means the initial board of directors of Reorganized Revel.

90. “New Stockholders Agreement” means the stockholders agreement for Reorganized Revel, substantially in the form included in the Plan Supplement, consistent in all material respects with the New Stockholders Agreement Term Sheet and in form and substance reasonably acceptable to the Steering Committee.

91. “New Stockholders Agreement Term Sheet” means a term sheet, which is an exhibit to the Disclosure Statement, setting forth the material terms of the New Stockholders Agreement.

92. “New Subsidiary Boards” means, with respect to each of the Reorganized Debtors other than Reorganized Revel, the initial board of directors or member, as the case may be, of each such Reorganized Debtor.

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93. “Noteholder Voting Deadline” means 4:00 p.m. (prevailing Eastern Time) on April 10, 2013.

94. “Other Secured Claim” means any Secured Claim that is not (a) a 2012 Credit Agreement Claim, (b) a DIP Facility Claim, (c) a Term Loan Credit Agreement Claim, or (d) a Second Lien Note Claim.

95. “Person” means a person as such term as defined in section 101(41) of the Bankruptcy Code.

96. “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

97. “Plan” means this Joint Plan of Reorganization of Revel AC, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement (as modified, amended, or supplemented from time to time), which is incorporated herein by reference.

98. “Plan Securities” means (a) the New Equity Interests and (b) the Contingent Payment Rights, each of which shall be distributed by the Reorganized Debtors pursuant to the terms of the Plan.

99. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than five days before the Confirmation Hearing on notice to parties in interest, and additional documents Filed before the Effective Date as supplements or amendments to the Plan Supplement, all such documents being in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders, including the following: (a) the New By-Laws; (b) the New Certificates of Incorporation; (c) the Rejected Executory Contract and Unexpired Lease List (d) a list of retained Causes of Action, if any; (e) subject to the terms of Article IV.M, the Management Incentive Program; (f) the identification of any Disbursing Agent other than the Reorganized Debtors; (g) the First Lien Exit Credit Agreement; (h) the Second Lien Exit Credit Agreement; (i) the New Employment Agreements, if any; and (j) the New Stockholders Agreement. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (j). The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with Article IX.B hereof and the terms set forth herein relating to necessary consent.

100. “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

101. “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

102. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, but excluding the advisors and professionals for the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agents, and the Steering Committee.

103. “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

104. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class.

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105. “Reinstated” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

106. “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors and in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Term Loan Agent, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V.A and which shall be included in the Plan Supplement.

107. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

108. “Released Party” means each of: (a) the 2012 Credit Agreement Agent; (b) the Term Loan Agent; (c) the DIP Facility Agent; (d) the DIP Lenders; (e) the Exit Facility Agents; (f) the Exit Lenders; (g) the Consenting Debtholders; (h) The Steering Committee; (i) J.P. Morgan Securities LLC, in its capacities as sole lead arranger and sole bookrunner under the 2012 Credit Agreement, lead arranger, syndication agent, and joint bookrunning manager under the Term Loan Credit Agreement, and sole lead arranger and sole bookrunner under the DIP Facility Credit Agreement and First Lien Exit Facility; and (j) with respect to each of the foregoing entities in clauses (a) through (i), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members and other professionals, and such Persons’ respective heirs, executors, estates, servants, and nominees.

109. “Reorganized Revel” means Revel AC, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Revel shall be a corporation organized under the laws of the state of Delaware.

110. “Reorganized Debtors” means the Debtors, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

111. “Requisite Consenting 2012 Facility Lenders” has the meaning assigned to such term in the Restructuring Support Agreement.

112. “Requisite Consenting Lenders” has the meaning assigned to such term in the Restructuring Support Agreement.

113. “Requisite Consenting Noteholders” has the meaning assigned to such term in the Restructuring Support Agreement.

114. “Restructuring Support Agreement” means the agreement, effective as of February 19, 2013, among the Debtors and Consenting Debtholders, to support, and (as applicable) vote in favor of, this Plan, as amended by that certain First Amendment to Restructuring Support Agreement, dated as of March 8, 2013, and as amended by that certain Second Amendment to Restructuring Support Agreement, dated as of March 13, 2013.

115. “Second Lien Exit Agent” means the administrative agent, collateral agent, and any other applicable capacities under the Second Lien Exit Credit Agreement, which shall be selected and identified on or before the Plan Supplement Filing Date (as defined in the Disclosure Statement), which selection shall be subject to the reasonable consent of the Steering Committee.

116. “Second Lien Exit Credit Agreement” means that certain agreement governing the Second Lien Exit Facility, dated on or about the Effective Date by and among the Reorganized Debtors, the lenders party thereto, and the Second Lien Exit Agent (as amended, restated, supplemented or otherwise modified from time to time).

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117. “Second Lien Exit Facility” means that exit credit facility secured by second-priority liens on and security interests in the Reorganized Debtors’ assets, which facility shall be consistent in all material respects with the Exit Facilities Term Sheet and in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent affecting their economic interests, the Requisite Consenting 2012 Facility Lenders to be executed and delivered by the parties thereto on or about, and as a condition to the Effective Date.

118. “Second Lien Note Claim” means any Claim derived from, based upon, relating to, or arising from the Indenture.

119. “Second Lien Note Claim Contingent Payment Rights Agreement” means an agreement governing the issuance and distribution of the Contingent Payment Rights pursuant to the terms of the Contingent Payment Rights Term Sheet.

120. “Second Lien Notes” means those certain 12% Second Lien Notes due 2018 issued pursuant to the Indenture.

121. “Second Lien Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the Indenture.

122. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

123. “Securities Act” means the Securities Act of 1933, 15 U.S.C. 77a-77aa, together with the rules and regulations promulgated thereunder.

124. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

125. “Steering Committee” means the steering committee of Term Loan Lenders formed by the Term Loan Agent, and any successors or assigns thereof.

126. “Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and disbursement agent under the Term Loan Credit Agreement and any other capacities thereunder or related thereto, including any capacity held by any of its Affiliates.

127. “Term Loan Credit Agreement” means that certain credit agreement, dated as of February 17, 2011 (as amended, supplemented, or modified from time to time), by and among Revel AC, as borrower, the Guarantors, the Term Loan Lenders, J.P. Morgan Securities LLC, as lead arranger and syndication agent, Morgan Stanley & Co. Incorporated, as joint bookrunning managers, and JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent.

128. “Term Loan Credit Agreement Claims” means any Claim derived from, based upon, relating to, or arising from the Term Loan Credit Agreement.

129. “Term Loan Lenders” means the lenders party to the Term Loan Credit Agreement.

130. “Treasury Regulations” means regulations (including temporary and proposed) promulgated under the Internal Revenue Code.

131. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

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132. “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

133. “Unsecured Claims Cap” means a $45 million baseline amount for ordinary course payables that excludes construction claims and related cash in escrow as agreed to between the Debtors and the Steering Committee prior to the Petition Date, and claims that may be covered by insurance.

134. “U.S. Trustee” means the United States Trustee for the District of New Jersey.

135. “Warrant Agreement” means that certain warrant agreement, dated as of February 17, 2011 (as amended, supplemented, or modified from time to time), by and between Revel AC and U.S. Bank National Association.

136. “Warrant Claims” means any Claim derived from, based upon, relating to, or arising from the Warrant Agreement.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control);

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provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state or province of incorporation of the applicable Debtor or Reorganized Debtor, as applicable; provided, further, however, that nothing in this Article I.D shall be construed to limit the applicability of relevant state gaming regulations with respect to the Debtors’ gaming businesses.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, DIP Facility Claims, and Intercompany Interests have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims.

1.	Administrative Claims.

Except with respect to Administrative Claims that are Fee Claims and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order. For purposes of this Plan, all Administrative Claims arising or granted under the DIP Order shall be deemed Allowed by Final Order.

2.	DIP Facility Claims

On or before the Effective Date, (a) Holders of DIP Facility Claims shall receive payment in full in Cash of all DIP Facility Claims or shall have such DIP Facility Claims refinanced or converted in accordance with the terms of the DIP Facility Credit Agreement and the Exit Credit Agreements except to the extent that any Holder of DIP Facility Claims agrees to a different treatment, and (b) the fees, expenses, costs and other charges of the DIP Facility Agent and its advisors and professionals shall receive payment in full in Cash on account of such Claims. Notwithstanding anything to the contrary contained herein, the liens and security interests securing the DIP Facility Claims shall continue in full force and effect until the DIP Facility Claims have been paid in full in Cash on the Effective Date or refinanced by (or converted into) the Exit Facilities, unless any Holder of DIP Facility Claims agrees to a different treatment; provided that, notwithstanding anything to the contrary herein, the DIP Facility Claims and the fees, expenses, costs and other charges of the DIP Facility Agent and its advisors and professionals shall not be waived, discharged, or released unless and until such claims are paid in full in Cash on the Effective Date, or, solely with respect to the DIP Facility Claims, unless and until the DIP Facility Claims are refinanced or

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converted in accordance with the terms of the DIP Facility Credit Agreement and the Exit Credit Agreements; and provided, further, that, unless otherwise agreed, any letters of credit issued under the DIP Facility or issued under the 2012 Credit Agreement and deemed to be issued under the DIP Facility shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure. Any and all indemnification obligations that are provided in connection with the DIP Facility Credit Agreement shall continue and be in effect with the same force and to the same extent as if made in connection with the execution and entry into the Exit Credit Agreements.

3.	Professional Compensation.

(a)	Fee Claims.

Professionals asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or any other applicable order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 20 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than 40 days after the Effective Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims. For the avoidance of doubt, this Article II.A.2 of the Plan shall not apply to any fees and expenses (including attorney’s fees and fees for other retained professionals, advisors and consultants) of the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agents, and the Steering Committee incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility and Exit Facilities and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Petition Date).

(b)	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, subject to the terms of the DIP Order, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors through and including the Effective Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order, or approval of the Bankruptcy Court.

4.	Administrative Claim Bar Date.

Except as otherwise provided in this Article II.A, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Administrative Claims Objection Deadline.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law

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and to the extent provided for by section 511 of the Bankruptcy Code; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

C.	Intercompany Interests.

Intercompany Interests shall be Reinstated on the Effective Date.

D.	Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Revel shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors until the entry of a final decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

B.	Summary of Classification.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.E hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be five (5) sub-Classes in each Class and many of such sub-Classes may be vacant).

Class	Claim/Interest	Status	Voting Rights
1	2012 Credit Agreement Claims	Impaired / Not Impaired	Entitled to Vote / Deemed to Accept
2	Term Loan Credit Agreement Claims	Impaired	Entitled to Vote
3	Second Lien Note Claims	Impaired	Entitled to Vote
4	Priority Non-Tax Claims	Not Impaired	Deemed to Accept
5	Other Secured Claims	Not Impaired	Deemed to Accept
6	General Unsecured Claims	Not Impaired	Deemed to Accept
7	Intercompany Claims	Not Impaired	Deemed to Accept
8	Warrant Claims	Impaired	Deemed to Reject

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9	Interests	Impaired	Deemed to Reject

C.	Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.	Class 1 - 2012 Credit Agreement Claims

(a)	Classification: Class 1 consists of 2012 Credit Agreement Claims.

(b)	Allowance: The 2012 Credit Agreement Claims shall be Allowed.

(c)	Treatment: Except to the extent that a Holder of a 2012 Credit Agreement Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the 2012 Credit Agreement Claims, upon the closing of the DIP Facility, each Holder of a 2012 Credit Agreement Claim shall receive on a Pro Rata basis payment in full in Cash from the proceeds of the DIP Facility (only to the extent such holder is a DIP Lender) or the Second Lien Exit Facility, as applicable, and any letters of credit issued under the 2012 Credit Agreement shall be deemed to be issued under the DIP Facility, and any letters of credit issued under the DIP Facility shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure.

(d)	Voting: Class 1 is Impaired by the Plan and may vote to accept or reject the Plan; provided, however, that upon entry of the DIP Order and the repayment of the 2012 Credit Agreement Claims in full pursuant to the terms of the DIP Order, Members of Class 1 who are DIP Lenders shall become unimpaired, each such Holder of a Class 1 2012 Credit Agreement Claim shall be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and any votes cast by such Holders of such 2012 Credit Agreement Claims shall be disregarded.

2.	Class 2 - Term Loan Credit Agreement Claims

(a)	Classification: Class 2 consists of Term Loan Credit Agreement Claims.

(b)	Allowance: The Term Loan Credit Agreement Claims shall be Allowed.

(c)	Treatment: Except to the extent that a Holder of a Term Loan Credit Agreement Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of the Term Loan Credit Agreement Claims, each Holder of a Term Loan Credit Agreement Claim shall receive its Pro Rata share of 100% of the New Equity Interests (subject to dilution by the Management Incentive Plan).

(d)	Voting: Class 2 is Impaired. Therefore, Holders of Class 2 Term Loan Credit Agreement Claims are entitled to vote to accept or reject the Plan.

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3.	Class 3 - Second Lien Note Claims.

(a)	Classification: Class 3 consists of Second Lien Note Claims.

(b)	Allowance: The Second Lien Note Claims shall be Allowed.

(c)	Treatment: In exchange for full and final satisfaction, settlement, release, and discharge of the Second Lien Note Claims, each Holder of such Allowed Second Lien Note Claim shall receive its Pro Rata share of the Contingent Payment Rights.

(d)	Voting: Class 3 is Impaired by the Plan. Therefore, Holders of Class 3 Second Lien Note Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 - Priority Non-Tax Claims.

(a)	Classification: Class 4 consists of Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on or as reasonably practicable after (i) the Effective Date, (ii) the date on which such Priority Non-Tax Claim against the Debtors becomes an Allowed Priority Non-Tax Claim, or (iii) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 4 is not Impaired by the Plan, and each Holder of a Class 4 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 - Other Secured Claims.

(a)	Classification: Class 5 consists of Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim; or (iii) the Debtors or the Reorganized Debtors shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Claim shall be rendered not Impaired.

(c)	Voting: Class 5 is not Impaired by the Plan, and each Holder of a Class 5 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 Other Secured Claims are not entitled to vote to accept or reject the Plan.

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6.	Class 6 - General Unsecured Claims.

(a)	Classification: Class 6 consists of General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each General Unsecured Claim, each Holder of such Allowed General Unsecured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) such Allowed General Unsecured Claim shall be Reinstated; (ii) the Debtors or the Reorganized Debtors shall pay such Allowed General Unsecured Claim in the ordinary course of business; or (iii) the Debtors or the Reorganized Debtors shall pay such General Unsecured Claim in full in Cash, including interest at the contractual rate, upon the later of (A) the Effective Date, (B) the date on which such General Unsecured Claim against the Debtors becomes an Allowed General Unsecured Claims, (C) or such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 6 is not Impaired by the Plan, and each Holder of a Class 6 General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 - Intercompany Claims.

(a)	Classification: Class 7 consists of Intercompany Claims.

(b)	Treatment: No distribution shall be made on account of Intercompany Claims. On the Effective Date, or as soon thereafter as practicable, all Intercompany Claims shall be reinstated in full or in part or cancelled or discharged in full or in part, in each case, to the extent determined appropriate by the Reorganized Debtors. The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors historical intercompany account settlement practices.

(c)	Voting: Class 7 is not Impaired by the Plan, and each Holder of a Class 7 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 - Warrant Claims.

(a)	Classification: Class 8 consists of Warrant Claims.

(b)	Treatment: Holders of Warrant Claims shall not receive any distribution on account of such Warrant Claims. On the Effective Date, the Interests of all Existing Warrant Holders shall be cancelled and discharged.

(c)	Voting: Class 8 is Impaired and Holders of Class 8 Warrant Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g)

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of the Bankruptcy Code. Therefore, Holders of Class 8 Warrant Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 - Interests.

(a)	Classification: Class 9 consists of Interests.

(b)	Treatment: Holders of Interests shall not receive any distribution on account of such Interests. On the Effective Date, Interests shall be cancelled and discharged.

(c)	Voting: Class 9 is Impaired and Holders of Class 9 Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

D.	Special Provision Governing Claims that are Not Impaired.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are not Impaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are not Impaired.

E.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Acceptance or Rejection of the Plan.

1.	Voting Classes.

Classes 1, 2, and 3 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.	Presumed Acceptance of the Plan.

Classes 4, 5, 6, and 7 are not Impaired under the Plan, and the Holders in such Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.	Presumed Rejection of Plan.

Classes 8 and 9 are Impaired and shall receive no distribution under the Plan. The Holders in such Classes are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

G.	Confirmation Pursuant to Sections 1129(a) (10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

H.	Subordinated Claims.

Except as expressly provided herein, the allowance, classification and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative

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priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Cash for Plan Distributions.

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the Second Lien Exit Facility or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

B.	Exit Facilities.

On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facilities, the terms, conditions, and covenants of each of which shall be structured in a manner consistent with the Exit Facilities Term Sheet, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person.

The Second Lien Exit Facility shall provide sufficient new Cash to repay the DIP Facility in full (excluding any letters of credit being continued under the First Lien Exit Facility). The First Lien Exit Facility shall be a revolving credit facility that will provide sufficient available funds as of the Effective Date to provide the Reorganized Debtors with working capital necessary to run their businesses and to fund certain capital expenditures (each such use in accordance with the Exit Facilities Term Sheet). Any letters of credit issued under the DIP Facility or issued under the 2012 Credit Agreement and deemed to be issued under the DIP Facility shall be deemed to be issued under the First Lien Exit Facility or cash collateralized at 103% of any letter of credit exposure.

C.	Issuance and Distribution of New Equity Interests.

The issuance of the New Equity Interests by Reorganized Revel, including options, stock appreciation rights or other equity awards, if any, in connection with the Management Incentive Program, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

On the Effective Date, an initial number of approximately 7.5 million shares of New Equity Interests shall be issued and, as soon as reasonably practicable thereafter, distributed to Holders of Claims in Class 2, subject to dilution with respect to any shares issued pursuant to the Management Incentive Program.

All of the shares of New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Upon the Effective Date, Reorganized Revel shall be a private company governed by the New Stockholders Agreement. The New Stockholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Equity Interests shall be bound

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thereby. The Holders of Claims in Class 2 shall be required to execute the New Stockholders Agreement before receiving their respective distributions of the New Equity Interests under the Plan.

D.	Contingent Payment Rights

The issuance of the Contingent Payment Rights by the Reorganized Debtors is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

The New Jersey Economic Stimulus Act of 2009 created and established the Economic Redevelopment and Growth (“ERG”) Grant program for the purpose of encouraging redevelopment projects in qualifying economic redevelopment and growth grant incentive areas through the provision of the State of New Jersey and municipal incentive grants derived from certain incremental tax revenues realized at the project site to reimburse developers for certain project financing gap costs. On February 11, 2011, Revel, Revel Entertainment Group, LLC, (“REG”) the New Jersey Economic Development Authority, and the Treasurer of the State of New Jersey entered into that certain State Economic Redevelopment and Growth Incentive Grant Agreement (as amended, supplemented, or modified from time to time, the “ERG Agreement”), entitling Revel and REG to receive approximately $261.4 million in ERG grant payments (“ERG Grant Payments”).

Pursuant to Section VII(1)(a) of the ERG Agreement, the Debtors are authorized to pledge and assign as security their right, title, and interest in and to the ERG Agreement, including, without limitation, up to $70 million of the ERG Grant Payments by the payment thereof, in the manner provided in the ERG Agreement, to a separate escrow account (the “ERG Pledged Account”) to be established with an independent financial institution. The ERG Agreement includes that such pledge, assignment, and ERG Pledged Account is to be a credit enhancement to the Holders of Second Lien Notes in the event that the aggregate original principal amount of the Second Lien Notes is at least $75 million to finance a portion of the costs to complete the project that is the subject of the ERG Agreement.

The Debtors issued an aggregate original principal amount of $304.4 million of the Second Lien Notes on February 17, 2011. Pursuant to the Indenture, the ERG Pledged Account is to hold 45 percent of the ERG Grant Payments in an aggregate amount not to exceed at any time the lesser of $70 million or the aggregate principal amount outstanding under the Second Lien Notes at such time (the “ERG Proceeds”). The ERG Agreement provides that the ERG Pledged Account shall be funded by the remittance of a sum equal to 45 percent of the annual ERG Grant Payments as and when such ERG Grant Payments are reimbursed to the Debtors under the ERG Agreement. The funding of the ERG Pledged Account as provided in the ERG Agreement shall continue until the ERG Pledged Account has a balance equal to the lesser of $70 million or the then outstanding aggregate principal amount of the Second Lien Notes. As of March 13, 2013, the ERG Pledged Account has a balance of zero dollars. The Reorganized Debtors intend to fund the ERG Pledged Account by the remittance of a sum equal to 45 percent of the annual ERG Grant Payments as and when such ERG Grant Payments are reimbursed to the Reorganized Debtors under the ERG Agreement up to a maximum of $70 million. The ERG Agreement shall not be modified by the Plan.

Section VII(1)(d) of the ERG Agreement provides that ERG Proceeds may only be released to the Holders of Second Lien Notes upon an Event of Default under the Indenture, at which time the ERG Proceeds may be released to the Holders of Second Lien Notes solely to pay principal, interest and other amounts due and payable under the Second Lien Notes. If the Debtors File Chapter 11 bankruptcy petitions commencing the Chapter 11 Cases it will constitute an Event of Default under the Indenture, although such Event of Default will be unenforceable once the Chapter 11 Cases commence.

Based on the above, on the Effective Date, and in accordance with the Contingent Payment Rights Term Sheet, the Reorganized Debtors shall issue Contingent Payment Rights to Holders of Second Lien Note Claims on a Pro Rata basis. From the Effective Date to the earlier of (a) twenty years after the State of New Jersey reimburses the Debtors with the first ERG Grant Payment, except with respect to ERG Proceeds reimbursed pursuant to section III.5 of the ERG Agreement (such ERG Proceeds may be released upon the expiration of the applicable statute of limitations pursuant to section III.5 of the ERG Agreement), and (b) when the ERG Proceeds disbursed on account of the Contingent Payment Rights equal an aggregate amount of $70 million (the “Expiration Date”), each Holder of Contingent Payment Rights shall be entitled to receive its Pro Rata share of ERG Proceeds that are remitted to the ERG Pledged Account. Such Pro Rata payment to Holders of Contingent Payment Rights shall be made within thirty days after such ERG Proceeds are remitted to the

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ERG Pledged Account. If no such distributions are required to be made prior to the Expiration Date, the Contingent Payment Rights will terminate and cease to exist and Holders thereof will receive no value on account of the Contingent Payment Rights. The Contingent Payment Right shall only have recourse to the ERG Proceeds remitted to the ERG Pledged Account up to an aggregate amount of $70 million and shall not have recourse to the Reorganized Debtors.

The Reorganized Debtors shall maintain a register, which may be the Reorganized Debtors, identifying each Holder of the Contingent Payment Rights and the amount of the Contingent Payment Rights held by such Holder. The Contingent Payment Rights may be transferred or assigned by a Holder thereof only upon prior notice by such Holder to the Reorganized Debtors and pursuant to a form of assumption and assignment agreement (such form to be an exhibit to the Second Lien Note Claim Contingent Payment Rights Agreement); provided, however, that any fee, cost, tax, assessment, expense or other charge assessed, levied or imposed by any governmental unit or agency or division thereof upon the sale, transfer, assignment or other disposition of the Contingent Payment Rights shall not be borne by the Reorganized Debtors and shall be the sole responsibility of the transferor of such Contingent Payment Rights.

The Contingent Payment Rights shall not entitle Holders thereof to vote, receive dividends or be deemed for any purpose the Holder of any securities of the Reorganized Debtors in connection with holdings of the Contingent Payment Rights, nor shall Contingent Payment Rights confer or be construed to confer any of the rights of a stockholder of the Reorganized Debtors or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders.

E.	Restructuring Transactions.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

F.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any

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property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for Liens securing each of the Exit Facilities. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Existing Securities.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the obligations of the Debtors under the 2012 Credit Agreement, the DIP Facility Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan. On and after the Effective Date, all duties and responsibilities of the 2012 Credit Agreement Agent, the DIP Administrative Agent, the Term Loan Agent, and the Second Lien Notes Indenture Trustee, as applicable, shall be discharged unless otherwise specifically set forth in or provided for under the Plan.

I.	Corporate Action.

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) execution and entry into each of the Exit Facilities; (2) the issuance of the Contingent Payment Rights; (3) the distribution of the New Equity Interests; (4) selection of the directors and officers for the Reorganized Debtors; (5) implementation of the restructuring transactions contemplated by this Plan, as applicable; (6) adoption of the Management Incentive Program, if applicable; (7) adoption or assumption, as applicable, of the agreements with existing management, if any; and (8) all other actions contemplated by the Plan (whether to occur before on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Credit Agreements and any and all related and ancillary agreements, documents, and filings,, New Equity Interests, Contingent Payment Rights, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Equity Interests shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

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J.	New Certificates of Incorporation and New By-Laws.

On or immediately before the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Certificates of Incorporation will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Certificates of Incorporation and New By-Laws.

K.	The Executive Transition Agreement.

The Debtors intend to appoint Jeffrey Hartmann as interim Chief Executive Officer pending regulatory approval. The Executive Transition Agreement, attached to the Disclosure Statement as Exhibit J, is a comprehensive transition agreement by and between the Debtors and Kevin DeSanctis and Michael Garrity (together, the “Executives”), the Debtors’ current Chief Executive Officer and Chief Investment Officer, respectively. Pursuant to the Executive Transition Agreement, the Executives have agreed to resign from any position they hold with the Debtors on the later of the date (a) that provisional regulatory approval is obtained for the appointment of replacement personnel, and (b) the Debtors begin soliciting votes for the Plan (the “Resignation Date”). Upon such resignations the Debtors will hire replacement personnel to fill the roles performed by the Executives, except that Mr. DeSanctis will remain Chief Executive Officer, and Mr. Garrity will remain Chief Investment Officer of Revel Development Group LLC (“RDG”), a non-debtor. To the extent Mr. Hartmann does not receive provisional regulatory approval, the Executives shall retain their positions with the Debtors subject to further action of the Debtors’ board of directors.

Before joining the Debtors, Mr. Hartmann most recently served as President of The Hartmann Group, LLC, which offers specialized experience in the gaming, hospitality and leisure industries. Prior to that, he was President and Chief Executive Officer of Mohegan Sun from January 2011 until October 2012. Earlier in his tenure at Mohegan Sun, he served as Chief Operating Officer from 2004 through 2010 and as Chief Financial Officer from 1996 until 2004. In 2006, he was appointed Chief Operating Officer of the Mohegan Tribal Gaming Authority (“MTGA”), an instrumentality of the Mohegan Tribe that owns and operates Mohegan Sun. In this position, Hartmann oversaw MTGA Corporate Finance and Strategic Development. Hartmann also served as Chief Financial Officer for the Connecticut Sun, the WNBA’s professional women’s basketball franchise, which is owned and operated by Mohegan Sun and calls Mohegan Sun Arena home. Prior to joining Mohegan Sun, he served as Vice President of Finance for Foxwoods Management Company from 1991 to 1996. Mr. Hartmann was employed by PricewaterhouseCoopers, LLP, as an Audit Manager from 1984 to 1991. He is a Certified Public Accountant and a graduate of Rutgers University.

RDG or, at their election, the Executives, will enter into a six month development and consulting arrangement (the “Development and Consulting Arrangement”) with the Debtors on the terms and conditions described in the Executive Transition Agreement, with such development and consulting services to be performed solely by the Executives. The Development and Consulting Arrangement will be on a full time basis from the Resignation Date through and including May 31, 2013 (the “Development Phase”). Starting on June 1, 2013, the Consulting Arrangement will be for up to 19.9% of the Executives’ time until the six month anniversary of the Resignation Date (the “Consulting Phase”).

The Executive Transition Agreement was extensively negotiated in good faith and is an integral component of the Debtors’ overall restructuring. The Executive Transition Agreement will be expressly assumed by the Reorganized Debtors pursuant to the Plan or earlier pursuant to sections 363 and/or 365 of the Bankruptcy Code. If approval of the Executive Transition Agreement is denied, then the Executives will be permitted a rescission right for five days after such denial (for the avoidance of doubt, in no event shall the Executives be reemployed or reinstated with the Company). In the event that the Executives rescind the Executive Transition Agreement, they shall be deemed to have resigned on the date of the rescission for Good Reason within the meaning of their Employment Agreements.

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L.	Directors and Officers of the Reorganized Debtors and Reorganized Revel.

As of the Effective Date, the term of the current members of the board of directors of Revel AC shall expire, and the initial boards of directors, including the New Revel Board and the New Subsidiary Boards, as well as the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Certificates of Incorporation and New By-Laws of each Reorganized Debtor.

On the Effective Date, the New Revel Board shall consist of seven (7) directors, one (1) of whom shall be the Chief Executive Officer of Revel AC and six (6) of whom shall be initially chosen by the Steering Committee. To the extent that three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Effective Date, the Steering Committee will work in good faith with the Debtors to implement a solution to allow the Reorganized Debtors to emerge on the Effective Date with a sitting board.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Revel Board and the New Subsidiary Boards, as well as those Persons that serve as an officer of any of the Reorganized Debtors. To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Certificates of Incorporation, New By-Laws, and other constituent documents of the Reorganized Debtors.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and Reorganized Revel, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity Interests, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

N.	Management Incentive Program.

The Confirmation Order shall provide that on the Effective Date the Reorganized Debtors will implement the Management Incentive Program, which shall provide for grants of options and/or restricted units or equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Debtors sufficient to properly incentivize the senior management teach of the Reorganized Debtors. The primary participants of the Management Incentive Program, including the amount, form, exercise price, allocation, and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the New Revel Board.

O.	New Employment Agreements.

On the Effective Date, Reorganized Revel shall enter into the New Employment Agreements, if any.

P.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien, or other security interest, (2) the making or assignment of any lease or sublease, (3) any restructuring transaction authorized by the Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in

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furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any restructuring transaction occurring under the Plan.

Q.	D&O Liability Insurance Policies.

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtors may obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers, and managers for such terms or periods of time, and placed with such insurers, to be reasonable under the circumstances and reasonably acceptable to the Steering Committee or as otherwise specified and ordered by the Bankruptcy Court in the Confirmation Order and to the extent such tail coverage is obtained on or before the Effective Date, such policies shall be considered D&O Liability Insurance Policies and shall be assumed by the Reorganized Debtors.

R.	Preservation of Causes of Action.

1.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the preservation of Causes of Action described in the preceding sentence includes, but is not limited to, the Debtors’ right to object to (a) Unsecured Claims in excess of $2.5 million and (b) Administrative Claims. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors in their discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The applicable Reorganized Debtor through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts

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and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) subject to the reasonable consent of the Requisite Consenting Lenders and the Term Loan Agent, was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date that is in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Term Loan Agent; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contracts and Unexpired Lease List. The Debtors shall assume the Executive Transition Agreement attached to the Disclosure Statement as Exhibit J.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan or the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Bankruptcy Court. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims shall be treated in accordance with Article III of the Plan, as applicable.

Rejection Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates, and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. Such Rejection Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII hereof.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served and actually received by the Debtors at least three days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date of the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

D.	Insurance Policies.

All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 28 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), or, in each case, as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to publicly held securities.

B.	Disbursing Agent.

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. To the extent the Disbursing Agent is one or more of the Reorganized Debtors, the Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Delivery of Distributions.

(a)	Delivery of Distributions to Holders of Term Loan Credit Agreement Claims.

Except as otherwise provided in the Plan, all distributions to Holders of Term Loan Credit Agreement Claims shall be governed by the Term Loan Credit Agreement and shall be deemed completed when made to the Disbursing Agent. The Disbursing Agent shall make such distributions directly to the Holders of Allowed Term Loan Credit Agreement Claims.

(b)	Delivery of Distributions to Second Lien Notes Indenture Trustee.

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Except as otherwise provided in the Plan, all distributions to Holders of Second Lien Note Claims shall be deemed completed when made to the Second Lien Notes Indenture Trustee, who shall be deemed to be the Holder of Second Lien Note Claims for purposes of distributions to be made hereunder. The Second Lien Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Second Lien Note Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Second Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders of Allowed Second Lien Note Claims.

(c)	Delivery of Distributions in General.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent, as appropriate: (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (3) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

2.	Minimum Distributions.

No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity Interests to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

3.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

1. All distributions of New Equity Interests under the Plan shall be made by the Disbursing Agent on behalf of Reorganized Revel.

2. All distributions with respect to, or effected with, the proceeds of the Exit Facilities shall be deemed made as of the Effective Date.

3. All distributions to be made on account of Contingent Payments Rights shall be made pursuant to the terms of the Contingent Payment Rights Term Sheet.

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4. All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor (or Debtors).

5. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Equity Interests as contemplated by Article IV.C of the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Equity Interests will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Stockholders Agreement and Reorganized Revel’s New Certificate of Incorporation.

G.	Section 4(a)(2) Exemption

The Debtors are relying on exemptions from the registration requirements of the Securities Act, including, without limitations, section 4(a)(2) thereof, to exempt the offer and sale of the Plan Securities that may be deemed to be made pursuant to the solicitation of votes on the Plan. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and section 506 of Regulation D of the Securities Act (“Reg D”) provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements, including that the investors participating therein qualify as “accredited investors” as defined in section 501 of Reg. D (17 C.F.R. § 230.501). The Debtors believe the Holders of 2012 Credit Agreement Claims, Term Loan Credit Agreement Claims, and Second Lien Note Claims are “accredited investors,” and the Ballots include a certification that the voting Holder of such claims is an “accredited investor.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	Setoffs and Recoupment.

The Debtors or the Reorganized Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

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K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the

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Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims.

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled, or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed by the Claims Objection Deadline.

F.	Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit (or assume the agreement(s) providing such employee benefit are assumed under the Plan), without any further notice to or action, order, or approval of the Bankruptcy Court.

WITH RESPECT TO EACH GENERAL UNSECURED CLAIM IN EXCESS OF $2.5 MILLION, EXCEPT AS PROVIDED HEREIN OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS.

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G.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors. Absent such authorization, any new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.

H.	No Distributions Pending Allowance.

If an objection to a Claim or portion thereof is Filed as set forth in Article VII.B, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

I.	Distributions After Allowance.

Subject to Article VI.B, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of substantially all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502

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of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns. In addition, the Second Lien Notes Indenture Trustee shall execute and deliver all documents to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date of the Plan, the Released Parties are hereby expressly, unconditionally, irrevocably, generally, and individually and collectively released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all actions, Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or each of their respective Affiliates (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the

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transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors, taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party unknown to the Debtors as of the Petition Date that constitutes willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of a court of competent jurisdiction.

E.	Releases by Holders.

As of the Effective Date of the Plan, to the extent permitted by applicable law, each Holder of a Claim or an Interest shall be deemed to have expressly, unconditionally, irrevocably, generally, and individually and collectively, released, acquitted, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all actions, Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Entity (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case, as determined by Final Order of a court of competent jurisdiction; provided, however, that this Article VIII.E shall not apply to any party that either did not vote to accept the Plan or submitted a ballot and opted out of the releases contained in this Article VIII.E.

F.	Liabilities to, and Rights of, Governmental Units.

Nothing in the Plan or Confirmation Order shall discharge, release, or preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or Reorganized Debtors; (4) any valid right of setoff or recoupment by a Governmental Unit; or (5) any criminal liability. Nothing in the Plan or Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence. The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar any Governmental Unit from, after the Confirmation Date, pursuing any police or regulatory action.

G.	Exculpation.

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any (1) Exculpated Claim and (2) any obligation, Cause of Action, or liability for any Exculpated Claim, except for those that result from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

H.	Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE VIII HEREOF, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION, OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST, OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE VIII HEREOF.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D OR ARTICLE VIII.E, DISCHARGED PURSUANT TO ARTICLE VIII.B, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.G ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF

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OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY, OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

I.	Subordination Rights Under the Intercreditor Agreement.

Subject in all respects to the provisions of this Plan, any distributions under the Plan to Holders of Second Lien Note Claims shall be received and retained free from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Except to the extent provided in the Plan, as of the Effective Date, the subordination rights set forth in the Intercreditor Agreement shall be (and deemed to be) waived and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property or other interests distributed under the Plan to Holders of Second Lien Note Claims other than as provided in the Plan.

J.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation.

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders.

2. All documents related to the Plan must be in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders.

B.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. The Confirmation Order (a) shall have been duly entered and be a Final Order and (b) shall include a finding by the Bankruptcy Court that the New Equity Interests to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code.

2. Any amendments, modifications, or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to: (a) the Debtors; (b) the Term Loan Agent; (c) the Requisite Consenting Lenders; and (d) the Requisite Consenting 2012 Lenders solely to the extent affecting their economic interests.

3. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

4. The Steering Committee shall have reasonably determined that the aggregate amount of General Unsecured Claims will not likely exceed $25 million above the Unsecured Claims Cap or shall have waived such condition.

5. The Debtors shall enter into the Exit Facilities and the conditions precedent to funding under each of the Exit Facilities (including the payment in full, in Cash of the DIP Facility Claims (excluding any letters of credit being continued under the First Lien Exit Facility)) shall have been satisfied or waived.

6. The Debtors shall have satisfied the DIP Facility Claims.

7. Reorganized Revel shall have entered into the New Stockholders Agreement, in form and substance reasonably satisfactory to: (a) Reorganized Revel; and (b) the Steering Committee.

8. The Debtors shall have received all gaming authority approvals, if any, necessary to implement the terms of the Plan.

9. All reasonable fees and expenses (including attorney’s fees and fees for other retained professionals, advisors, and consultants) of the 2012 Credit Agreement Agent, the Term Loan Agent, the DIP Facility Agent, the Exit Facility Agents, and the Steering Committee incurred in connection with the Chapter 11

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Cases, the negotiation and formulation of the Plan, DIP Facility, and Exit Facilities and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Petition Date) shall have been paid.

10. The Debtors shall have assumed the Executive Transition Agreement.

C.	Waiver of Conditions.

The conditions to Confirmation and to Consummation set forth in Article IX may be waived only by the Person whom is entitled to satisfaction of such condition, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

D.	Effect of Failure of Conditions.

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan with the reasonable consent of counsel to the Steering Committee and Term Loan Agent, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of counsel to the Steering Committee and Term Loan Agent, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder or any other Entity.

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ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals (including Fee Claims) authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

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12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Confirmation Order;

15. enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in connection with and under the Plan, including under Article VIII;

22. enforce all orders previously entered by the Bankruptcy Court, resolve any cases, controversies, suits, or disputes that may arise in connection with any entity’s rights arising from or obligations incurred in connection with the Plan; and

23. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Regulatory Requirements.

To the extent that any Holder of Claims in Class 2 receives New Equity Interests, such Holder shall be subject to applicable casino regulatory requirements.

B.	Immediate Binding Effect.

Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

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C.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Term Loan Agent and, solely to the extent adversely affecting their economic interests, the Requisite Consenting 2012 Facility Lenders, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any Committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders before the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

To be effective, all notices, requests, and demands to or upon the Debtors, the Agents, and the Steering Committee shall be in writing (including by facsimile transmission). Unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

If to the Debtors:

Revel Entertainment Group, LLC

550 Boardwalk

Atlantic City, New Jersey 08401

Attention: Mary Helen Medina, General Counsel

Email address: mmedina@revelentertainment.com

With copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Marc Kieselstein and Nicole Greenblatt

E-mail address: marc.kieselstein@kirkland.com and nicole.greenblatt@kirkland.com

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- and -

Klehr Harrison Harvey Branzburg LLP

457 Haddonfield Road, Suite 510

Cherry Hill, New Jersey 08002-2220

Attention: Morton R. Branzburg and Domenic E. Pacitti

Facsimile: (856) 486-4875

E-mail address: mbranzburg@klehr.com and dpacitti@klehr.com

If to the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 492-0629

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail address: arosenberg@paulweiss.com and emccolm@paulweiss.com

If to any of the Agents:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

Facsimile: (212) 622-4556

Attention: Susan E. Atkins

E-mail address: susan.atkins@jpmorgan.com

With copies to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center New York, New York 10281

Facsimile: (212) 504-6666

Attention: John J. Rapisardi

E-mail Address: john. rapisardi@cet.com

After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ notice, claims and balloting agent at http://dm.epiq11.com/Revel or the Bankruptcy Court’s website at www.njb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

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J.	Severability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

M.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Confirmation Order shall govern and control.

[Remainder of page intentionally left blank]

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Dated: March 13, 2013

Camden, New Jersey

REVEL AC, INC., on behalf of itself and each of the other Debtors

By:	/s/ Kevin DeSanctis

Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

COUNSEL:

/s/ Marc Kieselstein

James H.M. Sprayregen, P.C. (pro hac vice admission pending)
Marc Kieselstein, P.C. (pro hac vice admission pending)
Nicole L. Greenblatt (pro hac vice admission pending)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

-and-

Morton R. Branzburg (MB 7251)
Domenic E. Pacitti (DP 1792)
Carol Ann Slocum (CS 2818)
KLEHR HARRISON HARVEY BRANZBURG LLP
457 Haddonfield Road, Suite 510
Cherry Hill, New Jersey 08002-2220
Telephone:	(215) 568-6060
Facsimile:	(856) 486-4875

Proposed Co-Counsel to the Debtors and Debtors in Possession

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Exhibit B

Restructuring Support Agreement, First Amendment to Restructuring Support Agreement, and Second Amendment to Restructuring Support Agreement

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement dated as of February 19, 2013 (this “Agreement”) is made by and among (i) Revel AC, Inc. (“Revel”), in its capacity as borrower under the 2012 Credit Agreement and the Term Loan Credit Agreement and issuer under the Indenture (each as defined below), (ii) Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC, each in its capacity as a guarantor under the 2012 Credit Agreement, the Term Loan Credit Agreement, and the Indenture (the “Guarantors” and, together with Revel, the “Company”), (iii) each of the undersigned creditors party to and/or a holder of, or the investment advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to bind such holder), certain indebtedness of Revel incurred under (A) the 2012 Credit Agreement (as defined below) (the “2012 Credit Agreement Consenting Lenders”), (B) the Term Loan Credit Agreement (as defined below) (the “Term Loan Credit Agreement Consenting Lenders” and, together with the 2012 Credit Agreement Consenting Lenders, the “Consenting Lenders”), and (C) the Indenture (as defined below) (the “Consenting Noteholders” and, together with the Consenting Lenders, the “Consenting Debtholders”) and (iv) the Administrative Agent (as defined below) (each of the foregoing, a “Party” and, collectively, the “Parties”). Notwithstanding the foregoing, for purposes of this Agreement, the calculation of the outstanding principal amount of the indebtedness set forth on the signature pages of each Consenting Debtholder shall include, if such Consenting Debtholder serves as an investment advisor or manager for separate clients and/or accounts, the assets represented by such clients or accounts. All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

For purposes of this Agreement, the term “Requisite Consenting Lenders” shall be defined as Consenting Lenders holding at least a majority of the aggregate commitment amount of outstanding claims under the 2012 Credit Agreement (the “2012 Credit Agreement Claims”, and Consenting Lenders holding at least a majority of the aggregate commitment amount of outstanding 2012 Credit Agreement Claims, the “Requisite Consenting 2012 Facility Lenders”) and the Term Loan Credit Agreement (the “Term Loan Credit Agreement Claims” and, together with the 2012 Credit Agreement Claims, the “Lender Claims”) held at such time by the Consenting Lenders.

For purposes of this Agreement, the term “Requisite Consenting Noteholders” shall be defined as Consenting Noteholders holding at least a majority of the aggregate principal amount of outstanding 12% Second Lien Notes due 2018 (the “Notes”) under the Indenture (the “Noteholder Claims” and, together with the Lender Claims, the “Claims”) held at such time by the Consenting Noteholders.

RECITALS

WHEREAS, the Company and the Consenting Debtholders that are holders of indebtedness pursuant to (A) that certain credit agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the

“2012 Credit Agreement”), by and among Revel, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent and collateral agent (in such capacities under each of the Credit Agreements, the “Administrative Agent”), and certain other parties thereto, (B) that certain credit agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Term Loan Credit Agreement,” and together with the 2012 Credit Agreement, the “Credit Agreements”), by and among Revel, as borrower, the Guarantors, the Administrative Agent, as administrative agent and collateral agent, the lenders party thereto, and certain other parties thereto, and/or (C) that certain indenture for the Notes, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), by and among Revel, the Guarantors and U.S. Bank National Association, as trustee, wish to reorganize the Company (the restructuring and recapitalization transactions, collectively, the “Restructuring”) in accordance with a proposed prepackaged chapter 11 plan of reorganization (the “Plan”), which Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the Restructuring Term Sheet (as defined below);

WHEREAS, the Parties have engaged in arm’s length, good faith discussions regarding the Restructuring;

WHEREAS, the Parties desire that the Restructuring will be implemented through a solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Solicitation”) and the commencement by the Company of voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in a proper United States Bankruptcy Court to be determined by the Company (the “Bankruptcy Court”);

WHEREAS, in furtherance of the Restructuring, the Company has requested each Consenting Debtholder to sign this Agreement;

WHEREAS, in furtherance of the Restructuring, the Company has requested each Consenting Lender forebear pursuant to the terms of this Agreement from exercising certain rights and remedies;

WHEREAS, upon the occurrence of the RSA Effective Date (as defined below), sufficient holders of Lender Claims shall have agreed to such forbearance, and such holders comprise Required Lenders under each of the Credit Agreements and have instructed the Administrative Agent to forbear from exercising remedies in accordance with each of the Credit Agreements; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the following sets forth the agreement among the Parties concerning their respective obligations:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

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AGREEMENT

Section 1. Proposed Restructuring. The principal terms of the Restructuring are set forth on the term sheet and its annexes attached hereto as Exhibit 1 (which term sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 9 hereof, the “Restructuring Term Sheet”)). Such Restructuring will be implemented pursuant to various agreements and related documentation, including: (a) the Plan, which Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the Restructuring Term Sheet, and shall be consistent in all respects with this Agreement; and (b) the following related documents required to implement the Restructuring that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized (the “Plan Related Documents”), which shall be limited to (i) a disclosure statement (the “Disclosure Statement”), (ii) the materials related to the solicitation of votes for the Restructuring pursuant to the Bankruptcy Code (the “Solicitation”), (iii) definitive documentation for the DIP Facility and Exit Facility and all agreements and documentation related or ancillary thereto, which definitive documentation shall be consistent with the terms and conditions set forth in Exhibit A and Exhibit B to the Restructuring Term Sheet, respectively, (iv) all other exhibits attached to the Restructuring Term Sheet, (v) the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents (the “Confirmation Order”), (vi) any material appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including the plan supplement, (vii) any motion and proposed interim and final orders (the “DIP Orders”) relating to debtor-in-possession financing and/or use of cash collateral and (viii) any documents relating to corporate governance of the Reorganized Company, including a shareholder agreement consistent with the terms and conditions agreed upon between the Steering Committee and the Company before the Solicitation Date (as defined below) (the “Shareholder Agreement”); provided, however, that for the avoidance of doubt, the Plan Related Documents shall not include any “first day” motions, pleadings, objections, applications, or other documents that do not have an adverse effect on the Requisite Consenting Lenders or the Administrative Agent.

The (a) Plan, (b) the Plan Related Documents, (c) any ancillary documents required to implement the Restructuring, (d) any amendments, modifications or supplements to any of the documents set forth in the preceding clauses (a) through (c), (e) any pleadings that may have an adverse effect of the economic interests of the Consenting Lenders or the Administrative Agent and (f) any motions or other pleadings to assume or reject any executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code shall be consistent in all material respects with the Restructuring Term Sheet and, upon completion of the exhibits thereto, shall otherwise be in form and substance reasonably acceptable to the (i) Company; (ii) the Requisite Consenting Lenders; (iii) the Administrative Agent; (iv) solely to the extent any matter under any of the Plan or the Plan Related Documents adversely affects their economic interests, the Requisite Consenting 2012 Facility Lenders (which lenders shall have the right to terminate this Agreement under Section 6.01(b), (f), and (g) to the extent the matters described in such Termination Events adversely affect their economic interests); and (v) solely with respect to the Plan, the Requisite Consenting Noteholders solely to the extent affecting treatment of the economic interests of the Consenting Noteholders set forth in the Plan. For the purposes of this Agreement, any reference to an adverse effect on the economic interests of a Party shall mean an adverse effect on the economic interests of such Party to the extent inconsistent with the terms of the Restructuring Term Sheet.

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Section 2. Consenting Debtholders’ Commitments.

2.01. Agreement to Vote. Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Debtholder agrees that it shall, subject to the receipt by such Consenting Debtholder of the Disclosure Statement and other solicitation materials in respect of the Plan that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(a) to the extent solicited, timely vote or cause or direct to be voted all of its Claims, except, subject to Section 2.05(a), Claims held in such Consenting Debtholder’s capacity as a Qualified Marketmaker (as defined herein), in favor of the Plan, by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the Solicitation; provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof and written notice having been delivered to the Company in accordance with Section 10.15 hereof (other than Section 6.02 hereof);

(b) not change or withdraw (or cause or direct to be changed or withdrawn) such vote;

(c) not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation, or implementation of the Plan; and

(d) not directly or indirectly seek, solicit, encourage, consent to, propose, file, support, participate in, or vote for any restructuring, workout, plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership or sale of assets for the Company other than the Plan (the “Alternative Plan”); and

(e) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan, and the Plan Related Documents.

2.02. Certain Conditions. The obligations of each Consenting Debtholder set forth in Section 2.01 hereof are subject to the following conditions:

(a) the Requisite Consenting Lenders shall have approved the form and substance of the Plan and Plan Related Documents as being consistent in all material respects with this Agreement and the Restructuring Term Sheet and any exhibits thereto, and otherwise reasonably acceptable, with such approval to be reported by counsel to the Steering Committee;

(b) to the extent that any exhibits to the Restructuring Term Sheet have not been completed as of the RSA Effective Date, such exhibits shall have been completed to the satisfaction (in their sole discretion) of JPMorgan and the Requisite Consenting Lenders, with such approval to be reported by counsel to JPMorgan and Steering Committee, as applicable;

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(c) this Agreement having been executed by the holders of at least 65% of the outstanding Lender Claims and the Company no later than February 19, 2013;

(d) this Agreement having been executed by 2012 Credit Agreement Consenting Lenders constituting the Required Revolving Loan Lenders (as defined in the 2012 Credit Agreement, as used herein, the “Consenting Revolving Loan Lenders”);

(e) the Company shall have paid all then-outstanding fees and expenses of the Administrative Agent and the Steering Committee in accordance with Section 3.03 hereof; and

(f) the Agreement has not been terminated in accordance with the terms hereof.

2.03. Consenting Lender Forbearance.

(a) Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each of the Consenting Lenders hereby agrees to forbear for the period commencing on the RSA Effective Date (as defined below) and concluding upon the earliest of (i) the Commencement Date, (ii) the date of an occurrence of a Forbearance Default (as defined below) or (iii) March 8, 2013 (such period, the “Forbearance Period,” and the earliest of such events specified in subsections (i), (ii) and (iii) of this Section 2.03(a) to occur, the “Forbearance Termination Event”) from exercising its rights and remedies against Revel or the Guarantors (and to direct the Administrative Agent under any of the Credit Agreements not to exercise such rights on such Consenting Lender’s behalf or otherwise) with respect to any default or event of default with respect to any of the Credit Agreements by virtue of the Company’s failure to pay the regularly scheduled interest payment under the Term Loan Credit Agreement on February 19, 2013 (an “Interest Default”), which is a Default (as defined under the Term Loan Credit Agreement) and to the extent such Default is not cured within three (3) business days of the date of the Interest Default shall become an Event of Default (as defined in the Term Loan Credit Agreement) and an Event of Default (as defined in the 2012 Credit Agreement) pursuant to section 8.01(f) of the 2012 Credit Agreement. The Administrative Agent acknowledges that it has been directed not to exercise such rights and remedies and accordingly shall not exercise such rights and remedies until the occurrence of a Forbearance Termination Event, and, thereafter, if exercising such rights and remedies, shall do so in accordance with the terms of the applicable Credit Agreement.

“Forbearance Default” is defined as (A) the valid acceleration of all indebtedness arising under the Credit Agreements or the Indenture or (B) the occurrence of any Event of Default (as defined in any of the Credit Agreements, as applicable) other than in respect of the Interest Default set forth in the preceding paragraph. Nothing under this Agreement shall prohibit the sending of any notice under the Credit Agreements.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Lenders hereunder to forbear from exercising rights (and to direct

5

the Administrative Agent under any of the Credit Agreements not to exercise such rights on such Consenting Lender’s behalf or otherwise) and remedies in respect of the Interest Default, shall immediately terminate without requirement of any demand, presentment, protest of any kind, all of which the Company hereby waives; provided that, upon the occurrence of a Forbearance Termination Event, the Consenting Lenders shall deliver written notice to the Company in accordance with Section 10.16 hereof.

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Lenders or the Administrative Agent, as applicable, may proceed, subject to the terms of the applicable Credit Agreement and/or applicable law, to exercise any or all rights and remedies under the applicable Credit Agreement and/or applicable law, including, without limitation, the rights and remedies on account of the Interest Default and any Events of Default that may then exist. Without limiting the generality of the foregoing, upon the occurrence of a Forbearance Termination Event, if any Event of Default (including the Interest Default) exists at such time, the Consenting Lenders or the Administrative Agent, as applicable, may, upon such notice or demand as is specified by the applicable Credit Agreement or applicable law, and subject to the terms of the applicable Credit Agreement and/or applicable law, (x) collect and/or commence any legal or other action to collect any or all of the obligations of Revel or the Guarantors under the applicable Credit Agreement or any of the Guarantees (as defined in any of the Credit Agreements, as applicable); and (y) take any other enforcement action or otherwise exercise any or all rights and remedies provided to them under the applicable Credit Agreement, the applicable Guarantees and/or applicable law, all of which rights and remedies are fully reserved.

2.04. Consenting Revolving Loan Lender Waiver. Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each of the Consenting Revolving Loan Lenders hereby agrees to waive solely (a) during the Forbearance Period and (b) for purposes of Section 4.02(a) and (b) of the 2012 Credit Agreement, any Default or Event of Default (each, as defined in the 2012 Credit Agreement) that has arisen as a direct result of the Interest Default, including, without limitation any such Default or Event of Default (each, as defined in the 2012 Credit Agreement) pursuant to Section 5.02(d) or 8.01(f) of the 2012 Credit Agreement. Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Revolving Loan Lenders to waive such Defaults and Events of Default (each, as defined in the 2012 Credit Agreement) shall immediately terminate without requirement of any demand, presentment, protest of any kind, all of which the Company hereby waives; provided that, upon the occurrence of a Forbearance Termination Event, the Consenting Revolving Loan Lenders shall deliver written notice to the Company in accordance with Section 10.16 hereof.

2.05. Transfer of Claims. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Debtholder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any Claims; provided, however, that for a period commencing as of the date such Consenting Debtholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Debtholder shall Transfer any Claims, and any purported Transfer of Claims shall be void and without effect, unless (a) the transferee is a Consenting Debtholder, or (b) if the transferee is not a Consenting Debtholder, such transferee delivers to Revel, at or prior

6

to the time of the proposed Transfer, an executed transfer agreement in the form attached hereto as Exhibit 2 (a “Joinder Agreement”) pursuant to which (i) such transferee shall assume all obligations of the Consenting Debtholder transferor hereunder in respect of the Claims Transferred (such transferee, if any, to also be a “Consenting Debtholder” hereunder) and (ii) such transferring Consenting Debtholder shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any transfer that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Consenting Debtholders from acquiring additional Claims; provided, however, that any additional Claims acquired by a Consenting Debtholder, other than in its capacity as a Qualified Marketmaker of Claims, shall automatically and immediately upon acquisition by a Consenting Debtholder be deemed subject to all of the terms of this Agreement whether or not notice is given to the Revel of such acquisition and that, so long as this Agreement has not been terminated, the Consenting Debtholder shall vote (or cause to be voted) any such Claims entitled to vote on the Plan, in each case to the extent still held by it or on its behalf at the time of such vote, in favor of the Plan, consistent with Section 2.01(a) hereof. Notwithstanding the foregoing, a Qualified Marketmaker that acquires Claims shall not be required to execute a Joinder Agreement to the extent that it is acting solely in its capacity as Qualified Marketmaker of any such Claims. For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the public or to the applicable private markets as standing ready in the ordinary course of its business to purchase Claims from customers and sell Claims to customers, in its capacity as a dealer or market maker in any such Claims, and (y) in fact regularly makes a two-way market in such Claims. For the avoidance of doubt, the exceptions provided herein for transfers to or from a Qualified Marketmaker are provided solely to allow a Qualified Marketmaker to engage in market-making activities with respect to Claims that are not expressly subject to this Agreement, and any Claims subject to this Agreement, whether held by a Qualified Marketmaker or another Consenting Debtholder, are subject to the foregoing requirement that, upon any transfer, the transferee shall deliver to Revel an executed Joinder Agreement pursuant to which such transferee shall assume all obligations of the Consenting Debtholder transferor hereunder in respect of the Claims Transferred; provided, however, that any Claim subject to this Agreement shall be timely voted in accordance with this Agreement, whether held by a Consenting Debtholder, Qualified Marketmaker, or transferee who has signed a Joinder Agreement.

Section 3. Company Commitments.

3.01. Company Commitments. Subject to the Company’s fiduciary duties under applicable law and for so long as this Agreement has not been terminated in accordance with the terms hereof, the Company agrees to use its reasonable best efforts to:

(a) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents;

(b) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents;

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(c) complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents within any time-frames outlined in this Agreement;

(d) obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring; and

(e) take no actions materially inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan.

3.02. Certain Additional Chapter 11 Related Matters. The Company shall provide draft copies of all Plan Related Documents, and, to the extent such pleadings have an adverse economic effect on the Administrative Agent or the Consenting Lenders, “first day” motions, pleadings, objections, or applications and other documents that the Company intends to file with the Bankruptcy Court to counsel for the Administrative Agent and counsel for the Steering Committee, if reasonably practicable, at least two (2) days prior to the date when the Company intends to file any such pleading, motion, or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. Subject to Section 2.01, nothing in this Agreement shall restrict, limit, prohibit or preclude, in any manner not inconsistent with its obligations under this Agreement, any of the Consenting Debtholders from appearing in the Bankruptcy Court with respect to any motion, application or other documents filed by the Company and objecting to, or commenting upon, the relief requested therein, so long as such appearance, objection, or comment is consistent with the Consenting Debtholders’ obligations under this Agreement.

3.03. Advisors to the Consenting Lenders. The Company shall seek under the DIP Orders the authority to pay, when due and payable, the respective reasonable and documented accrued, unpaid and ongoing expenses incurred by the Administrative Agent and the Steering Committee in connection with the Restructuring, including the reasonable and documented fees, charges and disbursements of such parties limited to (i) one primary counsel for the Administrative Agent (presently Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (presently Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) one gaming counsel to the Administrative Agent (presently Michael & Carroll), (iv) one gaming counsel for the Steering Committee (presently Fox Rothschild LLP), (v) to the extent reasonably necessary or advisable, one local counsel for the Administrative Agent that may be required in connection with the Restructuring, (vi) to the extent reasonably necessary or advisable, one local counsel for the Steering Committee that may be required in connection with the Restructuring, (vii) one financial advisor for the Administrative Agent, (viii) one financial advisor for the Steering Committee, (ix) one investment banker for the Administrative Agent, (x) one investment banker for the Steering Committee, (xi) one specialty consultant for the Administrative Agent, (xii) one specialty consultant for the Steering Committee and (xiii) any other professionals that may be reasonably retained by the Administrative Agent or Steering Committee, as applicable, that may be required in connection with the Restructuring. All such reasonable and documented fees, expenses and reimbursements incurred up to the Commencement Date (as defined below) shall be paid in full prior to the Commencement Date (without deducting any retainers).

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Section 4. Mutual Representations, Warranties, and Covenants. Each of the Parties individually represents, warrants, and covenants to the others, as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer), as follows (each of which is a continuing representation, warranty, and covenant):

4.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

4.02. No Violation. The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

4.03. No Consent or Approval. Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement.

4.04. Power and Authority. It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

4.05. Consenting Debtholder Representations. If such Party is a Consenting Debtholder, such Consenting Debtholder:

(a) as of the date of this Agreement (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Claims and to dispose of, exchange, assign and transfer such Claims and (iii) holds no other Claims, except with regard to Claims as may be held by such Consenting Debtholder in its capacity as a Qualified Marketmaker;

(b) other than pursuant to this Agreement, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Debtholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c) (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent

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review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended); and

(d) has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of the Claims that are inconsistent or conflict with representations and warranties of such Consenting Debtholder herein or would render it otherwise unable to comply with this Agreement and perform its obligations hereunder.

Section 5. No Waiver of Participation and Reservation of Rights and Ratification of Liability. The forbearance set forth in Section 2.03 shall not constitute a waiver with respect to any Defaults or any Events of Default under the Credit Agreements, except as set forth in Section 2.04. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Administrative Agent or any Consenting Lender, or the ability of each of the Administrative Agent or the Consenting Lenders to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company, so long as such action is consistent with each of the Administrative Agent’s and Consenting Lenders’ obligations under this Agreement. If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 6.02 hereof), the Parties fully reserve any and all of their rights. Additionally, the Company hereby ratifies and reaffirms all of their payment, guarantee, and performance obligations and obligations to indemnify, contingent or otherwise, under the Credit Agreements.

Section 6. Termination Events.

6.01. Termination Events. This Agreement may be terminated by (i) the mutual consent of the Company and the Requisite Consenting Lenders or (ii) either (A) the Company or (B) the Consenting Lenders holding at least 66- 2/3% of the Lender Claims held at such time by the Consenting Lenders upon the occurrence of any of the following events (each a “Termination Event”); provided, however, that the Company may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (b)(I), (e), (f) or (g) below and the Requisite Consenting Lenders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (b)(II) or (q) below; provided, further, that solely with respect to clauses (b)(III), (f) and (g) below this Agreement may also be terminated by the Consenting Noteholders holding at least 66- 2/3% of the Noteholder Claims held at such time by the Consenting Noteholders solely to the extent the economic treatment of the Consenting Noteholders set forth in the Plan is materially and adversely affected as a result of the occurrence of such Termination Event; and provided, further, that upon such termination by the Consenting Noteholders of this Agreement, the Agreement shall remain in full force and effect as to the Consenting Lenders:

(a) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Plan;

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(b) the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured by five (5) business days after receipt of written notice (I) from the Requisite Consenting Lenders, in the case of a breach by the Company, (II) from the Company, in the case of a breach by a Consenting Lender or Consenting Noteholder; provided that the Termination Event arising as a result of such breach shall apply only to such breaching Consenting Lender or Consenting Noteholder, as applicable, and this Agreement shall otherwise remain in full force and effect, so long as the non-breaching Consenting Lenders hold at least 66- 2/3% of the outstanding Lender Claims or the non-breaching Consenting Noteholders hold at least a majority of the outstanding Noteholder Claims (in which case the Company may terminate this Agreement only with respect to the breaching Consenting Lender or breaching Consenting Noteholder, as applicable) or (III) from the Requisite Consenting Noteholders in the case of a breach by the Company that has a material adverse effect on the economic treatment of the Consenting Noteholders set forth in the Plan;

(c) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring in a manner that cannot reasonably be remedied by the Company or the Consenting Lenders;

(d) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a voluntary chapter 11 case with the consent of the Company and no other Termination Event has occurred;

(e) the Company or any of its advisors fail to reasonably cooperate with the Administrative Agent, Consenting Lenders or their professionals or provide them upon request at any time or from time to time with reasonable access to material information regarding the operations, business affairs and financial condition of the Company, as requested by the Administrative Agent, Consenting Lenders and their professionals, as applicable; provided, however, that any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions within three (3) Business Days would be deemed to cure this Termination Event;

(f) the amendment or modification, or the filing of a pleading by the Company seeking to amend or modify, the Plan, Disclosure Statement, any of the Plan Related Documents, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to (A) the Requisite Consenting Lenders or (B) the Requisite Consenting Noteholders solely to the extent such pleading has a material adverse effect on the economic treatment of the Consenting Noteholders set forth in the Plan;

(g) the Company files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement, Restructuring Term Sheet or the Plan and such motion or pleading has not been withdrawn prior to three (3) Business Days of the Company receiving notice that such motion or pleading is inconsistent with this Agreement or the Plan;

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(h) a trustee, receiver, an examiner with expanded powers, or a responsible person or responsible officer shall have been appointed in the Chapter 11 Cases or such cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court;

(i) the Company fails to commence the Solicitation on or before March 8, 2013 utilizing a Plan and Plan Related Documents which have obtained the approvals required pursuant to Sections 2.02(a) and 2.02(b) hereof (the date on which such Solicitation commences the “Solicitation Date”);

(j) the Company fails to commence the Chapter 11 Cases on or before March 15, 2013 (the date on which such filing occurs the “Commencement Date”);

(k) the Company fails to file the Plan with the Bankruptcy Court on the Commencement Date;

(l) the Bankruptcy Court shall have failed to enter the interim order authorizing the Company’s entry into the DIP Facility on or before March 18, 2013;

(m) the Bankruptcy Court shall have failed to enter the final order authorizing the Company’s entry into the DIP Facility on or before April 15, 2013;

(n) the Bankruptcy Court shall have failed to enter the Confirmation Order on or before May 15, 2013;

(o) the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective has not occurred by May 30, 2013 (the “Outside Date”), subject to extension for any required regulatory approvals;

(p) the identification and written notice by the Consenting Lenders to the Company during the Due Diligence Period of any material business or legal issues surrounding the Limited Due Diligence Items; and

(q) Revel’s Board of Directors reasonably determines that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; and

The date on which this Agreement is terminated in accordance with the provisions of this Section 6 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 6, within three (3) business days the Company and the Requisite Consenting Lenders, and to the extent applicable the Requisite Consenting 2012 Facility Lenders or the Requisite Consenting Noteholders, waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (q) of this Section 6. In the event of the termination of this Agreement pursuant to this Section 6, written notice thereof shall

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forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party, except as provided herein. Upon the occurrence of any termination of this Agreement any and all consents or ballots submitted by the Consenting Lenders and Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. Nothing in this Section 6 shall relieve any Party of liability for any breach or non-performance of this Agreement that occurred prior to the occurrence of the Termination Date.

For the avoidance of doubt, each of the Parties hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agrees not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the provision of any such notice); provided, however, that nothing in this paragraph shall prejudice any Party’s rights to argue that the termination was not proper under the terms of this Agreement.

6.02. Termination Upon Effective Date of Plan. This Agreement shall terminate automatically without further required action or notice upon the date that the Plan becomes effective.

Section 7. Cooperation and Support. The Parties shall, and, except for the Administrative Agent (in all of its capacities under the Credit Agreements and as Consenting Lender and Consenting Noteholder hereunder), shall cause each of their subsidiaries and affiliates to, cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall, and, except for the Administrative Agent (in all of its capacities under the Credit Agreements and as Consenting Lender and Consenting Noteholder hereunder), shall cause each of their subsidiaries and affiliates to, take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8. Effectiveness. This Agreement shall become effective upon the receipt of duly executed counterpart signature pages from (a) the Company and (b) holders of not less than 65% of the Lender Claims (the “RSA Effective Date”). Upon the RSA Effective Date, the Restructuring Term Sheet shall be deemed effective for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 9.

Section 9. Amendments. The Restructuring Term Sheet, the exhibits attached thereto (including, without limitation, the Disclosure Statement, any Plan Related Documents, and this Agreement), and the Plan may not be modified, amended, or supplemented without the prior written consent of the Company and the Requisite Consenting Lenders; provided that (i) the consent of the Requisite Consenting 2012 Facility Lenders shall be required with respect to any

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modification, amendment or supplement to the Restructuring Term Sheet, the Plan, or any of the Plan Related Documents that has an adverse effect on their economic interests, (ii) the consent of the Requisite Consenting Noteholders shall be required with respect to any modification, amendment or supplement to the Restructuring Term Sheet and the Plan that has a material adverse effect on the economic treatment of the Consenting Noteholders under the Plan and (iii) the consent of the Administrative Agent shall be required with respect to any modification, amendment or supplement to this Agreement; provided, further, that the Company may make, in its reasonable discretion, immaterial modifications, amendments, or supplements with the consent of the Consenting Debtholders, such consent not to be unreasonably withheld.

Section 10. Miscellaneous.

10.01. Further Assurances. Subject to the other terms of this Agreement and, for the avoidance of doubt, without expanding any of the obligations of the Parties or limiting any of the other provisions of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Solicitation, the Plan and/or the Restructuring, as applicable.

10.02. Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or affiliates or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law.

10.03. Complete Agreement. This Agreement, together with all exhibits and schedules attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

10.04. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 2.04 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

10.05. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

10.06. Waiver. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all

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of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

10.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, in the event of a commencement in respect of the Company of any case or proceeding under applicable bankruptcy, insolvency, reorganization or similar law (an “Insolvency Proceeding”), any proceeding relating to the Agreement shall be brought in that court with jurisdiction over the Insolvency Proceeding.

10.08. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

10.09. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.10. Interpretation. This Agreement is the product of negotiations between the Company, Consenting Lenders and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner to effect the intent of the Parties hereto, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

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10.11. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case; provided, that nothing contained in this Section 10.11 shall be deemed to permit sales, assignments, or other Transfers or other claims against or interests in the Company other than in accordance with this Agreement. The agreements, representations and obligations of the Consenting Debtholders under this Agreement are, in all respects, several and not joint. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.

10.12. Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

10.13. Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 10 and in Sections 3.03, 5 and 11 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

10.14. Independent Due Diligence and Decision-Making. Each Consenting Debtholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

10.15. Relationship Among Parties. It is understood and agreed that no Consenting Debtholder has any duty of trust or confidence in any form with any other Consenting Debtholder, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them. In this regard, it is understood and agreed that any Consenting Debtholder may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Debtholder, subject to applicable securities laws and the terms of this Agreement; provided, further, that no Consenting Debtholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Debtholders shall in any way affect or negate this understanding and agreement.

10.16. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a) if to the Company, to:

Revel Entertainment Group, LLC

550 Boardwalk

Atlantic City, New Jersey 08401

Attention: Mary Helen Medina, General Counsel

Email: mmedina@revelentertainment.com

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with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Marc Kieselstein and Nicole Greenblatt

Email: marc.kieselstein@kirkland.com and

nicole.greenblatt@kirkland.com

(b) if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

Attention: Susan Atkins

Email: susan.atkins@jpmorgan.com

with copies to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John J. Rapisardi and Michael J. Cohen

Email: john.rapisardi@cwt.com and michael.j.cohen@cwt.com

(c) if to a Consenting Debtholder (other than as identified above) or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Debtholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to counsel for the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail: arosenberg@paulweiss.com and emccolm@paulweiss.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

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10.17. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this section shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet set forth in Section 9 hereof.

10.18. Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

10.19. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of Claims against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Disclosure Statement and related ballot, the Plan, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 11. Public Disclosure. The Consenting Debtholders hereby consent to the disclosure of the execution and contents of this Agreement by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the applicable Consenting Debtholder’s prior consent, (a) use the name of any Consenting Debtholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Debtholder to any person; provided, that, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, (i) the Lender Claims held by the Consenting Lenders as a group and (ii) the Noteholder Claims held by the Consenting Noteholders as a group. The Company and counsel for the Administrative Agent and counsel for the Steering Committee shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Revel AC, Inc.

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel AC, LLC By: Revel AC, Inc., Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel Atlantic City, LLC By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel Entertainment Group, LLC By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

NB Acquisition, LLC By: Revel Entertainment Group, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

[Signature Page to Restructuring Support Agreement]

[Consenting Debtholder Signature Pages Redacted]

[Signature Page to Restructuring Support Agreement]

EXHIBIT 1

RESTRUCTURING TERM SHEET

REVEL AC, INC.

Restructuring Term Sheet

Summary of Terms and Conditions

This term sheet (the “Term Sheet”) summarizing the principal terms of certain potential transactions concerning the Company (as defined below) and its subsidiaries is not legally binding or a complete list of all the terms and conditions of the potential transactions described herein. Subject to completion of definitive documentation, the transactions described in the Term Sheet will be consummated by commencing cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in a proper United States Bankruptcy Court to be determined by the Company (the “Bankruptcy Court”). This Term Sheet shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein or the solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation shall only be made in compliance with all applicable laws. Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of definitive documentation. This Term Sheet shall be attached to, and incorporated into a restructuring support agreement (the “Restructuring Support Agreement”) entered into by and among the Company and certain existing lenders or holders of securities that are signatories thereto. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and other rules of similar import.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE RESTRUCTURING TRANSACTION, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING OF THE DEBT OF THE COMPANY AND ITS SUBSIDIARIES. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE EXISTING LENDERS AND THE ADMINISTRATIVE AGENT (BOTH AS DEFINED BELOW).

Company	Revel AC, Inc. (“Revel”), a Delaware company, Revel AC, LLC, a Delaware limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a New Jersey limited liability company, and NB Acquisition LLC, a New Jersey limited liability company (collectively, the “Company” and, after the Effective Date (as defined herein), the “Reorganized Company”).

Current Capital Structure	The following outstanding indebtedness of, and equity interests in, the Company shall be restructured through a pre-packaged chapter 11 plan (the “Pre-Packaged Chapter 11 Plan”), in each case consistent with the material terms and conditions described in this Term Sheet:

	(a)	Indebtedness under that certain credit agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “2012 Credit Agreement”), by and among Revel (the “Borrower”) and Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC (collectively, the “Guarantors”), the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent (the “Administrative Agent”), and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner. As of February 19, 2013, the aggregate outstanding principal amount of first-out revolving loans under the 2012 Credit Agreement is $48,381,283.38 plus $1,900,000.00 in issued and outstanding letters of credit, which amounts may increase due to additional revolving loan borrowings, the issuance of letters of credit, and/or accrual of interest thereon (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $236,543.05 and any additional interest accruing thereafter, letter of credit commitment and fronting fees, unutilized fees, and any other amounts and obligations payable under in connection with the revolving credit facility under the 2012 Credit Agreement, the “2012 Credit Agreement Revolving Loan Outstanding Claims”) and the aggregate outstanding principal amount of second-out term loans under the 2012 Credit Agreement is $125,000,000.00 (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $763,888.89 and any additional interest accruing thereafter, and any other amounts and obligations payable in connection with the term loan facility under the 2012 Credit Agreement and otherwise thereunder, the “2012 Agreement Term Loan Outstanding Claims” and, together with the 2012 Credit Agreement Revolving Loan Outstanding Claims, the “2012 Credit Agreement Outstanding Claims”);

	(b)	Indebtedness under that certain credit agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Term Loan Credit Agreement”), by and among Revel, as borrower, the Guarantors, the lenders party thereto (the “Existing Lenders”), J.P. Morgan Securities LLC, as lead arranger and syndication agent, Morgan Stanley & Co. Incorporated, as joint bookrunning managers, and the Administrative Agent. For the avoidance of doubt, the Term Loan Credit Agreement includes, without limitation, indebtedness under that certain amendment to the Term Loan Credit Agreement (the “Incremental Facility Amendment”), dated as of May 3, 2012, that provided for an additional $50 million of term loan commitments (the “Incremental Facility”). As of February 19, 2013, the aggregate outstanding principal amount under the Term Loan Credit Agreement is $895,500,000.00 (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $20,620,125.00 and any additional interest accruing thereafter, and any other amounts and obligations payable under the Term Loan Credit Agreement, the “Term Loan Credit Agreement Outstanding Claims”);

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(c)	Indebtedness under the Indenture for the 12% Second Lien Notes due 2018 (the “Notes”),
dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), by and among Revel, the
Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). As of
February 19, 2013, the aggregate outstanding principal amount under the Indenture is estimated to be approximately $384,741,575 million (including accrued interest at the non-default rate as of February 19, 2013, the “Notes Claims”);

(d)	all outstanding warrants held by existing warrant holders (the “Existing Warrant
Holders”) pursuant to the Warrant Agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Warrant Agreement”), by and between Revel and U.S. Bank National Association;
and

	(e)	all equity interests in the Company and rights or options to acquire such equity interests owned by existing equity holders (the “Existing Equity Holders”).

Restructuring/Treatment of Indebtedness and Equity Interests

The proposed restructuring (the “Restructuring”) would be accomplished through a Pre-Packaged Chapter 11 Plan, and contemplates, among other things:

(i) that holders of 2012 Credit Agreement Outstanding Claims will roll such claims on a pro rata basis into a DIP facility, which will be repaid in full by an exit facility (each, as described below);

(ii) that holders of Term Loan Credit Agreement Outstanding Claims will receive their pro rata share of 100% of new common equity (subject to dilution by the Management Incentive Plan (as defined herein)) to be issued by the Reorganized Company (the “New Equity Interests”) in full and final satisfaction of all claims, liens and rights of holders of Term Loan Credit Agreement Outstanding Claims arising under or in connection with the Term Loan Credit Agreement;

(iii) that holders of Notes Claims will receive their pro rata share of new notes in the aggregate principal amount of $70 million secured by, and with recourse only to, certain of the Uncommon Collateral (as defined in that certain Intercreditor Agreement dated as of February 17, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Intercreditor Agreement”) between the Administrative Agent and Trustee);

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(iv) that the Existing Warrant Holders will not receive or retain on account of such interests any property under the Prepackaged Chapter 11 Plan. The interests of all Existing Warrant Holders will be extinguished on the Effective Date;

(v) that each general unsecured claim shall be unimpaired and reinstated or paid in the ordinary course of business or upon the later of the Effective Date and the date on which any such claim is allowed; and

(vi) that the Existing Equity Holders will not receive or retain on account of such interests any property under the Prepackaged Chapter 11 Plan. The interests of all Existing Equity Holders will be extinguished on the Effective Date.

The “Effective Date” shall be the effective date of the Plan of Reorganization (as defined below). The New Equity Interests shall be distributed on the Effective Date or as soon thereafter as reasonably practicable.

DIP Facility/Exit Facility

The Company shall enter into a new secured superpriority priming debtor-in-possession facility (the “DIP Facility”) in the principal amount set forth on Exhibit A and containing the terms set forth on Exhibit A, which will be repaid in full by an exit facility (the “Exit Facility”) on the Effective Date, in the amounts and containing the terms set forth on Exhibit B, in each case, each such facility shall be structured in a manner consistent with the repayment priorities governing the 2012 Credit Agreement. The Exit Facility shall include sufficient new money to repay the DIP Facility and a post-emergence revolving credit facility with availability as of the Effective Date sufficient to provide the Company with working capital necessary to run its business and for general corporate purposes.

The proceeds of the DIP Facility or Exit Facility, as appropriate, will be used to, among other things, fund the costs of the Restructuring, repay in full the 2012 Credit Agreement Outstanding Claims, and provide post-Effective Date working capital to the Company.

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Chapter 11 Cases	The Company and certain of its subsidiaries (collectively, the “Debtors”) shall commence the “Chapter 11 Cases” in the Bankruptcy Court. The plan of reorganization implementing the Pre-Packaged Chapter 11 Plan (the “Plan of Reorganization”) and the disclosure statement describing the Plan of Reorganization (the “Disclosure Statement”) shall be filed contemporaneously with commencement of the Chapter 11 Cases (the “Petition Date”). The Plan of Reorganization shall be in all material respects consistent with this Term Sheet and the Restructuring Support Agreement.

Implementation of Restructuring and Definitive Documentation

The parties to the Restructuring Support Agreement shall have executed such agreement no later than February 19, 2013 (the “RSA Date”). The Restructuring Support Agreement shall be terminable pursuant to the terms and conditions contained therein.

The Restructuring Support Agreement shall require the steering committee of Existing Lenders formed by the Administrative Agent (the “Steering Committee”), and any successors or assigns thereof, to subject to the terms thereof (i) approve, support and participate in the Restructuring, as applicable; and (ii) vote to accept the Plan of Reorganization.

The Company shall have the right to terminate the Restructuring Support Agreement if the officers and directors of the Company determine that proceeding with the Restructuring as contemplated in the Restructuring Support Agreement would be a breach of their fiduciary duties.

The Company and the Steering Committee shall, in good faith, negotiate definitive documentation to implement the Restructuring that is consistent with the terms described in this Term Sheet and any related documentation, including, without limitation, the Restructuring Support Agreement, the Plan of Reorganization and Disclosure Statement, all post-Effective Date corporate organization and governance documents, and all other documents necessary to effectuate the Restructuring.

The Company shall commence the solicitation of votes with respect to the Plan of Reorganization before commencing its chapter 11 cases but will extend the voting deadline until after the Petition Date, consistent with section 1125(g) of the Bankruptcy Code and applicable non-bankruptcy law.

Key Restructuring Support Agreement milestones to include:

•      Agreed form of Disclosure Statement, Plan of Reorganization and other material definitive documents and commencement of solicitation of such plan to occur no later than March 8, 2013;

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•      Petition Date to occur no later than March 15, 2013;

•      Interim order authorizing the Debtors’ entry into the DIP Facility to occur no later than March 18, 2013;

•      Final order authorizing the Debtors’ entry into the DIP Facility to occur no later than April 15, 2013;

•      Combined hearing to consider approval of disclosure statement and confirmation of Plan of Reorganization to be obtained no later than May 15, 2013;

•      Confirmation Order (as defined herein) to be entered no later than May 18, 2013; and

•      Effective Date to occur no later than May 30, 2013 (the “Outside Date”), subject to extension for any required regulatory approvals.

Due Diligence

The Steering Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and March 8, 2013 (the “Due Diligence Period”).

The Steering Committee’s due diligence investigation will be limited to diligence regarding (i) tax issues, (ii) the Company’s agreements with government agencies and regulatory authorities, (iii) the impact of the Chapter 11 Cases on the Company’s joint venture agreements, (iv) licensing issues, (v) the Company’s business plan provided to the Steering Committee and (vi) amounts required under the DIP Facility and Exit Facility (collectively, the “Limited Due Diligence Items”).

The Steering Committee’s ability to terminate the Restructuring during the Due Diligence Period shall be limited to the material business or legal issues surrounding the Limited Due Diligence Items.

The effectiveness of the Restructuring shall be conditioned upon the absence of the identification and written notice by the Steering Committee to the Company during the Due Diligence Period of any material business or legal issues related to the Limited Due Diligence Items and, upon the Company’s receipt of such written notice on or before the end of the Due Diligence Period, the Restructuring Support Agreement shall terminate.

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Motions and Other Bankruptcy Court Filings	All motions and other filings with the Bankruptcy Court, including any proposed orders (including, without limitation, the orders authorizing the Debtors’ entry into the DIP Facility and approving the Disclosure Statement and confirming the Plan of Reorganization (the “Confirmation Order”)) shall be in form and substance reasonably acceptable to the Administrative Agent and Steering Committee.

Tax/Business Considerations	The parties to the Restructuring Support Agreement shall use good faith efforts to structure the Restructuring and the transactions contemplated herein and in the Restructuring Support Agreement to the maximum extent possible in a tax-efficient and cost-effective manner for the Company.

Board Members/Corporate Governance

The Board of Directors of the Reorganized Company to be selected prior to the Effective Date will be composed of seven (7) members, one (1) of whom shall be the CEO and six (6) of whom shall be initially chosen by the Steering Committee. To the extent that at least three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Outside Date, the Steering Committee will work in good faith with the Company to implement a solution to allow the Reorganized Company to emerge on the Effective Date with a sitting board. All other Corporate Governance and Shareholder Rights shall be agreed upon between the Steering Committee and the Company before March 8, 2013.

To the extent that any member of the Steering Committee does not become licensed with the New Jersey Division of Gaming Enforcement (the “NJ DGE”), such member shall be subject to applicable casino regulatory requirements and will not terminate its support for the Restructuring as a result of any such casino regulatory requirements.

The Company will pay for a search firm to be utilized by the Steering Committee.

It is expected that the Reorganized Company will be a private company governed by a shareholder agreement consistent with the terms and conditions agreed upon between the Steering Committee and the Company before March 8, 2013.

Management Incentive Plan	The Confirmation Order shall provide that on the Effective Date the Reorganized Company will implement a new management equity incentive plan (the “Management Incentive Plan”), which shall provide for grants of options and/or restricted units/equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Company sufficient to properly incentivize the senior management team of the Reorganized Company. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and

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vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of the Reorganized Company, unless earlier agreed to by the Steering Committee and the Company.

Conditions Precedent to Closing

The occurrence of the Effective Date shall be subject to the satisfaction of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the Steering Committee and the Company, including but not limited to, the following:

•        The negotiation, execution and delivery of definitive documentation with respect to the Restructuring contemplated by this Term Sheet and the Restructuring Support Agreement, reasonably acceptable to the Administrative Agent and the Steering Committee and otherwise consistent with the terms and conditions set forth in this Term Sheet and the Restructuring Support Agreement.

•        The Steering Committee shall have reasonably determined that the aggregate amount of general unsecured claims will not likely exceed $25 million above a pre-agreed baseline amount for ordinary course payables (the “Claims Cap”), such baseline to be agreed to by the Company and the Steering Committee before March 8, 2013, or the Steering Committee shall have waived such requirement in writing, provided, however, that any claim or counterclaim, if any, that may be asserted by Tishman Construction Corporation shall be excluded from the Claims Cap. In order to determine the total amount of general unsecured claims, the Company shall require holders of general unsecured claims in excess of $2,500,000 to file a proof of claim within 45 days of the Petition Date. To the extent that the Steering Committee determines that the aggregate amount of general unsecured claims will likely exceed the Claims Cap and does not waive such condition to the Effective Date, the Steering Committee will consent to an extension of any relevant milestones in this Term Sheet to allow for the Company and the Steering Committee to estimate and/or object to any applicable claims.

•        Confirmation of the Pre-Packaged Chapter 11 Plan by the Bankruptcy Court, on terms consistent with this Term Sheet and the Restructuring Support Agreement.

•        Gaming authority approvals, as necessary.

•        The Company shall cooperate on a timely basis with all licensing and other regulatory requests required in order to consummate the transactions contemplated hereby.

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Releases & Exculpation

To the fullest extent permitted by applicable law, the Restructuring shall include a full release from liability in favor of the Company, the Existing Equity Holders, the Administrative Agent, the Existing Lenders, and all current and former direct and indirect equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) of the Company, the Existing Equity Holders, the Administrative Agent, and the Existing Lenders from any claims and causes of action related to the Company arising on or prior to the Effective Date.

To the fullest extent permitted by applicable law, the Restructuring shall include a customary exculpation provision providing a standard of liability for the conduct of the professionals during the course of the Chapter 11 Cases.

Other Terms

•        Subject to Steering Committee consent, the Company reserves the right to assume and/or reject certain executory contracts and unexpired leases. All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. All rejection damage claims, if any, shall be subject to any applicable caps under the Bankruptcy Code and unimpaired under the Plan.

•        Assumption/continuation of the Trademark License Agreement, dated of as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time), by and between Revel Group, LLC and Revel Entertainment Group, LLC, and the ERGG Agreement.

•        Payment by the Company of the respective accrued, unpaid and ongoing expenses incurred by the Administrative Agent and the Steering Committee in connection with the Restructuring, including the fees, charges and disbursements of (a) counsel to such parties limited to (i) one primary counsel for the Administrative Agent (presently Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (presently Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) gaming counsel to the Administrative Agent (presently Michael & Carroll) and

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(iv) gaming counsel for the Steering Committee (presently Fox Rothschild LLP) and (v) to the extent reasonably necessary or advisable, local counsel in connection with the Restructuring and (b) any financial advisors, investment bankers and other specialty consultants retained by the Administrative Agent or counsel for the Administrative Agent and the Steering Committee.

•        Payment through the effective date of the Restructuring of all reasonable and documented fees and expenses of the Company’s professionals (including Kirkland & Ellis LLP, as restructuring counsel to the Company; Alvarez & Marsal, as financial and restructuring advisor to the Company; Moelis & Co., as investment banker to the Company; Brown Rudnick LLP, as special counsel to the Company; Ernst & Young, as independent auditors and tax advisors to the Company; and Cooper Levinson, as gaming counsel to the Company.

•        The Company may obtain “tail” coverage in respect of its D&O policy on terms and conditions reasonably acceptable to the Steering Committee.

•        Additional terms to comply with applicable gaming laws.

Governing Law and Forum	New York

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EXHIBIT A

Terms of DIP Facility

Description:

Revolving Credit Facility Amount:

Term Loan Amount:

Guarantees:

Maturity:

Interest:

Collateral:

Representations/Warranties/Covenants:

Assignment Provisions:

EXHIBIT B

Terms of Exit Facility

Description:

Revolving Credit Facility Amount:

Term Loan Amount:

Guarantees:

Maturity:

Interest:

Amortization:

Collateral:

Representations/Warranties/Covenants:

Assignment Provisions:

EXHIBIT 2

JOINDER AGREEMENT

This Joinder Agreement to that certain Restructuring Support Agreement entered-into as of [—], 2013 by and among Revel AC, Inc., Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC, and the Consenting Debtholders (in their capacities as parties thereto) attached hereto as Exhibit 1 (as amended, modified, or amended and restated from time to time in accordance with its terms, the “Restructuring Support Agreement”), is hereby executed and delivered by [—] (the “Joining Party”) as of [—], 2013.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Restructuring Support Agreement.

Agreement to be Bound. The Joining Party hereby agrees, on a several basis, but not joint and several basis, to be bound by the Restructuring Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Consenting Debtholder and a Party for any and all purposes under the Restructuring Support Agreement. In the event of any inconsistency between this Joinder Agreement and the Restructuring Support Agreement, the Restructuring Support Agreement shall control in all respects.

Representations and Warranties. With respect to the aggregate principal amount and type of Claims set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Consenting Debtholders set forth in Section 4 of the Restructuring Support Agreement to each other Party to the Restructuring Support Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Signature Pages Follow]

Date executed: [                    ], 2013

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Tel:
Fax:

Aggregate principal amount of Claims beneficially owned or managed on behalf of accounts that hold or beneficially own such Claims:

2012 Credit Agreement Claims:
$

Term Loan Credit Agreement Claims:
$

Noteholder Claims under the Indenture:
$

[Signature Page to Restructuring Support Agreement]

EXECUTION VERSION

FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT (this “Amendment”), dated as of March 8, 2013, is by and among (i) Revel AC, Inc. (“Revel”), in its capacity as borrower under the 2012 Credit Agreement and the Term Loan Credit Agreement and issuer under the Indenture (each as defined in the RSA), (ii) Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC, each in its capacity as a guarantor under the 2012 Credit Agreement, the Term Loan Credit Agreement, and the Indenture (the “Guarantors” and, together with Revel, the “Company”), (iii) each of the undersigned creditors party to and/or a holder of, or the investment advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to bind such holder), certain indebtedness of Revel incurred under (A) the 2012 Credit Agreement (the “2012 Credit Agreement Consenting Lenders”), (B) the Term Loan Credit Agreement (the “Term Loan Credit Agreement Consenting Lenders” and, together with the 2012 Credit Agreement Consenting Lenders, the “Consenting Lenders”), and (C) the Indenture (the “Consenting Noteholders” and, together with the Consenting Lenders, the “Consenting Debtholders”) and (iv) JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent and collateral agent (in such capacities under each of the 2012 Credit Agreement and the Term Loan Credit Agreement, the “Administrative Agent”) (each of the foregoing, a “Party” and, collectively, the “Parties”). Capitalized terms not herein defined shall have the meanings set forth in the RSA (as defined below).

RECITALS

WHEREAS, the Company, the Consenting Debtholders and the Administrative Agent are party to that certain Restructuring Support Agreement dated as of February 19, 2013 (as amended modified, or supplemented from time to time, the “RSA”); and

WHEREAS, the Company, the Consenting Debtholders and the Administrative Agent have agreed to amend the RSA in accordance with and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendments to the RSA.

1.1 Section 2.03(a)(iii) of the RSA is hereby amended by deleting the reference to “March 8, 2013” and inserting in lieu thereof the date “March 22, 2013.”

1.2 Section 6.0 l(i) of the RSA is hereby amended by deleting the reference to “March 8, 2013” and inserting in lieu thereof the date “March 12, 2013.”

1.3 Section 6.01 (j) of the RSA is hereby amended by deleting the reference to “March 15, 2013” and inserting in lieu thereof the date “March 22, 2013.”

1.4 Section 6.01 (1) of the RSA is hereby amended by deleting the reference to “March 18, 2013” and inserting in lieu thereof the date “March 25, 2013.”

1.5 Section 6.01 (m) of the RSA is hereby amended by deleting the reference to “April 15, 2013” and inserting in lieu thereof the date “April 22, 2013.”

1.6 Section 6.01 (n) of the RSA is hereby amended by deleting the reference to “May 15, 2013” and inserting in lieu thereof the date “May 24, 2013.”

1.7 The sixth paragraph of the “Implementation of Restructuring and Definitive Documentation” section of the Restructuring Term Sheet attached to the RSA as Exhibit 1 (the “Term Sheet”) is hereby replaced in its entirety with the following:

Key Restructuring Support Agreement milestones to include:

•	Agreed form of Disclosure Statement, Plan of Reorganization and other material definitive documents and commencement of solicitation of such plan to occur no later than March 12, 2013;

•	Petition Date to occur no later than March 22, 2013;

•	Interim order authorizing the Debtors’ entry into the DIP Facility to occur no later than March 25, 2013;

•	Final order authorizing the Debtors’ entry into the DIP Facility to occur no later than April 22, 2013;

•	Combined hearing to consider approval of disclosure statement and confirmation of Plan of Reorganization to be obtained no later than May 22, 2013;

•	Confirmation Order (as defined herein) to be entered no later than May 24, 2013; and

•	Effective Date to occur no later than May 30, 2013 (the “Outside Date”), subject to extension for any required regulatory approvals.

1.8 The first paragraph of the “Due Diligence” section of the Term Sheet is hereby amended by deleting the references to “March 8, 2013” and inserting in lieu thereof the date “March 12, 2013.”

1.9 The first and last paragraphs of the “Board Members/Corporate Governance” section of the Term Sheet are hereby amended by deleting the references to “March 8, 2013” and inserting in lieu thereof the date “March 12, 2013.”

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1.10 The second bullet point of the “Conditions Precedent to Closing” section of the Term Sheet is hereby amended by deleting the references to “March 8, 2013” and inserting in lieu thereof the date “March 12, 2013.”

2. Effectiveness. In accordance with Section 9 of the RSA, this Amendment shall be effective and binding upon the Parties as of the date (the “Amendment Effective Date”) on which: (i) the Company shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Steering Committee, (ii) the Required Consenting Lenders shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Company and (iii) the Administrative Agent shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Company

3. Effect Upon RSA. Except as specifically set forth herein, the RSA shall remain in full force and effect and is hereby ratified and confirmed. The Parties specifically acknowledge and agree that the RSA, as hereby amended, is in full force and effect in accordance with its respective terms and has not been modified, except pursuant to this Amendment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. All references to the “RSA” shall mean and refer to the RSA, as modified by this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

5. Headings. The headings of the sections, paragraphs and subsections of this Amendment are inserted for convenience only and shall not affect the interpretation hereof.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Revel AC, Inc.

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

Revel AC, LLC
By: Revel AC, Inc., Its Sole Member

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

Revel Atlantic City, LLC
By: Revel AC, LLC, Its Sole Member

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

Revel Entertainment Group, LLC
By: Revel AC, LLC, Its Sole Member

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

NB Acquisition, LLC
By: Revel Entertainment Group, LLC,
Its Sole Member

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

Signature Page to First Amendment to Restructuring Support Agreement

[Consenting Debtholder Signature Pages Redacted]

Signature Page to First Amendment to Restructuring Support Agreement

JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the Credit Agreements

By:	/s/ Susan E. Atkins
Name:	Susan E. Atkins
Title:	Managing Director

Signature Page to First Amendment to Restructuring Support Agreement

SECOND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This SECOND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT (this “Amendment”), dated as of March 13, 2013, is by and among (i) Revel AC, Inc. (“Revel”), in its capacity as borrower under the 2012 Credit Agreement and the Term Loan Credit Agreement and issuer under the Indenture (each as defined in the RSA), (ii) Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC, each in its capacity as a guarantor under the 2012 Credit Agreement, the Term Loan Credit Agreement, and the Indenture (the “Guarantors” and, together with Revel, the “Company”), (iii) each of the undersigned creditors party to and/or a holder of, or the investment advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to bind such holder), certain indebtedness of Revel incurred under (A) the 2012 Credit Agreement (the “2012 Credit Agreement Consenting Lenders”), (B) the Term Loan Credit Agreement (the “Term Loan Credit Agreement Consenting Lenders” and, together with the 2012 Credit Agreement Consenting Lenders, the “Consenting Lenders”), and (C) the Indenture (the “Consenting Noteholders” and, together with the Consenting Lenders, the “Consenting Debtholders”) and (iv) JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent and collateral agent (in such capacities under each of the 2012 Credit Agreement and the Term Loan Credit Agreement, the “Administrative Agent”) (each of the foregoing, a “Party” and, collectively, the “Parties”). Capitalized terms not herein defined shall have the meanings set forth in the RSA (as defined below).

RECITALS

WHEREAS, the Company, the Consenting Debtholders and the Administrative Agent are party to that certain Restructuring Support Agreement dated as of February 19, 2013 (as amended by the First Amendment to Restructuring Support Agreement dated as of March 8, 2013 and as may further be amended modified, or supplemented from time to time, the “RSA”); and

WHEREAS, the Company, the Consenting Debtholders and the Administrative Agent have agreed to amend the RSA in accordance with and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendments to the RSA.

1.1 Section 2.01(d) of the RSA is hereby amended by deleting the word “and” at the end of this section.

1.2 Section 2.01(e) of the RSA is hereby amended by inserting the word “and” at the end of this section.

1.3 Section 2.01 of the RSA is hereby amended by adding a new subsection (f) as follows:

(f) support the Company’s assumption of the Executive Transition Agreement (the “Transition Agreement”) by and between Kevin DeSanctis and Michael C. Garrity (collectively the “Executives”) and the Company in substantially the form attached hereto as Exhibit 3, it being expressly understood that the Executives are relying upon such support in executing the Transition Agreement. Notwithstanding any other provision of this Agreement to the contrary, absent the Executives’ written consent, this Agreement shall not be amended or modified to remove or modify Section 2.01(f) hereof. The Parties understand and agree that the Executives shall be deemed third party beneficiaries of the Agreement for purpose of enforcing Section 2.01(f) hereof.

1.4 Exhibit A annexed hereto is hereby added to the RSA as Exhibit 3.

1.5 Section 6.01(i) of the RSA is hereby amended by deleting the reference to “March 12, 2013” and inserting in lieu thereof the date “March 13, 2013.”

1.6 The first bullet point of the sixth paragraph of the “Implementation of Restructuring and Definitive Documentation” section of the Restructuring Term Sheet attached to the RSA as Exhibit 1 is hereby amended by deleting the reference to “March 12, 2013” and inserting in lieu thereof the date “March 13, 2013.”

2. Effectiveness. In accordance with Section 9 of the RSA, this Amendment shall be effective and binding upon the Parties as of the date (the “Amendment Effective Date”) on which: (i) the Company shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Steering Committee, (ii) the Required Consenting Lenders shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Company and (iii) the Administrative Agent shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Company

3. Effect Upon RSA. Except as specifically set forth herein, the RSA shall remain in full force and effect and is hereby ratified and confirmed. The Parties specifically acknowledge and agree that the RSA, as hereby amended, is in full force and effect in accordance with its respective terms and has not been modified, except pursuant to this Amendment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. All references to the “RSA” shall mean and refer to the RSA, as modified by this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

5. Headings. The headings of the sections, paragraphs and subsections of this Amendment are inserted for convenience only and shall not affect the interpretation hereof.

44

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.

45

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Revel AC, Inc.

By:	/s/ Kevin DeSanctis
Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

Revel AC, LLC
By: Revel AC, Inc., Its Sole Member

By:	/s/ Kevin DeSanctis
Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

Revel Atlantic City, LLC
By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

Revel Entertainment Group, LLC
By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

NB Acquisition, LLC
By: Revel Entertainment Group, LLC,
Its Sole Member

By:	/s/ Kevin DeSanctis
Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President

Signature Page to Second Amendment to Restructuring Support Agreement

[Consenting Debtholder Signature Pages Redacted]

Signature Page to Second Amendment to Restructuring Support Agreement

JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the Credit Agreements

By:	/s/ Susan E. Atkins
Name:	Susan E. Atkins
Title:	Managing Director

Signature Page to Second Amendment to Restructuring Support Agreement

Exhibit A

Executive Transition Agreement

Executive Transition Agreement

This EXECUTIVE TRANSITION AGREEMENT (“Agreement”) is entered into as of the 13Th day of March, 2013 by Kevin DeSanctis and Michael C. Garrity (collectively, the “Executives”) and REVEL AC, Inc., a Delaware corporation, REVEL AC, LLC, a Delaware limited liability company, REVEL Entertainment Group, LLC, a New Jersey limited liability company, REVEL Atlantic City LLC, a New Jersey limited liability company and NB Acquisition, LLC, a New Jersey limited liability company (collectively, the “Filing Entities” or the “Company”).

WHEREAS, Kevin DeSanctis (“DeSanctis”) is an employee of the Company pursuant to an Employment Agreement (the “DeSanctis Employment Agreement”) entered into as of the 17th day of February, 2011 by and between him and the Filing Entities, pursuant to which, among other things, DeSanctis serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Executive Officer of some or all of the Filing Entities;

WHEREAS, Michael C. Garrity (“Garrity”) is an employee of the Company pursuant to an Employment Agreement (the “Garrity Employment Agreement”) entered into as of the 13th day of May, 2011 by and between him and the Filing Entities, pursuant to which, among other things, Garrity serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Investment Officer of some or all of the Filing Entities;

WHEREAS, the Filing Entities intend to file a voluntary petition for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in order to effectuate a pre-packaged Chapter 11 plan of reorganization (as such plan may be amended or modified, the “Plan”);

WHEREAS, the Filing Entities requests certain development and consulting services from the Executives for designated tasks and projects, as set forth below;

WHEREAS, the Executives and the Filing Entities have discussed these matters, together with the DeSanctis Employment Agreement and the Garrity Employment Agreement (collectively, the “Employment Agreements”) and the Filing Entities’ anticipated bankruptcy filing, and have reached certain agreements, as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Resignation and Transition.    In connection with the arrangements set forth in this Agreement, and the Executives’ election to enter into this Agreement, each of the Executives shall resign from the Filing Entities (such resignation shall be from all positions, whether as Board or committee member, employee, officer, executive, or otherwise), with such resignations to be effective as of the later of the following two dates (such later date, the “Resignation Date”): (a) the date that provisional (or appropriate) regulatory approval is obtained for the appointment of a replacement Chief Executive Officer for the Filing Entities or (b) the date the Filing Entities commence the solicitation of acceptances or rejections on the Plan. Notwithstanding anything herein to the contrary, despite the occurrence of the Resignation Date, the Executives will remain in their current positions with Revel Group, LLC and Revel Development Group LLC; specifically, Chief Executive Officer, with respect to DeSanctis, and Chief Investment Officer, with respect to Garrity. Upon the occurrence of the Resignation Date, the Filing Entities shall obtain replacement personnel to fill the roles previously performed by the Executives.

2.        Development and Consulting Arrangement.    Upon the occurrence of the Resignation Date, the Company shall be deemed to engage the Executives, and the Executives agree to be engaged, in accordance with the terms and conditions contained herein (the “Development and Consulting Arrangement”). The Executives shall provide full-time development services to the Company from the Resignation Date through and including May 31, 2013 (such time period, the “Development Phase”); provided, however, that notwithstanding the foregoing, during the Development Phase the Company may in writing allow or direct that one or both of the Executives reduce the amount of time he/they provide(s) services to the Company to the extent that the Company does not require the full-time services of such Executive(s). From June 1, 2013 until the six (6) month anniversary of the Resignation Date (such time period, “Consulting Phase”), the Executives shall provide part-time consulting services to the Company, of up to 19.9% of each Executive’s time. The Executives shall not receive compensation for the Development and Consulting Arrangement except as set forth in the section of this Agreement labeled “Payment”.

3.        Required Tasks.    The development and consulting services to be provided by the Executives during both the Development Phase and the Consulting Phase shall include (i) assisting the Company with operational and strategic business analysis and input, (ii) assisting the Company in connection with ministerial matters related to the Chapter 11 process which shall exclude, for the avoidance of doubt, matters related to the administration of the Filing Entities’ bankruptcy estates, and (iii) assisting the Company with on-line gaming and sportsbook negotiation and implementation, all at the request of the Company. In addition, the Executive shall have primary responsibility for assisting the Company with the following tasks (collectively, the “Required Tasks”):

(a)        substantial completion of currently-planned High Limit Slot Area/Players Lounge by May 31, 2013;

(b)        substantial completion of currently-planned HQ Day club by May 31, 2013;

(c)        substantial completion of the 3-meals per day restaurant by May 31, 2013; and

(d)        substantial completion of the Noodle Bar, additional Player’s Club location and wayfinding and merchandizing signage by May 31, 2013.

4.        Payment.

(a)        If the Executives have substantially performed their services required hereunder during the Development Phase, then, at the end of the Development Phase, the Company shall promptly pay the Executives $5,355,000 (the “Initial Payment”).

(b)        Promptly upon the conclusion of the Consulting Phase if the Executives have substantially performed their services required hereunder during the Consulting Phase, the Company shall make an additional payment to the Executives, which payment shall be in an amount equal to the following: (i) 8.33% of the Additional Payment, as defined below, for each of the Required Tasks listed in clauses (a) and (b) of paragraph 3 hereof that is achieved, plus (ii) 4.17% of the Additional Payment for each of the Required Tasks listed in clauses (c) and (d) of paragraph 3 hereof that is achieved. As used herein, the term “Additional Payment” means $1,785,000.

(c)        The Initial Payment and the Additional Payment (collectively, the “Payments”) shall be divided between the Executives as follows: DeSanctis shall receive 58.823% and Garrity shall receive 41.117%.

5.        Board Determination.    The new Board shall, reasonably and in good faith, make a determination promptly after the expiration of the Consulting Phase as to whether the Required Tasks have been achieved and shall promptly communicate such determination to the Executives in writing. To the extent the Executives dispute the Board’s determination, such dispute shall be resolved by arbitration paid for equally by the Executives and the Company.

6.        Expenses/Benefits.    The Company shall provide the Executives with reimbursement for any reasonable out-of-pocket expenses incurred in furtherance of their duties hereunder, subject to Company policies and appropriate documentation. In addition, the Company shall provide the Executives with the benefits set forth in Section 4.4(b)(ii) of the Employment Agreements to the same extent as if the Executives’ employment had they been terminated with Good Reason (as such term is used in the Employment Agreements) and the Company shall abide by the provisions of section 8 of the Employment Agreements, subject to paragraph 8 hereof, as if fully set forth herein, with respect to Payments made, or benefits provided, to the Executives under this Agreement. For the avoidance of any doubt, section 8 of the Employment Agreements, subject to paragraph 8 hereof, shall be and hereby is incorporated herein by reference; provided, however, it shall apply to the Payments made and benefits provided pursuant to this Agreement.

7.        Company Termination.    The Company may terminate the Executives’ obligation to provide services hereunder for (i) any of the Required Tasks or (ii) the Development Phase or the Consulting Phase; provided, however, that if the Executives had been performing the obligations hereunder prior to the date of such termination, the Executives shall be entitled to receive the applicable Payment(s) due hereunder as if such Required Task(s) has/have been completed and/or as if such Development Phase or Consulting Phase has expired.

8.        Acknowledgments.    The Executives hereby acknowledge and agree that: (i) their respective rights to severance under the Employment Agreements are hereby modified such that the Executives shall have no entitlement to severance under the Employment Agreements or otherwise; (ii) any reference in the Employment Agreements to equity and equity-based compensation and cash adjustment plan, share adjustment plan and stock election shall be deemed deleted; (iii) they shall not be entitled to relocation benefits under the Employment Agreements; (iv) any right they may have in the Employment Agreements to not be subject to the non-compete provisions contained in section 6.1 thereof in exchange for releasing their rights to severance shall be deemed deleted; (v) the provisions in the Employment Agreements requiring the Company to make one or more Gross-Up Payments (as such term is defined in the Employment Agreements) shall be deemed deleted if and only if the Company obtains approval of the United States Bankruptcy Court or such other court of competent jurisdiction (the “Court”), to the extent needed, for the private company exemption under Section 280G(b)(5) of the Internal Revenue Code and related guidance which approval the Company shall seek, and the Executives, to the extent necessary, shall execute waivers in accordance with Section 280G; (vi) they shall not solicit employees of the Company for employment for one (1) year after the Resignation Date and (vii) they shall not solicit existing customers in the Atlantic City area for one (1) year after the Resignation Date.

9.        Non-Disparagement.    The Executives shall refrain from making any derogatory, disparaging or false statements with respect to the Company or any of its shareholders, controlling persons, officers, directors, executives, advisors, customers, or other related or affiliated parties. The Company shall instruct, and use its reasonable efforts so that, its shareholders, controlling persons, officers, directors, executives and advisors to refrain from making derogatory, disparaging or false statements with respect to the Executives.

10.        Releases.

(a)        Upon Court approval of this agreement, in consideration of the promises of the Filing Entities set forth in this Agreement, and strictly conditioned thereupon, each of the Executives, and their successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Filing Entities and its/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which one or more of the Executives, ever had, now has, or can, shall or may in the future have against any of the Filing Entities and its/their successors and assigns. The release set forth in this paragraph specifically excludes (a) the obligations of the Filing Entities under this Agreement and (b) any obligation of any of the Filing Entities to provide indemnification to one or more of the Executives under any agreement or applicable law.

(b)        Upon Court approval of this agreement, in consideration of the promises of the Executives set forth in this Agreement, and strictly conditioned thereupon, each of the Filing Entities and its successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Executives and his/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which any of the Filing Entities ever had, now has, or can, shall or may in the future have against one or both of the Executives and/or his/their successors and assigns. The release set forth in this paragraph specifically (a) excludes the obligations of the Executives under this Agreement and (b) any claims or causes of action based upon fraud, willful misconduct or obligations for money borrowed or advanced.

11.        Communications.    The Company and the Executives shall agree upon a communications strategy, which shall include mutually-agreed public announcements and be designed to maximize value for all parties and allow for a constructive transition, with respect to this Agreement and the departure of the Executives from the Company.

12.        Chapter 11 Proceedings.    The Restructuring Support Agreement dated as of February 19, 2013 (as it may be amended, supplemented or modified from time to time, the “RSA”) between and among the Company, the 2012 Credit Agreement Consenting Lenders, the Term Loan Credit Agreement Consenting Lenders, the Consenting Noteholders and the Administrative Agent (as such terms are defined in the RSA) shall be amended, subject to certain terms and conditions, to include a provision whereby the Consenting Debtholders (as such term is defined in the RSA) agree to support the Company’s assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code. This Agreement shall be appended to the Plan as an exhibit and the Plan shall provide that this Agreement shall be deemed assumed, pursuant to Section 365 of the Bankruptcy Code, as of the effective date of the Plan; provided, however, that at the Executives’ election, the Company shall promptly seek Court approval of the assumption of this Agreement pursuant to Section 365. The Company shall disclose the existence and shall describe this Agreement in all relevant pleadings in the Company’s Chapter 11 case and in other relevant legal, regulatory and similar submissions as an integral part of the Company’s Plan. If assumption and/or approval of this Agreement is denied, then the Executives shall be permitted to rescind this Agreement, by written notice to the Company within five (5) days after either such denial; provided, however, that for the avoidance of doubt, in no event shall the Executives be reemployed by or reinstated with the Company in the event of rescission. In the event that the Executives rescind the Agreement, this Agreement, including without limitation the releases contained in paragraph 10 hereof, shall be null and void; provided, however, that notwithstanding such rescission, (a) the Executives shall be deemed to have resigned on the date of such rescission for Good Reason within the meaning of their Employment Agreements; (b) the Employment Agreements shall be rejected; and (c) the Executives shall be subject to the cap on severance payments set forth in Section 502(b)(7) of the Bankruptcy Code.

13.        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without recourse to choice of law provisions.

14.        Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New Jersey for any matter that is not otherwise expressly subject to arbitration hereunder; provided however, that upon the Company’s filing for bankruptcy, the parties hereto shall be subject to bankruptcy court jurisdiction to the extent not otherwise expressly subject to arbitration hereunder.

15.        Notices.    All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that the notice of change of address shall be deemed given only when received):

If to the Company, to:

Revel Entertainment Group, LLC

500 Boardwalk

Atlantic City, NJ 08401

Attention: Mary Helen Medina, General Counsel

                          (fax)

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Marc Kieselstein, Esq. and Nicole Greenblatt, Esq.

(212) 446-4900 (fax)

If to the Executives, to:

Kevin DeSanctis

Michael C. Garrity

c/o Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

With a copy to:

Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

or to such other names or addresses as the Company or the Executives, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

16.        Agreement; Amendment and Assignment.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the Executives and the Company. Neither of the Executives may assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of merger, consolidation, or reorganization.

17.        Severability.  If any provision of this Agreement is adjudicated to be invalid or unenforceable in any jurisdiction, and absent written election of the Executives otherwise, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect with the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

18.        Construction.  This Agreement is the result of negotiations and reflects an arms’ length bargain between and among sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

19.        Acknowledgments. Executives acknowledge that Executives (i) Executives have the full right, authority and capacity to enter into this Agreement and perform Consultant’s obligations hereunder, and (ii) Executives are not bound by any agreement that conflicts with or prevents or restricts the full performance by Executives of its duties and obligations to the Company hereunder.

20.        Taxes.  The Executives shall be responsible for the payment of their portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to the Executives under this Agreement.

21.        Beneficiaries/References.    Each Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under or pursuant to this Agreement following the Executive’s death by giving the Company written notice thereof and otherwise to the Executive’s estate. In the event of an Executive’s death or a judicial determination of an Executive’s incompetence, reference in this Agreement to such Executive shall be deemed, where appropriate, to refer to such Executive’s beneficiary, estate or other legal representative.

22.        Execution of Agreement.  This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

/s/ Kevin G. DeSanctis	/s/ Michael C. Garrity
Kevin G. DeSanctis	Michael C. Garrity

REVEL AC, INC.		REVEL AC, LLC

By:	/s/ Dennis E. Stogsdill	By:	/s/ Dennis E. Stogsdill
	Name: Dennis E. Stogsdill		Name: Dennis E. Stogsdill
	Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

REVEL ENTERTAINMENT GROUP, LLC		REVEL ATLANTIC CITY, LLC

By:	/s/ Dennis E. Stogsdill	By:	/s/ Dennis E. Stogsdill
	Name: Dennis E. Stogsdill		Name: Dennis E. Stogsdill
	Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

NB ACQUISITION, LLC

By:	/s/ Dennis E. Stogsdill
Name: Dennis E. Stogsdill
Title: Chief Restructuring Officer

Exhibit C

Financial Projections

Financial Projections

A.	Introduction

The Financial Projections consist of a statement of operations (the “Income Statement”), a statement of financial position (the “Balance Sheet”), and a cash flow statement (the “Cash Flow Statement”) for the time period from January 1, 2013 through December 31, 2017. The Financial Projections are based on the Debtors’ March 2013 business plan and the forecasted consolidated financial results of the Debtors and the Reorganized Debtors. A balance sheet has been provided with pro forma adjustments to account for the reorganization and related transactions pursuant to the Plan. The Balance Sheet may not be in accordance with generally accepted accounting practices.

THE DEBTORS’ MANAGEMENT PREPARED THE FINANCIAL PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS. THE DEBTORS’ MANAGEMENT DID NOT PREPARE SUCH FINANCIAL PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE FINANCIAL PROJECTIONS THAT ACCOMPANY THE DISCLOSURE STATEMENT AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE FINANCIAL PROJECTIONS ARE QUALIFIED IN THEIR ENTIRETY BY THE DESCRIPTION THEREOF CONTAINED IN ARTICLE IX OF THE DISCLOSURE STATEMENT.

MOREOVER, THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE CONSUMMATION AND IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTENANCE OF GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE X OF THE DISCLOSURE STATEMENT ENTITLED “RISK FACTORS”), AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND

ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THE FINANCIAL PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE ON WHICH THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

I.	Income Statement and Cash Flow Statement

(1)	Approach

The Income Statement consolidates the financial performance of Revel AC using a highly detailed, department-specific approach established by the Debtors’ management and professionals to forecast operating results. The Income Statement accounts for conditions in the Atlantic City market, including competitive pressures and demographic characteristics and also for property specific factors, such as gaming floor composition and product mix.

The Income Statement forecasts gaming and non-gaming revenues as well as promotional allowances. Projected operating expenses consist of Labor, Sales & Marketing, Advertising, Taxes, Utilities and other costs associated with operating the business.

(2)	Operational Drivers

Revenue represents gross revenues derived from casino operations, hotel operations, food and beverage, and other operations. Net revenue represents total revenue less free slot play and promotional allowances, which include the retail value of accommodations, food and beverage and other services provided to casino patrons without charge (“complimentaries”).

Gaming revenues are derived primarily from patrons wagering at table games and slot machines. Table games include blackjack, craps, roulette, and specialty games. Revenues are forecasted daily based on visitation, table drop/coin-in and hold percentage. Casino revenue is recognized as earned at the time the relevant services are provided.

Non-Gaming revenues consist of hotel room revenue, Revel AC-owned food and beverage revenue, and other revenue.

Hotel room revenue is derived from hotel rooms and suites rented to guests. Revenues are forecasted daily, using current and expected occupancy rates and average daily room rates, taking into account seasonality and intra-week fluctuations. Hotel room revenue is recognized at the time the hotel rooms are provided to guests.

Revel AC-owned food and beverage revenue includes revenue for banquets, service bars, in-room dining, and other Revel AC-owned food and beverage outlets. Revenues are forecasted on a daily basis consistent with occupancy and visitation expectations. Partner food and beverage income includes revenue sharing, lease payments, and tenant reimbursements from various partner-owned food and beverage outlets. Food and beverage revenue is recognized at the time the relevant food and/or beverage service is provided to guests.

Other revenue is obtained from ancillary hotel operations, such as parking, gift shop sales, retail amenities, concessions, entertainment offerings, automatic teller machine transactions and certain other ancillary activities conducted at the casino properties.

(3)	Operating Expenses and Maintenance Costs

Operating expense represents the direct costs associated with, among other things, operating the casino, room department, food and beverage outlets, and other operations, and also includes the cost of providing complimentaries through 3rd party vendors.

Operating expenses include, among other things, costs associated with payroll, fixtures and equipment, and other similar costs. Food and beverage expense varies on the basis of the cost of certain food items and generally increases in relation to increases in food and beverage sales. SG&A expenses typically consist of utility costs, marketing and advertising, repairs and maintenance, insurance, administrative and general expenses, land and building leases, gaming taxes, and real estate and property taxes. Operating expenses also include expenses associated with gaming taxes and licenses payable to authorities in connection with gaming operations and were computed in various ways depending on the type of gaming or activity involved.

(4)	Interest Expense

The projections assume that, immediately after the Effective Date, the Debtors’ debt will include a $260 million Term Loan facility and a $75 million Revolving Credit facility. A detailed description of the terms of both facilities can be found in Article IIV.D(ii) of the Disclosure Statement and the Exit Facility Term Sheet, attached as Exhibit G to the Disclosure Statement.

(5)	Income Taxes

For purposes of forecasting provisions for taxes after the Effective Date, the Financial Projections assume that the Reorganized Debtors do not emerge with any available net operating losses (“NOLs”). However, a final assessment of the Reorganized Debtors’ COD income and usable NOLs may vary based on events occurring after the Effective Date.

(6)	Capital Expenditures

Projected Capital Expenditures include final build-out of number of amenities currently under construction, which will largely be completed by the summer of 2013. Capital expenditures beyond this are primarily maintenance in nature, and include such expenses as hotel room maintenance and repair, I.T. related expenses, facilities repair, and general property maintenance. In addition to the Debtors’ 5-Year forecast, which provides detailed projected financials for fiscal years 2013 to 2017, the Debtor separately prepared a long-term capital expenditures schedule, which provides a summary of anticipated capital expenditures for fiscal years 2016 through 2026. For the avoidance of doubt, these anticipated long-term capital expenditures are incremental to the maintenance capital expenditures in Debtors’ 5-Year forecast.

II.	Balance Sheet

The Balance Sheet was developed from the Debtors’ January 2013 unaudited Balance Sheet, and adjusted for the projected income and cash flows through fiscal year 2017. Adjustments were made to the January 2013 Balance Sheet for illustrative purposes only to demonstrate the effect of the Plan on a Pro Forma Balance Sheet.

The Pro Forma Balance Sheet contains certain adjustments reflecting an anticipated Chapter 11 filing and consummation of the proposed Plan. The Debtors’ reorganization value is assumed to be allocated to the Debtors’ assets consistent with Total Enterprise Values of the Reorganized Debtors as set forth in Article VIII.A of the Disclosure Statement. Liabilities are treated in accordance with the proposed Plan, with some being extinguished and others converted to equity as a result of the Reorganized Debtors’ issuance of New Equity Interests.

The Pro Forma Balance Sheet assumes that on the Effective Date, the Reorganized Debtors will enter into the Exit Facility and use the proceeds to satisfy DIP Facility Claims, Allowed Administrative

Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and Allowed Other Secured Claims in full in Cash.

The impairment adjustment of Property and Equipment on the Pro Forma Balance Sheet is due to the surplus of tangible book value over the fair market value of the assets.

Revel Entertainment Financial Projections

Income Statement

($ in millions)	2012 (A)	2013 (E)	2014 (E)	2015 (E)	2016 (E)	2017 (E)

Revenue
Gaming	$120.1	$182.2	$240.1	$291.2	$336.3	$379.4
Non-Gaming	76.3	111.7	128.8	142.9	149.9	154.1

Gross Revenue	196.4	293.9	368.9	434.1	486.2	533.5
Less: Promotional Allowances	(44.4)	(37.6)	(46.2)	(55.1)	(61.9)	(68.1)

Net Revenue	152.0	256.4	322.8	378.9	424.3	465.4

Operating Expenses	(263.1)	(299.1)	(313.5)	(329.7)	(343.1)	(355.5)

EBITDA	(111.1)	(42.7)	9.3	49.2	81.2	109.9

Depreciation Expense	(37.5)	(53.4)	(53.5)	(53.5)	(53.5)	(53.5)
Interest and Amortization Expense	(112.0)	(229.7)	(45.0)	(49.8)	(54.3)	(56.1)
Other Income/Expenses	1.8	(22.6)	0.0	0.0	0.0	0.0

Net Income	$(258.8)	$(348.4)	$(89.2)	$(54.1)	$(26.7)	$0.2

Revel Entertainment Financial Projections

Balance Sheet

($ in millions)		2012 (A)		2013 (E)		2014 (E)		2015 (E)		2016 (E)		2017 (E)

Assets
Cash & Cash Equivalents	$	31.2	$	6.0	$	6.0	$	6.0	$	6.0	$	6.0
Cage Cash		9.5		4.8		4.8		4.8		4.8		4.8
Accounts Receivable		15.0		11.6		14.7		16.5		18.7		20.7
Inventories		3.8		4.0		4.3		4.4		4.6		4.8
Prepaid Expenses & Other Current Assets		3.9		6.5		6.8		7.0		7.3		7.5

Total Current Assets		63.4		32.9		36.6		38.7		41.3		43.7

Property & Equipment		1,051.3		386.6		340.5		329.1		290.1		252.6
Other Non-Current Assets		46.8		2.6		2.6		2.6		2.6		2.6

Total Assets	$	1,161.5	$	422.1	$	379.7	$	370.3	$	334.0	$	298.9

Liabilities
Accounts Payable		61.9		40.7		42.1		43.1		44.2		45.3
Accrued Expenses & Other Current Liabilities		51.8		39.5		40.5		41.2		41.9		42.6

Total Current Liabilities		113.6		80.2		82.7		84.3		86.1		87.9
Net-Long Term Debt		1,329.7		325.4		382.2		400.0		401.1		374.7
Other Non-Current Liabilities		51.8		37.6		25.1		50.4		37.8		27.0

Total Liabilities		1,495.1		443.2		489.9		534.7		525.0		489.6

Shareholders Equity		(333.6)		(21.1)		(110.3)		(164.3)		(191.0)		(190.7)

Total Liabilities & Shareholders Equity	$	1,161.5	$	422.1	$	379.7	$	370.3	$	334.0	$	298.9

Revel Entertainment Financial Projections

Pro Forma Balance Sheet

($ in millions)	Projected 5/15/13 (Unaudited)	Pro Forma Adj.	Pro Forma 5/15/13 (Unaudited)

Assets
Cash and Cash Equivalents	$6.0	$-	$6.0
Cage Cash	4.8	-	4.8
Accounts Receivable	12.5	-	12.5
Inventories	3.9	-	3.9
Prepaid Expenses and Other Current Assets	8.7	(6.3)	2.4

Total Current Assets	35.8	(6.3)	29.5

Property & Equipment	1,049.3	(631.4)	417.9
Other Non-Current Assets	43.0	(40.4)	2.6

Total Assets	$1,128.1	$(678.1)	$450.0

Liabilities
Accounts Payable	39.1	-	39.1
Accrued Expenses and Other Current Liabilities	35.3	-	35.3

Total Current Liabilities	74.4	-	74.4

Liabilities Subject to Compromise	1,213.7	(1,213.7)	-
Long Term Debt	243.7	27.8	271.5
Other Non-Current Liabilities	38.9	-	38.9

Total Liabilities	$1,570.7	$(1,185.9)	$384.9

Shareholders Equity	$(442.6)	$507.8	$65.1

Total Liabilities & Shareholders Equity	$1,128.1	$(678.1)	$450.0

Revel Entertainment Financial Projections

Cash Flow Statement

($ in millions)		2013 (E)		2014 (E)		2015 (E)		2016 (E)		2017 (E)

Cash Flow from Operations
Net Income	$	(348.4)	$	(89.2)	$	(54.1)	$	(26.7)	$	0.2
Depreciation & Amortization		198.3		53.5		53.5		53.5		53.5
Non-Cash Interest Expense		39.5		38.3		43.2		48.8		51.7
Capital Leases & Slot Machine Obligations		(14.0)		(12.6)		25.3		(12.6)		(10.7)
Changes in Working Capital		28.9		(1.2)		(0.5)		(0.8)		(0.6)

Cash Flow from Operations		(95.7)		(11.1)		67.6		62.3		94.1

Cash Flow from Investing
Investment in Property & Equipment		(10.0)		-		(33.5)		-		-
Maintenance Capital Expenditures		(2.8)		(7.4)		(8.7)		(14.6)		(16.0)
Other		4.4		-		-		-		-

Cash Flow from Investing		(8.4)		(7.4)		(42.1)		(14.6)		(16.0)

Cash Flow from Financing
Equity Issuance		1,256.8		-		-		-		-
Debt Borrowings/(Repayments)		(1,149.3)		18.5		(25.4)		(47.7)		(78.1)

Cash Flow from Financing		107.5		18.5		(25.4)		(47.7)		(78.1)

Beginning Cash		1.6		5.0		5.0		5.0		5.0
Change in Cash		3.4		-		-		-		-

Ending Cash	$	5.0	$	5.0	$	5.0	$	5.0	$	5.0

Exhibit D

Valuation Analysis

VALUATION OF THE REORGANIZED DEBTORS

At the Debtors’ request, Moelis & Company (“Moelis”) performed a valuation analysis of the Reorganized Debtors. Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’ view, as of March 6, 2013, was that the estimated going concern enterprise value of the Reorganized Debtors, as of an assumed Effective Date of May 31, 2013, would be in a range between $400 million and $500 million with a midpoint of $450 million. Moelis’ views are necessarily based on economic, market and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis (March 6, 2013). It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise or reaffirm its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that (i) the Debtors will be reorganized in accordance with the Plan which will be effective on or prior to May 31, 2013, (ii) the Reorganized Debtors will achieve the Projections (as defined in this Disclosure Statement) provided to Moelis by the Debtors for fiscal years 2013 to 2017 as supplemented by a schedule of the Debtors’ projected long-term capital expenditures provided to Moelis by the Debtors (the “Capital Expenditures Schedule”); (iii) Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan and this Disclosure Statement (in particular, the pro forma indebtedness of Reorganized Debtors as of the Effective Date will be a maximum of $325 million) and (iv) Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the Projections (as supplemented by the Capital Expenditures Schedules). Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, market and other conditions as of the assumed Effective Date. The Debtors’ Projections (as supplemented by the Capital Expenditures Schedules) did not include any potential incremental revenue as the result of online gaming operations; as such Moelis did not take into consideration the impact of on-line gaming on the valuation of the Reorganized Debtors.

Moelis assumed, at the Debtors’ direction, that the Projections (as supplemented by the Capital Expenditures Schedules) prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. See Article IX of the Disclosure Statement — Projected Financial Information. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Projections (as supplemented by the Capital Expenditures Schedules) and as a result, the actual enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

The estimated enterprise value in this section represents a hypothetical enterprise value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors, its securities or its assets, which may be significantly higher or lower than the estimated enterprise value range herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities and prospects of the Reorganized Debtors, including the Projections (as supplemented by the Capital Expenditures Schedules), furnished to us by the Debtors; (iii) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before and after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed a draft of the Plan, dated March 5, 2013; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Reorganized Debtors, nor was Moelis furnished with any such evaluation or appraisal. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Moelis reviewed.

The estimated enterprise value in this section does not constitute a recommendation to any holder of a Claim as to how such person should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of (a) a selected publicly traded companies analysis, (b) a selected transactions analysis and (c) a discounted cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

A.	Selected Publicly Traded Companies Analysis. The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors, for example, comparable lines of business, business risks, growth prospects, market presence and size and scale of operations. Under this methodology, certain financial multiples and ratios that measure financial performance and value are calculated for each selected company and then applied to the Reorganized Debtors’ financials to imply an enterprise value for the Reorganized Debtors. Moelis used, among other measures, enterprise value (defined as market value of equity plus book value of debt, book value of preferred stock and minority interests less cash, subject to adjustment where appropriate) for each selected company as a multiple of such company’s publicly available forward consensus projected EBITDA (Calendar Year 2013E and 2014E EBITDA were used). Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of the selected companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Debtors. The selection of appropriate companies for analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information. The lack of US publicly traded single asset, mid-cap gaming comparables to the Reorganized Debtors made the selection of companies for comparison to the Reorganzied Debtors challenging. In performing this analysis, Moelis applied the foregoing multiples to the Debtors estimates for FY 2016E and FY 2017E taking into account the start-up nature of the Debtor’s business, and the timeframe in which the Debtors expect their business to reach more steady state operations.

B.	Selected Transactions Analysis. The selected transactions analysis is based on the enterprise values of companies involved in publicly disclosed merger and acquisition transactions that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, the enterprise value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction. The enterprise value is then applied to the target’s forward consensus projected EBITDA, where available, or the last twelve month EBITDA prior to the transaction announcement date to calculate an EBITDA multiple. In performing this analysis, Moelis applied the foregoing multiples to the Debtors estimates for FY 2016E and FY 2017E taking into account the start-up nature of the Debtor’s business, and the timeframe in which the Debtors expect their business to reach more steady state operations.

Moelis analyzed various merger and acquisition transactions that have occurred in the gaming sector since 2000. Unlike the selected publicly traded companies analysis, the enterprise valuation derived using this methodology reflects a “control” premium (i.e., a premium paid to purchase a majority or controlling position in a company’s assets). Thus, this methodology generally may produce higher valuations than the selected publicly traded companies analysis. In addition, other factors not directly related to a company’s business operations can affect a valuation in a transaction, including, among others factors: (a) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (i.e., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (b) the market environment is not identical for transactions occurring at different periods of time; (c) the sale of a discrete asset or segment may warrant a discount or premium to the sale of an entire company depending on the specific operational circumstances of the seller and acquirer; and (d) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (i.e., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

C.	Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Moelis’ DCF analysis used the Reorganized Debtors’ Projections of its debt-free, after-tax cash flows for the period covered by the Projections and estimated a terminal value for the period after the Projection period. These cash flows and estimated terminal value were then discounted at a range of appropriate weighted average costs of capital, which are determined by reference to, among other things the average cost of debt and equity of selected publicly traded companies. In calculating total enterprise value, Moelis took into account the Debtors’ projected long-term capital expenditures for the period after the Projection period as provided by the Debtors in the Capital Expenditure Schedule. Moelis adjusted the total enterprise value by an amount equal to the present value of projected long-term capital expenditures for the period after the Projection period, discounted at the same range of appropriate weighted average costs of capital (as noted above). The discounted cash flow analysis involves complex considerations and judgments concerning appropriate terminal values and discount rates.

Valuation Considerations

As a result of the foregoing, the estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the estimate herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors or changes in the financial markets, the enterprise value of the Reorganized Debtors as of the Effective Date may differ from the estimated enterprise value set forth herein as of an assumed Effective Date of May 31, 2013. In addition, the market prices, to the extent there is a market, of Reorganized Debtor’s securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

Exhibit E

Liquidation Analysis

Debtors’ Liquidation Analysis

A.	Best Interests Test

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. To demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying the Liquidation Analysis (the “Notes”). Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan and the Disclosure Statement.

The Liquidation Analysis estimates potential Cash distributions to Holders of Allowed Claims in a hypothetical chapter 7 liquidation of the Debtors’ assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their Professionals.

The Debtors believe that their creditors will receive at least as much, and likely significantly more, under the Plan as they would receive in a chapter 7 liquidation of the Assets for the following reasons, among others: (i) the fees payable to a chapter 7 trustee and newly appointed estate professionals; and (ii) the likely discounts that would be realized in one or more chapter 7 auctions of the Assets.

B.	Approach and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of the Debtors’ Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their Professionals. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management cannot judge with any degree of certainty the impact of the forced liquidation asset sales on the recoverable value of the Debtors’ Assets. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR PROFESSIONALS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims listed on the Debtors’ Schedules. The Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims, wind-down costs, trustee fees, tax liabilities, and certain lease and contract rejection damages Claims. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

C.	Global Notes to the Liquidation Analysis

(1)	Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 liquidation cases on May 31, 2013 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ Estates. Should multiple Trustees be appointed to administer the Debtors’ Estates, lower recoveries and higher administrative costs could result and distributions to Creditors could be delayed.

(2)	As Primary Assets of the Debtors

The Liquidation Analysis assumes a liquidation of all of the Debtors’ Assets, which include Revel AC, Inc., Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC, (collectively, the “Casino Property”). The Liquidation Analysis assumes that the Casino Property has the greatest potential recovery value if liquidated for the purposes of continuing to operate as a gaming establishment. It should be noted, however, that management cannot judge with any degree of certainty the impact of the forced liquidation asset sale on the recoverable value of the Casino Property. The Debtors’ management believes that alternative uses for the Casino Property included in the Liquidation Analysis would not generate a significant recovery of value for stakeholders.

(3)	Going-Concern Liquidation

The Liquidation Analysis assumes that the Casino Property will have its greatest potential recovery value if liquidated for the purposes of continuing to operate as a gaming establishment. The going-concern value is estimated at $450 million, which is further described in Exhibit D. A reduction of 20-40% was made in order to estimate a liquidation value which reflects the forced sale nature of a chapter 7 liquidation. These reductions were derived by considering such factors as the shortened time period involved in the sale process, discounts buyers would require given a shorter due diligence period and therefore potentially higher risks buyers might assume, potentially negative perceptions involved in liquidation sales, the current state of the capital markets, the limited universe of prospective buyers, and the “bargain hunting” mentality of liquidation sales.

This estimated liquidation value for the Casino Property was used to determine the recovery percentage based on the unaudited book values from the Debtors’ balance sheet as of May 15, 2013. All other Assets, other than the Casino Property, were valued based on the potential recoverability of these Assets as indicated in the following assumptions.

The Liquidation Analysis assumes a liquidation of the Debtors’ Assets occurs over six months. This reflects an estimate of the time required to dispose of the material Assets. It is further assumed that casino operating activity would not be negatively impacted during the liquidation period and that cash flows during the liquidation period would be neutral and thus do not impact the hypothetical liquidation values. The Liquidation Analysis assumes that the Trustee will assume and assign to the purchaser of the Casino Property all executory contracts and unexpired leases related to the ongoing operations of such

Casino Property. This Liquidation Analysis also assumes that the majority of staff currently employed at the Casino Property will remain with the Debtors and maintain employment at the time of the hypothetical sale. If the cash flows from the Casino Property are not sufficient to fund the ongoing operations during this period, the Trustee may have to lower expectations related to potential recovery value for the Casino Property and further reduce the recovery estimates contained in this Liquidation Analysis.

This Liquidation Analysis assumes that the estimated sale proceeds for the Casino Property would be less than the tax basis of the assets and would not generate any additional tax liabilities. Should the tax treatment and impact of this transaction result is a tax liability that is not reduced by other tax shields, recovery percentages in the Liquidation Analysis could change materially.

(4)	Substantive Consolidation of the Debtors’ Estates

Consistent with the structure of the Plan, the Liquidation Analysis assumes that the Debtors’ Estates will be substantively consolidated into a single Debtor Estate from which all distributions to Creditors are made. Should the Bankruptcy Court not authorize substantive consolidation of all of the Debtors’ Estates in a chapter 7 liquidation, recovery percentages in the Liquidation Analysis could change materially.

(5)	Factors Considered in Valuing Hypothetical Liquidation Proceeds

Certain factors may limit the amount of the liquidation proceeds generated from the liquidation of the Debtors’ Assets, plus Cash estimated to be held by the Debtors on the Conversation Date (the “Liquidation Proceeds”) available to the Trustee. Certain of these factors that relate specifically to the liquidation of the Assets are discussed in further detail below. In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases and the Debtors’ businesses and operations. This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

D.	Specific Notes to the Asset Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis refers to certain categories of Assets. The numerical designation below corresponds to the line items listed in the attached chart with a specific note.

(1)	Cash and Cash Equivalents

Cash and equivalents represent existing Cash that the Casino Property maintains at its local bank as well as Cash on the property used for casino operations. As discussed above, this Liquidation Analysis assumes that the Casino Property will maintain a normal level of Cash and Cash equivalents that would be assumed by the buyer in a sale transaction.

(2)	Other Assets and Net Property and Equipment

This Liquidation Analysis assumes that the Casino Property is sold as continuing operations with a normal level of working capital. Therefore, the recovery percentage related to these Assets is based on the estimated range of value that may be obtained in this going-concern sale transaction. This Liquidation Analysis assumes that the normalized working capital level is purchased by the buyer of the Debtors’ Casino Property.

E.	Specific Notes to the Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis assumes that the Liquidation Proceeds will be available to the Trustee. This Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code. The Liquidation Analysis provides for high and low recovery percentages for Claims upon the Trustee’s application of the Liquidation Proceeds. The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Trustee’s sale of the Assets.

(1)	Estimated Chapter 7 Expenses

Wind-down costs consist of the costs of any professionals the Trustee employs to assist with the liquidation process, including investment bankers, attorneys, and other advisors. Chapter 7 Trustee fees necessary to facilitate the sale of the Debtors’ Casino Property were calculated in accordance with 11 U.S.C. § 326. These fees would be used specifically for developing marketing materials and facilitating the solicitation process for the parties. Given the complexity and nature of the Debtors’ Estates, this Liquidation Analysis assumes an additional 12 months would be required to settle claims and wind down the accounting and tax affairs of the Debtors’ Estates. This estimate also takes into account the time that will be required for the Trustee and any professionals to become educated with respect to the Debtors’ businesses and the Chapter 11 Cases.

(2)	Administrative Claims

Administrative Claims consist of Claims entitled to administrative expense priority under section 503 of the Bankruptcy Code. Among other things, this category includes post-petition payables, Professional Fees, and Claims arising from the post-conversion rejection of executory contracts and unexpired leases that were assumed during the Chapter 11 Cases or entered into after the Petition Date but before the Conversion Date. Based on the Liquidation Analysis, these Claims will be satisfied in full in a chapter 7 liquidation case.

(3)	Tax Priority Claims

Priority Tax Claims, and Priority Non-Tax Claims consist of Claims that are entitled to priority under section 507 of the Bankruptcy Code. Based on the Liquidation Analysis, these Claims will be satisfied in full in a chapter 7 liquidation case.

(4)	2012 Credit Agreement / DIP Facility Claims

There is estimated to be approximately $240-$250 million outstanding under the DIP Facility, which is assumed to be satisfied in full in a chapter 7 liquidation case.

(5)	Term Loan Agreement Claims

Term Loan Agreement Claims comprises Claims arising from or related to the Debtors’ Term Loan Agreement. Based on the Liquidation Analysis, these Claims will receive between 15 and 20 percent of their value.

(6)	All Other Classes

There are insufficient Liquidation Proceeds for any recovery in the Liquidation Analysis by any Holders of Claims and Interests in any other Class.

 Revel Entertainment Liquidation Analysis

Table I: Assets Available for Distribution

		Unaudited Balances		Realization Percentage		Hypothetical Liquidation Value
($ in 000’s)	Notes	May 30 2013 [a]		Low	High	Low	High

Cash and Cash Equivalents	b	$-		100%	100%	$-	$-

Other Assets and Net Property & Equipment	c	$1,080,461		25%	33%	270,000	360,000

Total Assets and Net Proceeds Available for Distribution						$270,000	$360,000

Table II: Estimated Chapter 7 Expenses

						Chapter 7 Expenses
($ in 000’s)	Notes					Low	High

Chapter 7 Trustee Fees	d					8,123	10,823
Chapter 7 Sale Fees	e					4,000	6,000
Chapter 7 Professional Fees & Costs	f					12,000	12,000

Total Chapter 7 Expenses						24,123	28,823

Net Proceeds after Chapter 7 Expenses						$245,877	$331,177

Table III: Estimated Creditor Recoveries

		Estimated Debtors’ Claims		Estimated Creditor Recovery Percentage		Hypothetical Creditor Recovery Value
($ in 000’s)	Notes	Low	High	Low	High	Low	High

Administrative Claims	g	$7,535	$7,535	100%	100%	$7,535	$7,535
Priority Tax Claims	h	6,300	6,300	100%	100%	6,300	6,300
Class 1: 2012 Credit Agreement / DIP Facility Claims	i	240,000	250,000	93%	100%	232,042	240,000
Class 2: Term Loan Agreement Claims	j	895,500	895,500	0%	9%	-	77,342
Class 3: Note Claims	j	387,440	387,440	0%	0%	-	-
Class 4: Priority Non-Tax Claims		-	-	0%	0%	-	-
Class 5: Other Secured Claims	k	-	-	0%	0%	-	-
Class 6: General Unsecured Claims		60,000	60,000	0%	0%	-	-

Total Debtors’ Claims (excluding Deficiency Claims)						245,877	331,177

Net Proceeds Available to Equityholders						$-	$-

Notes:

a	Balances are estimated based on plan confirmation date of 5/15/13.
b	Assumes cash and cash equivalents including cage cash and restricted cash, if any, are included in the sale price.
c

Assumes transaction closes on 5/15/13 with a value of $450M. Proceeds are reduced by 40% in the low case and 20% in the high case to reflect the forced sale nature of a chapter 7 liquidation and to allow for payment of 503(b)(9) claims, capital lease cures and other cures/payables.

d	Chapter 7 Trustee Commission is calculated in accordance with 11 U.S.C. section 326(a).
e	Assumes a transaction fee of $4-$6M related to the sale of the assets.
f	Chapter 7 Professional Fees assumes 6-month wind down period ($2M/mth) to assist in winding down the estate and completing any necessary administrative work.
g	Estimated unpaid Chapter 11 Professional Fees.
h	Accrued and unpaid tax payments paid at closing.
i	Estimated DIP balance at 5/15/13.
j	Term Loan and Note Claims include accrued interest through 3/15/13.
k	Leases are assumed and assigned as part of the transaction and any associated cure costs are assumed to be netted against the purchase price.

Exhibit F

Form of DIP Credit Agreement

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of March [      ], 2013

among

REVEL AC, INC.,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as the Borrower,

THE GUARANTORS PARTY HERETO,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Issuing Bank

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

-i-

-ii-

-iii-

-iv-

SCHEDULES:

1.01(a)	ACHA Parcel
1.01(b)	Buffer Property
1.01(c)	Restricted Subsidiaries
1.01(d)	Mortgaged Property
2.01(a)	Revolving Commitments
2.01(b)	Term Loan Commitments
3.03	Consents and Approvals
3.05(b)(i)	Real Property
3.05(b)(iv)	Assessments for Public Improvements
3.05(b)(vii)	Restrictions on Transferability
3.05(c)	Redevelopment Resolutions
3.05(d)	Project Property
3.05(e)	Coverage Ratio Properties
3.06(b)	Trademarks
3.06(c)	Patents
3.06(d)	Copyrights
3.06(e)	Licenses
3.07(a)	Subsidiaries
3.07(c)	Organizational Chart
3.08	Litigation
3.12	Regarding Certain Capital Expenditures
3.18	Environmental Matters
3.19(b)	Personal Property Filing Offices
3.19(c)	Real Property Filing Offices
5.04(a)	Insurance
6.01(c)	Existing Indebtedness
6.02(b)	Existing Liens Arising by Operation of Law
6.02(f)	Existing Liens
6.17	Existing Negative Pledges

EXHIBITS:

A	Form of Administrative Questionnaire
B	Form of Assignment and Assumption
C	Form of Borrowing Request
D	Approved Budget
E	Form of Declaration of Covenants and Restrictions
F	Form of Subordination, Non-Disturbance and Attornment Agreement
G	Form of Interest Election Request
H	[Reserved]
I	Form of Revolving Note
J	Form of Term Note
K	Form of Tax Compliance Certificate
L	Form of Interim Order
M	Form of Cash Flow Forecast

-v-

DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of March [      ], 2013 among REVEL AC, INC., a Delaware corporation and a debtor and debtor-in-possession (the “Borrower”) in a case pending under chapter 11 of the Bankruptcy Code (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Guarantors, the Lenders, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Bank.

W I T N E S S E T H:

WHEREAS, on [                ] (the “Filing Date”), the Borrower and each of the Guarantors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (such court, together with any other court having competent jurisdiction over the Case from time to time, the “Bankruptcy Court”) and commenced cases numbered [            ], [            ] and [                ] respectively (each, a “Case,” and, collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (a) Revolving Loans and Letters of Credit at any time and from time to time during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed $125,000,000 and (b) Term Loans on the Closing Date in an aggregate principal amount not to exceed $125,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“AC Property Co” shall mean Revel Atlantic City, LLC, a New Jersey limited liability company.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that is in form and substance consistent in all material respects with, and as it may be amended in accordance with the terms of, the Restructuring Support Agreement and the Restructuring Term Sheet and provides for, among other things, the termination of the Revolving Commitments and the payment in full in cash of the Obligations outstanding under the Loan Documents and, with respect to any Letter of Credit that does not become a letter of credit under the Exit Facility, Cash Collateralization of such Letter of Credit in an amount not less than the Minimum Collateral Amount, on the Plan Effective Date of such Reorganization Plan.

“ACHA” shall mean the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other Governmental Authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract.

“ACHA Contract” shall mean that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of February 10, 2011, as the same may be further amended from time to time.

“ACHA Approval” shall mean the earlier to occur of (i) the issuance by the ACHA of a certificate of completion under any of the ACHA Documents or (ii) the approval by ACHA of an increase in the Revolving Commitments to at least $100.0 million.

“ACHA Documents” shall mean all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“ACHA Parcel” shall mean that portion of the Mortgaged Property described as such on Schedule 1.01(a).

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.06(a) hereof.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Advisors” shall mean (a) counsel to the Agents, the Issuing Bank, the Lenders and their Related Parties, limited to (i) one primary counsel for the Agents (as of the Closing Date, Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (as of the Closing Date, Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) one gaming counsel for the Agents (as of the Closing Date, Michael & Carroll), (iv) one gaming counsel for the Steering Committee (as of the Closing Date, Fox Rothschild LLP) and (v) to the extent reasonably necessary or advisable, local counsel in connection with the reorganization of the Loan Parties or otherwise and (b) any financial advisors, investment bankers and other specialty consultants retained by the Agents, counsel for the Agents, the Steering Committee or counsel for the Steering Committee.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amenities CapEx” shall mean Capital Expenditures consisting of completion and refinement of amenities to the Project that are contemplated to be made and described on Annex A to Schedule 3.12.

“Amenities CapEx Borrowing” shall mean a Revolving Borrowing the proceeds of which are used to pay for Amenities CapEx.

“Amenities CapEx Budget Reserve” shall mean $[10,000,000]1, as such amount may be adjusted in accordance with Schedule 3.12.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

1 Size of remaining Amenities CapEx Budget Reserve as of the Closing Date to be determined.

“Applicable Margin” shall mean (a) in the case of Eurodollar Loans, a percentage per annum equal to (i) 9.00% with respect to the Term Loan and (ii) 7.50% with respect to each Revolving Loan, and (b) in the case of ABR Loans, a percentage per annum equal to (i) 8.00% with respect to the Term Loan and (ii) 6.50% with respect to each Revolving Loan.

“Approved Budget” shall mean the Loan Parties’ budget attached hereto as Exhibit D, setting forth (i) in reasonable detail the receipts and disbursements of the Loan Parties on a weekly basis from the Filing Date through and including June 15, 2013 and (ii) the Loan Parties’ projected consolidated balance sheet and consolidated statements of income as of the end of each month occurring prior to June 15, 2013, as such budget may be amended or modified from time to time by the Borrower provided that the Required Lenders shall have provided prior written consent to any such amendment or modification.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean J.P. Morgan Securities LLC, as sole lead arranger.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, to any person other than (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Avoidance Actions” shall mean the Loan Parties’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall have the meaning assigned in the Recitals hereto.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall mean J.P. Morgan Securities LLC, as sole bookrunner.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (ii) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Boutique Hotel Documents” shall have the meaning assigned to such term in Section 6.06(p).

“Boutique Hotel Easements” shall have the meaning assigned to such term in Section 6.06(p).

“Boutique Hotel Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within such portion of the Project.

“Boutique Hotel Up Front Lease Proceeds” shall mean with respect to a Boutique Hotel Lease, the cash proceeds received by the Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Boutique Hotel Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any boutique hotel, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Boutique Hotel Lease or (y) any other liabilities retained by the Borrower or any of its Restricted

Subsidiaries associated with the properties leased in such Boutique Hotel Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Boutique Hotel Up Front Lease Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made within 180 days of such Boutique Hotel Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Boutique Hotel Lease, such cash proceeds shall constitute Boutique Hotel Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Boutique Hotel Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the boutique hotel associated with the Boutique Hotel Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a boutique hotel, in order to facilitate the use, operation, construction or development of such boutique hotel (all such costs referenced in this clause (v), the “Boutique Hotel Construction Costs”).

“Buffer Property” shall mean the Real Property described on Schedule 1.01(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cage Cash” shall mean cash that is located and maintained on-site at the Project required to be maintained by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Capital Expenditure” shall mean with respect to any person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 constituting an acquisition of a person, business unit or division or substantially all of a person’s assets, (vii) expenditures financed with the net cash proceeds of Indebtedness permitted to be incurred under Section 6.01(e) or (s), (viii) expenditures financed with net cash proceeds received by the Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of the Loan Parties under the Energy Services Agreement shall not, for purposes of the Loan Documents, constitute Capital Lease Obligations.

“Carve-Out” shall have the meaning assigned to such term in the Orders.

“Case” and “Cases” shall each have the meaning assigned in the Recitals hereto.

“Cash” shall mean money, currency or a credit balance in any demand or Cash Account.

“Cash Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral”, “Cash Collateralized’ and “Cash Collateralization” shall each have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Financial Services LLC or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (e) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Financial Services LLC or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (f) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; (g) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Financial Services LLC or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance; and (h) demand deposit accounts maintained in the ordinary course of business with any commercial bank meeting the qualifications specified in clause (b) above.

“Cash Flow Forecast” shall have the meaning assigned to such term in Section 5.01(h).

“Cash Management Order” shall mean the Bankruptcy Court order, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, relating to the cash management system, bank accounts, and business forms of the Loan Parties.

“Casino License” shall mean any and all licenses, approvals and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1)      the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any person, other than the transactions contemplated by the REG Lease (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)      the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(3)      the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of the Borrower or any parent company of the Borrower, measured by voting power rather than number of shares; or

(4)      after an initial public offering of the Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) it is acknowledged and agreed that nothing in any stockholders or securityholders agreement relating to the Units, the Warrants or the shares of common stock receivable upon exercise of the Warrants, will result in the holders of the Units or the Warrants or the shares of stock being considered a “person” or a “group” referred to in clause (3) above.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Claims Cap” shall have the meaning assigned to such term in Section 8.01(z).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a Revolving Loan (or Revolving Borrowing) or a Term Loan (or Term Borrowing).

“Closing Date” shall mean the first date following the Interim Order Entry Date on which the conditions precedent set forth in Sections 4.01 and 4.03 shall have been satisfied or waived in accordance with Section 10.02 (which in no event shall be more than three (3) Business Days following the Interim Order Entry Date (or such later date as the Administrative Agent and the Required Lenders may agree in their sole discretion)).

“Closing Date Borrowing” shall mean the Term Borrowing on the Closing Date and the initial Revolving Borrowing on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all real, personal and mixed property (including Equity Interests and following entry of the Final Order, the proceeds of Avoidance Actions) of the Loan Parties’ respective estates in the Cases, including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, governmental approvals, licenses and permits, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, securities, partnership or membership interests in limited liability companies and capital stock of any Subsidiary of any Loan Party, including, without limitation, the products and proceeds thereof (but for the avoidance of doubt excluding any property over which the creation or granting of a Lien would violate any applicable Gaming Laws).

“Collateral Agent” shall mean JPMorgan Chase Bank, in its capacity as collateral agent under the Loan Documents for the benefit of the Secured Parties, as the context may require.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean the Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party or JPMorgan Chase Bank or any Affiliate thereof) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or a convention, trade show or exhibition facility (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor).

“Construction Cap” shall have the meaning assigned to such term in Section 8.01(z).

“Construction Consultant” shall mean Merritt & Harris, Inc. or such other construction consultant of recognized national standing appointed by the Administrative Agent.

“Construction Costs” shall have the meaning assigned to such term in Section 8.01(z).

“Construction Management Agreement” shall mean that certain Construction Management Agreement between REG and the Construction Manager dated April 5, 2007, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Construction Manager” shall mean Tishman Construction Corporation of New Jersey, or such other construction manager of recognized national standing appointed by the Borrower with the reasonable consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Manager Litigation Proceeds” shall mean the actual net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from or on behalf of Tishman Construction Corporation of New Jersey as damages or in settlement of claims arising from or in connection with disputes between the Borrower and its Restricted Subsidiaries and Tishman Construction Corporation of New Jersey, net of (i) legal, accounting and other professional fees, (ii) taxes paid or payable in connection therewith, (iii) amounts reserved from such amount for settlement of claims or other actual or potential liabilities (provided that, to the extent and at any time such amounts are released from such reserve such amounts shall constitute Construction Manager Litigation Proceeds) and (iv) amounts previously paid by the Borrower and its Restricted Subsidiaries constituting disputed amounts under the Construction Management Agreement.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent persons) of the Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent person), if, in each case, such other director’s (or equivalent person’s) nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equityholders of the Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean each control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement.

“Coverage Ratio Properties” shall mean any parcel of real property, excluding the Mortgaged Property, which is included by any owner of the Mortgaged Property or by any Governmental Authority for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio, it being understood that real property which is Coverage Ratio Property may subsequently cease to be Coverage Ratio Property as a result of a change in the applicable coverage ratio requirements, other action or waiver by any Governmental Authority, or the inclusion of other real property for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio.

“CRDA” shall mean the Casino Reinvestment Development Authority.

“CRDA Obligations” shall have the meaning assigned to such term in Section 3.25.

“Credit Extension” shall mean each of the following: (a) a borrowing of Loans or (b) an issuance of Letters of Credit.

“CUP” shall mean the central utility plant that provides energy, hot water and chilled water to the Project.

“CUP Documents” shall mean the Energy Services Agreement and the CUP Land Lease.

“CUP Easements” shall have the meaning assigned to such term in Section 6.06(m).

“CUP Holder” shall mean ACR Energy Partners, LLC.

“CUP Land Lease” shall mean that certain Lease between the CUP Holder and NB Acquisition LLC, a New Jersey limited liability company, dated as of April 8, 2011.

“Day Club” shall mean a daytime club destination on or near the beach at the Project.

“Day Club CapEx” shall mean Capital Expenditures in respect of the completion of the Day Club as described on Annex B to Schedule 3.12.

“Day Club CapEx LC” shall mean a reducing Letter of Credit issued by the Issuing Bank for the account of the Borrower for the benefit of the general contractor for the construction of the Day Club to pay for Day Club CapEx in accordance with Schedule 3.12.

“Day Club CapEx LC Maximum Amount” shall mean, as of any date of determination, an amount equal to $[7,950,000] less the amount drawn under the Day Club CapEx LC at any time prior to such date plus the amount by which the Day Club CapEx LC Maximum Amount may be increased pursuant to Schedule 3.12.

“Day Club CapEx Revolving Loan Basket” shall mean, as of any date of determination, an amount equal to $[1,550,000]2 less the aggregate amount of Revolving Loans the proceeds of which have been used prior to such date for payment of Day Club CapEx, as such amount may be increased or decreased pursuant to Schedule 3.12.

“Declaration of Covenants and Restrictions” shall mean an agreement substantially in the form of Exhibit E or in such other form reasonably satisfactory to the Collateral Agent, including such provisions as shall be necessary to conform such document to applicable laws or as shall be customary under applicable laws, pursuant to which each Coverage Ratio Property shall be deed restricted in such manner that no action may be taken with respect to a Coverage Ratio Property (for so long as it is Coverage Ratio Property), the effect of which would be to cause the Mortgaged Property to fail to comply with any applicable maximum impervious coverage area limitations.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

2 Amount to be updated at closing.

“Default Rate” shall have the meaning assigned to such term in Section 2.07(c).

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and any other Lender.

“Disbursement Agent” shall mean JPMorgan Chase Bank, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement, dated as of [                ], 2013, among the Borrower, the Administrative Agent and the Disbursement Agent.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Revolving Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Revolving Commitment Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Revolving Commitment Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualified Lender” shall mean any Lender with respect to which a finding of Disqualification has occurred.

“Disqualification” shall mean, with respect to any person:

(a)      the failure of such person if not extended, timely to (i) file pursuant to applicable Gaming Laws any application or waiver request required of such person by any Gaming Authority in connection with any licensing or qualification of such person by reason of the status of such person in connection with the Loan Parties or request designation that the Lender has no status under the Gaming Laws and/or that the Gaming Authorities will not exercise their discretion to require qualification or (ii) have a finding of failure to cooperate with any Gaming Authority or provide any information or documentation required by any Gaming Authority withdrawn;

(b)      the withdrawal by such person (except where requested or permitted by the applicable Gaming Authority) of any such application; or

(c)      any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such person is “unsuitable” or disqualified as a lender to the Loan Parties or (ii) denying the issuance to such person of any Casino License required under applicable Gaming Laws to be held by such person as a lender to the Loan Parties.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (w) the Borrower or any Affiliate of the Borrower (other than a person who is an Affiliate solely because such person owns Voting Stock or other Equity Interests of the Borrower or any of its Subsidiaries), (x) any person that is subject to a Disqualification, (y) any Competitor or (z) any Defaulting Lender or any of its Subsidiaries.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Loan Party in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof by a Loan Party or any direct or indirect owner of the Borrower (after taking into account any tax credits or deductions and any tax sharing arrangements attributable to the Loan Parties, in each case reducing the amount of taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Energy Services Agreement” shall mean the Second Amended and Restated Energy Sales Agreement, dated April 11, 2011, between REG and CUP Holder.

“Entertainment Venue Documents” shall have the meaning assigned to such term in Section 6.06(o).

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(o).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, re-mediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Mortgaged Property or (ii) any violation or alleged violation of any Environmental Law by a Loan Party, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to public health, safety (as it relates to environmental matters), or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as it relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, any such person, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERGG Agreement” shall mean The State Economic Redevelopment and Growth Incentive Grant Agreement, dated as of February 11, 2011 by and among Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a Delaware limited liability company, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Proceeds” shall mean cash proceeds received by the Borrower or REG from the State of New Jersey under the ERGG Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412(b) or (c) of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) with respect to any Plan, the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Real Property” shall mean (i) the Buffer Property and (ii) (a) any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by any Loan Party under Section 2.16, any U.S. federal withholding tax imposed pursuant to a law in effect (including FATCA) at the time such person becomes a party hereto (or designates a new lending office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), and (d) any withholding tax resulting from a person’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing LC” shall mean letter of credit number TFTS-234767 issued by JPMorgan Chase Bank for the account of the Borrower for the benefit of Companion Property and Casualty with a face amount of $[1,900,000] as of the Closing Date, as such letter of credit may be amended, restated, modified or extended from time to time provided that the outstanding face amount thereof shall not be in excess of the Existing LC Maximum Amount.

“Existing LC Maximum Amount” shall mean, as of any date of determination, an amount equal to $[1,900,000]3 less the amount drawn under the Existing LC at any time prior to such date.

“Exit Agents” shall mean the administrative agent and the collateral agent under the Exit Credit Agreement.

“Exit Borrower” shall mean the Borrower as defined in the Exit Credit Agreement.

“Exit Credit Agreement” shall mean the credit agreement for the Exit Facility of the reorganized Borrower and consistent in form and substance with the Exit Facility Term Sheet, with such amendments, modifications, supplements and changes permitted or agreed to pursuant to the terms of the Restructuring Support Agreement or otherwise.

“Exit Facility” shall mean the term loan and revolving credit facility under the Exit Credit Agreement.

“Exit Facility Term Sheet” shall mean the term sheet in respect of the Exit Credit Agreement attached as Exhibit C to the Restructuring Term Sheet.

“Exit Guarantors” shall mean the Guarantors as defined in the Exit Credit Agreement.

3 To be completed with face amount of Existing LC as of the Closing Date.

“Exit Lenders” shall mean the Lenders as defined in the Exit Credit Agreement.

“Exit Loan Documents” shall mean the Loan Documents as defined in the Exit Credit Agreement.

“Extraordinary Receipts” shall mean actual net cash proceeds received by the Borrower or any of its Restricted Subsidiaries in excess of $2,000,000 in any single occurrence or series of related occurrences (a) as damages or settlement amounts in connection with any Commercial Tort Claims (as defined in the UCC), now or hereafter arising and excluding any of such damages or settlement amounts constituting Special Proceeds, in each case, net of (i) legal, accounting and other professional fees, and taxes paid or payable in connection therewith and (ii) amounts reserved, in accordance with GAAP, from such amount for settlement or payment of claims or other actual or potential liabilities (provided that, to the extent and at any time such amounts are released from such reserve and not applied to such settlement or payment or liabilities, such amounts shall constitute Extraordinary Receipts at such time) or (b) as an upfront payment in consideration for the entering into any joint venture (excluding any such payments constituting Special Proceeds or relating to the Day Club and excluding ongoing lease payments or payments relating to the joint venture or distributions, and which for the avoidance of doubt, shall not include any payments received after the opening of any such joint venture), net of (i) selling or leasing expenses associated with such joint venture (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such upfront payment including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such joint venture or (y) any other liabilities retained by the Borrower or any of its Restricted Subsidiaries associated with such joint venture (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Extraordinary Receipts); and (iii) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with such joint venture, including any such costs relating to modifications to be made to portions of the Project, in order to facilitate the use, operation, construction or development of such joint venture.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any federal regulation promulgated or Revenue Ruling, Revenue Procedure, Notice or other official guidance issued thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean each of the fees under Section 2.06.

“Filing Date” shall have the meaning assigned in the Recitals hereto.

“Final Effective Date” shall mean the first date following the Final Order Entry Date on which the conditions precedent set forth in Sections 4.01, 4.02 and 4.03 shall have been satisfied or waived in accordance with Section 10.02 (which in no event shall be more than three (3) Business Days following the Final Order Entry Date (or such later date as the Administrative Agent and the Required Lenders may agree in their sole discretion)).

“Final Order” shall mean a final order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order and in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order and the borrowing by the Borrower of the full amount of the aggregate Revolving Commitments.

“Final Order Entry Date” shall mean the date that the Final Order is entered by the Bankruptcy Court in the Cases.

“Financial Advisor” shall have the meaning assigned to such term in Section 8.01(p)(i) hereof.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Day Orders” shall mean all orders entered or to be entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Filing Date or within five (5) Business Days of the Filing Date or based on motions filed on or about the Filing Date (including, for the avoidance of doubt, the Cash Management Order), which shall each be in form and substance reasonably satisfactory to the Agents and the Required Lenders.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action or status by a particular person, any consent, approval or other authorization required for such action or status by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by the

Loan Parties within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” shall mean any building or other structure as described within the provisions of N.J.S.A. 5:12-19, including a building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Laws” shall mean all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by the Loan Parties, including, but not limited to, those in connection with material debt transactions and those relating to qualification, waiver or other requirements with respect to the Lenders, the Arranger and the Agents.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., FINRA), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(c), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10, each a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutant, contaminant, or hazardous or toxic chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such person is a limited partner) in which such person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Deed” shall mean that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party (other than payments in respect of business interruption as reasonably determined by the Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof, whether by a Loan Party or any direct or indirect owner thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements, the Security Agreement or the Orders.

“Intellectual Property License Agreements” shall mean those agreements providing for the assignment and/or license of trademarks and related property from one or more Loan Parties to a Permitted Investor, parent company of the Borrower or Affiliate thereof and the license to one or more Loan Parties of trademarks or related property for use in Atlantic City, New Jersey.

“Intellectual Property Security Agreements” shall mean any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit 4, 5 or 6, as applicable, to the Security Agreement.

“Intercompany Note” shall mean the intercompany note, dated as of March [    ], 2013, among the Loan Parties.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09(b), substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Loan with an Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period and (c) the Revolving Commitment Termination Date with respect to any Revolving Loan or the Term Loan Maturity Date with respect to the Term Loan, as applicable.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Availability Amount” shall mean the lesser of (a) $102,000,000 and (b) such lower amount as the Bankruptcy Court may order.

“Interim Order” shall mean an interim order or orders of the Bankruptcy Court entered in the Cases authorizing and approving, among other things, this Agreement, the other Loan Documents, the borrowing by the Borrower of the Term Loans and under Revolving Commitments up to the Interim Availability Amount and the transactions contemplated hereby and thereby and granting Liens on the Collateral, with the applicable priority thereof, and the Superpriority Claims, each as described in Section 3.26, in favor of the Collateral Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit L hereto, as such order or orders may be extended, amended, supplemented or modified in a manner reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Investigation Budget” shall have the meaning assigned to such term in the Orders.

“Investigation” shall mean (a) the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against (i) any Agent, the Issuing Bank or any Lender or their respective Related Parties, including with respect to any of the Liens created in connection with the Loan Documents or (ii) the agents, trustee, noteholders or lenders, as applicable, under any of the Prepetition 2012 Credit Agreement, the Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture or their respective Related Parties, (b) the review or challenge of any Liens granted in connection with the Prepetition 2012 Credit Agreement, the Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture, or (c) the investigation, initiation or prosecution of claims, causes of action, adversary proceedings or other litigation with respect to Avoidance Actions against any such persons, including but not limited to those that may exist under 11 U.S.C §§ 544, 547, 548 or otherwise.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean JPMorgan Chase Bank or such other Lender designated as an Issuing Bank pursuant to Section 2.18(j).

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“Land” shall mean the real estate comprising the Mortgaged Property, which together with the Mortgaged Property as more specifically described, and as shall be more specifically described, in the Mortgages including all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to the Land.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligation” shall mean, for any Letters of Credit, the obligations of any person to pay any amounts due in connection therewith.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Superpriority Claim” shall have the meaning assigned to such term in Section 3.26(a).

“Lenders” shall mean (a) the financial institutions that are a party hereto and (b) any financial institution that has become party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” shall mean any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.06(c).

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such interest period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“License Revocation or Suspension” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or Liquor License issued by any Gaming Authority or applicable Governmental Authority covering any casino or gaming facility operated in connection with the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to possess, store, sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.

“Liquor Laws” shall mean, the laws, rules, regulations and orders applicable to or involving the possession, storage, sale and/or distribution of beer, wine or liquor by the Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which the Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to possess, store, sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean the Term Loan and each Revolving Loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Notes (if any) executed and delivered pursuant to Section 2.05(c), the Security Documents, the Disbursement Agreement and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Documents” shall have the meaning assigned to such term in Section 6.06(n).

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(n).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations, condition (financial or otherwise), liabilities, properties or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to pay the Obligations or (c) materially and adversely affects the rights of the Secured Parties under their respective Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the Security Documents.

“Material Agreement” shall mean (a) the Intellectual Property License Agreements, (b) the Energy Services Agreement, (c) the Transportation Improvement Project Documents, (d) the Redevelopment Agreement, and (e) the REG Lease (but in any case excluding the Loan Documents).

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of the Borrower or any of its Subsidiaries entered into after the Filing Date in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with Sections 2.08, 2.09, 2.10 or 2.19, an amount equal to 103% of the principal outstanding amount of all LC Exposure subject to such provision or (iii) with respect to any repayment of Revolving Loans, the outstanding principal amount of such Revolving Loans.

“Minimum Liquidity Requirement” shall have the meaning ascribed to such term in Section 6.10(a).

“MNPI” shall have the meaning assigned to such term in Section 10.01(e).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document or instrument, including any Order, creating and evidencing a Lien on a Mortgaged Property for the benefit of the Secured Parties in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean the Real Property listed on Schedule 1.01(d) or otherwise as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Orders.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any issuance of Indebtedness by the Borrower or any of its Restricted Subsidiaries, the net cash proceeds thereof, net of customary fees, commissions, costs and other expenses (including legal, accounting and investment banking fees and expenses) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, including but not limited to Insurance Proceeds and Eminent Domain Proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall mean each Revolving Note and each Term Note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit I or Exhibit J hereto, as applicable.

“Obligations” shall mean obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of LC Reimbursement Obligations, interest thereon and obligations to provide Cash Collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of the Cases and any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officer’s Certificate” shall mean a certificate executed on behalf of a Loan Party by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Orders” shall mean the Interim Order or the Final Order or both, as the context may require.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes and any other excise, property, mortgage recording or similar Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License or other Gaming Approvals and the Redevelopment Agreement.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to the Borrower and its Subsidiaries the foregoing shall only be

Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B-II of the Title Policy.

“Permitted Investors” shall mean (i) any members of management of the Borrower on the Closing Date and family members thereof, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the persons referred to in the immediately preceding clause (i), (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the persons referred to in the immediately preceding clauses (i) or (ii), and (iv) any Affiliates of any of the persons referenced in clauses (i), (ii) or (iii), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor or the Borrower shall not refinance Indebtedness of the Borrower or a Guarantor, and (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension; provided that if any Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other Loan Parties may be guarantors of such Indebtedness.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plan Effective Date” shall mean the date of the effectiveness of an Acceptable Reorganization Plan that has been confirmed pursuant to a final order of the Bankruptcy Court.

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Prepetition” shall mean, when used with respect to any agreement or instrument or any claim or proceeding or any other matter with respect of any Loan Party, an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred or, by operation of law, is deemed to have occurred, prior to the Filing Date.

“Prepetition 2012 Credit Agreement” shall mean that certain Credit Agreement, dated as of May 3, 2012, by and among Revel AC, Inc., as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, collateral agent, swingline lender and an issuing bank, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2012 Credit Agreement Lender” shall mean each “Lender” (under and as defined in the Prepetition 2012 Credit Agreement) from time to time party to the Prepetition 2012 Credit Agreement.

“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition (i) Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or any other Prepetition claims against any Loan Party.

“Prepetition Second Lien Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Prepetition Second Lien Documents, and its successors and assigns.

“Prepetition Second Lien Documents” shall mean the Prepetition Second Lien Indenture and the other Collateral Documents (as defined in the Prepetition Second Lien Indenture), including each mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Prepetition Second Lien Indenture” shall mean that certain indenture, dated as of February 17, 2011, among the Borrower, the Guarantors and the Prepetition Second Lien Trustee, as trustee and collateral agent for the Prepetition Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement.

“Prepetition Second Lien Notes” shall mean the $304,400,000 12% second lien notes due 2018 issued on February 17, 2011 under the Prepetition Second Lien Indenture as part of the Units and any notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind and any notes issued in exchange therefor having the same economic terms, including guarantees thereof by the Guarantors.

“Prepetition Second Lien Secured Parties” shall mean the Prepetition Second Lien Trustee, the Prepetition Second Lien Collateral Agent and each person that is a holder of Prepetition Second Lien Notes (either separately or as part of a Unit).

“Prepetition Second Lien Noteholder” shall mean each person that is a holder of Prepetition Second Lien Notes (either separately or as part of a Unit).

“Prepetition Second Lien Trustee” shall mean U.S. Bank National Association, in its capacity as Trustee under the Prepetition Second Lien Indenture, and its successors and assigns.

“Prepetition Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of February 17, 2011, by and among the Borrower, as borrower, the guarantors party thereto, JPMorgan Chase Bank, as administrative agent and collateral agent and the other parties thereto, as amended, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Credit Agreement Lender” shall mean each “Lender” (under and as defined in the Term Loan Credit Agreement) from time to time party to the Term Loan Credit Agreement.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(e).

“Primed Liens” shall have the meaning assigned to such term in Section 3.26(d).

“Priming Liens” shall have the meaning assigned to such term in Section 3.26(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(e).

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall mean the beachfront casino entertainment resort commonly known as Revel Atlantic City Hotel and Casino in Atlantic City, New Jersey.

“Project Completion Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 3.05(b)(i), on which the Project is located.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the relevant Loan Party or Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, which includes, without limitation, the easements on the Project Site, the Project Site and the other Mortgaged Property.

“Redevelopment Agreement” shall mean that certain Redevelopment Agreement, dated November 8, 2007, by and between the City of Atlantic City, The City Council of Atlantic City and Revel Entertainment Group, LLC, as amended by that certain Amendment to the Redevelopment Agreement, dated November 30, 2010, by and between the City Council of Atlantic City and Revel Entertainment Group, LLC, that certain Second Amendment to the Redevelopment Agreement, dated February 10, 2011, by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Third Amendment to the Redevelopment Agreement dated September 22, 2011, by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Fourth Amendment to the Redevelopment Agreement dated November 30, 2011 by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Fifth Amendment to the Redevelopment Agreement, dated November 30, 2011, by and between the City, the City Council and Revel Atlantic City, LLC and that certain Sixth Amendment to the Redevelopment Agreement dated January 27, 2012 and April 9, 2012 by and between the City, the City Council and Revel Entertainment Group, LLC.

“REG” shall mean Revel Entertainment Group, LLC, a New Jersey limited liability company.

“REG Lease” shall mean that certain Ground Lease, dated as of February 17, 2011, between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents, advisors and counsel of such person and of such person’s Affiliates.

“Release” shall mean any reportable or actionable spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or throughout any structure or facility.

“Reorganization Plan” shall mean a plan of reorganization of the Loan Parties in the Cases.

“Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing more than 50% of the sum of the total Revolving Credit Exposure, unused Revolving Commitments and the outstanding balance of the Term Loan; provided that Revolving Credit Exposure, unused Revolving Commitments and Term Loans held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Lenders; provided, further that for (a) any amendment to increase the aggregate Revolving Commitments to an amount in excess of $125,000,000, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (A) more than 80% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments and (B) more than 80% of the outstanding balance of the Term Loan and (b) any amendment to increase the Term Loan to an amount in excess of $125,000,000, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (1) more than 80% of the outstanding balance of the Term Loan and (2) more than 80% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments; and provided, further that for purposes of the exercise of remedies pursuant to this Agreement and the other Loan Documents, during the continuance of an Event of Default, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (i) more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments and (ii) more than 50% of the outstanding balance of the Term Loan.

“Required Revolving Lenders” shall mean Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments; provided that Revolving Credit Exposure and the unused Revolving Commitments held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Revolving Lenders.

“Required Term Loan Lenders” shall mean Lenders having outstanding Term Loans representing more than 50% of the sum of the total outstanding balance of the Term Loan; provided that Term Loans held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Term Loan Lenders.

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement dated February 19, 2013 by and among the Loan Parties, JPMorgan Chase Bank, the Prepetition Term Loan Credit Agreement Lenders party thereto, the Prepetition 2012 Credit Agreement Lenders party thereto and the Prepetition Second Lien Noteholders party thereto, as amended in accordance with the terms thereof.

“Restructuring Term Sheet” shall mean the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement, as amended in accordance with the terms thereof.

“Revel Deed” shall mean that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 or (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.02. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $125,000,000.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Percentage” shall mean, with respect to any Revolving Lender at any time, the percentage of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments. The initial Revolving Commitment Percentage of each Revolving Lender is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Termination Date” shall mean the earliest to occur of (a) May 30, 2013, subject to extension to allow for receipt of any Gaming Approvals required in order to allow the Acceptable Reorganization Plan to become effective, but in no event later than June 15, 2013, (b) April 22, 2013 if the Bankruptcy Court shall not have entered the Final Order by the end of such date, (c) the effective date of the Acceptable Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court in the Cases, and (d) the acceleration of any Loans and the termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” shall mean a Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Lender” shall mean a Lender with a Revolving Commitment and/or Revolving Credit Exposure.

“Revolving Note” shall mean a promissory note made by the Borrower to a Revolving Lender, substantially in the form of Exhibit I, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03 hereto.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations of the Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party; provided that (i) the Obligations of the Borrower under any such Hedging Agreement or Treasury Services Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under such Hedging Agreements or Treasury Services Agreement and (iii) the Secured Obligations shall exclude any Excluded Swap Obligation.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Bank and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent or a Lender or an Affiliate of an Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date (provided that, as consideration for the benefits of being deemed a Secured Party under the Loan Documents, each such counterparty appoints the Collateral Agent as its agent under the Loan Documents and otherwise agrees to be bound by the provisions of the Security Agreement and the provisions of Article IX hereof as if it were a direct party thereto and hereto as a Lender).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the collective reference to the Orders, the Security Agreement, the Intellectual Property Security Agreements, the Control Agreements (if any), the Mortgages (if any), and all other pledge and security documents now or hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any person to secure the obligations and liabilities of any Loan Party under any Loan Document. The Security Documents (other than the Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Orders.

“Special Assessment Obligations” shall mean special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse the Companies for Project Completion Costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the Project Site and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Special Proceeds” shall mean, collectively, any Boutique Hotel Up Front Lease Proceeds, Construction Manager Litigation Proceeds or Sportsbook Up Front Lease Proceeds.

“Sportsbook Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a sportsbook (and related ancillary activities) within such portion of the Project.

“Sportsbook Up Front Lease Proceeds” shall mean with respect to a Sportsbook Lease, the cash proceeds received by the Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Sportsbook Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any sportsbook, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Sportsbook Lease or (y) any other liabilities retained by the Borrower or any of its Restricted Subsidiaries associated with the properties leased in such Sportsbook Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Sportsbook Up Front Lease Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made within 180 days of such Sportsbook Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Sportsbook Lease, such cash proceeds shall constitute Sportsbook Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Sportsbook Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with the Sportsbook Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a sportsbook, in order to facilitate the use, operation, construction or development of such sportsbook (all such costs referenced in this clause (v), the “Sportsbook Construction Costs”).

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Steering Committee” shall have the meaning given therefor in the Restructuring Term Sheet.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms or by the terms of the Orders subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Restricted Subsidiary that is a Guarantor hereunder.

“Superpriority Claim” shall mean superpriority administrative expense claim with priority over any and all other obligations, liabilities and indebtedness, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Return” shall mean all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the term loan in the amount of $125,000,000 made by Term Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make the Term Loan hereunder on the Closing Date in the amount set forth on Schedule 2.01(b). The aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date is $125,000,000.

“Term Loan Lender” shall mean a Lender that holds a portion of the Term Loan.

“Term Loan Maturity Date” shall mean the earliest to occur of (a) May 30, 2013, subject to extension to allow for receipt of any Gaming Approvals required in order to allow the Acceptable Reorganization Plan to become effective, but in no event later than June 15, 2013, (b) April 15, 2013 if the Bankruptcy Court shall not have entered the Final Order by the end of such date, (c) the effective date of the Acceptable Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court in the Cases, and (d) the acceleration of any Loans and the termination of the Revolving Commitment in accordance with the terms of this Agreement.

“Term Loan Percentage” shall mean, with respect to any Term Loan Lender at any time, the percentage of the aggregate Term Loans held by such Term Loan Lender. The initial Term Loan Percentage of each Term Loan Lender is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Loan Lender shall have been assigned its Term Loans, as applicable.

“Term Note” shall mean a promissory note made by the Borrower to a Term Loan Lender, substantially in the form of Exhibit J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Title Policy” shall mean the mortgagee’s policy of title insurance delivered on the “Second Amendment Effective Date” under (and as defined in) the Prepetition 2012 Credit Agreement insuring that each mortgage delivered thereunder was a valid first and prior enforceable lien on the applicable Loan Parties’ fee simple or leasehold interest in the Mortgaged Property (including any easements appurtenant thereto) subject only to the Permitted Encumbrances.

“Tower II Air Parcel” shall mean the vertical airspace above the podium for the second tower.

“Transportation Improvement Project” shall mean that certain road improvement project for the widening and landscaping of roadways to and from the Project described in the Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC.

“Transportation Improvement Project Documents” shall mean the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Units” shall mean the Units of the Borrower, each consisting of (i) $2,000 principal amount of Prepetition Second Lien Notes and (ii) a Warrant.

“Unrestricted Subsidiary” shall mean (i) SI LLC, a New Jersey limited liability company, and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrants” shall mean the Warrants of the Borrower, initially issued on February 17, 2011, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of the Borrower, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” has the meaning assigned to such term in Section 10.17(b).

Section 1.02    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”), Class (e.g., a Term Loan”) or Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”), Class (e.g. a “Term Borrowing”) or Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

Section 1.04    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Borrower and the Required Lenders. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein. Obligations of the Loan Parties under the CUP Documents shall not constitute Indebtedness or Capital Lease Obligations, notwithstanding any treatment in GAAP to the contrary. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE LOANS

Section 2.01    Commitments to Lend.

(a)       Revolving Loans.    During the Revolving Commitment Period, subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender, agrees severally and not jointly, to make Revolving Loans to the Borrower in amounts such that its Revolving Credit Exposure shall not exceed (after giving effect to all Revolving Loans repaid and all reimbursements of LC Disbursements made with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan (i) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Revolving Commitments of all Revolving Lenders, (ii) with respect to each Revolving Lender individually, such Revolving Lender’s outstanding Revolving Loans plus its participation interests in outstanding LC Exposure shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of Revolving Commitments of all Revolving Lenders and (iii) prior to the Final Effective Date, the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Interim

Availability Amount. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. The Revolving Loans shall (i) bear interest as provided in Section 2.06 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

(b)      Term Loans.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender agrees, severally and not jointly, to make the Term Loan to the Borrower on the Closing Date in the principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of the Term Loan may not be reborrowed. The Term Loans shall (i) bear interest as provided in Section 2.06 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

Section 2.02    Loans and Borrowings.

(a)      Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The Term Loan shall be made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)      Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)      At the commencement of each Interest Period for any Eurodollar Borrowing (other than the initial Borrowings made on the Closing Date or any continuance thereof), such Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made (other than the initial Borrowings made on the Closing Date or any continuance thereof), such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(e); provided, further, that, with respect to any Amenities CapEx Borrowing, the minimum borrowing requirement shall be $500,000 and the integral multiple requirements shall not apply.

(d)      Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request Eurodollar Revolving Loans, or to elect to convert or continue any Borrowing to Eurodollar Loans, if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.

Section 2.03    Borrowing Procedure.   Except with respect to the Closing Date Borrowing, the borrowing procedure for which is set forth Section 2.23, to request a Borrowing, the

Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)      the aggregate amount of such Borrowing;

(b)      the date of such Borrowing, which shall be a Business Day;

(c)      the Class and initial Type of the Loans comprising such Borrowing;

(d)      in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(f)      in the case of a Amenities CapEx Borrowing, accompanied by a certificate of a Responsible Officer of the Borrower (i) identifying the item(s) on Annex A to Schedule 3.12 that are to be paid with the proceeds of such Amenities CapEx Borrowing, (ii) setting forth (x) the aggregate amount of Amenities CapEx Borrowings made at any time prior to such Amenities CapEx Borrowing and (y) the aggregate amount of Amenities CapEx Borrowings made after giving effect to the making of such Amenities CapEx Borrowing (which shall in no event exceed $[10,000,000] as such amount may be adjusted as provided on Schedule 3.12), (iii) certifying that all proceeds of any previously advanced Amenities CapEx Borrowing have been applied consistent with Annex A to Schedule 3.12 and (iv) attaching a schedule setting forth with specificity (x) the proposed application of the proceeds of such Amenities CapEx Borrowing and (y) the actual application of proceeds of previously advanced Amenities CapEx Borrowings to specific expenditures associated therewith to the extent not set forth on a prior such schedule. Administrative Agent will promptly forward a copy of each such certificate to the Lenders. Administrative Agent shall have three (3) Business Days to review each such certificate and the related request for a Amenities CapEx Borrowing. Such Amenities CapEx Borrowing shall be funded not later than the expiration of such three-Business Day period unless, within such three-Business Day period, Administrative Agent notifies the Borrower in writing that such Amenities CapEx Borrowing does not comply with the terms hereof (together with reasonable detail regarding the basis for such determination).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Funding of Borrowings.

(a)      Subject to Section 2.23, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. Subject to Section 2.23, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or by wire transfer of immediately available funds to such other account designated by the Borrower from time to time, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05    Repayment of Loans; Evidence of Debt.

(a)      Promise to Repay.  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender and all unreimbursed LC Reimbursement Obligations on the Revolving Commitment Termination Date or as otherwise provided herein and (ii) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of the Term Loan advanced by each such Term Loan Lender and then outstanding on the Term Loan Maturity Date or as otherwise provided herein.

(b)      Lender and Administrative Agent Records.    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c)      Promissory Notes.  Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note (in the form of Exhibit I) or Term Note (in the form of Exhibit J), as applicable, to evidence such Lender’s Loans.

Section 2.06    Fees.

(a)      Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(b)      Revolving Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at 4.00% per annum on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of each calendar month and on the Revolving Commitment Termination Date, commencing on the last Business Day of the month in which the Closing Date occurs. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender.

(c)      Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit (“Letter of Credit Fees”), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Borrowings on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure arising from or related to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that notwithstanding the foregoing no fronting fees shall be payable so long as JPMorgan Chase Bank or any of its Affiliates are the only Revolving Lenders under this Agreement. Participation fees and fronting fees shall be payable on the last Business Day of each calendar month, commencing on the last Business Day of the month in which the Closing Date occurs; provided that all such fees shall be payable on the Revolving Commitment Termination Date and any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.07    Interest on Loans.

(a)      ABR Loans.  Subject to the provisions of Section 2.07(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)      Eurodollar Loans.    Subject to the provisions of Section 2.07(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)      Default Rate.    Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, then all Obligations (whether or not overdue) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.07 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.07(a) (in either case, the “Default Rate”).

(d)      Interest Payment Dates.    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      Interest Calculation.   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.08    Termination and Reduction of Commitments.

(a)      The Revolving Commitments shall terminate immediately and without further action on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate immediately and without further action upon the initial funding of the Term Loans.

(b)      The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent payment of the Revolving Loans in accordance with Section 2.08 (or, if no such Borrowings are outstanding, the deposit of Cash Collateral in an account with the Collateral Agent pursuant to Section 2.20), the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c)      The Borrower shall notify the Administrative Agent by written notice of any election to terminate or reduce the Revolving Commitments hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of such termination or reduction. Each such notice shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the effective date of such termination or reduction. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.09    Interest Elections.

(a)      General.  Subject to Section 2.23, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and the Borrowing of the Term Loan on the Closing Date shall be of ABR Loans. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time.

(b)      Interest Election Notice.   To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or facsimile (or other electronic means), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)      Automatic Conversion to ABR Borrowing.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Term Loan Lenders or the Required Revolving Lenders, as applicable, may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10    Prepayment of Loans.

(a)      Optional Prepayments.

(i)       Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing; in whole or in part, subject to the requirements of this Section 2.10.

(ii)      Notice of Prepayment. The Borrower shall notify the Administrative Agent in writing of any prepayment of any Loans hereunder pursuant to this Section 2.10(a) by (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount, Type and Class of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each partial prepayment of the Term Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the outstanding principal amount of the Term Loan. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

(b)      Mandatory Prepayments.

(i)       Revolving Credit Exposure. In the event and on such occasion that the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall within one (1) Business Day prepay Revolving Borrowings and/or Cash Collateralize LC Exposure in an amount not less than the applicable Minimum Collateral Amount applicable to such excess amount; provided, however, that, subject to Section 2.20, the Borrower shall not be required to Cash Collateralize the LC Exposure pursuant to this Section 2.10(b)(i) unless after the prepayment in full of the Revolving Loans, the aggregate LC Exposure exceeds the aggregate Revolving Commitments then in effect.

(ii)       Asset Sales, Debt Issuance, Casualty Events, Special Proceeds and Extraordinary Receipts. The Borrower shall make or cause to be made prepayments of the Term Loan from Net Cash Proceeds, Special Proceeds and from the proceeds of any Extraordinary Receipts, and, if the Term Loan shall have been paid in full, the Borrower shall make or cause to be made prepayments from Net Cash Proceeds, Special Proceeds and from the proceeds of any Extraordinary Receipts of each of the Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20) and the Revolving Commitment shall be reduced dollar for dollar in connection with each such prepayment, in each case as follows:

    (A)      Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $500,000 in the aggregate; provided that no such prepayment or reduction shall be required under this section with respect to (1) any Asset Sale permitted by Section 6.06(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p) or (q); (2) the granting of any Lien permitted by Section 6.02, or (3) any Asset Sale permitted by Section 6.05.

    (B)      Debt Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness not prohibited hereunder) by the Borrower or any of its Subsidiaries after the Closing Date, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds.

    (C)      Casualty Events.  Not later than 10 Business Days following the receipt of any Net Cash Proceeds of any Casualty Event (excluding an amount not to exceed, in the aggregate, $5,000,000 of cash insurance proceeds received in connection with claims related to the 2012 Superstorm Sandy event) by the Borrower or any of its Subsidiaries, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds.

    (D)      Special Proceeds; Extraordinary Receipts.  Not later than ten (10) Business Days following receipt of Special Proceeds or Extraordinary Receipts, the Borrower shall apply 100% of any amount of Special Proceeds or Extraordinary Receipts toward such prepayments and reductions.

(iii)      Application of Mandatory Prepayments.    All amounts required to be paid pursuant to this Section 2.10(b) shall be applied as follows:

    (A)      with respect to all amounts paid pursuant to Sections 2.10(b)(i), first, to the prepayment of Revolving Borrowings (without any corresponding reductions of Revolving Commitment) and second, if no Revolving Borrowings are outstanding, to deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20; and

    (B)      with respect to all amounts paid pursuant to Section 2.10(b)(ii), first, to the prepayment of Term Loans, second, to the prepayment of Revolving Borrowings (and corresponding permanent reduction of Revolving Commitment) and third, if no Revolving Borrowings are outstanding, to deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20 (and corresponding permanent reduction of Revolving Commitment).

(iv)      Notice of Mandatory Prepayment Events.  The Borrower shall use commercially reasonable efforts to give to the Administrative Agent at least one (1) Business Day’s prior written notice of each and every prepayment required under this Section 2.10(b), including the amount of such prepayment and the anticipated timing therefor.

(c)       Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, first, to prepay outstanding ABR Loans and, second, to prepay outstanding Eurodollar Loans.

Section 2.11    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)       the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)       the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12    Yield Protection.

(a)       Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii)       subject any Lender or any Issuing Bank to any (i) Tax of any kind whatsoever with respect to this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.15 or (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii)     impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or maintaining its obligation to participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements.  If any Lender or Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement.  A certificate of a Lender or an Issuing Bank prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and setting forth in reasonable detail the basis of such amounts and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13    Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.

Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)      Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)      Pro Rata Treatment.  Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the fronting fees and administrative fees paid to the Issuing Bank pursuant to Section 2.06(c)(ii) retained by the Issuing Bank for its own account, and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Commitment, each payment with respect to LC Exposure and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentage or Term Loan Percentage, as applicable, of such Lenders; provided that, in the event any amount paid to any Lender pursuant to this Section 2.14(b) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. For the avoidance of doubt, the provisions of this Section shall be subject to Section 2.19 and Section 10.17 to the extent applicable.

(c)      Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder with respect to the Loans, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)      Sharing of Setoff.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and such other obligations of the other relevant Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective relevant Loans and participations in LC Disbursements and other amounts owing them, as applicable; provided that:

(i)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of Cash Collateral as provided for in Section 2.20(d) or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14 applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)      Borrower Default.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15    Taxes.

(a)      Payments Free of Taxes.  Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)      Payment of Other Taxes by Loan Parties.  Without limiting the provisions of paragraph (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)      Indemnification by the Borrower.  The Borrower shall, without duplication of additional amounts paid pursuant to Section 2.15(a), indemnify each Agent and Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on such Agent or Lender by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)      Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      Status of Lenders.  Each Lender shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent if such Lender may not lawfully deliver such documentation under applicable Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable rate.

Without limiting the generality of the foregoing:

(i)       Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)      Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

   (I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

   (II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

  (III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

  (IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

  (V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)     If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Lender or the Administrative Agent is entitled to an exemption from such withholding, such Lender and the Administrative Agent shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower and/or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) in the event such Lender is incapable of delivering such forms, certificates or other evidence under applicable Law, notify the Administrative Agent and the Borrower if such Lender may not lawfully deliver such forms, certificates or other evidence under applicable Law.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)      Treatment of Certain Refunds.  If any Agent or Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender); provided that the applicable Loan Party, upon the request of such Agent or Lender, agrees to repay the amount paid over such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Agent or Lender be required to pay any amount to any Loan Party under this Section 2.15(f) the payment of which would place such Agent or Lender in a less favorable net after-tax position than such Agent or Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)      Payments Made by Administrative Agent.  For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(h)      Issuing Bank.  For all purposes of this Section 2.15, the term “Lender” shall include the Issuing Bank.

Section 2.16    Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.

(b)      Replacement of Lenders.    If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender or if the Borrower exercises its replacement rights under Section 10.02(d), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 from the assignee or the Borrower);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)     such assignment does not conflict with applicable Requirements of Law, including the receipt of any required Gaming Approvals.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.17    [Reserved].

Section 2.18    Letters of Credit.

(a)      General.  Upon the Closing Date, the Existing LC and the Day Club CapEx LC shall each be deemed to have been issued hereunder and shall be a Letter of Credit for all purposes hereunder. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period, and the Issuing Bank agrees to issue Letters of Credit requested in accordance with this Section 2.18. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as is acceptable to the

Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the sum of (x) $1,000,000 plus (y) the then applicable Existing LC Maximum Amount plus (z) the then applicable Day Club CapEx LC Maximum Amount and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)      Expiration Date.  Maturities for Letter of Credit shall not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable automatically annually thereafter in the case of standby Letters of Credit. All Letters of Credit shall expire no later than the date that is five Business Days prior to the Revolving Commitment Termination Date (such date, the “Letter of Credit Expiration Date”), unless the Borrower agrees, at the time the Borrower requests any such Letter of Credit expiring later than the Letter of Credit Expiration Date, to Cash Collateralize such Letter of Credit on the Business Day prior to the Letter of Credit Expiration Date or all the Revolving Lenders have approved such expiry date.

(d)      Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, (i) two Business Days after the Borrower shall have received notice of such LC Disbursement, if such notice is received by the Borrower prior to 10:00 a.m., New York City time, or (ii) three Business Days after the Borrower received such notice, if such notice is not received prior to such time. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)      Obligations Absolute.    The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)      Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)      Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)       Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)       Additional Issuing Banks.  The Borrower may at any time, and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (not to be unreasonably withheld) and such Revolving Lender. Any Revolving Lender designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

Section 2.19    Defaulting Lenders.

(a)      Defaulting Lender Adjustments.    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments.    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders and Required Term Loan Lenders.

(ii)      Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender pursuant to Section 2.20; fourth, as the

Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and LC Exposure are held by the Lenders pro rata in accordance with their Revolving Commitment Percentage and Term Loan Percentage, as applicable, without giving effect to Section 2.19(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Certain Fees.

    (I) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.06(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

    (II) Each Defaulting Lender shall be entitled to receive Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

    (III) With respect to any other fees required to be paid to any Defaulting Lender pursuant to clause (II) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentage (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)      Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)      Defaulting Lender Cure.  If the Borrower, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitment Percentage and Term Loan Percentage (without giving effect to Section 2.19(a)(iv)), as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)      New Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.20    Cash Collateral.

(a)      Certain Credit Support Events.

(i)       Event of Default.  Subject to the Orders, if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Issuing Bank, the Administrative Agent or the Required Revolving Lenders demanding the deposit of Cash Collateral, the Borrower shall provide Cash Collateral in an amount not less than the Minimum Collateral Amount of the aggregate outstanding LC Exposure plus any accrued and unpaid interest on unreimbursed LC Disbursements.

(ii)      Defaulting Lender.  At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing

Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(iii)      Letter of Credit Expiration Date.  Unless waived by the Issuing Bank in its sole discretion, if, as of the Letter of Credit Expiration Date, there are any issued and outstanding Letters of Credit that have not been Cash Collateralized, the Borrower shall Cash Collateralize such LC Exposure in an amount not less than the Minimum Collateral Amount (or, with the consent of the Issuing Bank, cause a back-stop letter of credit to be issued for the benefit of, and delivered to, the Issuing Bank by a letter of credit issuer reasonably acceptable to the Issuing Bank in a face amount not less than the Minimum Collateral Amount applicable to such outstanding LC Exposure).

(iv)      Other Provisions.  In addition to the requirements pursuant to clauses (i) through (iii) above, the Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount on the terms and subject to the conditions set forth in other provisions of this Agreement.

(b)      Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations which such Cash Collateral may be applied pursuant to Section 2.20(d). If at any time the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)      Holding of Cash Collateral.  Subject to the Orders, the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any account holding Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s or Defaulting Lender’s, as applicable, risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements with respect to such Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure with respect to such Letters of Credit at such time.

(d)      Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the specific LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e)      Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure or to secure other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19(a), the person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Documents.

Section 2.21    Priority of Claims.

(a)      Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, if (x) an Event of Default has occurred and is continuing and the maturity of Loans has been accelerated, and the Collateral Agent is taking action to enforce rights in respect of any Collateral or (y) any distribution is made in respect of any Collateral in any bankruptcy or insolvency proceeding of any Loan Party, all proceeds of any sale, collection or other liquidation of any Collateral, all Insurance Proceeds received in circumstances described in clauses (x) or (y) above and all proceeds of any such distribution, subject to the Carve-Out, shall be applied (i) FIRST, to the payment of all amounts owing to each Agent and the Issuing Bank (each, in its capacity as such) pursuant to the terms of this Agreement and any other Loan Document or in connection with the transactions contemplated thereunder and hereunder, (ii) SECOND, to the payment in full of all Obligations in respect of Revolving Loans and Cash Collateralization of all LC Exposure pursuant to Section 2.20 in accordance with the terms of this Agreement and (iii) THIRD, after the Revolving Credit Exposure has been repaid or terminated in full, to the payment in full of the Obligations in respect of the Term Loan.

(b)      Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, if an Event of Default has occurred and is continuing, subject to the Carve-Out, Net Cash Proceeds shall be applied (i) FIRST, to the payment of all amounts owing to each Agent (in its capacity as such) pursuant to the terms of this Agreement and any other Loan Document or in connection with the transactions contemplated thereunder and hereunder, (ii) SECOND, to the payment in full of all Obligations in respect of Revolving Loans and Cash Collateralization of all LC Exposure pursuant to Section 2.20 in accordance with the terms of this Agreement and (iii) THIRD, after the Revolving Credit Exposure has been repaid or terminated in full, to the payment in full of the Obligations in respect of the Term Loan.

(c)      Each Term Loan Lender hereby agrees that if it shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement) at any time prior to the payment or termination in full of the Revolving Credit Exposure, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of this Section 2.21.

Section 2.22    Exit Facility.  Subject to the conditions set forth in this Section 2.22 and the conditions to the effectiveness of the Acceptable Reorganization Plan, upon the satisfaction or waiver by the requisite lenders under the Exit Credit Agreement of the conditions precedent set forth therein and upon the Plan Effective Date, the outstanding Loans and other Obligations governed by this Agreement shall be repaid or refinanced by the Exit Facility, as provided in the Acceptable Reorganization Plan. Each Lender shall have the option of becoming an Exit Lender. Each of the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.22 and as are required to complete the Exit Loan Documents on terms substantially similar to the terms set forth therefor in the Restructuring Term Sheet.

Section 2.23    Closing Date Borrowing.    Notwithstanding anything herein to the contrary, as an administrative accommodation, the aggregate amount each Lender is obligated to fund hereunder with respect to the Closing Date Borrowing shall be netted against the aggregate amount that such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, is entitled to receive as repayment or prepayment for any obligations owed to such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, under the Prepetition 2012 Credit Agreement on the Closing Date; provided, that each Lender shall have been deemed to have made the Closing Date Borrowing, and each Loan with respect thereto shall be deemed to be outstanding hereunder, in the aggregate principal amount of the Closing Date Borrowing notwithstanding the netting provisions of this sentence. In the event that the aggregate principal amount of the Closing Date Borrowing shall be greater than the amount required to repay and prepay all of the obligations outstanding under the Prepetition 2012 Credit Agreement as of the Closing Date, each Lender shall fund its pro rata share of such excess amount pursuant to the terms of Section 2.04 applicable to any Borrowing that is not the Closing Date Borrowing. The Type(s) of, and applicable Interest Periods (or portions thereof) with respect to, the Term Borrowing (or each portion thereof) made on the Closing Date shall be the same as the type(s) of, and applicable interest periods (or portions thereof) with respect to, the “Term Loan” (as defined in the 2012 Prepetition Credit Agreement) (or each portion thereof) outstanding as of the Closing Date and each such Interest Period shall be deemed to have commenced on the date that the interest period for the relevant portion of the “Term Loan” (as defined in the 2012 Prepetition Credit Agreement) (or each portion thereof) commenced under the 2012 Prepetition Credit Agreement. The Type(s) of, and applicable Interest Periods (or portions thereof) with respect to, the Revolving Borrowing (or each portion thereof) made on the Closing Date shall be the same as the type(s) of, and applicable interest periods (or portions thereof) with respect to, the “Revolving Loans” (as defined in the 2012 Prepetition Credit Agreement) (or each portion thereof) outstanding as of the Closing Date and each such Interest Period shall be deemed to have commenced on the date that the interest period for the relevant portion of the “Revolving Loans” (as defined in the 2012 Prepetition Credit Agreement) (or each portion thereof) commenced under the 2012 Prepetition Credit Agreement. The Borrower shall not be required to pay any “LIBOR breakage” costs under the Prepetition 2012 Credit Agreement with respect to the Closing Date Borrowing and application of proceeds thereof. The making of the Closing Date Borrowing shall constitute a representation and warranty by the Borrower that, on and as of the Closing Date (both immediately before and after giving effect to such borrowing and the application of the proceeds thereof), the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied. Each netting and funding amount as set forth in this paragraph shall be determined by the Administrative Agent, which such determination shall be conclusive absent manifest error.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 3.01    Organization; Powers.  Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.02    Authorization; Enforceability.

(a)      Subject to entry of the Orders, each Loan Party has the corporate, limited liability company or other organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents, which filings and reports will be provided, and approvals shall be sought, diligently and in good faith by the Borrower or REG as promptly as possible and, in the case of the Borrower, to borrow and issue Indebtedness hereunder. Subject to the entry of the Orders, each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Loan Documents.

(b)      Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Subject to entry of the Orders, this Agreement constitutes, and each other Loan Document upon execution by all parties thereto will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) applicable Gaming Laws.

Section 3.03    No Consents; No Conflicts; No Defaults.

(a)      Subject to entry of the Orders, no material approval, consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) approvals, consents, authorizations, filings, notices and other acts described in Schedule 3.03, including the requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lender, including the pledge of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents which approvals consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the Project and (iii) organizational approvals of the Loan Parties and other Affiliates that have been obtained.

(b)      Subject to entry of the Orders, the execution, delivery and performance of this Agreement, the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, (ii) any Contractual Obligation of any Loan Party entered into after the Filing Date or (iii) the Organizational Documents of any Loan Party, except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the Security Documents).

(c)      No Loan Party is in default under or with respect to any Contractual Obligation (except in respect of Contractual Obligations entered into prior to the Filing Date) in any respect that would reasonably be expected to result in a Material Adverse Effect.

Section 3.04    Financial Statements; Projections.

(a)      [Reserved].

(b)      [Reserved].

(c)      No Material Adverse Effect.    Since March [12], 2013, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d)      Projections and Approved Budget. The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Agents, the Arranger or the Lenders (including, without limitation, the Approved Budget) are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents, the Arranger and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

Section 3.05    Properties.

(a)      Generally.  The Loan Parties are the sole owners of, and have legal title to, or a valid right to use, all of their property necessary to the operation of their businesses, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b)      Real Property.

(i)       As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof, including, in the case of leases where a Loan Party or Restricted Subsidiary holds a leasehold interest as tenant, the street address, landlord name, tenant name, lease date and lease expiration date. The Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii)      All Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii)      No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv)      Except for those disclosed in the Title Policy or as set forth on Schedule 3.05(b)(iv), and except in connection with any municipal bonds to be issued to finance the Transportation Improvement Project, as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v)       None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by a Loan Party or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi)      Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. There are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time and subject to receipt of Gaming Approvals, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii)     As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the ACHA Documents and the Redevelopment Agreement (each as in effect on the Closing Date) or set forth in the Loan Documents, including, without limitation, Permitted Liens).

(viii)      (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

     (B)      Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all public sanitary sewer service and storm sewers necessary for the full operation of the Project are available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of the Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

     (C)      The Project has all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of the Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(ix)       All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and the Plans and Specifications with respect to its intended purposes as of the Closing Date are completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property.

(x)        Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c)        Redevelopment.  As of the Closing Date, (i) all resolutions pertaining to the Project and adopted by ACHA, the City of Atlantic City, or the City Council of Atlantic City are set forth on Schedule 3.05(c) hereto, (ii) each of such resolutions is in full force and effect and (iii) the Loan Parties have not breached any of their obligations in respect of such resolutions, except to the extent such breach would not reasonably be expected to result in a Material Adverse Effect.

(d)        Project Property.  As of the Closing Date, the Real Property set forth on Schedule 3.05(d) constitutes all of the real property currently owned or leased by the Loan Parties and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

(e)      Coverage Ratio Properties.  As of the Closing Date, Schedule 3.05(e) sets forth a true, complete and correct list of the Coverage Ratio Properties and the record owner thereof, and no other person has an interest therein.

Section 3.06    Intellectual Property.

(a)      Ownership No Claims.  Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does the Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, the use by each Loan Party of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b)      Trademarks.  As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by the Loan Parties (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c)      Patents.   As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by the Loan Parties and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d)      Copyrights.  As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by the Loan Parties and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e)      Licenses.   As of the Closing Date, Schedule 3.06(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which any of the Loan Parties is a party that are material to the conduct of such person’s business and pursuant to which (i) any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of a Loan Party as a licensee, sub-licensee or the equivalent.

Section 3.07    Equity Interests and Subsidiaries.

(a)      The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of each of the Subsidiaries of the Borrower and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of the Borrower.

(b)      As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares and the Warrants) of any nature relating to any Equity Interests of the Borrower or any Subsidiary of the Borrower.

(c)      An accurate organizational chart, showing the ownership structure of the Borrower and each of its Subsidiaries on the Closing Date is set forth on Schedule 3.07(c).

Section 3.08    Litigation.  Other than the Cases, except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Loan Party, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.09    Agreements.  As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower has delivered to the Administrative Agent complete and correct copies of all material amendments to any Material Agreements entered into prior to the Closing Date, and all Material Agreements are in full force and effect as of the Closing Date (subject to the Cases).

Section 3.10    Federal Reserve Regulations.  No Company is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.11    Investment Company Act; Other Regulations.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

Section 3.12    Use of Proceeds.  The Borrower will use the proceeds of the Revolving Loans, the Term Loans and the Letters of Credit to (a) repay amounts outstanding under the Prepetition 2012 Credit Agreement, (b) pay reasonable costs, fees and expenses, including fees of the Agents, the Steering Committee, the Issuing Bank and the Lenders, associated with the transactions contemplated by this Agreement and the other Loan Documents, (c) pay for fees, costs and expenses incurred by persons or firms retained by the Loan Parties pursuant to section 327, 328 or 363 of the Bankruptcy Code (“Loan Parties’ Professional Fees”), (d) provide ongoing working capital requirements of the Loan Parties and to pay for fees, costs and expenses relating to the Cases (other than Loan Parties’ Professional Fees), each in accordance with the Approved Budget and (e) for Day Club CapEx and Amenities CapEx, to the extent set forth on Schedule 3.12. Notwithstanding anything herein to the contrary, the proceeds of the Revolving Loans, the Term Loans and the Letters of Credit shall not be used in contravention of Section 6.22(a).

Section 3.13    Taxes.

(a)      Each of the Loan Parties has filed, or caused to be filed, all material tax returns that are required to have been filed by it in any jurisdiction. Each of the Loan Parties has paid all taxes shown to be due and payable on such returns and all other taxes payable by it, to the extent the same have become due and payable (other than those taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable law (or which have been subject to such a contest) and with respect to which it has established reserves as are required by GAAP). The Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits which would be imposed on any Real Property or Loan Party that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. As of the Closing Date, no Loan Party has received any notice that any portion of the Real Property has been reassessed or is currently the subject of a reassessment.

(b)      There are no Liens for taxes on any of the properties of the Loan Parties other than Liens permitted pursuant to Section 6.02.

Section 3.14    No Material Misstatements.  No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agents, the Arranger or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of any Loan Party to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

Section 3.15    Labor Matters.  There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against any Loan Party, or to the knowledge of the Borrower, threatened against any Loan Party, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

Section 3.16    [Reserved].

Section 3.17    Employee Benefit Plans.  Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by any Company or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of the Loan Parties and their ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.18    Environmental Matters.  Except as set forth on Schedule 3.18:

(a)      To the knowledge of the Borrower, each of the Loan Parties is, and during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)      To the knowledge of the Borrower, there has not been a Release of Hazardous Materials at, on, under or from the Mortgaged Properties, or at any other location to which any Loan Party has sent Hazardous Material for treatment, storage, or disposal and for which any Loan Party would reasonably be expected to incur liability, in either case which would reasonably be expected to result in a Material Adverse Effect.

(c)      Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim under any Environmental Law to which any of the Loan Parties is named as a party that is pending or, to the knowledge of the Borrower, threatened in writing.

(d)      Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials under any other Environmental Law.

(e)      Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

Section 3.19    Orders.  The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral and the proceeds and products thereof without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 3.20    Permits.  Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each

Loan Party has obtained and holds all Permits required to own, lease and operate its respective properties and to operate its respective businesses; and (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and all such Permits are in full force and effect. Neither the Borrower nor any of its Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspension, revocation or failure to renew would reasonably be expected to result in a Material Adverse Effect.

Section 3.21    Anti-Terrorism Law.

(a)       No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)       No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)        a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)       a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)      a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)       a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)       No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.22    Flood Insurance Laws. No Mortgage encumbers improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

Section 3.23    Insurance. Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.04.

Section 3.24    Compliance with Gaming Laws. Incurrence of the Obligations by the Loan Parties under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents and qualification or waiver of the Arranger, the Agents and each Lender.

Section 3.25    CRDA Obligations; Special Assessments.

(a)      The obligations of the Loan Parties under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, are limited to either purchasing bonds of CRDA or making a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino (the “CRDA Obligations”).

(b)      Except as set forth in Section 3.25(a), the financial obligations of the Loan Parties under the Transportation Improvement Project Documents are to fund a CRDA demolition program for blighted properties in the amount of $500,000 of which an amount not exceeding $250,000 is remaining as of the Closing Date.

(c)      As of the Closing Date, no Loan Parties have any Special Assessment Obligations and the Borrower has no knowledge of any actual Special Assessment Obligations that are to be imposed on any Loan Party after the Closing Date.

Section 3.26    Status of Obligations; Perfection and Priority of Security Interests. The Secured Obligations are, subject to the Carve-Out and the Orders:

(a)      pursuant to section 364(c)(1) of the Bankruptcy Code, entitled (without the need to file a proof of claim) to a joint and several Superpriority Claim against the Borrower and each Guarantor, with priority over any and all other obligations, liabilities and indebtedness against the Borrower and each Guarantor, now existing or hereafter arising, of any kind whatsoever, including on the proceeds of avoidance actions following entry of the Final Order (but not the actions themselves), and including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c) (following entry of the Final Order), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, whether now in existence or hereafter incurred by the Loan Parties, and shall at all times be senior to the rights of the Borrower and each Guarantor, the Borrower’s and each Guarantor’s estate and any successor trustee, estate representative or any creditor, in any of the Cases or any subsequent cases or proceedings under the Bankruptcy Code (the “Lender Superpriority Claim”), and the Lender Superpriority Claim shall have recourse to and be payable from all prepetition and postpetition assets of the Loan Parties (including, but not limited to, the Collateral but, for the avoidance of doubt, excluding any property over which the creation or granting of such claim would violate any applicable Gaming Laws); such Lender Superpriority Claim in respect of the Revolving Commitments and the Term Loans shall be pari passu;

(b)      pursuant to section 364(c)(2) of the Bankruptcy Code, secured by a perfected first priority lien on all Collateral that is not subject to valid, perfected and non-avoidable Liens as of the Filing Date and such Liens are perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements;

(c)      pursuant to section 364(c)(3) of the Bankruptcy Code, secured by a perfected lien on all Collateral (other than Collateral described in Section 3.26(b) or (d), as to which the Liens in favor of the Collateral Agent are as described in such sections) that is subject to valid and non-avoidable liens as of the Filing Date that were permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory Liens) applicable Laws and which were senior to the Liens under the Prepetition 2012 Credit Agreement and that were either perfected as of the Filing Date or subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Liens are junior to such valid, perfected and non-avoidable Liens and are perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing agreements or other agreements; and

(d)      pursuant to section 364(d)(1) of the Bankruptcy Code, secured by a perfected first priority, senior priming Lien on all of the Collateral (except the ERGG Proceeds) on which (A) Liens were granted as security for the obligations under or in connection with the Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture or (B) Liens were granted as of the Filing Date that were not permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory liens) applicable law or which were junior to the liens that were granted as security for the obligations under or in connection with the Prepetition Term Loan Credit Agreement, all of which existing liens, rights and interests (the “Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior liens to be granted to the Collateral Agent for its and the Secured Parties’ benefit (the “Priming Liens”), which Priming Liens also prime any Liens granted after the Filing Date to provide adequate protection in respect of any of the Primed Liens, and such Liens are perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements. For the avoidance of doubt, notwithstanding Section 3.26(c), the Priming Liens prime and are senior to the Primed Liens.

The priorities set forth above are subject, in each case, only to the Carve-Out. All of the Liens and security interests described in this Section 3.26 shall be effective and perfected as of the date that the Bankruptcy Court enters the Interim Order without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents. The Borrower and the Guarantors shall execute and deliver to the Collateral Agent (for recordation or filing, as appropriate) such mortgages and pledges (and other security instruments), and be authorized pursuant to the Orders to file such financing statements and other instruments and documents, as shall be advisable (as reasonably determined by Collateral Agent) to evidence and secure the Obligations. The cost of such recordation and filing shall be set forth in the Approved Budget.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01    Conditions to Effectiveness. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)      Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b)      Corporate Documents. The Administrative Agent shall have received:

(i)      a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii)      a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c)      Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied and confirming that there has been no event or circumstance since March [12], 2013 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(d)      Approved Budget. The Agent and the Lenders shall have received the Approved Budget, which shall be in form and substance satisfactory to the Agent and the Lenders.

(e)      Fees. The Arranger, Administrative Agent, the Steering Committee, the Issuing Bank and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, reimbursement or payment of all out-of-pocket expenses (including legal fees and expenses of any Advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)      Collateral Requirements. The Collateral Agent shall have received evidence satisfactory to it that it has or concurrently with the Closing Date shall have a perfected Lien on, and security interest in, the Collateral as set forth in Section 3.26.

(g)      Flood Hazard Determinations. The Collateral Agent shall have received evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by the Borrower as evidence that flood insurance is in place for the building and contents.

(h)      Insurance Coverage. Evidence of insurance required pursuant to Section 5.04 along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable.

(i)      USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(j)      No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it or participation in the LC Exposure to be participated in by it. It is understood and agreed that if any Lender is restrained by any occurrence set forth above, no other unaffected Lender shall be relieved from its obligation to make Loans or participate in LC Exposure subject to satisfaction of the conditions hereunder.

(k)      Approvals. All necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the transactions contemplated by the Loan Documents shall have been obtained and shall remain in full force and effect.

(l)      Notes. If requested by any Lender, the Borrower shall have delivered an original Note for such Lender duly executed.

(m)      Litigation. Except for the Cases, there shall not exist any pending or threatened litigation, proceeding or investigation that (i) would prohibit, enjoin or contest the transactions contemplated by the Loan Documents or (ii) could have a Material Adverse Effect.

(n)      Prepetition 2012 Credit Agreement. The Administrative Agent shall have received evidence that the Prepetition 2012 Credit Agreement has been or concurrently with the Closing Date is being terminated and all obligations thereunder shall have been repaid in full or, with respect to any letters of credit outstanding thereunder that have not become Letters of Credit hereunder, cash collateralized in a manner satisfactory to the letter of credit issuer under the Prepetition 2012 Credit Agreement.

(o)      Liquidity Requirement. After giving effect to the funding of the Loans and deemed issuance of Letters of Credit at the Closing Date, the aggregate unused Revolving Commitments shall be in an amount equal to at least $30,000,000.

(p)      Restructuring Support Agreement. The Restructuring Support Agreement shall have been duly executed by the Loan Parties and each other party thereto, all conditions to the effectiveness of the Restructuring Support Agreement shall have been satisfied or waived and the Restructuring Support Agreement shall be in full force and effect, subject to any necessary Bankruptcy Court approvals.

(q)      Restructuring Documents. The disclosure statement, Acceptable Reorganization Plan, the Plan Related Documents (as defined in the Restructuring Support Agreement) and other material definitive documents with respect to the Cases, in each case, as applicable and in form and substance satisfactory to the Agents, the Issuing Bank and the Steering Committee, shall have been filed in the Cases and the solicitation for the Acceptable Reorganization Plan shall have been commenced.

(r)      Interim Order. The Interim Order shall have been entered by the Bankruptcy Court in the Cases and shall have been in form and substance satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion, and shall be in full force and effect and shall not have been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Agents, the Issuing Bank and the Lenders.

(s)      Intercreditor Arrangements. The Interim Order shall include intercreditor provisions setting forth the relative claim and lien priorities in respect of the Obligations of the Borrower and the Guarantors under and in connection with this Agreement and the other Loan Documents, the adequate protection payments, and the obligations under the Prepetition 2012 Credit Agreement, Prepetition Term Loan Credit Agreement and Prepetition Second Lien Indenture, in each case consistent with the Restructuring Support Agreement and otherwise satisfactory to the satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion.

(t)      Filing Date. The Filing Date with respect to each Loan Party shall have occurred, and the First Day Orders sought by the Loan Parties shall have been entered by the Bankruptcy Court and shall have been in form and substance satisfactory to the Administrative Agent in its sole discretion.

(u)      Cash Management. All orders entered by the Bankruptcy Court pertaining to cash management (including the Cash Management Order) and adequate protection, and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith, shall be in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion.

(v)      Declaration of Covenants and Restrictions. The Declaration of Covenants and Restrictions, duly executed by each party having an interest in the Coverage Ratio Properties.

Section 4.02    Final Effective Date. The obligations of the Revolving Lenders to make Revolving Loans and of each Issuing Bank to issue Letters of Credit hereunder in an aggregate amount in excess of the Interim Availability Amount shall not become effective until the date on which each of the following conditions is satisfied:

(a)      Orders. (i) The Interim Order shall be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect; (ii) the Administrative Agent and the Lenders shall have received a certified copy of the Final Order which, in any event, shall have been entered by the Bankruptcy Court no later than April 15, 2013 (or such later date agreed to by the Required Lenders in their sole discretion) and at the time of any such extension of credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent and the Required Lenders; (iii) if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of the making of such extensions of credit, the grant of Liens and Superpriority Claims pursuant to Section 3.26 or otherwise hereunder or the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay;

(b)      Closing Date. The Closing Date shall have occurred.

Section 4.03    Each Credit Extension. The obligation of each Lender to make any Loan and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, including the Closing Date Borrowing, is subject to the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Loan Parties in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representation or warranty (i) specifically refers to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date or (ii) is qualified as to materiality, in which case it shall be true and correct in all respects.

(b)      No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)      Total Revolving Commitments. The sum of the aggregate amount of the outstanding Revolving Loans plus the aggregate outstanding LC Exposure shall not exceed the aggregate Revolving Commitments then in effect.

(d)      Additional Reporting Requirements. With respect to any Loan or Letter of Credit the proceeds of which will be used to finance Day Club CapEx and Amenities CapEx, the Administrative Agent shall have received such reports or other data from the Financial Advisor related to the use of proceeds of such Loan or Letter of Credit as the Administrative Agent shall have reasonably requested.

(e)      Notice of Borrowing. Except with respect to the Closing Date Borrowing, Administrative Agent shall have received a Borrowing Request or notice requesting the issuance, amendment, renewal or extension of a Letter of Credit in accordance with the requirements hereof. Each Borrowing request or notice delivered by the Borrower hereunder shall constitute a representation and warranty by the Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied.

(f)      ACHA Approvals. With respect to making any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent shall have received satisfactory evidence that ACHA Approval has been received if required pursuant to applicable Law.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

Section 5.01    Financial Statements, Reports, Etc. Furnish to the Administrative Agent:

(a)      [Reserved];

(b)      [Reserved];

(c)      [Reserved];

(d)      Narrative Discussion. On the last Business Day of each week (unless waived by the Administrative Agent), a conference call discussing and analyzing the financial condition and results of operations of each of the Loan Parties for such preceding week;

(e)      Proceedings. Within fifteen days after the end of each calendar month, a schedule of any Proceedings not previously disclosed pursuant to this Section 5.01(e) involving an alleged liability of, or claims against, any Loan Party, equal to or greater than $2,000,000, and promptly after request by the Administrative Agent, such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(f)      [Reserved];

(g)      Governmental Filings and Notices. Promptly upon request by the Administrative Agent, copies of any other material reports or documents that were filed by any Loan Party with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to any Loan Party;

(h)      Cash Flow Forecast; Weekly Variance Report. On the third Business Day of each week, (A) a rolling 13-week cash flow forecast (each, a “Cash Flow Forecast”) of the cash receipts and cash disbursements of the Borrower and its Subsidiaries for the immediately following consecutive 13-weeks, set forth on a weekly basis and substantially in the form attached as Exhibit M and (B) a variance report comparing (i) actual cash receipts and cash disbursements for the preceding week to projected cash receipts and cash disbursements provided for such week in the most recently delivered Cash Flow Forecast and (ii) actual cumulative cash receipts and disbursements to the Approved Budget;

(i)      Monthly Financial Statements. As soon as available, but in any event not later than twenty-five days after the end of each calendar month, an unaudited consolidated balance sheet and an unaudited consolidated statement of income for such month, in each case setting forth a variance report comparing such balance sheet and statement of income against the projected consolidated balance sheet and related consolidated statements of income provided to the Administrative Agent in the Approved Budget, in each case, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); all such financial statements delivered pursuant to this Section 5.01(i) shall be complete and correct in all material respects (subject to normal year-end audit adjustments and quarterly adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein);

(j)      Project Costs. Within twenty-five days after the end of each calendar month, a schedule or analysis of the status and any payments of the outstanding Project Costs; provided that such schedule or analysis shall not be required to be delivered on or after the occurrence of the Final Completion Date (as defined in the Disbursement Agreement); and

(k)      Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, as the Administrative Agent or any Lender (through the Agent) may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege).

Section 5.02    Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a)        the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Company, or any property of any Company (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable the Administrative Agent and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b)      copies of all notices provided to any Company pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c)      the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Property, or any contemplated improvements to such Real Property that would reasonably result in such special or other assessments;

(d)      the occurrence of any Default or Event of Default;

(e)      the occurrence, or any Responsible Officer of a Loan Party obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of a Loan Party knows of such ERISA Event, a written notice specifying the nature thereof, what actions the affected Loan Party or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f)      any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(g)      if reasonably practicable, at least two (2) Business Days prior to the date when the Borrower intends to file or distribute any such pleading, motion or other document (and, if not reasonably practicable, as soon as reasonably practicable), copies of all pleading, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of Borrower or any Guarantor with the Bankruptcy Court in the Cases or to be distributed by or on behalf of Borrower or any Guarantor to any official committee appointed in the Cases.

Each notice pursuant to clauses (a), (d) and (f) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

Section 5.03    Existence; Businesses and Properties.

(a)      (i) Preserve, renew and keep in full force and effect its organizational existence and in each case remain a Wholly Owned Subsidiary of the Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses (including Liquor Licenses) necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or

Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)      Keep all property and systems material to the operation of the business of the Loan Parties in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c)      Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including Liquor Licenses), certificates and Permits necessary for the intended use by the Loan Parties of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d)      Comply with the terms of each lease or other grant of Real Property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

Section 5.04    Insurance.

(a)      Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying the requirement for such policy or program.

(b)      Notice to Agents. Deliver to the Administrative Agent on behalf of the Lenders, (i) promptly upon request of the Administrative Agent or any Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by any such Loan Party.

Section 5.05    Obligations.

(a)      Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all post-Filing Date Taxes imposed upon it or its properties, and all post-Filing Date lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable law and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in each case consistent with the Approved Budget.

(b)      Filing of Returns. Each Loan Party shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

Section 5.06    Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of any Company, a statement of a Responsible Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 5.07    Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a)      Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, each Company will permit representatives of the Administrative Agent and any Lender (coordinated through the Administrative Agent), at the Borrower’s expense, to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of any Company with officers of such Company and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties and their Subsidiaries, and shall not encompass materials subject to attorney client privilege.

(b)      Within 125 days after the end of each fiscal year commencing after the Closing Date, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 of this Agreement.

Section 5.09    Compliance with Environmental Laws; Permits.

(a)      Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain, maintain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b)      Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and comply as required with all Environmental Laws governing the Mortgaged Property or the improvements thereon or any other Collateral.

(c)      The Administrative Agent may (but shall not be required to) at the Borrower’s expense, (i) at any time that the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law or (ii) at any other time but not more than once in any twelve-month period (unless the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law, in which case such limitation shall not apply) (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the Loan Parties, (B) conduct its own investigation of the Mortgaged Property in respect of such Release or (C) conduct a further Phase I investigation or other environmental assessment of the Mortgaged Property. The Administrative Agent shall retain a Licensed Site Remediation Professional (“LSRP”), as defined in N.J.S.A. 58:10C-2, to conduct any such investigation pursuant to this Section 5.09. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right, upon prior notice, to enter into or onto the Mortgaged Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to investigate such Release, to conduct such further Phase I investigation or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I or other environmental assessment report. The Administrative Agent shall share the results of such investigation with the Borrower, shall provide copies of the non-privileged portions of associated reports to the Borrower and provide the Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by the Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Mortgaged Property or the Project or cause any damage or loss to any property at the Mortgaged Property or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.09 will be obtained and shall be used by the Administrative Agent and the Lenders solely for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents, and unless an Event of Default has occurred and is continuing, or except as may be required by applicable Law and subject to any independent obligations of the LSRP, neither the Administrative Agent nor any Lender shall confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, the Borrower; provided, however, should any such investigation conducted at the request of the Administrative Agent confirm a Release of Hazardous Materials at, on, under or from the Mortgaged Property, the Borrower shall, at the Borrower’s sole cost and expense without prejudice to the Borrower’s right to assert any claims against any Governmental Authority or other person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release.

(d)      Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in such Loan Party’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to the Administrative Agent, whether prepared by personnel of such Loan Party or by independent consultants, Governmental Authorities or any other persons, with respect to the Mortgaged Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by any person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against such Loan Party that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by such Loan Party, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether such Loan Party may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

Section 5.10    Additional Collateral; Additional Guarantors.

(a)      If requested by the Collateral Agent, with respect to any property or property interest acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than any (i) Excluded Property, (ii) Excluded Real Property, (iii) property described in paragraph (c) below, (iv) cash and cash equivalents and (v) other property with respect to which the Loan Documents do not require the Collateral Agent or any other Secured Party to have a perfected security interest), subject to compliance with applicable Gaming Laws promptly (and in any event within twenty (20) Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) execute and deliver to the Collateral Agent a joinder to this Agreement in a form reasonably satisfactory to the Collateral Agent and such amendments to the Security Agreement or such other documents, and take all the actions, as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent. In addition to the foregoing, upon the request of the Administrative Agent, promptly (and, in any event, no later than twenty (20) Business Days following the date of such request or such longer period as may be reasonably approved by the Administrative Agent) (A) execute and deliver a Control Agreement with respect to any deposit account, securities account or commodity account of any Loan Party, (B) execute and deliver a mortgage, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on any Real Property (other than Excluded Real Property) subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens), (C) provide the Administrative Agent with an environmental assessment report or reports with respect to any Real Property (other than Excluded Real Property) along with a corresponding reliance letter from an environmental consultant, such reports and reliance letters to be reasonably satisfactory to the Administrative Agent, confirming that no Hazardous Materials were found in, on or under such Real Property in a manner that could reasonably be expected to result in a Material Adverse Effect and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request to obtain or maintain security interest in any Real Property (other than Excluded Real Property).

(b)      If requested by the Collateral Agent, with respect to any new Subsidiary (other than an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purpose of this paragraph shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) by any Loan Party, subject to compliance with Gaming Laws, promptly (and in any event within twenty (20) Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Subsidiary (subject only to Permitted Liens); provided that if such new Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such new Subsidiary be required to be so pledged and provided further if such Equity Interests constitute Excluded Property, such Equity Interests shall not be required to be pledged, (ii) except with respect to Equity Interests constituting Excluded Property, deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) if such new Subsidiary is a Wholly Owned Subsidiary that is a Domestic Subsidiary, cause such new Subsidiary (A) to become a party to the Security Agreement, the Intercompany Note, and, to the extent applicable, the Intellectual Property Security Agreements and the other Security Documents, and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)) in the Collateral described in the Security Documents with respect to such new Subsidiary owned by any Loan Party, including, without limitation, the execution and delivery by all necessary persons of Control Agreements (if requested by the Administrative Agent) and the filing of UCC financing statements and other filings in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request with respect to the foregoing requirements, including delivering documents and taking such other actions which would have been required under Section 4.01 if such new Subsidiary were a Loan Party on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary owns or otherwise has interests in any Real Property or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, the Borrower shall, or shall cause the other Loan Parties to, take the actions required by clause (a) of this Section in relation thereto.

(c)      If requested by the Collateral Agent, with respect to any Unrestricted Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Unrestricted Subsidiary that is owned by such Loan Party; provided that if any such new Unrestricted Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such Subsidiary be required to be so pledged and (ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent or Collateral Agent advisable to perfect the Lien of the Collateral Agent thereon.

(d)      Notwithstanding anything to the contrary in this Section 5.10, the Loan Parties shall not be required to (i) (A) take the actions necessary to grant a perfected security interest in, or (B) obtain title and extended coverage insurance with respect to, any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such insurance or (ii) deliver a Phase I Report or a Phase II Report with respect to any fee, easement or other interest in real property acquired after the Closing Date to the extent the Administrative Agent in its reasonable discretion has determined that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports. Additionally, to the extent any such acquisition relates to Real Property, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition (and the Administrative Agent is authorized to execute written amendment to such Loan Documents in connection therewith).

Section 5.11    Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may deem necessary or desirable for the continued validity, perfection and priority of the Lien of the Collateral Agent on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Property, Excluded Real Property or other property with respect to which the Loan Documents do not require the Collateral Agent to have a security interest) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or such Secured Party may be required to obtain from the Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that, notwithstanding the covenants contained in Section 6.02, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 60 days after the date of notice thereof (which period the Administrative Agent may extend in its sole discretion so long as the relevant Loan Party is diligently pursuing such actions); provided, that the provisions of this Section 5.11 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Each of the Loan Parties shall fully preserve the Lien and the priority (subject to Permitted Liens) of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties. If any Loan Party fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 90 days after the receipt of notice thereof from the Administrative Agent, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.11, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien or the claim. The Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.11 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent, the Collateral Agent or any Secured Party shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.

Section 5.12    Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

Section 5.13    Compliance with Laws; Permits.

(a)      Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b)      From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14    [Reserved].

Section 5.15    Appraisals. At any time that the Administrative Agent requests (but not more than once per calendar year), the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, that (i) the first appraisal requested by the Administrative Agent pursuant to this Section 5.15 shall be completed at the sole expense of the Loan Parties, (ii) each appraisal requested by the Administrative Agent thereafter shall be completed at the sole expense of the Administrative Agent and (iii) except if a Default has occurred and is continuing, no new appraisal or updated appraisal shall be required prior to the first anniversary of the Closing Date.

Section 5.16    Coverage Ratio Properties. Cause each Coverage Ratio Property to be subject at all times to a Declaration of Covenants and Restrictions.

Section 5.17    Perfection and Priority of Security Interests. Maintain the perfection and priority of the security interests securing the Secured Obligations as set forth in Section 3.26.

Section 5.18    Certain Bankruptcy Matters.

(a)      Milestones. The Loan Parties shall cause:

(i)       the Final Order to have been entered by the Bankruptcy Court on or before April 22, 2013;

(ii)      a combined hearing for consideration of approval of the Loan Parties’ disclosure statement filed with the Bankruptcy Court on the Filing Date and the Acceptable Reorganization Plan to have been held by the Bankruptcy Court on or before May 22, 2013;

(iii)     an order in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders confirming the Acceptable Reorganization Plan to have been entered by the Bankruptcy Court on or before May 24, 2013; and

(iv)     the Plan Effective Date to have occurred on or before May 30, 2013; provided, that such date shall be extended to allow for receipt of any Gaming Approvals required in order to allow the Plan Effective Date to occur to a date on or before June 15, 2013.

(b)      Other Bankruptcy Matters. The Loan Parties shall use their reasonable best efforts to cause the confirmation order for the Acceptable Reorganization Plan entered by the Bankruptcy Court with respect to the Cases to be effective immediately upon entrance thereof without any stay period.

(c)      Cash Management. Maintain at all times all of the cash and Cash Equivalents of the Loan Parties in accordance with the requirements under the Cash Management Order in all respects.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all

LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)      Indebtedness incurred under this Agreement and the other Loan Documents;

(b)      Indebtedness of any Loan Party to the Borrower or any Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Intercompany Note;

(c)      Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c);

(d)      Indebtedness of the Borrower incurred pursuant to the Prepetition Term Loan Credit Agreement;

(e)      Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(f)      Indebtedness of the Borrower incurred pursuant to the Prepetition Second Lien Notes;

(g)      [Reserved];

(h)      [Reserved];

(i)      To the extent constituting Indebtedness of the Loan Parties, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(j)      Contingent Obligations of the Loan Parties with respect to Indebtedness of the Loan Parties permitted under this Section 6.01;

(k)      Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(l)      to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Loan Party under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(m)      Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(n)      [Reserved];

(o)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(p)      [Reserved];

(q)      the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01;

(r)      to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents; and

(s)      additional Indebtedness of the Loan Parties in an aggregate principal amount (with respect to all Loan Parties) not to exceed $1,000,000 at any time outstanding.

Section 6.02    Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)      Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens (x) arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings or (y) that are referenced on Schedule 6.02(b) (in the case of either (x) or (y), in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Loan Party, to the extent required by GAAP, (ii) with respect to any Lien permitted pursuant to clause (x) above, such Lien did not become of record prior to the Closing Date, (iii) except as otherwise set forth on Schedule 6.02(b), the aggregate amount of all such Liens referenced on Schedule 6.02(b) shall not exceed the amount set forth on Schedule 6.02(b) as of the Closing Date and (iv) clause (x) above shall not apply to Liens referenced on Schedule 6.02(b) as of the Closing Date;

(c)      Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale, termination or similar proceedings have been commenced with respect thereto;

(d)      Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business; provided, that the obligations secured by such Liens and any deposits related thereto shall be no more than as were in effect on the Filing Date;

(e)      easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the Project Site, including, without limitation, those matters set forth on any title policy provided to the Collateral Agent on or prior to the Closing Date or subsequent to the Closing Date with respect to property acquired subsequent to the Closing Date;

(f)      Liens in existence on the date hereof listed on Schedule 6.02(f); provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien shall (i) materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(g)      Liens created pursuant to the Security Documents or the Orders or otherwise securing the Secured Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a Secured Party);

(h)      leases and subleases, in each case permitted under Section 6.06, and any lease hold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sub lessee under any such lease or sublease; provided, that (i) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i)      licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by a Loan Party in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of the Loan Parties to operate the Project in the ordinary course and licenses permitted under Section 6.06(g) or (l);

(j)      Liens securing Indebtedness permitted under Section 6.01(d);

(k)      Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the Property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l)      Liens securing Indebtedness permitted under Section 6.01(f);

(m)      Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(n)      Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Project on the Project Site or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(o)      Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(p)      any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(q)      Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(r)      Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(s)      [Reserved];

(t)      subject to the requirements of Section 6.22(c), Liens relating to cash proceeds held in escrow or segregated accounts intended to be used or held for potential use for Boutique Hotel Construction Costs or Sportsbook Construction Costs;

(u)      Liens of sellers of goods to any Loan Party arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(v)      the filing of a subdivision map(s) over Real Property held by the Loan Parties designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(w)      Liens securing Indebtedness permitted under Section 6.01(m), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(x)      Liens created pursuant to the Interim Order or the Final Order;

(y)      Asset Sales described in Sections 6.06(f) and 6.06(k);

(z)      Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted hereunder, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Closing Date;

(aa)    From and after the lease or sublease of any interest pursuant to Section 6.06(e), (n), (o) or (p), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(bb)    Liens relating to the Special Assessment Obligations;

(cc)    (i) the Master Lease Easements, the Entertainment Venue Easements and the Boutique Hotel Easements in connection with the transactions contemplated under Sections 6.06(n), (o) and (p), (ii) the CUP Easements in connection with the transactions contemplated under Sections 6.06(m), and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Sections 6.06(e);

(dd)    [Reserved];

(ee)    Liens securing Indebtedness permitted under Section 6.01(r); provided, that no such Lien is spread to cover any property of any Loan Party other than the Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of any Loan Party to any ERGG Proceeds;

(ff)     additional Liens incurred by any Loan Party so long as (i) the obligations secured by such Liens does not exceed $1,000,000 in the aggregate (with respect to all Loan Parties) at any time and (ii) after April 30, 2013, no such Lien is referenced on Schedule 6.02(b) as of the Closing Date.

Section 6.03    Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.04    Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)      extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b)      Investments in Cash Equivalents;

(c)      to the extent constituting Investments, the incurrence of Indebtedness permitted by Section 6.01(b);

(d)      loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount (with respect to all Loan Parties) not to exceed $50,000 at any one time outstanding;

(e)      Investments by any Loan Party in the Borrower or any Subsidiary Guarantor;

(f)      Investments received in settlement of debt as liabilities owed to the Loan Parties or in satisfaction of judgments;

(g)      [Reserved];

(h)      to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) any Loan Party may make Dividends permitted pursuant to Section 6.08 and (iv) any Loan Party may take actions permitted pursuant to Section 6.09;

(i)       Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d) and (r);

(j)       Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(k)      prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(l)       Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10,000,000 following February 17, 2011 and (ii) the CRDA Obligations or Investments relating thereto;

(m)      in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by the Loan Parties in an aggregate amount (with respect to all Loan Parties), not to exceed $1,000,000 at any time outstanding;

(n)      Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.06(o) and (p) or received in consideration for dispositions under Sections 6.06(o) and (p); and

(o)      Investments in Unrestricted Subsidiaries and joint ventures constituting Buffer Property and in an amount not to exceed the amount invested as of the Petition Date for the purpose of maintaining such properties.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (m) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

Section 6.05    Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) (i) any Loan Party may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided, that in the event any such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity) and (ii) any Loan Party which is not a Subsidiary Guarantor may be merged or consolidated with or into any Loan Party which is not a Subsidiary Guarantor;

(a)      any Subsidiary Guarantor may dispose of any or all of its assets (including, to the extent permitted hereunder, upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any other Subsidiary Guarantor;

(b)      any Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders; and

(c)      any Loan Party or Subsidiary of a Loan Party may dispose of any of its property in accordance with Section 6.06.

Section 6.06    Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a)      the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of the Loan Parties;

(b)      the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by the Loan Parties);

(c)      dispositions permitted by Section 6.05 or Section 6.08;

(d)      dispositions of property having a fair market value not in excess of $1,000,000 in the aggregate (with respect to all the Loan Parties) in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dispositions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of the Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the applicable Loan Parties shall have been validly released and (B) any securities or instruments received by the Borrower or such Loan Party from such transferee that are converted by the Borrower or such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(e)      subject to the last paragraph of this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into any leases or subleases with respect to any of its Real Property;

(f)      the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(g)      any Loan Party may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate (with respect to all Loan Parties), does not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of the Loan Parties;

(h)      the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(i)      Asset Sales in connection with or as a result of any Casualty Event; provided, that the Loan Parties otherwise comply with Section 2.10;

(j)      Asset Sales by any Loan Party to the Borrower or any Subsidiary Guarantor, including the lease of the land constituting the Project Site by AC Property Co to REG; provided, that in each case each Subsidiary Guarantor shall have taken all actions required pursuant to Section 5.10 with respect to any property acquired by it pursuant to this clause (k);

(k)      the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(l)      the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements;

(m)     the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement; provided that the Collateral Agent on behalf of the Secured Parties shall provide the party to the CUP Land Lease and the agent or representative for the lenders to CUP Holder with a subordination, non-disturbance and attornment agreement relating to (i) the CUP Land Lease and (ii) easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to any Mortgaged Property (the “CUP Easements”), in each case as reasonably required pursuant to the terms thereof;

(n)      subject to the requirements of Section 6.22(c), any Loan Party may, subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements,” and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the

Project; provided, further that (x) the Collateral Agent on behalf of the Secured Parties shall provide the master lessee tenant under any master lease and any tenants under any sublease entered into pursuant to such master lease with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties) the applicable Loan Party shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(o)      subject to the requirements of Section 6.22(c) and obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements,” and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement;

(p)      subject to the requirements of Section 6.22(c) and obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements,” and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; provided, further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Boutique Hotel Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any Boutique Hotel Document to enter into, such subordination, non-disturbance and attornment agreement; and

(q)      Investments permitted under Section 6.04.

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by the Required Lenders and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to the Collateral Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent for the benefit of the Secured Parties, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit F hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, in no event will the Administrative Agent be required to deliver a subordination, non-disturbance and attornment agreement to the tenant under the REG Lease.

Section 6.07    [Reserved].

Section 6.08    Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)      to the extent constituting Dividends, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may make Investments permitted pursuant to Section 6.04 and (iii) any Loan Party may take actions permitted pursuant to Section 6.09;

(b)      any Loan Party may pay Dividends to the Borrower or any Subsidiary Guarantor and any person that is not a Loan Party may pay Dividends on a ratable basis to its equity owners;

(c)      to the extent constituting Dividends, the Loan Parties may pay Project Completion Costs as permitted pursuant to the Disbursement Agreement; and

(d)      to the extent constituting a Dividend, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority.

Section 6.09    Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Borrower and one or more of its Restricted Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)      on terms that are not less favorable to the applicable Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.09 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(b)      a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(e) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(n), (o) and (p) shall be on terms at least as favorable to the Loan Parties, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.08;

(c)      the payment of Project Completion Costs permitted pursuant to the Disbursement Agreement;

(d)      customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of any Loan Party;

(e)      the disposition or issuance by any Loan Party of its Equity Interests permitted pursuant to Section 6.06 and the issuance by the Borrower of its Equity Interests;

(f) (i) the reimbursement of Affiliates of the Loan Parties permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by the Loan Parties with respect thereto;

(f)      transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Sections 6.06(o) and (p) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(g)      transactions contemplated by the Intellectual Property License Agreements; and

(h)      transactions explicitly permitted by the Loan Documents.

Section 6.10    Financial Covenant.

(a)      Minimum Liquidity Requirement. Permit, at any time during the periods set forth below, the sum of (x) the unused amount of the Revolving Commitments (assuming the full amount is available thereunder regardless of the limitations of the Interim Availability Amount) plus (y) the lesser of (1) $5,000,000 and (2) the amount of Cash and Cash Equivalents of the Borrower (excluding Cage Cash and amounts held in accounts subject to the Disbursement Agreement) (the sum of (x) and (y), together, the “Minimum Liquidity Requirement”) to be less than the sum of (a) the Amenities CapEx Budget Reserve as of the date of determination, (b) the Day Club Revolving Loan Basket as of the date of determination and (c) the amounts set below for such periods:

TIME PERIOD	MINIMUM LIQUIDITY REQUIREMENT
Closing Date though 3/31/13	$25,000,000
4/1/13 through 4/14/13	$15,000,000
4/15/13 through 4/30/13	$10,000,000
5/1/13 and thereafter	$5,000,000

; provided that the Minimum Liquidity Requirement shall be decreased for the period from, and including, the Business Day immediately preceding a holiday or a weekend to, and including, the Business Day immediately succeeding such holiday or weekend, by the amount, not to exceed $3,000,000 in the aggregate, of any Borrowing of Revolving Loans the proceeds of which are used by the Borrower to fund Cage Cash during such period, solely to the extent that each such Borrowing is repaid on the last day of such period.

The amount of the Minimum Liquidity Requirement is subject to adjustment upwards from time to time in respect of certain amounts received by the Borrower relating to cost efficiencies or other savings in accordance with the provisions of Schedule 3.12.

Section 6.11    Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc.

(a)      Directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, any Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counter-party obligating any Loan Party to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness;

(b)      terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than any such termination, amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders or in connection with the transactions permitted under Section 6.04, 6.05 or 6.06;

(c)      agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of the Required Lenders if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made); or

(d)      amend or otherwise change the terms of any Subordinated Indebtedness or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the outstanding principal amount thereunder (other than as a result of interest payable in kind), increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Subordinated Indebtedness (or of any guaranty thereof).

Section 6.12    Limitation on Certain Restrictions on Subsidiaries. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) pay Dividends in respect of any Equity Interest of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents or other Indebtedness permitted hereunder, (ii) Requirements of Law, including those of any Gaming Authority, (iii) with respect to any property subject to a Lien permitted in accordance with Section 6.02, an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the property subject to such Liens and the proceeds of such property, (iv) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (v) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (vi) restrictions on cash or deposits constituting amounts paid under the ERGG Agreement or relating to the ERGG Agreement, (vii) restrictions with respect to Excluded Property and (viii) other customary nonassignment provisions in leases, licenses and similar agreements and other contracts.

Section 6.13    Limitation on Issuance of Capital Stock.

(a)      With respect to the Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b)      With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of the Borrower formed after the Closing Date may issue Equity Interests to the Borrower or the Subsidiary of the Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law. All

Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement or if such Equity Interests are issued by the Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

Section 6.14    Phase II Development. At any time (x) develop or improve in any material respect or at any material cost the Tower II Air Parcel, or construct any material improvements or any material building on the Tower II Air Parcel, or (y) enter into any contract or agreement for such construction, development or improvement or for any materials, supplies or labor necessary in connection with such construction, development or improvement.

Section 6.15    Business; Holding Company Status.

(a)      Enter into any material line of business other than Permitted Businesses;

(b)      Permit the Borrower to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Subsidiaries which hold title to such assets).

Section 6.16    Fiscal Year; Accounting Policies. Change its fiscal year-end to a date other than December 31 or make any significant change in its accounting treatment or reporting practices, except as required by GAAP.

Section 6.17    No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property (in which case any prohibition or limitation shall only be effective against such Excluded Property applicable thereto and proceeds thereof), (e) as required by applicable law or any applicable rule or order, including those of any Gaming Authority (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such person becoming a Restricted Subsidiary, (h) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (i) the subordination provisions of any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (j) restrictions relating to the ERGG Agreement, any ERGG Proceeds and any accounts in which payments relating to the ERGG Agreement are made and (k) any agreements, encumbrances or restrictions existing on the Closing Date.

Section 6.18    Anti-Terrorism Law; Anti-Money Laundering.

(a)      Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b)      Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

Section 6.19    Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

Section 6.20    Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of the Required Lenders, initiate or consent to any zoning change of the Project Site or any Buffer Property or seek any material variance under any existing zoning ordinance or under the Redevelopment Agreement, except, in each case, to the extent such variance or change in zoning or the Redevelopment Agreement would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a resort hotel and casino.

Section 6.21    No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it or other Loan Parties.

Section 6.22    Additional Bankruptcy Matters.

(a)      Investigations. Suffer or permit the use of any proceeds of the Loans or the Letters of Credit or of the Collateral, or suffer or permit any portion of the Carve-Out, to be used for any Investigation in excess of, in aggregate, the Investigation Budget.

(b)      Alternative Reorganization Plans. File or support the confirmation of any Reorganization Plan or liquidation other than the Acceptable Reorganization Plan.

(c)      Material Contracts. Enter into a material Contractual Obligation without the consent of the Required Lenders.

ARTICLE VII

GUARANTEE

Section 7.01    The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02    Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)       at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)      any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)      the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)      any Lien or security interest granted to, or in favor of, the Issuing Bank, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)      the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

Section 7.03    Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration in connection with any proceeding as against the Borrower and that, in the event of such declaration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07    Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 7.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a)      default shall be made in the payment of any principal of any Loan or any reimbursement obligations in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)      default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)      any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty,

statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)      default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in (i) Section 5.01(d), 5.01(h), 5.01(i) or 5.01(j), and such default shall continue unremedied or shall not be waived for a period of two (2) Business Days after the occurrence thereof or (ii) Section 5.01(e), 5.02(d), 5.02(g), 5.03(a), 5.08, 5.17 or 5.18 or in Article VI;

(e)      default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 15 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of written notice of such default from the Administrative Agent or the Required Lenders to the Borrower;

(f)      any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations and Indebtedness incurred prior to the Filing Date), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $1,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g)      [Reserved];

(h)      [Reserved];

(i)       one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $1,000,000 required to be satisfied as an administrative expense claim shall be rendered against any Company or any combination thereof after the Filing Date and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j)       one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of a Company;

(k)      (i) with respect to any portion of the Collateral with a fair market value in excess of $1,000,000, any security interest and Lien purported to be created by any Security Document or the Orders shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document or Order, taken as a whole in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby; provided, that no Event of Default shall occur under this clause (k) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(l)       any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m)      there shall have occurred a Change in Control;

(n)      a License Revocation or Suspension that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for ten percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations, including, but not limited to, the appointment of a conservator over the Casino License by the Gaming Authorities;

(o)      any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination or modification, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(p)      (i) failure by the Borrower to continuously retain a financial advisor reasonably acceptable to the Administrative Agent and the Required Lenders with a scope of responsibilities reasonably acceptable to the Administrative Agent and the Required Lenders (it being agreed by the Administrative Agent and the Required Lenders that the retention and scope of work (in effect as of the Closing Date) of Alvarez & Marsal North America LLC, is acceptable to the Administrative Agent and the Required Lenders) (the “Financial Advisor”), subject to review and approval by applicable Gaming Authorities as and to the extent required under applicable gaming laws and regulations, or (ii) failure by the Borrower to cooperate with the Financial Advisor in the performance of its duties within the scope of its responsibilities, or interference by the Borrower with the Financial Advisor in the performance of its duties within the scope of its responsibilities, in each case as reasonably determined by the Administrative Agent or the Required Lenders after consultation with the Financial Advisor;

(q)      (i) the Bankruptcy Court shall dismiss any of the Cases or convert any of the Cases to a case under chapter 7 of the Bankruptcy Code or (ii) the Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any Case under section 1112 of the Bankruptcy Code or otherwise, in each case without the consent of the Administrative Agent and the Required Lenders;

(r)      the Bankruptcy Court shall appoint in any of the Cases a trustee, a responsible officer or an examiner with enlarged powers relating to the operation of the business of the Borrower or any Guarantor (powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(s)      (i) the Bankruptcy Court shall enter an order terminating the exclusive right of the Borrower and the other Guarantors to file any Reorganization Plan or (ii) a Reorganization Plan or liquidation other than the Acceptable Reorganization Plan is filed without the consent of the Administrative Agent and the Required Lenders;

(t)       (i) the Bankruptcy Court shall enter an order reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrower or any Guarantor shall apply for authority to do so, without the prior written consent of the Required Lenders, (ii) the Interim Order or Final Order shall cease to create a valid and perfected lien or to be in full force and effect; (iii) the Borrower or any Guarantor shall fail to comply with the Orders; or (iv) the Bankruptcy Court shall enter a final non-appealable order in the Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders;

(u)      the Borrower or any Guarantor shall file any motion or other request with the Bankruptcy Court seeking the authority to, or the Bankruptcy Court shall enter any order authorizing the Borrower or any Guarantor to, (i) use any cash proceeds of any of the Collateral or (ii) obtain any financing under section 364 of the Bankruptcy Code other than the Loans, in each case, without the prior written consent of the Administrative Agent, the Issuing Bank and the Required Lenders;

(v)      the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any Guarantor with an aggregate value of greater than $1,000,000, which such value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset;

(w)      the Borrower or any Guarantor shall cease all or any material part of its business operations;

(x)      without the consent of the Administrative Agent and the Required Lenders, the Borrower or any Guarantor shall file in any Case an application for the approval and/or allowance of any other Superpriority Claim (other than the Carve-Out) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties, or there shall arise or be granted and/or allowed any such pari passu or senior Superpriority Claim or claim;

(y)      except as permitted by the Orders, the Borrower or any Guarantor shall make any Prepetition Payment (including, without limitation, any adequate protection payment) other than (i) in respect of accrued payroll and related expenses as of Filing Date or (ii) in respect of certain creditors, in each case to the extent authorized by the Bankruptcy Court and in accordance with the Approved Budget and the Orders;

(z)      the Required Lenders shall have reasonably determined that the aggregate amount of (i) claims in the Cases with respect to Capital Expenditures (“Construction Costs”) will likely exceed $10,000,000 in the aggregate (the “Construction Cap”) or (ii) general unsecured claims (other than any such claims that constitute Construction Costs) in the Cases will likely exceed $70,000,000 (the “Claims Cap”); provided, however, that (x) the Steering Committee may waive any violation of the Construction Cap or the Claims Cap in writing and (y) any claim or counterclaim, if any, that may be asserted by Tishman Construction Corporation shall be excluded from the Construction Cap and the Claims Cap;

(aa)    the liquidation of Borrower’s or any Guarantor’s business or a sale of any part of the Collateral pursuant to section 363 of the Bankruptcy Code without the consent of the Required Lenders;

(bb)    the Restructuring Support Agreement shall cease, for any reason, to be in full force and effect;

(cc)    the Borrower or any Guarantor or any creditor thereof shall fail to comply with the terms of any applicable subordination, lien priority or intercreditor agreements; or

(dd)    the Required Lenders shall determine that there shall have occurred a regulatory event, including the failure to receive any applicable Gaming Approvals, that could reasonably be expected to prohibit the implementation of the Acceptable Reorganization Plan and Exit Facility within the time periods set forth in the Loan Documents;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent, at the written request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times, without application to or order of the Bankruptcy Court: (i) terminate forthwith the Revolving Commitments, (ii) declare the Loans and reimbursement obligations in respect of any LC Disbursement then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and reimbursement obligations in respect of any LC Disbursement so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) subject to any notice or other requirements in the Interim Order (or Final Order, as applicable), set-off amounts held as cash collateral or in the accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents and (iv) exercise any and all remedies under this Agreement, the Interim Order (or Final Order, as applicable), and applicable law available to the Agents, the Issuing Bank and the Lenders; provided, however, that (x) prior to enforcing any liens or other remedies with respect to the Collateral, the Collateral Agent, the Administrative Agent or the Lenders shall provide to the Borrower (with copies to any official committee and the U.S. Trustee) three (3) Business Days prior written notice or as otherwise provided in the Orders, (y) upon receipt of any such notice, the Borrower may only make distributions in the ordinary course of business and with respect to the Carve-Out or as otherwise provided in the Orders, but may not make any other disbursements and (z) in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing.

In addition, the automatic stay provided in section 362 of the Bankruptcy Code shall, as provided in the Interim Order or the Final Order, as the case may be, be deemed automatically vacated without further action or order of the Bankruptcy Court and the Collateral Agent and the Secured Parties shall be entitled to exercise all of their respective rights and remedies with respect to the Collateral (including rights and remedies under the UCC). In addition to the remedies set forth above, the Collateral Agent may exercise any other remedies provided for by the Loan Documents and the Orders in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

Section 8.02    Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to the Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the

Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03    Application of Proceeds. Subject to the Carve-Out and Section 2.21, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)      First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)      Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)      Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of LC Disbursements and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)      Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of LC Disbursements and obligations to Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount) and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)      Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01    Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties with respect to the Mortgaged Property (and all Collateral provided for with respect to the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties with respect to the Collateral provided for under the Security Agreement and any other Security Document (other than the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10 which benefit, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02    Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own equity interests in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)        shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)       shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)      shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

Section 9.04    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.06    Resignation of Agent. (a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly (and any determinations to be made by the Collateral Agent shall instead by made by the Required Lenders), until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)      Any resignation by JPMorgan Chase Bank as Administrative Agent pursuant to Section 9.06(a) shall, unless JPMorgan Chase Bank gives notice to the Borrower otherwise, also constitute its resignation as Issuing Bank, and such resignation as Issuing Bank shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Disbursements, as to which the Issuing Bank shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero or until the successor Administrative Agent shall succeed to the role of Issuing Bank in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless JPMorgan Chase Bank and such successor give notice to the Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.06(c).

Section 9.07    Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each

Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08    Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or the Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or the Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender or the Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.12 and 2.15 and without limiting any obligation of the Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.10    Collateral Matters.  The Lenders and the Agents irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent and the Guarantees provided by the Loan Parties under any Loan Document shall be automatically terminated and released (i) upon payment in full of all Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 7.09.

The Agents shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i)      release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(q), to the extent required by the terms of the obligations secured by such Liens;

(ii)     consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project (including the CUP Land Lease), as applicable, in connection with the transactions contemplated by Section 6.06(e), (k), (m), (n), (o) and (p);

(iii)    subordinate any Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(k), (m), (n), (o) and (p); and

(iv)    with respect to the transactions contemplated by Section 6.06(m), (A) enter into an intercreditor agreement with the applicable Loan Party, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of the applicable Loan Party’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of such Loan Party’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with the applicable Loan Party, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by the applicable Loan Party to the Collateral Agent and (2) the applicable Loan Party’s and Collateral Agent’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent.

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents or any such consents or subordination agreements or intercreditor agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

Section 9.11      Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the Orders against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or any Order, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents or any Order, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any

Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE X

MISCELLANEOUS

Section 10.01      Notices.

(a)      Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)      if to any Loan Party, to the Borrower at:

   REVEL ENTERTAINMENT GROUP, LLC

   500 Boardwalk

   Atlantic City, New Jersey 08401

   Attention: Mary Helen Medina, General Counsel

   Facsimile No.: (609) 572-6617

   Email: mmedina@revelentertainment.com

with a copy to:

   Kirkland & Ellis LLP

   601 Lexington Avenue

   New York, NY 10022

   Attention: Leonard Klingbaum, Esq.

   Facsimile No.: (212) 446-6460

   Email: leonard.klingbaum@kirkland.com

(ii)     if to the Administrative Agent, the Collateral Agent or the Issuing Bank, to it at:

   JPMorgan Chase Bank, N.A.

   383 Madison Avenue, Floor 24

   New York, New York 10179

   Attention: Susan Atkins

   Facsimile: (212) 622-4556

   susan.atkins@jpmorgan.com

with a copy to:

   JPMorgan Chase Bank, N.A.

   500 Stanton Christiana Road, Ops 2, Floor 03

   Newark, Delaware, 19713-2107

   Attention: John Getchius

   Facsimile: (302) 634-4250

   john.getchius@jpmorgan.com

(iii)      if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)      Electronic Communications.    Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)      Change of Address, Etc.    Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)      Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at susan.atkins@jpmorgan.com and john.getchius@jpmorgan.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct or breach of this Agreement.

(e)      Public/Private.  Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that the Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. The Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(d), (h) and (i) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean the Approved Budget and other material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its subsidiaries and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

Section 10.02    Waivers; Amendment.

(a)      Generally.  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents and the Orders are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)      Required Consents.  Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Disbursement Agent (in the case of the Disbursement Agreement) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)       increase the Revolving Commitment or Term Loan Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Revolving Commitment or Term Loan Commitment of any Lender);

(ii)      reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.07(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that (A) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and (B) no consent of any other person other than such Lender directly affected thereby shall be required in connection with such actions);

(iii)      (A) change the scheduled final maturity of any Loan or any scheduled date of payment, (B) postpone the date for payment of any LC Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.07(c)), or (D) postpone the scheduled date of expiration of any Revolving Commitment beyond the Revolving Commitment Termination Date, in any case, without the written consent of each Lender directly affected thereby (and no consent of any other person shall be required);

(iv)      increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)       permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that a merger or consolidation (regardless of which person is the survivor thereof) shall not be considered an assignment or delegation);

(vi)      release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit liability of all or substantially all the Guarantors in respect of their Guarantee, without the written consent of each Lender;

(vii)     amend, modify or waive the Superpriority Claim status of the Obligations or release all or substantially all of the Collateral from the Liens of the Security Documents or the Orders or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents or the Orders, in each case without the written consent of each Lender;

(viii)    change Section 2.14(b), (c) or (d) or Section 2.21 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(ix)      change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers consented to by the Required Lenders);

(x)       change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)      change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xii)       change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xiii)      waive any condition set forth in Section 4.03 without the written consent of the Required Revolving Lenders;

(xiv)      impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders; or

(xv)       impose any greater restriction on the ability of any Term Loan Lender to assign any of its rights or obligations hereunder without the written consent of the Required Term Loan Lenders.

Notwithstanding anything to the contrary herein, (i) (A) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested by Gaming Authorities and (B) such amendment shall become effective without any further consent of any other party to such Loan Document, (ii) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments) and (iii) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) of the proviso of the first sentence of this Section 10.02(b).

(c)      Collateral.  Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including consents to assignments with third parties), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (including consents to assignments), or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Security Documents and to enter into Control Agreements with respect to accounts created after the Closing Date, to the extent required under the Loan Documents.

(d)     Dissenting Lenders.    If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however that in the case of any proposed change, waiver, discharge or termination of the provisions of this Agreement for which the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” specifies a percentage greater than 50% and in respect of which Lenders having Revolving Credit Exposure, unused Revolving Commitments and/or (as applicable) outstanding Term Loans representing greater than 50% of the sum of the total Revolving Credit Exposure, unused Revolving Commitments and/or (as applicable) the outstanding balance of the Term Loan have voted in favor but the consent of one or more such other Lenders whose consent is required to obtain the applicable percentage is not obtained, then the Borrower shall have the right to replace such non-consenting Lender or Lenders with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e)      Notwithstanding anything in this Section 10.02 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.06 and Section 9.10.

Section 10.03    Expenses; Indemnity; Damage Waiver.

(a)      Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger, the Steering Committee and their respective Affiliates (including the reasonable fees, charges and disbursements of any Advisors) in connection with the Cases or the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and the Orders or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of Advisors), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Indemnification by the Borrower.        The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arranger, each Lender, the Issuing Bank, the Steering Committee and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any Advisors) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby or the Cases, the Orders, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to any Mortgaged Property or any liability resulting from any Hazardous Materials Activity, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. For the avoidance of doubt, this Section 10.03(b) shall not apply to with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c)      Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided (i) that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Disbursement Agent (or any sub-agent thereof) in connection with such capacity or (ii) such indemnity for the Issuing Bank shall not include losses incurred by the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Revolving Commitments at the time.

(d)      Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(e)      Payments.  All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

Section 10.04    Successors and Assigns.

(a)      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender (it being understood that a merger or consolidation shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by the Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       (A) the consent (not to be unreasonably withheld or delayed) of the Administrative Agent (except in the case of an assignment to a Lender) and, with respect to any Revolving Commitment or Revolving Loans, the Issuing Bank shall be required and (B) with respect to any Revolving Commitment or Term Loan Commitment and/or Revolving Loans the aggregate amount of the Revolving Commitment or Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment or Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000;

(ii)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned; and

(iii)     the Lenders party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)      Register.    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any person (other than a Competitor or a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.04(d) shall, acting as a non-fiduciary agent of the Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)      Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)     Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05    Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.15, 9.10, 10.09, 10.10 and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the LC Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, subject to the Orders, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)      Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction, and, to the extent applicable, the Bankruptcy Code.

(b)      Submission to Jurisdiction.     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)      Waiver of Venue.    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10    Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process or in connection with the Cases, (d) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Administrative Agent and the Lenders, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (I) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (other than any Competitor) or (III) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not to the knowledge of the Administrative Agent or such Lender subject to confidentiality obligations to the Borrower or otherwise prohibited from furnishing or making available such information to the Administrative Agent or any Lender by a contract, legal or fiduciary obligation. For purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.14    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15    Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)      any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)      any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)      any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)      any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)      any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.16    Waiver of Immunity.  To the extent that the Borrower or any of the other Loan Parties has, or hereafter may be entitled to claim or may acquire, for themselves, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves, any Collateral or any other assets of the Loan Parties, the Borrower and the other Loan Parties hereby waive such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.16 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

Section 10.17    Certain Matters Affecting Lenders.

(a)      If (i) a Gaming Authority issues a finding of Disqualification regarding a Lender (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a substitute lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Affiliate of a Lender) is an Eligible Assignee and subject to any other requirements of Gaming Authorities. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.17(a), the Borrower and the Substitute Lender shall pay to the Former Lender all amounts that would have been required to be paid pursuant to Section 2.16(b) had such Former Lender been replaced in accordance with such provisions.

(b)      Notwithstanding the provisions of subsection (a) of this Section 10.17, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.17 within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), such Lender shall execute and deliver an Assignment and Assumption with respect to the Revolving Commitment and outstanding Term Loans of such Lender in favor of one or more Eligible Assignees that is not an Affiliate of such Lender, which Eligible Assignee shall be designated by the Borrower with the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed), for an amount equal to the then outstanding Revolving Commitment and unpaid principal amount Term Loans of such Lender, plus any accrued and unpaid interest, fees and costs payable under this Agreement through the date of the Assignment and Assumption or any other price as set forth by the Gaming Authority, in each case subject to approval by the Gaming Authority. Alternatively, the Borrower may immediately prepay in full the outstanding amount of all Loans of, and Obligations owing to, such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period, and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provision, and all Revolving Commitments of such Former Lender shall expire and terminate upon such prepayment; provided that if, after giving effect to such expiration and termination, the aggregate LC Exposure exceeds the aggregate Revolving Commitments, the Borrower shall concurrently with such expiration and termination Cash Collateralize LC Exposure in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount. This clause (b) shall supersede any provisions of Section 2.14 or 10.02.

(c)      Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.17, such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

(d)      The interests, with respect to this Agreement, of any Former Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

(e)      Assignments by any Lender of its rights and obligations under this Agreement may require obtaining required approvals or making required filings with the Gaming Authorities.

Section 10.18    Gaming Authorities and Liquor Laws.  Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws, including but not limited to any licensing, qualification or transfer requirements which may be imposed on the Arranger, the Agents and each Lender. The Arranger, the Agents and each Lender agree to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Loan Parties and their Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Arranger, the Agents, any of the Lenders, any Loan Party, any Subsidiary of a Loan Party or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower and each Loan Party hereby consent to any such cooperation and disclosure by the Arranger, the Agents and each Lender to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

Section 10.19    Absence of Prejudice to the Prepetition Secured Parties With Respect to Matters Before the Bankruptcy Court.    The fact that the Administrative Agent or any Lender may be party to or holder of Prepetition obligations shall in no way prejudice its rights under, or in respect of, any such Prepetition obligations or hereunder, and the Administrative Agent or any such Lender, subject to the terms of the Restructuring Support Agreement, shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVEL AC, INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower

By:
Name:
Title:

REVEL AC, LLC,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:
Name:
Title:

REVEL ATLANTIC CITY, LLC,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:
Name:
Title:

NB ACQUISITION LLC,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Collateral Agent,
Issuing Bank and a Lender

By:
Name:
Title:

[LENDER], as a Lender

By:
Name:
Title:

Exhibit G

Exit Facilities Term Sheet

REVEL AC, INC.

SENIOR SECURED EXIT FINANCING FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

This term sheet (the “Term Sheet”) summarizing the principal terms of the proposed exit credit facilities to the Borrower (as defined below) is not legally binding or a complete list of all the terms and conditions of the proposed credit facilities described herein. This Term Sheet does not constitute a commitment or an offer to enter into a commitment to provide the credit facilities described herein or otherwise. Without limiting the generality of the foregoing, any such commitment or offer will result only upon the negotiation, execution and delivery of definitive commitment documentation, if any.

I.	PARTIES

Borrower:	Revel AC, Inc., as reorganized pursuant to the Plan of Reorganization (as defined below) (the “Borrower”), a Delaware corporation.

Guarantors:	Each of the Borrower’s direct and indirect restricted subsidiaries existing on the Closing Date (as defined below) or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrower and the other loan parties under the Exit Facilities (as defined below). Each guarantor is referred to herein as a “Guarantor” and its guarantee is referred to herein as a “Guarantee” and the Borrower and the Guarantors are referred to herein collectively as the “Credit Parties” and each individually as a “Credit Party.”

Exit Agents:	JPMorgan Chase Bank, N.A. will act as administrative agent and collateral agent (in such capacities, the “RC Agent”) with respect to the Revolving Credit Facility (as defined below). [TBD] will act as administrative agent and collateral agent (in such capacities, the “TL Agent”) with respect to the Term Loan Facility (as defined below). The RC Agent and the TL Agent are collectively referred to as the “Exit Agents”.

Arranger:	J.P. Morgan Securities LLC (in such capacity, the “Arranger”).

Issuing Lender:	JPMorgan Chase Bank, N.A. will act as issuing lender for the Letters of Credit (as defined below) (in such capacity, the “Issuing Lender”).

Exit Lenders:	Upon the effective date of a plan of reorganization of the Credit Parties that is in form and substance consistent in all respects with, and as it may be amended in accordance with the terms of, the Restructuring Support Agreement, dated February 19, 2013 (the “Restructuring Support Agreement”), and the Restructuring

Term Sheet attached as Exhibit A thereto (the “Restructuring Term Sheet”) (such plan of reorganization, the “Plan of Reorganization”), and upon the satisfaction of the other conditions precedent to the Exit Facilities, the outstanding (relating to loans) and undrawn (relating to letters of credit) portion of that certain DIP Facility (as defined in the Restructuring Term Sheet; the credit agreement evidencing such facility, the “DIP Credit Agreement”; and each lender thereunder, a “DIP Lender”) shall be repaid (relating to loans) in full in cash and collateralized at 103% (relating to letters of credit) by cash (or, with respect to letters of credit, rolled into the Revolving Credit Facility), as applicable, by a post-bankruptcy term loan facility and a post-bankruptcy revolving credit facility. Each of the DIP Lenders shall have the option to become a lender under the Exit Facilities, however, no DIP Lender shall be obligated to participate in the Exit Facilities or to provide financing thereunder. The lenders party to the Exit Facilities are collectively referred to as the “Exit Lenders”.

II.	THE EXIT FACILITIES

General Description of Exit Facilities:	Revolving Credit Facility: A senior secured first-lien revolving credit facility in an aggregate principal commitment amount of $75,000,000 (such commitments, the “Revolving Credit Commitments”; the loans issued under such facility, “Revolving Loans”; such facility, the “Revolving Credit Facility”; and the Exit Lenders under such Revolving Credit Facility, the “Revolving Credit Lenders”).

Letters of Credit: Up to $5,000,000 (plus the outstanding amount of any letter of credit issued under the DIP Credit Agreement (as defined below) for day club capital expenditures and rolled into the Revolving Credit Facility) of the Revolving Credit Commitments shall be available for the issuance of commercial and standby letters of credit (the “Letters of Credit”) by the Issuing Lender. Certain additional letters of credit (as mutually agreed to by the Borrower and the Issuing Lender) issued under the DIP Credit Agreement by the Issuing Lender may be deemed issued under and pursuant to the Revolving Credit Facility, and any such deemed issued letters of credit shall be considered for all purposes as Letters of Credit hereunder. The outstanding amounts of any Letters of Credit shall reduce the available Revolving Credit Commitments on a dollar-for-dollar basis. Expiration for any Letter of Credit shall not exceed 12 months (for standby Letters of Credit) or 180 days (for commercial Letters of Credit) after issuance thereof, in each case subject to customary “evergreen” provisions. Unless otherwise agreed by the Issuing Lender, no Letter of Credit shall expire later than 5 business days prior to the Revolving Credit Termination Date. The Revolving Credit Facility may be

partitioned into two components, one of which does not share exposure under any Letters of Credit, if deemed advisable by the Arranger in order to complete a successful syndication, and voting rights shall be modified accordingly; provided, that the aggregate available amount of the Revolving Credit Commitments shall not be reduced or limited as a result of such partitioning.

Term Loan Facility: A senior secured second-lien term loan facility in an aggregate principal amount of $260,000,000 (the loans issued under such facility, “Term Loans”; the Revolving Loans together with the Term Loans, collectively, the “Exit Loans”; such facility, the “Term Loan Facility” ; and the Exit Lenders under such Term Loan Facility, the “Term Loan Lenders”). The Term Loan Facility and the Revolving Credit Facility are collectively referred to herein as the “Exit Facilities”.

Use of Proceeds:	The Term Loan Facility will be used to (a) pay in full, as a condition precedent to closing the Exit Facilities, the outstanding balance of all loans and other obligations (other than letters of credit, which are addressed in clause (a) of the next sentence below) outstanding under the DIP Credit Agreement and (b) pay reasonable costs, fees and expenses (the “Transaction Expenses”) associated with the Transactions (as defined below), up to an amount, in aggregate for clauses (a) and (b), not in excess of the aggregate principal amount of the Term Loan Facility. The Revolving Credit Facility will be used to (a) refinance letters of credit under the DIP Credit Agreement or, to the extent that one or more letters of credit issued under the DIP Credit Agreement is or are not deemed issued under and pursuant to the Revolving Credit Facility, to cash collateralize (at 103%) as a condition precedent to closing the Exit Facilities, the outstanding balance of such letter of credit obligations, (b) pay Transactions Expenses associated with the Transactions, (c) provide ongoing working capital requirements of the Borrower and the Guarantors and (d) make certain specified capital expenditures, subject to conditions to be determined. The borrowing of loans and obtaining of letters of credit under the Exit Facilities, the Credit Parties’ emergence from chapter 11 cases pursuant to the Plan of Reorganization and the payment of the Transaction Expenses are collectively referred to as the “Transactions.” The definitive credit, security, guarantee and related documentation to be entered into in connection with the Exit Facilities are collectively referred to herein as the “Exit Financing Documentation”.

Exit Facilities Availability:	Pursuant to the Exit Facilities and subject to the execution and delivery of the Exit Financing Documentation, the Term Loans and the Revolving Credit Facility shall be made available to the Borrower on the Closing Date. Term Loans, once repaid, cannot be reborrowed. The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolving Commitment Termination Date.

Maturity for Exit Facilities:	The “Revolving Credit Termination Date” shall be the earliest to occur of (i) the fourth (4th) anniversary of the Closing Date and (ii) the acceleration of any Revolving Loans and the termination of the Revolving Credit Commitments in accordance with the terms of the Exit Financing Documentation.

The “Term Loan Maturity Date” shall be the earliest to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the acceleration of any Term Loans in accordance with the terms of the Exit Financing Documentation.

III.	TERMS APPLICABLE TO EXIT FACILITIES

Fees, Interest Rates and Interest Payment Dates:	As set forth on Annex I.

Mandatory Prepayments:

The following mandatory prepayments shall be required, in each case, subject to thresholds, exceptions and reinvestment rights to be mutually agreed:

(a)     100% of the net cash proceeds (in excess of $500,000 in the aggregate) of certain asset sales by any of the Credit Parties;

(b)    100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date by any of the Credit Parties (other than permitted indebtedness specified in the Exit Financing Documentation);

(c)     100% of the net cash proceeds from casualty events (excluding up to $5,000,000 of proceeds received in connection with claims related to the 2012 Hurricane Sandy event), subject to agreed upon reinvestment provisions and periods;

(d)    100% of the net cash proceeds from the receipt of any Special Proceeds (to be defined) or any extraordinary receipts in excess of $5,000,000;

(e)     75% of annual excess cash flow, less certain voluntary prepayments and subject to stepdowns (if any) based on metrics to be agreed; and

(f)     amounts necessary so that the outstanding Revolving Loans plus Letter of Credit exposure does not exceed the aggregate Revolving Credit Commitments.

Amounts required to be prepaid under (a) – (e) above shall be applied first, to the prepayment of Term Loans, second, to the prepayment of Revolving Loans and permanent reduction of Revolving Credit Commitments and third, to the cash collateralization at 103% of Letters of Credit; provided, that, at any time an Event of Default has occurred and is continuing, amounts required to be prepaid under (a) – (e) above shall be applied first, to the payment in full of all amounts owing to the Exit Agents and the Issuing Lender, second, to the payment in full of Revolving Loans and other obligations under the Revolving Credit Facility and cash collateralization at 103% of all issued and undrawn Letters of Credit and third, to the payment in full of all obligations under the Term Loan Facility. Amounts required to be prepaid under (f) above shall be applied to first, to the prepayment of Revolving Loans (without any corresponding reduction in commitments) and second, to the cash collateralization at 103% of Letters of Credit.

Amortization:	The Term Loan Facility will be subject to quarterly amortization of principal, with 1.00% of the initial aggregate Term Loans to be payable each year in equal quarterly installments prior to the Term Loan Maturity Date, and the remaining unpaid principal amount of the Term Loans to be payable on the Term Loan Maturity Date There is no amortization for the Revolving Credit Facility.

Call Protection:	If the Borrower makes any voluntary prepayment of Term Loans or mandatory prepayment of Term Loans with the net cash proceeds of asset sales or incurrence of indebtedness on or before the fourth anniversary of the Closing Date, each such prepayment shall be in an amount equal to the principal amount of the loans so prepaid, plus:

1st Year after Closing Date: A make-whole, calculated at US
Treasuries rate + 50bps

2nd Year after Closing Date: 3%

3rd Year after Closing Date: 2%

4th Year after Closing Date: 1%

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues with respect to the Revolving Credit Facility and the Term Loan Facility shall be as set forth in an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement shall provide that (i) the secured parties under the Revolving Credit Facility shall have a first priority security interest in all of the Collateral and (ii) the secured parties under the Term Loan Facility shall have a second priority security interest in all of the Collateral. The Intercreditor Agreement will contain certain other customary intercreditor provisions to be agreed, including the right of the lenders under the Revolving Credit Facility to provide any required debtor-in-possession financing.

Any proceeds of the Collateral shall, upon an Event of Default which has resulted in either Exit Agent enforcing rights with respect to the Collateral, be applied first, to the payment in full of all amounts owing to the Exit Agents and the Issuing Lender, second, to the payment in full of Revolving Loans and other obligations under the Revolving Credit Facility and cash collateralization at 103% of all issued and undrawn Letters of Credit and third, to the payment in full of all obligations under the Term Loan Facility.

Collateral:	The Exit Loans, Letters of Credit and all other obligations under and in respect of the Exit Facilities owing to either Exit Agent, the Issuing Lender or any Exit Lender or any of their affiliates (and all Guarantees of all of the foregoing by the Guarantors) shall at all times be secured by a first priority perfected security interest (subject to the Intercreditor Agreement) in, and lien on, all real, personal and mixed property (including equity interests) of the Credit Parties (such property shall be referred to herein as the “Collateral”), including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, governmental approvals, licenses and permits, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, securities, partnership or membership interests in limited liability companies and capital stock of subsidiaries of the Credit Parties, including, without limitation, the products and proceeds thereof, except to the extent set forth in the Exit Financing Documentation. but excluding, among other things, the ERGG Proceeds (as defined in the DIP Facility) and any account established to hold such ERGG Proceeds.

Guarantees:	To be delivered by each Guarantor (as set forth above).

Conditions Precedent to Closing:

Customary conditions precedent (the date on which all such conditions precedent are met or waived, the “Closing Date”), including the following:

1.          After giving effect to the funding at closing and payment of all costs and expenses relating to the Transaction, the Borrower shall have minimum availability of $55,000,000 under the Revolving Credit Facility.

2.          (a) The U.S. Bankruptcy Court for the chapter 11 cases of the Credit Parties (the “Bankruptcy Court”) shall have confirmed the Plan of Reorganization and entered a confirmation order in form and substance consistent in all respects with the Restructuring Support Agreement and acceptable in form and substance to the Exit Agents and the required Revolving Credit Lenders and required Term Loan Lenders in their reasonable discretion (the “Confirmation Order”), (b) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired, (c) no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending, and (d) the Confirmation Order shall be in full force and effect.

3.          (a) The effective date under the Plan of Reorganization shall have occurred no later than May 30, 2013, subject to extension for any regulatory approvals, but in no event later than June 15, 2013, and (b) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled or waived by both the required Revolving Credit Lenders and required Term Loan Lenders, including the execution, delivery and performance of all instruments, documents and agreements necessary to effectuate the Plan of Reorganization.

4.          The Exit Agents shall have received evidence satisfactory to the Exit Agents in their sole discretion of the release or termination or discharge of all liens granted to, created or purported to be created under the documents governing (i) any prepetition indebtedness of the Credit Parties and (ii) the DIP Credit Agreement, and no prepetition indebtedness or other claims against the Credit Parties shall remain outstanding as obligations of the Credit Parties, and no liens shall remain attached to any assets or property of the Credit Parties except in favor of the Exit Agents, the Issuing Lender and the Exit Lenders under the Exit Facilities, except ) (x) for the replacement notes (the “Replacement Notes”), which shall be secured solely by, and recourse solely to, the ERGG Proceeds, or (y) as otherwise expressly provided for in the Plan of Reorganization.

5.          The reorganization of the Credit Parties pursuant to the Plan of Reorganization and all transactions necessary to effectuate the Plan of Reorganization shall have been consummated.

6.          The required Revolving Credit Lenders and the required Term Loan Lenders shall be satisfied that (a) neither the total revenue nor the total gaming deposits during the pendency of the Credit Parties’ bankruptcy cases had negative variance from the approved budget provided on the closing date of the DIP Facility for such period in excess of, which respect to either variance, 15% of the original budgeted amount, (b) the aggregate outstanding amount of payables of the Credit Parties at closing is not greater than $50,000,000, excluding any payables to Tishman and (c) there has been no change in the status of the Tishman litigation in a manner materially adverse to the Credit Parties.

7.          The Exit Agents shall be satisfied that, simultaneously with the closing, (a) the outstanding balance of all loans and other obligations (other than letters of credit, which are addressed in clause (b) below) outstanding under the DIP Credit Agreement shall be paid in full and (b) to the extent that one or more letters of credit issued under the DIP Credit Agreement is or are not deemed issued under and pursuant to the Revolving Credit Facility, the outstanding balance of such letter of credit obligations shall be paid in full (or as applicable, cash collateralized at 103%).

8.          Execution and delivery of the Exit Financing Documentation, including schedules, exhibits and ancillary documentation, guarantees, security documentation, control agreements (which may be delivered within a reasonable amount of time after closing as agreed to by the Exit Agents), customary legal opinions, promissory notes, resolutions, corporate documentation, officer’s and secretary’s certificates, copies of certificates evidencing insurance policies, the Intercreditor Agreement and other customary documentation embodying the structure, terms and conditions contained herein, in each case reasonably satisfactory to each of the Exit Agents, the required Revolving Credit Lenders, the required Term Loan Lenders and the Borrower.

9.          The required Revolving Credit Lenders’ and the required Term Loan Lenders’ satisfaction with the results of legal, tax, accounting, and insurance due diligence on the Borrower and its subsidiaries, and other reviews (including regulatory and collateral reviews) of, and relating to, the Borrower, its subsidiaries and the Transactions.

10.        The required Revolving Credit Lenders’ and the required Term Loan Lenders’ review of and satisfaction with (a) the sources and uses of proceeds used to consummate the Transactions (including the amount of fees and expenses incurred in connection therewith) and (b) the corporate, legal and tax structure of the Borrower and its subsidiaries after giving effect to the Transactions.

11.        The required Revolving Credit Lenders’ and the required Term Loan Lenders’ review of and reasonable satisfaction with:

(a)           a detailed consolidated budget of the Credit Parties through the end of fiscal year 2013, including a projected consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income and of projected cash flow, which may consist of projections set forth in the disclosure statement approved by the Bankruptcy Court, updated effective as of the Closing Date; and

(b)           a 13-week cash flow forecast of the Credit Parties.

12.        The required Revolving Credit Lenders’ and the required Term Loan Lenders’ receipt of the following (in form and substance satisfactory to the required Revolving Credit Lenders and the required Term Loan Lenders): (a) title policies and surveys with respect to real property, (b) flood hazard determinations and, if required, flood insurance and (c) declaration of covenants and restrictions.

13.        All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of financial advisors, investment bankers and other specialty consultants) and other compensation payable to the Arranger, the Exit Agents, the Issuing Lender, the Steering Committee (as defined in the Restructuring Term Sheet) and the Exit Lenders in connection with the Transactions shall have been paid.

14.        All governmental and third party approvals (including, without limitation, consents of applicable gaming authorities) necessary or advisable in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Borrower and the Guarantors shall have been obtained and be in full force and effect.

15.        There shall exist no pending or threatened litigation, proceedings or investigations which (a) contests the consummation of the Transactions or (b) could have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities, properties or prospects of the Borrower and its restricted subsidiaries taken as a whole.

16.        The Exit Agents, for the benefit of the Exit Lenders and the Issuing Lender, shall have a perfected first priority security interest in the Borrower’s and Guarantors’ assets as required under the heading “Collateral”, with only such exceptions as are referred to herein or permitted in the Exit Financing Documentation or otherwise acceptable to the required Revolving Credit Lenders and the required Term Loan Lenders in their discretion.

17.        The Exit Lenders shall have received a solvency certificate of the Credit Parties on a consolidated basis after giving effect to the incurrence of the Exit Facilities reasonably acceptable to the required Revolving Credit Lenders and the required Term Loan Lenders in their sole discretion.

18.        The Exit Lenders shall have received any requested know-your-customer and Patriot Act documentation to the extent requested sufficiently in advance of the Closing Date.

Conditions Precedent to Each Extension of Credit:

The making of each Exit Loan and the issuance, amendment, renewal or extension of any Letter of Credit shall be conditioned upon (a) all representations and warranties in the Exit Financing Documentation being true and correct in all material respects (unless otherwise qualified for materiality); (b) there not being an Event of Default or condition which, with the giving of notice or passage of time or both), would constitute an Event of Default; (c) with respect to the making of a Revolving Loan or the issuance, amendment, or modification of a Letter of Credit, exposure under the Revolving Credit Facility would not exceed the aggregate Revolving Credit Commitments; (d) with respect to credit extensions for day club or amenities capital expenditures, the RC Agent shall have received reports or other data from the financial advisor related to the use of proceeds of such extension of credit as the RC Agent shall have reasonably requested; (e) delivery of a borrowing or letter of credit request and (f) to the extent required by law, receipt of ACHA Approval (as defined in the Credit Parties’ prepetition credit documentation).

Representations and Warranties:	Customary for the type of transaction proposed, subject in each case to materiality qualifiers, thresholds and exceptions mutually agreed upon, including, without limitation, with respect to organization, powers and authority, due authorization, enforceability, no consents, conflicts or defaults, accuracy of

.	financial statements and projections, properties, intellectual property, equity interests and subsidiaries, litigation, no material adverse effect shall have occurred since the date of entry of the Confirmation Order, no requirement of law or contractual obligation could reasonably be expected to have a material adverse effect, federal reserve regulations, investment company act and other regulatory provisions, use of proceeds, taxes, no material misstatements, labor matters, solvency, employee benefit plans, environmental matters, security documents, permits, anti-terrorism laws, flood insurance laws, insurance, compliance with gaming laws and Casino Reinvestment Development Authority obligations and special assessments.

Cash Management:	Arrangements with respect to cash management shall be substantially consistent with arrangements set forth under the Credit Parties’ prepetition credit documentation.

Affirmative Covenants:	Customary for the type of transaction proposed, subject in each case to materiality qualifiers, thresholds and exceptions mutually agreed upon, including, without limitation, notices of material events, maintenance of existence, maintenance of properties and licenses, insurance, payment of obligations, employee benefits, books, records and visitation, use of proceeds, compliance with environmental laws and permits, additional collateral and guarantors, security interests and further assurances, information regarding collateral, compliance with laws and permits, appraisals and covenant with respect to coverage ratio property.

Reporting Requirements:

Include, without limitation, the following:

1.          Annual audited consolidated financial statements (without any going concern qualification).

2.          Monthly unaudited consolidated financial statements and non-gaming operating metrics.

3.          Monthly 13-week cash flow forecasts with variance reports comparing actual cash receipts and cash disbursements until September 30, 2015.

4.          Compliance certificates.

5.          Quarterly calls with management and written management discussion and analysis of performance.

6.          Schedules of material proceedings to the extent not previously disclosed.

7.          Annual insurance certificate.

8.          Upon request, governmental filings and notices.

9. Monthly schedule or analysis of status and payments of outstanding project costs until the project completion date. 10. Annual budget.

Negative Covenants:

Customary for the type of transaction proposed, including, without limitation, as follows (with certain materiality qualifiers, thresholds and exceptions to be mutually reasonably agreed):

1.          Restricting the incurrence of additional indebtedness.

2.          Restricting the incurrence or sufferance of liens or other encumbrances.

3.          Restricting sale and leaseback transactions.

4.          Restricting the making of investments, loans or advances.

5.          Restricting mergers, consolidations and similar arrangements and combinations.

6.          Restricting the sale of assets or similar transfers.

7.          Restricting declaration or payment of dividends.

8.          Restricting transactions with affiliates.

9.          Restricting the refinancing, defeasance, repurchase or prepayment of debt.

10.        Restricting modification of material documents (including, without limitation, charter documents of Borrower and its restricted subsidiaries and all documents relating to the Exit Facilities), and no change in accounting policies without the consent of the required Revolving Credit Lenders and the required Term Loan Lenders, as applicable.

11.        Limitations on restrictions on subsidiaries.

12.        Limitation on issuance of capital stock.

13.        Restriction on entering into “phase II” development.

14.        Limiting lines of business.

15.        Restriction on changing fiscal year.

16.        Restrictions on negative pledges.

17.        Restriction on violating anti-terrorism laws or anti-money laundering laws.

18.        Limitation on hedge agreements

19.        Limitation on zoning and contract changes and compliance.

20.        Restriction on joint assessments.

Financial Covenants:

To include:

1.          Minimum liquidity test, until the fiscal quarter ending December 2015, with levels and component definitions to be determined.

2.          Minimum EBITDA test, starting as of the fiscal quarter ending June 2014 and ending the fiscal quarter ending June 2015, with levels and component definitions to be determined.

3.          Maximum leverage test, starting as of the fiscal quarter ending September 2015, with levels and component definitions to be determined.

4.          Minimum interest coverage test, starting as of the fiscal quarter ending September 2015, with levels and component definitions to be determined.

5.          Maximum capital expenditures, with customary carry-over provisions.

Events of Default:	Customary events of default will apply to the Borrower and the Guarantors and will include (without limitation), in each case subject to exceptions and thresholds to be mutually agreed, nonpayment; misrepresentation; breach of covenant; cross-defaults (including between the Term Loan Facility and the Revolving Credit Facility); judgments; ERISA events; loss of lien (or priority) on Collateral; actual or asserted (by any Credit Party) invalidity or impairment of any part of the Exit Financing Documentation; Change of Control (to be defined); loss of material license or permit or insolvency events.

Miscellaneous:

Customary provisions to be included relating to the following:

1.          Customary change of law, market disruption, indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including, without limitation, gross-up provisions for withholding taxes, except income taxes in the jurisdiction of the Issuing Lender’s or any Exit Lender’s applicable lending office) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Exit Lenders or the Issuing Lender to provide customary protection.

2.          Customary LIBOR breakage provisions.

3.          The Borrower will indemnify the Arranger, the Exit Lenders, the Exit Agents, the Issuing Lender and their respective directors, officers, employees, agents, advisors, affiliates, etc. (collectively, the “Indemnified Parties”), and hold them harmless from and against, and no Indemnified Party will have liability for, all reasonable and documented out-of-pocket costs, expenses (including but not limited to all fees and expenses of (a) counsel to such parties limited to (i) one primary counsel for each Exit Agent and the Arranger (presently Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (presently Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) one gaming counsel to the Exit Agents (presently Michael & Carroll), (iv) one gaming counsel for the Steering Committee (presently Fox Rothschild LLP) and (v) to the extent reasonably necessary or advisable, local counsel in connection with the restructuring and (b) any financial advisors, investment bankers and other specialty consultants retained by the Exit Agents, counsel for the Exit Agents, the Steering Committee or counsel for the Steering Committee (collectively, “Advisors”)) and liabilities and enforcement costs arising out of or relating to the proposed transactions, including but not limited to the Transactions or any transactions related thereto and any actual or proposed use of the proceeds of the Exit Loans or Letters of Credit; provided that such indemnity shall not be available to an Indemnified Party to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

4.          All reasonable and documented out-of-pocket expenses (including but not limited to legal fees and expenses of Advisors and travel, courier, reproduction, printing and delivery expenses) of the Arranger, the Exit Agents, the Issuing Lender, the Steering Commitment and each Exit Lender associated with the preparation, execution and delivery, administration, amendment, waiver or modification (including, without limitation, proposed amendments, waivers or modifications) of the Exit Financing Documentation are to be paid by the Borrower, whether or not the Transactions are consummated. In addition, all documented out-of-pocket expenses (including but not limited to fees and expenses of Advisors) of the Exit Lenders, the Issuing Lender and the Exit Agents for enforcement costs and documentary taxes associated with the Exit Facility are to be paid by the Borrower.

5.          Amendments and waivers of the provisions of the (a) Revolving Credit Facility will require the approval of Revolving Credit Lenders holding at least a majority of the Revolving Credit Facility, except that the consent of all the Revolving Credit Lenders shall be required with respect to certain customary issues and (b) Term Loan Facility will require the approval of Term Loan Lenders holding at least a majority of the Term Loan Facility, except that the consent of all the Term Loan Lenders shall be required with respect to certain customary issues.

6.          The register for the Revolving Credit Facility shall be available for inspection by the Borrower, the Issuing Lender and any Revolving Credit Lender, at any reasonable time and from time to time upon reasonable prior notice. The register for the Term Loan Facility shall be available for inspection by the Borrower and any Term Loan Lender, at any reasonable time and from time to time upon reasonable prior notice.

7.          Competitors shall be allowed to be participants in the Term Loan Facility, up to 5% of the outstanding Term Loans, but shall not receive material non-public information with respect to the Credit Parties.

8.          Waiver of jury trial.

9.          New York governing law; consent to exclusive New York jurisdiction.

Counsel to the Exit Agents:	Cadwalader, Wickersham & Taft LLP.

Counsel to Steering Committee:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties, defaults and other provisions which would be contained in the definitive Exit Financing Documentation.

Annex I

Interest and Fees

Interest Rates (Revolving Loans):	Revolving Loans will bear interest, at the option of the Borrower, at one of the following rates:

(i) the Applicable Margin (as defined below) plus the Alternate Base Rate (as defined below) (such loans, “ABR Loans”); or

(ii) the Applicable Margin plus the Adjusted LIBOR Rate (as defined below) for the applicable interest period (such loans, “Eurodollar Loans”).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Loan for any interest period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the RC Agent to be equal to the LIBOR Rate (as defined below) for such Eurodollar Loan in effect for such interest period divided by (b) 1 minus the statutory reserves (if any) for such Eurodollar Loan for such interest period and (ii) 1.00%.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an interest period of one month beginning on such day (or if such day is not a business day, on the immediately preceding business day) plus 100 basis points. If the RC Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the RC Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” shall mean: (a)in the case of Eurodollar Loans, a percentage per annum equal to 6.00% and (b) in the case of ABR Loans, a percentage per annum equal to (i) 5.00%.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the RC Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the RC Agent to its customers.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average of the quotations for the day for such transactions received by the RC Agent from three federal funds brokers of recognized standing selected by it.

“LIBOR Rate” shall mean, with respect to any Eurodollar Loan for any interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such interest period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the RC Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the RC Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period.

Interest Rates (Term Loans):	Term Loans will bear interest at the rate of 10.5% (if such Term Loans are paying interest quarterly in cash, pursuant to the terms of the Exit Facility Documentation) or 12.5% (if such Term Loans are paying interest quarterly in kind, pursuant to the terms of the Exit Facility Documentation), as further described in “Interest Payment Dates/PIK (Term Loans)” below.

Interest Payment Dates (Revolving Loans):

Interest on Revolving Loans shall be payable (a) with respect to any ABR Loan, on the last business day of each March, June, September and December to occur during any period in which such ABR Loan is outstanding, (b) with respect to any Eurodollar Loan, on the last day of the interest period applicable to such Eurodollar Loan and, in the case of a Eurodollar Loan with an interest period of more than three months’ duration, each day prior to the last day of such interest period that occurs at intervals of three months’ duration after the first day of such interest period and (c) on the Revolving Credit Termination Date. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

Interest Payment Dates/PIK (Term Loans):

Interest on Term Loans shall be payable (a) on the last business day of each March, June, September and December to occur during any period in which such Term Loan ABR Loan is outstanding and (b) on the Term Loan Maturity Date. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Prior to June 30, 2014, all interest on Term Loans shall be payable-in-kind, capitalized and added to the principal outstanding amount of the Term Loans.

On and after June 30, 2014, all interest on Term Loans shall be either payable-in-kind, capitalized and added to the principal outstanding amount of the Term Loans or payable in cash, at the option of the Borrower as notified to the TL Agent.

Default Interest:	During the continuance of any Event of Default under the Exit Financing Documentation, (i) the interest rate on all Exit Loans shall increase by 2% per annum and (ii) all other obligations under the Exit Financing Documentation shall bear interest at 2% above the rate applicable to Revolving Loans that are ABR Loans.

Commitment Fee:	The Borrower shall pay a commitment fee calculated at the rate of 3.50% per annum on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a letter of credit fee calculated at a rate equal to the Applicable Margin applicable for Revolving Loans that are Eurodollar Loans on the outstanding undrawn amount of any Letter of Credit, payable quarterly in arrears and computed on a 360-day basis.

Fronting Fees:	The Borrower shall pay a fronting fee calculated at a rate equal to 0.25% per annum on the average daily outstanding undrawn amount of any Letters of Credit, payable quarterly in arrears and computed on a 360-day basis. In addition, the Borrower shall pay the Issuing Lender’s standard administrative fees with respect to Letters of Credit within 10 days after demand.

Agency Fees:	To be agreed between the Borrower and each Exit Agent.

Arrangement Fees:	To be agreed between the Borrower and the Arranger.

Upfront Fees/OID:	There shall be no upfront fees on the Revolving Credit Facility. There shall be original issue discount on the Term Loan Facility in the amount of 2.00%.

Ticking Fees:	For the time period from May 30, 2013 to the earlier to occur of (a) the Closing Date (if the Closing Date has not taken place on or prior to May 30, 2013) and (b) the date there occurs an event the result of which is to preclude the consummation of the Exit Facilities on the terms set forth herein, as determined by the Arranger in its reasonable discretion (such date, the (“Termination Date”), the Borrower shall pay (i) each Revolving Credit Lender a ticking fee, in cash, calculated at a rate equal to 2.00% per annum on such Revolving Credit Lender’s Revolving Credit Commitments and (ii) each Term Loan Lender a ticking fee, payable-in-kind (if the Closing Date occurs) or payable in cash (if the Closing Date does not occur), calculated at a rate equal to 4.00% per annum on such Term Loan Lender’s portion of the Term Loan Facility. The ticking fees referenced in the prior sentence shall be payable upon the earlier to occur of (x) the Closing Date and (y) the 5th business day after the Termination Date.

Exhibit H

New Stockholders Agreement Term Sheet

REVEL AC, INC.:

SUMMARY OF PRINCIPAL TERMS OF GOVERNANCE AND RELATED RIGHTS

[    ], 2013

The following is a description of certain proposed terms for the Shareholders Agreement (the “Shareholders Agreement”) and the Registration Rights Agreement (the “Registration Rights Agreement”), to be entered into by and among Revel AC, Inc., a Delaware corporation (the “Company”), and certain Principal Shareholders (as defined below), effective upon consummation of the proposed restructuring described in the attached Term Sheet (the “Restructuring”). Terms used but not defined herein shall have the meanings assigned to those terms in the Term Sheet.

Each of the Shareholders Agreement and the Registration Rights Agreement described below shall contain required gaming regulatory provisions under the New Jersey Casino Control Act and regulations promulgated thereunder, providing for (i) compliance with all required or necessary licenses, registrations, findings of suitability, permits and other approvals of the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement and applicable local government gaming and liquor licensing bodies; (ii) regulatory required terminations (i.e., for unsuitability); (iii) cooperation in performing regulatory disclosure and reporting obligations; and, (iv) inclusion in operative agreements and governance instruments of required gaming disclosures and provisions.

Operating Agreement

Parties:

The Company and each shareholder of the Company following the completion of the Restructuring.

For purposes of the Shareholders Agreement “Principal Shareholder” shall mean each shareholder of the Company (other than any Competitor) owning 10% or more of the fully diluted equity interests of the Company after the completion of the Restructuring.

“Competitor” shall mean a person or affiliate of any person (other than, subject to the other limitations set forth in this definition, an affiliate of the Company solely by virtue of its ownership of equity interests in the Company who would not otherwise be deemed a Competitor for purposes of this definition) that owns or controls, directly or indirectly, any equity interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any equity interests in, or to operate, a casino or a convention, trade show or exhibition facility; provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor.

“Competitor Group” shall mean, with respect to any Competitor together with (a) each of its Affiliates, (b) each joint venture (or similar arrangement) in with any such Competitor or any of its Affiliates participates, directly or indirectly, and (c) each other person that acts in a partnership, limited partnership, syndicate or other group with any such Competitor or any of its affiliates for purposes of owing or controlling, directly or indirectly, any Equity Interest in, or operating, any casino or convention, trade show or exhibition facility.”

Board of Directors:

Board of Directors

The Board of Directors of the Company (the “Board”) will be selected prior to the Effective Date in accordance with the provisions set forth under the heading “Board Members/Corporate Governance” in the Term Sheet.

Following the Effective Date, the election of directors shall be in accordance with usual and customary corporate governance procedures. The Company shall have an audit committee and a compensation committee. The composition of these committees shall be determined as appropriate.

Indemnification:

To the fullest extent provided by law, the Company shall indemnify its and its subsidiaries’ directors and officers from any and all losses, costs, claims, liabilities, damages or expenses (including the advancement of legal fees and expenses) arising from third party claims relating to such director’s or officer’s service to or on behalf of the Company or its subsidiaries.

Competitors and Competitor Group:

No Competitor Group shall own common stock representing more than 5% of the common stock of the Company outstanding at any time (exclusive of any convertible securities until such time of conversion). Irrespective of the number of shares of common stock held by any Competitor Group, all Competitor Groups shall only be entitled to vote in the aggregate up to 10% of the common stock of the Company outstanding at any time. Accordingly, the voting power with respect to each share of common stock held by any Competitor shall be reduced on a pro rata basis such that all shares voted by all Competitors shall not constitute more than 10%. At the time of any shareholder vote, each holder shall certify as to its Competitor status, which certification shall include a statement of its aggregate holdings and whether it is a member of a Competitor Group.

At no time shall a Competitor receive confidential information of the Company.

Charter Provisions:	The Company’s charter shall also contain a provision prohibiting

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transfer to the extent the transfer would result in the Company becoming a public reporting company. The charter shall also include reasonable notice to the Company prior to all transfers.
Drag-Along Rights:

If one or more shareholders holding at least 65% of the then-issued and outstanding shares of common stock of the Company (the “Selling Holders”) determine to cause a Sale Transaction (as defined below) to occur, the Selling Holders (or a designated representative acting on their behalf) will have the right but not the obligation to require all other shareholders (the “Dragged Holders”) to (i) sell their shares in the Sale Transaction, if the Sale Transaction involves a sale of equity, or (ii) vote their shares in favor of the Sale Transaction (and waive any applicable appraisal or dissenters rights), if the Sale Transaction involves a merger, sale of all or substantially all of the assets of the Company or other similar transaction requiring the vote of the equity holders of the Company and/or giving rise to any appraisal or dissenters rights; provided, that in connection with the Sale Transaction, each Dragged Holder shall receive the same per share price and the same form of consideration as the Selling Holders. A “Sale Transaction” means any bona fide sale, in one transaction or a series of related transactions, of (A) all or substantially all of the consolidated assets of the Company and its subsidiaries or (B) at least a majority of the then-issued and outstanding shares of common stock of the Company, to any person or group of related persons (other than the Selling Holders or any affiliates thereof), whether directly or indirectly or by way of any merger, share exchange, recapitalization, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership. In connection with any Sale Transaction, no Dragged Holder shall be required to make any representations or warranties (except as they relate to such Dragged Holder’s ownership of and authority to sell its shares), agree to any noncompetition or nonsolicitation covenants, or provide any indemnity, except for any indemnity agreed to by the Selling Holders (other than relating to a breach of representations and warranties by such Selling Holders that relate to such Selling Holder’s ownership of and authority to sell its shares); provided, that (x) each Dragged Holder’s indemnity obligation shall be on a pro-rata basis in proportion to its equity interest in the Company and (y) in no event shall any Dragged Holder be held liable for any amount in excess of the net proceeds received by such Dragged Holder in connection with any such Sale Transaction.

Right of First Offer:

Each shareholder shall have a right of first offer to acquire equity securities of the Company proposed to be transferred by any other shareholder if such transfer would result in the transferee holding

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10% or more of the outstanding common stock of the Company following such transfer (other than a transfer to an existing shareholder other than a Competitor).

Each shareholder shall be entitled to participate up to its pro rata equity ownership in the Company, subject to increase on a pro rata basis in the case of undersubscription. The price per share to be paid by each other shareholder electing to participate in such sale (each, a “Participating Holder”) for such Participating Holder’s shares shall be equal to the price per share being offered by the proposed transferor.

Majority Ownership Put:

No person may directly or indirectly own more than 30% of the shares of common stock (or voting power) of the Company (not including any convertible securities or shares issuable pursuant to an approved incentive plan, other than voting preferred stock) (the “Ownership Threshold”), including any acquisition as a result of any exercise of convertible securities. In the event any such person shall own (or control) shares equal to or in excess of the Ownership Threshold, such person shall promptly make a mandatory offer to acquire all the outstanding shares of common stock of the Company on terms and conditions stipulated by the Board; provided, that, in the event the common stock is not then listed on a national exchange, the price to be paid for such shares shall be determined by an independent valuation expert of nationally recognized standing selected by the Board.

Preemptive Rights:

Each shareholder shall have a pro rata preemptive right to acquire equity securities, shares of other capital stock or interests convertible into capital stock of the Company proposed to be issued by the Company, subject to customary exceptions such as issuances (i) pursuant to the exchange, conversion or exercise terms of previously issued equity or debt securities, (ii) to employees, directors or consultants, (iii) in connection with any acquisition, business combination or joint venture, (iv) in connection with a Qualified IPO or (v) in connection with any stock split, dividend or similar distribution, or recapitalization.

Confidential Information:

If, following the Effective Time, any shareholder desires to disclose confidential information regarding the Company to a potential purchaser of all or any portion of its common stock in connection with a potential sale of such shares, such shareholder shall cause the potential purchaser to enter into a confidentiality agreement approved by the Company (such approval not to be unreasonably withheld) and the Company shall be a third party beneficiary to such confidentiality agreement; provided, that in no event shall a Competitor be entitled to receive confidential information.

Information and Access	The Company will make available to each shareholder: (i) audited

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Rights:

annual consolidated financial statements of the Company and its subsidiaries within 90 days after the end of the Company’s fiscal year (ii) unaudited quarterly and year-to-date consolidated financial statements of the Company and its subsidiaries within 45 days after the end of each fiscal quarter, (iii) monthly reports of the operations of the Company and its subsidiaries, (iv) an annual budget and (v) any other categories of information which may be set forth in the Shareholders Agreement. The Company shall provide access to such information promptly through a password protected confidential portal. Except as provided below, each shareholder and any designee of such shareholder (which may be potential purchaser of such shareholder’s shares of common stock) who wishes to obtain access to such information will enter into a confidentiality agreement approved by the Company (such approval not to be unreasonably withheld) and the Company shall be a third party beneficiary to such confidentiality prior to obtaining such access.

Competitors who are shareholders may not receive confidential information that is available to other non-Competitor shareholders.

The Shareholders Agreement may also provide that the Company post certain information that is made available to its public bank debtholders on its website which will be publicly available.

Forced IPO/Registration Rights:

At any time following the [third] anniversary of the consummation of the Restructuring, shareholders holding at least 30% of the then issued and outstanding shares of common stock of the Company will have the right require the Company to file a registration statement with the Securities and Exchange Commission providing for the sale of common stock in an initial public offering (the “ Qualified IPO”); provided, that the IPO shall result in a minimum of $100 million in aggregate gross proceeds to the Company.

The Principal Shareholders shall enter into a registration rights agreement providing for the foregoing. Such registration rights agreement shall also contain customary rights regarding the resale of shares of common stock of the Principal Shareholders following the consummation of a Qualified IPO.

Termination:	The Shareholders Agreement shall terminate upon the earlier of the closing of a Qualified IPO and the closing of a Sale Transaction.
Joinder Agreement:

Any transferee of purchasing shares of common stock from any shareholder and any holder of convertible securities of the Company shall execute a joinder agreement to this Shareholders Agreement upon the consummation of such transfer or upon

5

conversion or exercise of such convertible securities, as the case may be. Execution and delivery of the joinder agreement shall be a condition to such transfer, conversion or exercise.
Governing Law:	The Shareholders Agreement shall be governed by the laws of the State of Delaware.

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Exhibit I

Second Lien Note Claim Contingent Payment Rights Term Sheet

Term Sheet

Second Lien Note Claim Contingent Payment Rights1

Term:

Effective Date to the earlier of (a) 20 years after the State of New Jersey first reimburses the Debtors with an ERG Grant Payment, except with respect to ERG Proceeds reimbursed pursuant to section III.5 of the ERG Agreement (such ERG Proceeds may be released upon the expiration of the applicable statute of limitations pursuant to section III.5 of the ERG Agreement), and (b) the date upon which the ERG Proceeds disbursed on account of the Contingent Payment Rights equal an aggregate amount of $70 million (the “Expiration Date”).

Interest:	The Second Lien Note Claim Contingent Payment Rights (the “Contingent Payment Rights”) do not bear any stated rate of interest.
Contingent Payment Rights:	From the Effective Date to the Expiration Date, each holder of Contingent Payment Rights shall be entitled to receive its Pro Rata share of ERG Proceeds that are remitted to the ERG Pledged Account up to an aggregate amount of $70 million. Such Pro Rata payment to holders of Contingent Payment Rights shall be made within thirty days after such ERG Proceeds are remitted to the ERG Pledged Account. Such ERG Pledged Account shall be funded by the remittance of a sum equal to 45 percent of the annual ERG Grant Payments as and when such ERG Grant Payments are reimbursed to the Reorganized Debtors under the ERG Agreement up to a maximum of $70 million. The ERG Agreement shall not be modified by the Plan. The Contingent Payment Rights represent the right to receive contingent payments under the Plan as provided in Article III.C.3. Distributions on account of the Contingent Payment Rights will be made only to the extent required by Article IV.D and, if no such distributions are required to be made prior to the Expiration Date, the Contingent Payment Rights will terminate and cease to exist and holders thereof will receive no value on account of the Contingent Payment Rights. The Contingent Payment Right shall only have recourse to the ERG Proceeds remitted to the ERG Pledged Account up to an aggregate amount of $70 million and shall not have recourse to the Reorganized Debtors.
Register:	The Reorganized Debtors shall maintain a register identifying each holder of the Contingent Payment Rights and the amount of the Contingent Payment Rights held by such holder.

[1]	Unless otherwise defined in this Term Sheet, all capitalized terms used, but not otherwise defined, in this Term Sheet shall have the meanings ascribed to them in the Disclosure Statement.

Transfer:

The Contingent Payment Rights may be transferred or assigned by a holder thereof only upon prior notice by such holder to the Reorganized Debtors and pursuant to a form of assumption and assignment agreement(such form to be an exhibit to the Second Lien Note Claim Contingent Payment Rights Agreement); provided, however, that any fee, cost, tax, assessment, expense or other charge assessed, levied or imposed by any governmental unit or agency or division thereof upon the sale, transfer, assignment or other disposition of the Contingent Payment Rights shall not be borne by the Reorganized Debtors and shall be the sole responsibility of the transferor of such Contingent Payment Rights.

Voting/Dividends:

The Contingent Payment Rights shall not entitle holders thereof to vote, receive dividends or be deemed for any purpose the holder of any securities of the Reorganized Debtors in connection with holdings of the Contingent Payment Rights, nor shall Contingent Payment Rights confer or be construed to confer any of the rights of a stockholder of the Reorganized Debtors or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders.

2

Exhibit J

Executive Transition Agreement

Executive Transition Agreement

This EXECUTIVE TRANSITION AGREEMENT (“Agreement”) is entered into as of the 13Th day of March, 2013 by Kevin DeSanctis and Michael C. Garrity (collectively, the “Executives”) and REVEL AC, Inc., a Delaware corporation, REVEL AC, LLC, a Delaware limited liability company, REVEL Entertainment Group, LLC, a New Jersey limited liability company, REVEL Atlantic City LLC, a New Jersey limited liability company and NB Acquisition, LLC, a New Jersey limited liability company (collectively, the “Filing Entities” or the “Company”).

WHEREAS, Kevin DeSanctis (“DeSanctis”) is an employee of the Company pursuant to an Employment Agreement (the “DeSanctis Employment Agreement”) entered into as of the 17th day of February, 2011 by and between him and the Filing Entities, pursuant to which, among other things, DeSanctis serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Executive Officer of some or all of the Filing Entities;

WHEREAS, Michael C. Garrity (“Garrity”) is an employee of the Company pursuant to an Employment Agreement (the “Garrity Employment Agreement”) entered into as of the 13th day of May, 2011 by and between him and the Filing Entities, pursuant to which, among other things, Garrity serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Investment Officer of some or all of the Filing Entities;

WHEREAS, the Filing Entities intend to file a voluntary petition for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in order to effectuate a pre-packaged Chapter 11 plan of reorganization (as such plan may be amended or modified, the “Plan”);

WHEREAS, the Filing Entities requests certain development and consulting services from the Executives for designated tasks and projects, as set forth below;

WHEREAS, the Executives and the Filing Entities have discussed these matters, together with the DeSanctis Employment Agreement and the Garrity Employment Agreement (collectively, the “Employment Agreements”) and the Filing Entities’ anticipated bankruptcy filing, and have reached certain agreements, as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Resignation and Transition.    In connection with the arrangements set forth in this Agreement, and the Executives’ election to enter into this Agreement, each of the Executives shall resign from the Filing Entities (such resignation shall be from all positions, whether as Board or committee member, employee, officer, executive, or otherwise), with such resignations to be effective as of the later of the following two dates (such later date, the “Resignation Date”): (a) the date that provisional (or appropriate) regulatory approval is obtained for the appointment of a replacement Chief Executive Officer for the Filing Entities or (b) the date the Filing Entities commence the solicitation of acceptances or rejections on the Plan. Notwithstanding anything herein to the contrary, despite the occurrence of the Resignation Date, the Executives will remain in their current positions with Revel Group, LLC and Revel Development Group LLC; specifically, Chief Executive Officer, with respect to DeSanctis, and Chief Investment Officer, with respect to Garrity. Upon the occurrence of the Resignation Date, the Filing Entities shall obtain replacement personnel to fill the roles previously performed by the Executives.

2.        Development and Consulting Arrangement.    Upon the occurrence of the Resignation Date, the Company shall be deemed to engage the Executives, and the Executives agree to be engaged, in accordance with the terms and conditions contained herein (the “Development and Consulting Arrangement”). The Executives shall provide full-time development services to the Company from the Resignation Date through and including May 31, 2013 (such time period, the “Development Phase”); provided, however, that notwithstanding the foregoing, during the Development Phase the Company may in writing allow or direct that one or both of the Executives reduce the amount of time he/they provide(s) services to the Company to the extent that the Company does not require the full-time services of such Executive(s). From June 1, 2013 until the six (6) month anniversary of the Resignation Date (such time period, “Consulting Phase”), the Executives shall provide part-time consulting services to the Company, of up to 19.9% of each Executive’s time. The Executives shall not receive compensation for the Development and Consulting Arrangement except as set forth in the section of this Agreement labeled “Payment”.

3.        Required Tasks.    The development and consulting services to be provided by the Executives during both the Development Phase and the Consulting Phase shall include (i) assisting the Company with operational and strategic business analysis and input, (ii) assisting the Company in connection with ministerial matters related to the Chapter 11 process which shall exclude, for the avoidance of doubt, matters related to the administration of the Filing Entities’ bankruptcy estates, and (iii) assisting the Company with on-line gaming and sportsbook negotiation and implementation, all at the request of the Company. In addition, the Executive shall have primary responsibility for assisting the Company with the following tasks (collectively, the “Required Tasks”):

(a)        substantial completion of currently-planned High Limit Slot Area/Players Lounge by May 31, 2013;

(b)        substantial completion of currently-planned HQ Day club by May 31, 2013;

(c)        substantial completion of the 3-meals per day restaurant by May 31, 2013; and

(d)        substantial completion of the Noodle Bar, additional Player’s Club location and wayfinding and merchandizing signage by May 31, 2013.

4.        Payment.

(a)        If the Executives have substantially performed their services required hereunder during the Development Phase, then, at the end of the Development Phase, the Company shall promptly pay the Executives $5,355,000 (the “Initial Payment”).

(b)        Promptly upon the conclusion of the Consulting Phase if the Executives have substantially performed their services required hereunder during the Consulting Phase, the Company shall make an additional payment to the Executives, which payment shall be in an amount equal to the following: (i) 8.33% of the Additional Payment, as defined below, for each of the Required Tasks listed in clauses (a) and (b) of paragraph 3 hereof that is achieved, plus (ii) 4.17% of the Additional Payment for each of the Required Tasks listed in clauses (c) and (d) of paragraph 3 hereof that is achieved. As used herein, the term “Additional Payment” means $1,785,000.

(c)        The Initial Payment and the Additional Payment (collectively, the “Payments”) shall be divided between the Executives as follows: DeSanctis shall receive 58.823% and Garrity shall receive 41.117%.

5.        Board Determination.    The new Board shall, reasonably and in good faith, make a determination promptly after the expiration of the Consulting Phase as to whether the Required Tasks have been achieved and shall promptly communicate such determination to the Executives in writing. To the extent the Executives dispute the Board’s determination, such dispute shall be resolved by arbitration paid for equally by the Executives and the Company.

6.        Expenses/Benefits.    The Company shall provide the Executives with reimbursement for any reasonable out-of-pocket expenses incurred in furtherance of their duties hereunder, subject to Company policies and appropriate documentation. In addition, the Company shall provide the Executives with the benefits set forth in Section 4.4(b)(ii) of the Employment Agreements to the same extent as if the Executives’ employment had they been terminated with Good Reason (as such term is used in the Employment Agreements) and the Company shall abide by the provisions of section 8 of the Employment Agreements, subject to paragraph 8 hereof, as if fully set forth herein, with respect to Payments made, or benefits provided, to the Executives under this Agreement. For the avoidance of any doubt, section 8 of the Employment Agreements, subject to paragraph 8 hereof, shall be and hereby is incorporated herein by reference; provided, however, it shall apply to the Payments made and benefits provided pursuant to this Agreement.

7.        Company Termination.    The Company may terminate the Executives’ obligation to provide services hereunder for (i) any of the Required Tasks or (ii) the Development Phase or the Consulting Phase; provided, however, that if the Executives had been performing the obligations hereunder prior to the date of such termination, the Executives shall be entitled to receive the applicable Payment(s) due hereunder as if such Required Task(s) has/have been completed and/or as if such Development Phase or Consulting Phase has expired.

8.        Acknowledgments.    The Executives hereby acknowledge and agree that: (i) their respective rights to severance under the Employment Agreements are hereby modified such that the Executives shall have no entitlement to severance under the Employment Agreements or otherwise; (ii) any reference in the Employment Agreements to equity and equity-based compensation and cash adjustment plan, share adjustment plan and stock election shall be deemed deleted; (iii) they shall not be entitled to relocation benefits under the Employment Agreements; (iv) any right they may have in the Employment Agreements to not be subject to the non-compete provisions contained in section 6.1 thereof in exchange for releasing their rights to severance shall be deemed deleted; (v) the provisions in the Employment Agreements requiring the Company to make one or more Gross-Up Payments (as such term is defined in the Employment Agreements) shall be deemed deleted if and only if the Company obtains approval of the United States Bankruptcy Court or such other court of competent jurisdiction (the “Court”), to the extent needed, for the private company exemption under Section 280G(b)(5) of the Internal Revenue Code and related guidance which approval the Company shall seek, and the Executives, to the extent necessary, shall execute waivers in accordance with Section 280G; (vi) they shall not solicit employees of the Company for employment for one (1) year after the Resignation Date and (vii) they shall not solicit existing customers in the Atlantic City area for one (1) year after the Resignation Date.

9.        Non-Disparagement.    The Executives shall refrain from making any derogatory, disparaging or false statements with respect to the Company or any of its shareholders, controlling persons, officers, directors, executives, advisors, customers, or other related or affiliated parties. The Company shall instruct, and use its reasonable efforts so that, its shareholders, controlling persons, officers, directors, executives and advisors to refrain from making derogatory, disparaging or false statements with respect to the Executives.

10.        Releases.

(a)        Upon Court approval of this agreement, in consideration of the promises of the Filing Entities set forth in this Agreement, and strictly conditioned thereupon, each of the Executives, and their successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Filing Entities and its/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which one or more of the Executives, ever had, now has, or can, shall or may in the future have against any of the Filing Entities and its/their successors and assigns. The release set forth in this paragraph specifically excludes (a) the obligations of the Filing Entities under this Agreement and (b) any obligation of any of the Filing Entities to provide indemnification to one or more of the Executives under any agreement or applicable law.

(b)        Upon Court approval of this agreement, in consideration of the promises of the Executives set forth in this Agreement, and strictly conditioned thereupon, each of the Filing Entities and its successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Executives and his/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which any of the Filing Entities ever had, now has, or can, shall or may in the future have against one or both of the Executives and/or his/their successors and assigns. The release set forth in this paragraph specifically (a) excludes the obligations of the Executives under this Agreement and (b) any claims or causes of action based upon fraud, willful misconduct or obligations for money borrowed or advanced.

11.        Communications.    The Company and the Executives shall agree upon a communications strategy, which shall include mutually-agreed public announcements and be designed to maximize value for all parties and allow for a constructive transition, with respect to this Agreement and the departure of the Executives from the Company.

12.        Chapter 11 Proceedings.    The Restructuring Support Agreement dated as of February 19, 2013 (as it may be amended, supplemented or modified from time to time, the “RSA”) between and among the Company, the 2012 Credit Agreement Consenting Lenders, the Term Loan Credit Agreement Consenting Lenders, the Consenting Noteholders and the Administrative Agent (as such terms are defined in the RSA) shall be amended, subject to certain terms and conditions, to include a provision whereby the Consenting Debtholders (as such term is defined in the RSA) agree to support the Company’s assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code. This Agreement shall be appended to the Plan as an exhibit and the Plan shall provide that this Agreement shall be deemed assumed, pursuant to Section 365 of the Bankruptcy Code, as of the effective date of the Plan; provided, however, that at the Executives’ election, the Company shall promptly seek Court approval of the assumption of this Agreement pursuant to Section 365. The Company shall disclose the existence and shall describe this Agreement in all relevant pleadings in the Company’s Chapter 11 case and in other relevant legal, regulatory and similar submissions as an integral part of the Company’s Plan. If assumption and/or approval of this Agreement is denied, then the Executives shall be permitted to rescind this Agreement, by written notice to the Company within five (5) days after either such denial; provided, however, that for the avoidance of doubt, in no event shall the Executives be reemployed by or reinstated with the Company in the event of rescission. In the event that the Executives rescind the Agreement, this Agreement, including without limitation the releases contained in paragraph 10 hereof, shall be null and void; provided, however, that notwithstanding such rescission, (a) the Executives shall be deemed to have resigned on the date of such rescission for Good Reason within the meaning of their Employment Agreements; (b) the Employment Agreements shall be rejected; and (c) the Executives shall be subject to the cap on severance payments set forth in Section 502(b)(7) of the Bankruptcy Code.

13.        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without recourse to choice of law provisions.

14.        Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New Jersey for any matter that is not otherwise expressly subject to arbitration hereunder; provided however, that upon the Company’s filing for bankruptcy, the parties hereto shall be subject to bankruptcy court jurisdiction to the extent not otherwise expressly subject to arbitration hereunder.

15.        Notices.    All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that the notice of change of address shall be deemed given only when received):

If to the Company, to:

Revel Entertainment Group, LLC

500 Boardwalk

Atlantic City, NJ 08401

Attention: Mary Helen Medina, General Counsel

                          (fax)

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Marc Kieselstein, Esq. and Nicole Greenblatt, Esq.

(212) 446-4900 (fax)

If to the Executives, to:

Kevin DeSanctis

Michael C. Garrity

c/o Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

With a copy to:

Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

or to such other names or addresses as the Company or the Executives, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

16.        Agreement; Amendment and Assignment.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the Executives and the Company. Neither of the Executives may assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of merger, consolidation, or reorganization.

17.        Severability.  If any provision of this Agreement is adjudicated to be invalid or unenforceable in any jurisdiction, and absent written election of the Executives otherwise, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect with the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

18.        Construction.  This Agreement is the result of negotiations and reflects an arms’ length bargain between and among sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

19.        Acknowledgments. Executives acknowledge that Executives (i) Executives have the full right, authority and capacity to enter into this Agreement and perform Consultant’s obligations hereunder, and (ii) Executives are not bound by any agreement that conflicts with or prevents or restricts the full performance by Executives of its duties and obligations to the Company hereunder.

20.        Taxes.  The Executives shall be responsible for the payment of their portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to the Executives under this Agreement.

21.        Beneficiaries/References.    Each Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under or pursuant to this Agreement following the Executive’s death by giving the Company written notice thereof and otherwise to the Executive’s estate. In the event of an Executive’s death or a judicial determination of an Executive’s incompetence, reference in this Agreement to such Executive shall be deemed, where appropriate, to refer to such Executive’s beneficiary, estate or other legal representative.

22.        Execution of Agreement.  This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

/s/ Kevin G. DeSanctis	/s/ Michael C. Garrity
Kevin G. DeSanctis	Michael C. Garrity

REVEL AC, INC.		REVEL AC, LLC

By:	/s/ Dennis E. Stogsdill	By:	/s/ Dennis E. Stogsdill
	Name: Dennis E. Stogsdill		Name: Dennis E. Stogsdill
	Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

REVEL ENTERTAINMENT GROUP, LLC		REVEL ATLANTIC CITY, LLC

By:	/s/ Dennis E. Stogsdill	By:	/s/ Dennis E. Stogsdill
	Name: Dennis E. Stogsdill		Name: Dennis E. Stogsdill
	Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

NB ACQUISITION, LLC

By:	/s/ Dennis E. Stogsdill
Name: Dennis E. Stogsdill
Title: Chief Restructuring Officer